Exhibit 4.1

CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.,
Depositor,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Master Servicer,

LNR PARTNERS, LLC,
Special Servicer,

PENTALPHA SURVEILLANCE LLC,
Operating Advisor,

CITIBANK, N.A.,
Certificate Administrator,

and

U.S. BANK NATIONAL ASSOCIATION,
Trustee

POOLING AND SERVICING AGREEMENT
Dated as of December 1, 2013

Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

TABLE OF CONTENTS

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ARTICLE I

DEFINITIONS

Section 1.01	Defined Terms	5
Section 1.02	Certain Calculations	96
Section 1.03	Certain Constructions	100

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01	Conveyance of Mortgage Loans	101
Section 2.02	Acceptance by the Trustee, the Custodian and the Certificate Administrator	104
Section 2.03	Mortgage Loan Sellers’ Repurchase, Substitution or Cures of Mortgage Loans for Document Defects in Mortgage Files and Breaches of Representations and Warranties	106
Section 2.04	Representations and Warranties of the Depositor	110
Section 2.05	Representations, Warranties and Covenants of the Master Servicer	112
Section 2.06	Representations, Warranties and Covenants of the Special Servicer	114
Section 2.07	Representations and Warranties of the Trustee	115
Section 2.08	Representations and Warranties of the Certificate Administrator	117
Section 2.09	Representations, Warranties and Covenants of the Operating Advisor	118
Section 2.10	Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests	120
Section 2.11	Miscellaneous REMIC and Grantor Trust Provisions	121

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE MORTGAGE LOANS

Section 3.01	Master Servicer to Act as Master Servicer; Administration of the Mortgage Loans	121
Section 3.02	Liability of the Master Servicer	130
Section 3.03	Collection of Certain Mortgage Loan Payments	130
Section 3.04	Collection of Taxes, Assessments and Similar Items; Escrow Accounts	132
Section 3.05	Collection Account; Distribution Accounts; Excess Liquidation Proceeds Reserve Account; and Excess Interest Distribution Account	134
Section 3.06	Permitted Withdrawals from the Collection Account	137

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TABLE OF EXHIBITS

Exhibit A-1	Form of Class A-1 Certificate
Exhibit A-2	Form of Class A-2 Certificate
Exhibit A-3	Form of Class A-3 Certificate
Exhibit A-4	Form of Class A-4 Certificate
Exhibit A-5	Form of Class A-AB Certificate
Exhibit A-6	Form of Class X-A Certificate
Exhibit A-7	Form of Class X-B Certificate
Exhibit A-8	Form of Class X-C Certificate
Exhibit A-9	Form of Class X-D Certificate
Exhibit A-10	Form of Class A-S Certificate
Exhibit A-11	Form of Class B Certificate
Exhibit A-12	Form of Class PEZ Certificate
Exhibit A-13	Form of Class C Certificate
Exhibit A-14	Form of Class D Certificate
Exhibit A-15	Form of Class E Certificate
Exhibit A-16	Form of Class F Certificate
Exhibit A-17	Form of Class G Certificate
Exhibit A-18	Form of Class R Certificate
Exhibit A-19	Form of Class S Certificate
Exhibit B	Mortgage Loan Schedule
Exhibit C	Form of Request for Release
Exhibit D	Form of Distribution Date Statement
Exhibit E	Form of Transfer Certificate for Rule 144A Global Certificate to Temporary Regulation S Global Certificate
Exhibit F	Form of Transfer Certificate for Rule 144A Global Certificate to Regulation S Global Certificate
Exhibit G	Form of Transfer Certificate for Temporary Regulation S Global Certificate to Rule 144A Global Certificate during Restricted Period
Exhibit H	Form of Certification to be given by Beneficial Owner of Temporary Regulation S Global Certificate
Exhibit I	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Global Certificate
Exhibit J	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Global Certificate
Exhibit K	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Global Certificate
Exhibit L-1	Form of Affidavit Pursuant to Sections 860D(a)(6)(A) and 860E(e)(4) of the Internal Revenue Code of 1986, as Amended
Exhibit L-2	Form of Transferor Letter
Exhibit L-3	Form of Transferee Letter
Exhibit L-4	Form of Investment Representation Letter
Exhibit L-5	Form of Investment Representation Letter (Class S Certificates)
Exhibit M-1	Form of Investor Certification for Obtaining Information and Notices
Exhibit M-2	Form of Investor Certification for Exercising Voting Rights

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Exhibit M-3	Form of Online Vendor Certification
Exhibit M-4	Form of Confidentiality Agreement
Exhibit M-5	Form of NRSRO Certification
Exhibit N	Custodian Certification
Exhibit O	Servicing Criteria to be Addressed in Assessment of Compliance
Exhibit P	Supplemental Servicer Schedule
Exhibit Q	[Reserved]
Exhibit R	Form of Operating Advisor Annual Report
Exhibit S	Sub-Servicing Agreements
Exhibit T	Form of Recommendation of Special Servicer Termination
Exhibit U	Additional Form 10-D Disclosure
Exhibit V	Additional Form 10-K Disclosure
Exhibit W	Form of Additional Disclosure Notification
Exhibit X	Form Certification to be Provided with Form 10-K
Exhibit Y-1	Form of Certification to be Provided to Depositor by the Certificate Administrator
Exhibit Y-2	Form of Certification to be Provided to Depositor by the Master Servicer
Exhibit Y-3	Form of Certification to be Provided to Depositor by the Special Servicer
Exhibit Y-4	Form of Certification to be Provided to Depositor by the Operating Advisor
Exhibit Z	Form 8-K Disclosure Information
Exhibit AA-1	Form of Power of Attorney for Master Servicer
Exhibit AA-2	Form of Power of Attorney for Special Servicer
Exhibit BB	Class A-AB Scheduled Principal Balance
Exhibit CC-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit CC-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit DD	Form of Notice and Certification Regarding Defeasance of Mortgage Loan
Exhibit EE	Form of Notice of Exchange of Exchangeable Certificates
Exhibit FF	Form of Notice Regarding Outside Serviced Trust Loan

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Pooling and Servicing Agreement, dated as of December 1, 2013, among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.

PRELIMINARY STATEMENT:

(Terms used but not defined in this Preliminary
Statement shall have the meanings
specified in Article I hereof)

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans.  As provided herein, the Certificate Administrator will elect that two segregated portions of the Trust Fund (other than the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets, the Class S Specific Grantor Trust Assets and the proceeds of the foregoing) be treated for federal income tax purposes as two separate REMICs (designated as the “Upper-Tier REMIC” and the “Lower-Tier REMIC”, respectively).  The Regular Certificates and the Class PEZ Regular Interests will represent “regular interests” in the Upper-Tier REMIC, and the Upper-Tier Residual Interest will be the sole class of “residual interests” in the Upper-Tier REMIC.

There are also (i) 12 classes of uncertificated Lower-Tier Regular Interests issued under this Agreement (designated as the Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LA-AB, Class LA-S, Class LB, Class LC, Class LD, Class LE, Class LF and Class LG Interests), each of which will constitute a class of “regular interests” in the Lower-Tier REMIC, and (ii) the Lower-Tier Residual Interest, which will be the sole class of “residual interests” in the Lower-Tier REMIC.

The Lower-Tier Regular Interests will be held by the Trustee as assets of the Upper-Tier REMIC.  The Class R Certificates will represent both the Lower-Tier Residual Interest and the Upper-Tier Residual Interest.

The parties intend that (i) the portion of the Trust Fund representing the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets, the Class S Specific Grantor Trust Assets and the proceeds of the foregoing will be treated as assets of a grantor trust under subpart E of Part I of subchapter J of the Code and (ii) the beneficial interests in such grantor trust will be represented by the Class A-S, Class B, Class C, Class PEZ and Class S Certificates.

UPPER-TIER REMIC

The following table sets forth the Class designation, the approximate initial pass-through rate and the aggregate initial principal amount (the “Original Certificate Principal Amount”) or, in the case of the Class X-A, Class X-B, Class X-C and Class X-D Certificates, notional amount (the “Original Notional Amount”), as applicable, for each Class of Certificates and each Class PEZ Regular Interest comprising or evidencing the interests in the Upper-Tier REMIC created hereunder:
Class Designation	Approximate Initial Pass-Through Rate (per annum)	Original Certificate Principal Amount / Original Notional Amount
Class A-1	1.102%	$46,093,000
Class A-2	2.962%	$192,952,000
Class A-3	3.854%	$120,000,000
Class A-4	4.131%	$192,342,000
Class A-AB	3.675%	$55,534,000
Class X-A(1)	1.559%	$676,284,000
Class X-B(1)	0.011%	$54,189,000
Class X-C(1)	0.856%	$17,341,000
Class X-D(1)	0.856%	$43,351,987
Class A-S Regular Interest	4.544%	$69,363,000
Class B Regular Interest	5.095%	$54,189,000
Class C Regular Interest	5.106%	$33,598,000
Class D	5.106%	$42,267,000
Class E	4.250%	$17,341,000
Class F	4.250%	$8,670,000
Class G	4.250%	$34,681,987
Class R(2)	N/A	N/A

(1)
The Class X-A, Class X-B, Class X-C and Class X-D Certificates will not have Certificate Principal Amounts; rather, each such Class of Certificates will accrue interest as provided herein on the related Notional Amount.

(2)
The Class R Certificates will not have a Certificate Principal Amount or Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Charges.  Any Available Funds remaining in the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made with respect to the Regular Certificates and the Class PEZ Regular Interests, will be distributed to the Holders of the Class R Certificates.

LOWER-TIER REMIC

The following table sets forth the Class designation, the corresponding Lower-Tier Regular Interest (the “Corresponding Lower-Tier Regular Interest”) and its original Lower-Tier Principal Balance, and the corresponding component of the Class X Certificates (the “Corresponding Component”) for each Class of Regular Certificates and each Class PEZ Regular

Interest.  Each Class of Regular Certificates (other than the Class X Certificates) and each Class PEZ Regular Interest constitutes the “Corresponding Certificates” with respect to that Class’ or Class PEZ Regular Interest’s Corresponding Lower-Tier Regular Interest and Corresponding Component.
Class Designation	Corresponding Lower-Tier Regular Interest(1)(2)	Original Lower-Tier Principal Balance	Corresponding Component(2)
Class A-1	LA-1	$46,093,000	Class A-1
Class A-2	LA-2	$192,952,000	Class A-2
Class A-3	LA-3	$120,000,000	Class A-3
Class A-4	LA-4	$192,342,000	Class A-4
Class A-AB	LA-AB	$55,534,000	Class A-AB
Class A-S Regular Interest	LA-S	$69,363,000	Class A-S
Class B Regular Interest	LB	$54,189,000	N/A
Class C Regular Interest	LC	$33,598,000	N/A
Class D	LD	$42,267,000	N/A
Class E	LE	$17,341,000	Class E
Class F	LF	$8,670,000	N/A
Class G	LG	$34,681,987	N/A

(1)	The interest rate of each Lower-Tier Regular Interest is the WAC Rate.

(2)
The Corresponding Lower-Tier Regular Interest and Corresponding Component with respect to any Class of Regular Certificates or any Class PEZ Regular Interest are also the Corresponding Lower-Tier Regular Interest and Corresponding Component with respect to each other.

GRANTOR TRUST

The portions of the Trust Fund consisting of the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets and the Class S Specific Grantor Trust Assets shall be treated as a grantor trust under subpart E, part I of subchapter J of the Code (the “Grantor Trust”) for federal income tax purposes.  The Class A-S Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class A-S Specific Grantor Trust Assets.  The Class B Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class B Specific Grantor Trust Assets.  The Class PEZ Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class PEZ Specific Grantor Trust Assets.  The Class C Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class C Specific Grantor Trust Assets.  The Class S Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class S Specific Grantor Trust Assets.  As provided herein, the Certificate Administrator shall not take any actions that would cause the Grantor Trust to either (i) lose its status as a “grantor trust” or (ii) be treated as part of either Trust REMIC.

The following table sets forth the Class designation, the approximate initial Pass-Through Rate and the Original Certificate Principal Amount for each Class of Exchangeable Certificates representing a beneficial ownership interest in one or more of the Class PEZ Regular Interests:

Class Designation	Approximate Initial Pass-Through Rate (per annum)	Original Certificate Principal Amount
Class A-S(1)	4.544%	$69,363,000
Class B(2)	5.095%	$54,189,000
Class PEZ(3)	N/A(4)	$0
Class C(5)	5.106%	$33,598,000

(1)
The Class A-S Certificates represent a beneficial ownership interest in the Class A-S Percentage Interest of the Class A-S Regular Interest.  The aggregate Certificate Principal Amount of the Class A-S Certificates and the Class PEZ Component A-S will at all times equal the Certificate Principal Amount of the Class A-S Regular Interest.

(2)
The Class B Certificates represent a beneficial ownership interest in the Class B Percentage Interest of the Class B Regular Interest.  The aggregate Certificate Principal Amount of the Class B Certificates and the Class PEZ Component B will at all times equal the Certificate Principal Amount of the Class B Regular Interest.

(3)
The Class PEZ Certificates represent a beneficial ownership interest in the Class A-S-PEZ Percentage Interest of the Class A-S Regular Interest, the Class B-PEZ Percentage Interest of the Class B Regular Interest and the Class C-PEZ Percentage Interest of the Class C Regular Interest.

(4)
The Class PEZ Certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on the Class PEZ Percentage Interest of the Class PEZ Regular Interests.

(5)
The Class C Certificates represent a beneficial ownership interest in the Class C Percentage Interest of the Class C Regular Interest.  The aggregate Certificate Principal Amount of the Class C Certificates and the Class PEZ Component C will at all times equal the Certificate Principal Amount of the Class C Regular Interest.

As of the Closing Date, the Mortgage Loans have an aggregate Stated Principal Balance equal to approximately $867,030,987.

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

“10-K Filing Deadline”:  As defined in Section 10.05 of this Agreement.

“Acceptable Insurance Default”:  With respect to any Mortgage Loan (other than the Outside Serviced Trust Loan), any Default arising when the related Loan Documents require that the related Mortgagor must maintain all risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the Controlling Class Representative unless a Control Termination Event has occurred and is continuing), that (i) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate; provided, however, that the Controlling Class Representative shall have no more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the Controlling Class Representative, the Special Servicer shall not be required to do so.  In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, may rely on the opinion of an insurance consultant.

“Accrued Component Interest”:  With respect to each Component for any Distribution Date, one month’s interest at the Class X Strip Rate applicable to such Component for such Distribution Date, accrued on the Component Notional Amount of such Component outstanding immediately prior to such Distribution Date.  Accrued Component Interest shall be calculated on a 30/360 Basis and, with respect to any Component and any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

“Act” or “Securities Act”:  The Securities Act of 1933, as it may be amended from time to time and the rules and regulations thereunder.

“Additional Disclosure Notification”:  The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached to this Agreement as Exhibit W.

“Additional Form 10-D Disclosure”:  As defined in Section 10.04 of this Agreement.

“Additional Form 10-K Disclosure”:  As defined in Section 10.05 of this Agreement.

“Additional Information”:  As defined in Section 4.02(a) of this Agreement.

“Additional Servicer”:  Each Affiliate of the Master Servicer that Services any of the Mortgage Loans, the Other Master Servicer, the Other Special Servicer and each Person who is not an Affiliate of the Master Servicer, other than the Special Servicer or the Certificate Administrator, who Services 10% or more of the Mortgage Loans by unpaid principal balance calculated in accordance with the provisions of Regulation AB.

“Additional Trust Fund Expenses”:  (i) Special Servicing Fees, Workout Fees and Liquidation Fees, (ii) interest in respect of unreimbursed Advances, (iii) the cost of various default-related or unanticipated Opinions of Counsel required or permitted to be obtained in connection with the servicing of the Mortgage Loans and the administration of the Trust Fund, (iv) unanticipated, non-Mortgage Loan specific expenses of the Trust Fund, including indemnities and expense reimbursements to the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Depositor and federal, state and local taxes, and tax-related expenses, specifically payable out of the Trust Fund and (v) any other default-related or unanticipated expense of the Trust Fund that is not covered by an Advance and for which there is no corresponding collection from a Mortgagor.

“Administrative Cost Rate”:  As of any date of determination, a rate equal to the sum of the Servicing Fee Rate, the Operating Advisor Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate and the Trustee/Certificate Administrator Fee Rate.

“Advance”:  Any P&I Advance or Property Advance.

“Advance Interest Amount”:  Interest at the Advance Rate on the aggregate amount of P&I Advances and Property Advances for which the Master Servicer, the Special Servicer or the Trustee, as applicable, have not been reimbursed for the number of days from the date on which such Advance was made through, but not including, the date of reimbursement of the related Advance, less any amount of interest previously paid on such Advance; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period (or, if there is no grace period, on or prior to the related Due Date), interest on such P&I Advance shall accrue only from and after the expiration of such grace period (or, if there is no grace period, from and after the related Due Date) and only if the subject Mortgage Loan is then still delinquent; and provided, further, that interest at the Advance Rate shall not accrue on any Advance made to cover a delinquent Applicable Monthly Payment that has been received after the Determination Date and prior to 2:00 p.m. (Eastern Time) on the related Master Servicer Remittance Date.

“Advance Rate”:  A per annum rate equal to the Prime Rate, compounded annually.

“Affiliate”:  With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  The Trustee and/or the Certificate Administrator may obtain and rely on an Officer’s Certificate of the Master Servicer, the Special Servicer or the Depositor to determine whether any Person is an Affiliate of such party.

“Affiliate Ethical Wall”:  Reasonable policies and procedures to be maintained by an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, taking into account the nature of its business, to ensure (1) that such Affiliate will not obtain Confidential Information from the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, and (2) that the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, will not obtain information regarding Investments in the Certificates from such Affiliate.  Under such policies and procedures maintained by such Affiliate, (i) policies and procedures restricting the flow of information exist, and shall be maintained by such Affiliate, between such Affiliate, on the one hand and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, on the other; (ii) such policies and procedures restricting the flow of information operate in both directions so as to include (a) policies and procedures against the disclosure of Confidential Information from the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, to such Affiliate and (b) policies and procedures against the disclosure of information regarding Investments in Certificates from such Affiliate to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable; (iii) the senior management personnel of such Affiliate who have obtained Confidential Information in the course of their exercise of general managerial responsibilities may not participate in or use that information to influence Investment Decisions with respect to the Certificates, nor may they pass that information to others for use in such activities; and (iv) such senior management personnel who have obtained information regarding Investments in the course of their exercise of general managerial responsibilities may not use that information to influence servicing recommendations.

“Agreement”:  This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“A.M. Best”:  A.M. Best Company, Inc. or its successors in interest.  If neither A.M. Best nor any successor remains in existence, “A.M. Best” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of

A.M. Best herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“Ancillary Fees”:  With respect to any Mortgage Loan (other than the Outside Serviced Trust Loan), any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, Assumption Fees, assumption application fees and defeasance fees) actually received from the related Mortgagor.

“Anticipated Repayment Date”:  With respect to the ARD Mortgage Loan, the date upon which such ARD Mortgage Loan commences accruing interest at its Revised Rate.

“Anticipated Termination Date”:  Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c) of this Agreement.

“Applicable Laws”:  As defined in Section 8.02(e) of this Agreement.

“Applicable Monthly Payment”:  For any Mortgage Loan (including the Outside Serviced Trust Loan) with respect to any month (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the Monthly Payment; provided, however, that for purposes of calculating the amount of any P&I Advance required to be made by the Master Servicer or the Trustee, notwithstanding the amount of such Applicable Monthly Payment, interest shall be calculated at the Mortgage Rate less the Servicing Fee Rate; and provided, further, that for purposes of determining the amount of any P&I Advance, the Monthly Payment shall be as reduced pursuant to any modification of a Mortgage Loan pursuant to Section 3.24 of this Agreement or pursuant to the Other Pooling and Servicing Agreement, or pursuant to any bankruptcy, insolvency, or other similar proceeding involving the related Mortgagor.

“Applicant”:  As defined in Section 5.07(a) of this Agreement.

“Appraisal”:  An appraisal prepared by an Appraiser, which shall be prepared in accordance with MAI standards.

“Appraisal Reduction Amount”:  For any Distribution Date and for any Mortgage Loan (other than the Outside Serviced Trust Loan) as to which an Appraisal Reduction Event has occurred and an Appraisal Reduction Amount is required to be calculated, an amount (subject to the operation of the final paragraph of Section 3.10(a)) equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Properties (as determined by one or more Appraisals obtained by the Special Servicer (the cost of which shall be advanced by the Master Servicer as a Property Advance unless such Property Advance would be a Nonrecoverable Advance)), minus such downward adjustments as the Special Servicer may make in accordance with the Servicing Standard (without implying any obligation to do so) based upon the Special Servicer’s review of the Appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan as of the date of the calculation over (ii) the sum, as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on such Mortgage Loan at a per annum rate equal to its Mortgage Rate, (B) all unreimbursed Advances (which shall include, without limitation, (1) any Advances as to which the advancing party was reimbursed from a source other than the related Mortgagor and (2) any Unliquidated Advances), with interest thereon at the Advance Rate in respect of such Mortgage Loan and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts, due and unpaid with respect to such Mortgage Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer or the Trustee, as applicable, and/or for which funds have not been escrowed).  Promptly upon the occurrence of an Appraisal Reduction Event (or a longer period so long as the Special Servicer is (as certified thereby to the Trustee in writing) diligently and in good faith proceeding to obtain such), if an Appraisal has not been obtained within the immediately preceding nine (9) months (or if the Special Servicer has determined in accordance with the Servicing Standard such Appraisal to be materially inaccurate), the Special Servicer shall obtain an Appraisal, the costs of which shall be paid by the Master Servicer as a Property Advance (or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance).  The Master Servicer shall provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four (4) Business Days of the Special Servicer’s reasonable written request.  None of the Master Servicer, the Trustee or the Certificate Administrator shall calculate or verify Appraisal Reduction Amounts.  On the first Determination Date occurring on or after the delivery of such Appraisal, the Special Servicer shall calculate or adjust, as applicable, the Appraisal Reduction Amount to take into account such Appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount.  Notwithstanding the foregoing, if an Appraisal is required to be obtained in accordance with Section 3.10(a) of this Agreement but is not obtained within 120 days following the events described in the applicable clause of the definition “Appraisal Reduction Event” (without regard to the time periods stated therein), then, until such Appraisal is obtained and solely for purposes of determining the amounts of P&I Advances, the Appraisal Reduction Amount will equal 25% of the Stated Principal Balance of the related Mortgage Loan; provided that, upon receipt of an Appraisal, however, the Appraisal Reduction Amount for such Mortgage Loan will be recalculated in accordance with this definition without regard to this sentence.  With respect to each Mortgage Loan (other than the Outside Serviced Trust Loan) as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Mortgage Loan) and has remained current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred during the preceding three months), the Special Servicer shall, within 30 days of each anniversary of such Appraisal Reduction Event, order an Appraisal (which may be an update of the prior Appraisal) (the cost of which will be covered by, and reimbursable as, a Property Advance by the Master Servicer or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance), provided, however, no new or updated Appraisal will be required if the Mortgage Loan or REO Property is under contract to be sold within 90 days of such Appraisal Reduction Event or anniversary thereof and the Special Servicer reasonably believes such sale is likely to close.  Based upon such Appraisal or letter updates thereto, the Special Servicer shall determine and report to the Master Servicer and the Certificate Administrator the Appraisal Reduction Amount, if any, with respect to such Mortgage Loan (other than the Outside Serviced Trust Loan), and each of those parties shall be entitled to rely conclusively on such determination by the Special Servicer.  The Special Servicer shall deliver a copy of any such Appraisal to the Master Servicer and the Certificate Administrator, which shall be in electronic format.  Each Appraisal Reduction Amount shall also be adjusted with respect to the next Distribution Date to take into account any subsequent Appraisal and annual letter updates, as of the date of each such subsequent Appraisal or letter update.

Upon payment in full or liquidation of any Mortgage Loan (including the Outside Serviced Trust Loan) for which an Appraisal Reduction Amount has been determined, such Appraisal Reduction Amount will be eliminated.  In addition, with respect to any Mortgage Loan (but not including the Outside Serviced Whole Loan), as to which an Appraisal Reduction Event has occurred, such Mortgage Loan shall no longer be subject to the Appraisal Reduction Amount if (a) such Mortgage Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Mortgage Loan) and such Mortgage Loan becomes and remains current for three consecutive Monthly Payments and (b) no other Appraisal Reduction Event has occurred and is continuing.

Notwithstanding the foregoing, with respect to the Outside Serviced Trust Loan, the Appraisal Reduction Amount shall be the pro rata portion of any “Appraisal Reduction Amount” relating to such Outside Serviced Whole Loan, that is calculated pursuant to the Other Pooling and Servicing Agreement by the Other Special Servicer or Other Master Servicer, as applicable.  The parties hereto shall be entitled to rely on such calculations as reported to them by the Other Master Servicer.  By their acceptance of their Certificates, the Certificateholders shall be deemed to have acknowledged that the Other Pooling and Servicing Agreement and the Co-Lender Agreement taken together, provide that any such “Appraisal Reduction Amount” will be calculated under the Other Pooling and Servicing Agreement by the applicable party thereto.

“Appraisal Reduction Event”:  With respect to any Mortgage Loan (other than the Outside Serviced Trust Loan), the earliest of (i) the date on which such Mortgage Loan becomes a Modified Asset, (ii) the date on which such Mortgage Loan is 60 days or more delinquent in respect of any Monthly Payment, except for a Balloon Payment, (iii) in the case of a delinquent Balloon Payment, (A) the date occurring 60 days after the date on which such Balloon Payment was due (except as described in clause B below) or (B) if the related Mortgagor has delivered to the Master Servicer, who shall promptly deliver a copy thereof to the Special Servicer, a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after the Balloon Payment was due, the date occurring 120 days after the date on which the Balloon Payment was due (or such shorter period beyond the date on which that Balloon Payment was due during which the refinancing is scheduled to occur), (iv) the related Mortgaged Property has become an REO Property, (v) a receiver or similar official is appointed and continues for 60 days in such capacity in respect of the related Mortgaged Property, (vi) 60 days after the related Mortgagor is subject to a bankruptcy, insolvency or similar proceedings, which, in the case of an involuntary bankruptcy, insolvency or similar proceeding, is not dismissed within those 60 days, or (vii) such Mortgage Loan remains outstanding five (5) years following any extension of its maturity date pursuant to Section 3.24 of this Agreement.  No Appraisal Reduction Event may occur at any time when the aggregate Certificate Principal Amount of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates) has been reduced to zero.  The Special Servicer shall notify the Master Servicer and the Master Servicer shall notify the Special Servicer, as applicable, promptly upon the occurrence of any of the foregoing events.

“Appraised Value”:  As of any date of determination, (i) with respect to any Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Trust Loan), the appraised value thereof based upon an appraisal or update thereof prepared by an Appraiser that is contained in the related Servicing File obtained within the time parameters required by this Agreement, and (ii) with respect to the Mortgaged Property securing the  Outside Serviced Trust Loan, the appraised value allocable thereto, as determined pursuant to the Other Pooling and Servicing Agreement.

“Appraised-Out Class”:  As defined in Section 3.10(a) of this Agreement.

“Appraiser”:  An Independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and (iii) has a minimum of five years’ experience in the related property type and market.

“ARD Mortgage Loan”:  The Mortgage Loan that is secured by the Mortgaged Property identified as Marianos Elmhurst on the Mortgage Loan Schedule.

“Asset Status Report”:  As defined in Section 3.21(b) of this Agreement.

“Assignment of Leases”:  With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assumption Fees”:  With respect to any Mortgage Loan (other than the Outside Serviced Trust Loan), any and all assumption fees of such Mortgage Loan for transactions effected under Sections 3.09(a), 3.09(b) and 3.09(c) of this Agreement (excluding assumption application fees), actually paid by the related Mortgagor and other applicable fees (not including assumption fees and/or assumption application fees) actually paid by the related Mortgagor in accordance with the related Loan Documents, with respect to any assumption or substitution agreement entered into by the Master Servicer or the Special Servicer on behalf of the Trust pursuant to Section 3.09(a) of this Agreement or paid by the related Mortgagor with respect to any transfer of an interest in such Mortgagor pursuant to Section 3.09(a) of this Agreement.

“Authenticating Agent”:  Any authenticating agent appointed by the Certificate Administrator pursuant to Section 5.09 of this Agreement.

“Available Funds”:  With respect to any Distribution Date, an amount equal to the sum of (without duplication):

(a)           the aggregate amount relating to the Trust Fund on deposit in the Collection Account and the Lower-Tier Distribution Account, as of the close of business on the Business Day immediately preceding the related Master Servicer Remittance Date, exclusive of (without duplication) any portion of the foregoing that represents:

(i)           all Monthly Payments and Balloon Payments paid by the Mortgagors that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period;

(ii)          all unscheduled payments of principal (including Principal Prepayments (together with any related payments of interest allocable to the period following the Due Date for the related Mortgage Loan during the related Collection Period)), Net Liquidation Proceeds, Net Insurance Proceeds or Net Condemnation Proceeds and other unscheduled recoveries, together with any Monthly Payments and any Balloon Payments, that were received in respect of the Mortgage Pool subsequent to the related Determination Date (other than any remittances on the Outside Serviced Trust Loan or the Trust’s interest in any related REO Property contemplated by clause (b) of this definition);

(iii)         all amounts payable or reimbursable to any Person from the Collection Account pursuant to clauses (ii) through (viii), inclusive, of Section 3.06(a) of this Agreement;

(iv)         all Excess Interest;

(v)          all Yield Maintenance Charges;

(vi)         all Penalty Charges retained in the Collection Account pursuant to Section 3.14 of this Agreement;

(vii)        all amounts deposited in the Collection Account or the Lower-Tier Distribution Account, as the case may be, in error; and

(viii)       with respect to the Mortgage Loans (including REO Mortgage Loans) for which Withheld Amounts are required to be deposited in the Interest Reserve Account, and any Distribution Date in January (except in a leap year) or February of each calendar year (commencing in 2014) (unless, in either case, such Distribution Date is the final Distribution Date), an amount equal to one day of interest on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in the month preceding the month in which the subject Distribution Date occurs at the related Mortgage Rate, less the Administrative Cost Rate, to the extent such amounts are on deposit in the Collection Account and held pending transfer to the Interest Reserve Account;

(b)           if and to the extent not already included in clause (a) of this definition, the aggregate amount transferred from any REO Account to the Collection Account for such Distribution Date pursuant to Section 3.16 of this Agreement, and all remittances received on the Outside Serviced Trust Loan or the Trust’s interest in any related REO Property in the month of such Distribution Date, in each case to the extent that such transfer is made or such remittances are received, as the case may be, by the close of business on the Business Day immediately preceding the related Master Servicer Remittance Date;

(c)           the aggregate amount of any Compensating Interest Payments made by the Master Servicer and P&I Advances made by the Master Servicer or the Trustee, as applicable, for such Distribution Date (net of the related Trustee/Certificate Administrator Fee with respect to the Mortgage Loans (including REO Mortgage Loans) for which such Compensating Interest Payments or P&I Advances are made, to the extent not already deducted from Available Funds pursuant to clause (a)(iii) of this definition); and

(d)           for the Distribution Date occurring in each March (or February if the final Distribution Date occurs in such month), the Withheld Amounts remitted to the Lower-Tier Distribution Account pursuant to Section 3.23 of this Agreement.

Notwithstanding the investment of funds held in the Collection Account or the Lower Tier Distribution Account pursuant to Section 3.07 of this Agreement, for purposes of calculating the Available Funds, the amounts so invested shall be deemed to remain on deposit in such account.

“Balloon Loan”:  Any Mortgage Loan that by its original terms or by virtue of any modification provides for an amortization schedule extending beyond its Maturity Date, unless such extension results solely from the accrual of interest on the basis of the actual number of days elapsed in a year of 360 days, notwithstanding calculation of Monthly Payments based on a 360-day year consisting of twelve 30-day months.

“Balloon Payment”:  With respect to any Balloon Loan as of any date of determination, the amount outstanding on the Maturity Date of such Mortgage Loan in excess of the related Monthly Payment.

“Bancorp”:  The Bancorp Bank, a Delaware state-chartered bank, and its successors in interest.

“Bancorp Loan Purchase Agreement”:  The Mortgage Loan Purchase Agreement, dated as of December 1, 2013, by and between Bancorp and the Depositor.

“Base Interest Fraction”:  With respect to any Principal Prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class D Certificates or any Class PEZ Regular Interest, a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates or Class PEZ Regular Interest exceeds (ii) the discount rate used in accordance with the related Loan Documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment (or, if the Yield Maintenance Charge is a fixed percentage of the principal balance of the related Mortgage Loan, the yield rate applicable to any related yield maintenance charge or that is otherwise described in the related Loan Documents) and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Loan Documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment (or, if the Yield Maintenance Charge is a fixed percentage of the principal balance of the related Mortgage Loan, the yield rate applicable to any related yield maintenance charge or that is otherwise described in the related Loan Documents); provided, however, that under no circumstances shall the Base Interest Fraction be greater than one.  If the discount rate referred to in the preceding sentence is greater than or equal to both of (x) the Mortgage Rate on the related Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction shall equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction shall equal one.

“Beneficial Owner”:  With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository).  Each of the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide evidence (which may be in the form of an Investor Certification) at its expense of its status as a Beneficial Owner hereunder.

“Borrower Delayed Reimbursements”:  Any Additional Trust Fund Expenses and reimbursements of Advances that the related Mortgagor is required, pursuant to a written modification agreement, to pay in the future to the Trust in its capacity as owner of the related Mortgage Loan.

“Breach”:  As defined in Section 2.03(a) of this Agreement.

“Business Day”:  Any day other than a Saturday, a Sunday or any day on which the New York Stock Exchange, the Federal Reserve Bank of New York or banking institutions in the States of New York, North Carolina, Illinois and California, the cities in which the principal offices of the Operating Advisor, the Master Servicer or the Special Servicer are located, or the city in which the Corporate Trust Office of the Certificate Administrator or the Trustee is located, are authorized or obligated by law, executive order or governmental decree to be closed.

“Calculation Rate”:  A discount rate appropriate for the type of cash flows being discounted, namely (i) for principal and interest payments on a Mortgage Loan or proceeds from the sale of a Defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Mortgagors on similar debt of the Mortgagors as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal).

“Cantor”:  Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership, and its successors in interest.

“Cantor Loan Purchase Agreement”:  The Mortgage Loan Purchase Agreement, dated as of December 1, 2013, by and between Cantor and the Depositor.

“Certificate”:  Any Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificate issued, authenticated and delivered hereunder.

“Certificate Administrator”:  Citibank, N.A., a national banking association, or its successor in interest, or any successor Certificate Administrator appointed as herein provided.

“Certificate Administrator Accounts”:  As defined in Section 3.07(a) of this Agreement.

“Certificate Administrator Personnel”:  The divisions and individuals of the Certificate Administrator who are involved in the performance of the duties of the Certificate Administrator under this Agreement.

“Certificate Administrator’s Website”:  The internet website of the Certificate Administrator, initially located at www.sf.citidirect.com.

“Certificate Factor”:  With respect to any Class of Regular Certificates and any Class PEZ Regular Interest, as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the then related Certificate Principal Amount or the Notional Amount, as the case may be, and the denominator of which is the related initial Certificate Principal Amount or the initial Notional Amount, as the case may be.

“Certificate Principal Amount”:  With respect to any Class of Sequential Pay Certificates or Class PEZ Regular Interest, (a) as of any date of determination on or prior to the first Distribution Date, an amount (adjusted in the case of any Class of Class A-S, Class B and Class C Certificates to take into account any Certificate exchanges pursuant to Section 5.12 of this Agreement from and including the Closing Date up to and including such date of determination) equal to the aggregate initial Certificate Principal Amount of such Class of Sequential Pay Certificates or such Class PEZ Regular Interest, as specified in the Preliminary Statement hereto, and (b) as of any date of determination after the first Distribution Date, an amount (adjusted in the case of any Class of Class A-S, Class B and Class C Certificates to take into account any Certificate exchanges pursuant to Section 5.12 of this Agreement after the Distribution Date immediately prior to such date of determination up to and including such date of determination) equal to the Certificate Principal Amount of such Class of Sequential Pay Certificates or such Class PEZ Regular Interest on the Distribution Date immediately prior to such date of determination, after any actual distributions of principal thereon and allocations of Realized Losses thereto on such prior Distribution Date, and after any increases to such Certificate Principal Amount on such prior Distribution Date (as and to the extent provided in the penultimate sentence of the first paragraph of Section 4.01(f) of this Agreement) in connection with recoveries of Nonrecoverable Advances previously reimbursed out of collections of principal on the Mortgage Loans. The Certificate Principal Amount of the Class PEZ Component A-S shall at all times equal the Class A-S-PEZ Percentage Interest of the Certificate Principal Amount of the Class A-S Regular Interest.  The Certificate Principal Amount of the Class PEZ Component B shall at all times equal the Class B-PEZ Percentage Interest of the Certificate Principal Amount of the Class B Regular Interest.  The Certificate Principal Amount of the Class PEZ Component C shall at all times equal the Class C-PEZ Percentage Interest of the Certificate Principal Amount of the Class C Regular Interest.  The Certificate Principal Amount of the Class PEZ Certificates shall at all times equal the aggregate Certificate Principal Amount of the Class PEZ Components.

“Certificate Register” and “Certificate Registrar”:  The register maintained and the registrar appointed pursuant to Section 5.03(a) of this Agreement.

“Certificateholder”:  With respect to any Certificate, the Person whose name is registered in the Certificate Register (including, solely for the purposes of distributing reports, statements or other information pursuant to this Agreement, Beneficial Owners or potential transferees of Certificates to the extent the Person distributing such information has been provided with an Investor Certification by or on behalf of such Beneficial Owner or potential transferee); provided, however, that, except to the extent provided in the next proviso, solely for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate beneficially owned by the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, a manager of a Mortgaged Property, a Mortgagor or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, a manager of a Mortgaged Property or a Mortgagor shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained; provided, however, that for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificate beneficially owned by the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor shall be deemed to be outstanding, provided that if such amendment relates to the termination, increase in compensation or material reduction of obligations of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or any of their Affiliates, then such Certificate so owned shall be deemed not to be outstanding; provided, however, if the Master Servicer, the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it shall be permitted to act in such capacity and exercise all rights under this Agreement bestowed upon the Controlling Class; provided, further, if an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor has provided an Investor Certification in which it has certified as to the existence of an Affiliate Ethical Wall between it and the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor, as applicable, then any Certificates beneficially owned by such Affiliate shall be deemed to be outstanding.

“Certification Parties”:  As defined in Section 10.06  of this Agreement.

“Certifying Certificateholder”:  A Certificateholder or Beneficial Owner of a Certificate that has provided the Trustee or the Certificate Administrator, as applicable, with an executed Investor Certification.

“Certifying Person”:  As defined in Section 10.06 of this Agreement.

“Certifying Servicer”:  As defined in Section 10.08 of this Agreement.

“CGMRC”:  Citigroup Global Markets Realty Corp., a New York corporation, and its successors in interest.

“CGMRC Loan Purchase Agreement”:  The Mortgage Loan Purchase Agreement, dated as of December 1, 2013, by and between CGMRC and the Depositor.

“Class”:  With respect to the Certificates, all of the Certificates bearing the same alphabetical or alphanumeric class designation, and with respect to the Lower-Tier Regular Interests, each interest set forth in the Preliminary Statement hereto.

“Class A-1 Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-1 hereto.

“Class A-1 Component”:  The Component having such designation.

“Class A-1 Pass-Through Rate”:  For any Distribution Date, a per annum rate equal to 1.102%.

“Class A-2 Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-2 hereto.

“Class A-2 Component”:  The Component having such designation.

“Class A-2 Pass-Through Rate”:  For any Distribution Date, a per annum rate equal to 2.962%.

“Class A-3 Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-3 hereto.

“Class A-3 Component”:  The Component having such designation.

“Class A-3 Pass-Through Rate”:  For any Distribution Date, a per annum rate equal to 3.854%.

“Class A-4 Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-4 hereto.

“Class A-4 Component”:  The Component having such designation.

“Class A-4 Pass-Through Rate”:  For any Distribution Date, a per annum rate equal to 4.131%.

“Class A-AB Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-5 hereto.

“Class A-AB Component”:  The Component having such designation.

“Class A-AB Pass-Through Rate”:  For any Distribution Date, a per annum rate equal to 3.675%.

“Class A-AB Scheduled Principal Balance”:  For any Distribution Date, the scheduled principal balance for such Distribution Date set forth on Exhibit BB to this Agreement.

“Class A-S Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-10 hereto.  The Class A-S Certificates represent undivided beneficial interests in the Class A-S Specific Grantor Trust Assets.

“Class A-S Component”:  The Component having such designation.

“Class A-S Interest Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class A-S Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class A-S Regular Interest on such Distribution Date.

“Class A-S Pass-Through Rate”:  For any Distribution Date, a per annum rate equal to 4.544%.

“Class A-S Percentage Interest”:  As of any date of determination, with respect to the Class A-S Regular Interest and the Class A-S Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Principal Amount of the Class A-S Certificates, and the denominator of which is the Certificate Principal Amount of the Class A-S Regular Interest.

“Class A-S Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class A-S Percentage Interest and (ii) the Class A-S Regular Interest Principal Distribution Amount for such Distribution Date.

“Class A-S Regular Interest”:  The uncertificated interest corresponding to the Class A-S Certificates and the Class PEZ Certificates (to the extent of the Class A-S-PEZ Percentage Interest of the Class A-S Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class A-S Regular Interest Available Funds”:  With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class A-S Regular Interest with respect to such Distribution Date.

“Class A-S Regular Interest Pass-Through Rate”:  The Class A-S Pass-Through Rate.

“Class A-S Regular Interest Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class A-S Regular Interest on such Distribution Date.

“Class A-S Specific Grantor Trust Assets”:  The portion of the Trust Fund consisting of (i) the Class A-S Percentage Interest of the Class A-S Regular Interest and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class A-S Percentage Interest in the Class A-S Regular Interest.

“Class A-S-PEZ Percentage Interest”:  As of any date of determination, with respect to the Class A-S Regular Interest and the Class PEZ Certificates, a percentage interest equal to 100.0% minus the Class A-S Percentage Interest.

“Class B Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-11 hereto.  The Class B Certificates represent undivided beneficial interests in the Class B Specific Grantor Trust Assets.

“Class B Component”:  The Component having such designation.

“Class B Interest Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class B Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class B Regular Interest on such Distribution Date.

“Class B Pass-Through Rate”:  For any Distribution Date, a per annum rate equal to the lesser of 5.095% and the WAC Rate.

“Class B Percentage Interest”:  As of any date of determination, with respect to the Class B Regular Interest and the Class B Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Principal Amount of the Class B Certificates, and the denominator of which is the Certificate Principal Amount of the Class B Regular Interest.

“Class B Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class B Percentage Interest and (ii) the Class B Regular Interest Principal Distribution Amount for such Distribution Date.

“Class B Regular Interest”:  The uncertificated interest corresponding to the Class B Certificates and the Class PEZ Certificates (to the extent of the Class B-PEZ Percentage Interest of the Class B Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class B Regular Interest Available Funds”:  With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class B Regular Interest with respect to such Distribution Date.

“Class B Regular Interest Pass-Through Rate”:  The Class B Pass-Through Rate.

“Class B Regular Interest Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class B Regular Interest on such Distribution Date.

“Class B Specific Grantor Trust Assets”:  The portion of the Trust Fund consisting of (i) the Class B Percentage Interest of the Class B Regular Interest and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class B Percentage Interest in the Class B Regular Interest.

“Class B-PEZ Percentage Interest”:  As of any date of determination, with respect to the Class B Regular Interest and the Class PEZ Certificates, a percentage interest equal to 100.0% minus the Class B Percentage Interest.

“Class C Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-13 hereto.  The Class C Certificates represent undivided beneficial interests in the Class C Specific Grantor Trust Assets.

“Class C Interest Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class C Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class C Regular Interest on such Distribution Date.

“Class C Pass-Through Rate”:  For any Distribution Date, a per annum rate equal to the WAC Rate.

“Class C Percentage Interest”:  As of any date of determination, with respect to the Class C Regular Interest and the Class C Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Principal Amount of the Class C Certificates, and the denominator of which is the Certificate Principal Amount of the Class C Regular Interest.

“Class C Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class C Percentage Interest and (ii) the Class C Regular Interest Principal Distribution Amount for such Distribution Date.

“Class C Regular Interest”:  The uncertificated interest corresponding to the Class C Certificates and the Class PEZ Certificates (to the extent of the Class C-PEZ Percentage Interest of the Class C Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class C Regular Interest Available Funds”:  With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class C Regular Interest with respect to such Distribution Date.

“Class C Regular Interest Pass-Through Rate”:  The Class C Pass-Through Rate.

“Class C Regular Interest Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class C Regular Interest on such Distribution Date.

“Class C Specific Grantor Trust Assets”:  The portion of the Trust Fund consisting of (i) the Class C Percentage Interest of the Class C Regular Interest and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class C Percentage Interest in the Class C Regular Interest.

“Class C-PEZ Percentage Interest”:  As of any date of determination, with respect to the Class C Regular Interest and the Class PEZ Certificates, a percentage interest equal to 100.0% minus the Class C Percentage Interest.

“Class D Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-14 hereto.

“Class D Pass-Through Rate”:  For any Distribution Date, a per annum rate equal to the WAC Rate.

“Class E Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-15 hereto.

“Class E Component”:  The Component having such designation.

“Class E Pass-Through Rate”:  For any Distribution Date, a per annum rate equal to the lesser of 4.250% and the WAC Rate.

“Class E Transfer”:  As defined in Section 6.09(h) of this Agreement.

“Class F Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-16 hereto.

“Class F Component”:  The Component having such designation.

“Class F Pass-Through Rate”:  For any Distribution Date, a per annum rate equal to the lesser of 4.250% and the WAC Rate.

“Class G Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-17 hereto.

“Class G Component”:  The Component having such designation.

“Class G Pass-Through Rate”:  For any Distribution Date, a per annum rate equal to the lesser of 4.250% and the WAC Rate.

“Class PEZ Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-12 hereto.  The Class PEZ Certificates represent undivided beneficial interests in the Class PEZ Specific Grantor Trust Assets.

“Class PEZ Component”:  Any of the Class PEZ Component A-S, Class PEZ Component B or Class PEZ Component C.

“Class PEZ Component A-S”:  The portion of the Class A-S Regular Interest equal to the Class A-S-PEZ Percentage Interest of the Class A-S Regular Interest.

“Class PEZ Component A-S Principal Amount”:  The product of the Class A-S-PEZ Percentage Interest and the Certificate Principal Amount of the Class A-S Regular Interest.

“Class PEZ Component B”:  The portion of the Class B Regular Interest equal to the Class B-PEZ Percentage Interest of the Class B Regular Interest.

“Class PEZ Component B Principal Amount”:  The product of the Class B-PEZ Percentage Interest and the Certificate Principal Amount of the Class B Regular Interest.

“Class PEZ Component C”:  The portion of the Class C Regular Interest equal to the Class C-PEZ Percentage Interest of the Class C Regular Interest.

“Class PEZ Component C Principal Amount”:  The product of the Class C-PEZ Percentage Interest and the Certificate Principal Amount of the Class C Regular Interest.

“Class PEZ Interest Distribution Amount”:  With respect to any Distribution Date, an amount equal to the sum of (i) the product of (a) the Class A-S-PEZ Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class A-S Regular Interest on such Distribution Date, (ii) the product of (a) the Class B-PEZ Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class B Regular Interest on such Distribution Date and (iii) the product of (a) the Class C-PEZ Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class C Regular Interest on such Distribution Date.

“Class PEZ Percentage Interest”:  Any of the Class A-S-PEZ Percentage Interest, the Class B-PEZ Percentage Interest or the Class C-PEZ Percentage Interest.

“Class PEZ Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the sum of (i) the product of (a) the Class A-S-PEZ Percentage Interest and (b) the Class A-S Regular Interest Principal Distribution Amount for such Distribution Date, (ii) the product of (a) the Class B-PEZ Percentage Interest and (b) the Class B Regular Interest Principal Distribution Amount for such Distribution Date and (iii) the product of (a) the Class C-PEZ Percentage Interest and (b) the Class C Regular Interest Principal Distribution Amount for such Distribution Date.

“Class PEZ Regular Interests”:  The Class A-S, Class B and Class C Regular Interests.

“Class PEZ Specific Grantor Trust Assets”:  The portion of the Trust Fund consisting of (i) the Class PEZ Components and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class PEZ Components.

“Class R Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-18 hereto.  The Class R Certificates have no Pass-Through Rate, Certificate Principal Amount or Notional Amount.

“Class S Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-19 hereto and evidencing an undivided beneficial interest in the Class S Specific Grantor Trust Assets.  The Class S Certificates have no Pass-Through Rate, Certificate Principal Amount or Notional Amount.

“Class S Specific Grantor Trust Assets”:  The portion of the Trust Fund consisting of the Excess Interest and amounts held from time to time in the Excess Interest Distribution Account.

“Class X Certificates”:  The Class X-A Certificates, the Class X-B Certificates, the Class X-C Certificates and/or the Class X-D Certificates, as the context requires.

“Class X Strip Rate”:  With respect to each Component for any Distribution Date, a rate per annum equal to (i) the WAC Rate for such Distribution Date, minus (ii) the Pass-Through Rate for the Corresponding Certificates.

“Class X-A Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-6 hereto.

“Class X-A Components”:  The Class A-1 Component, Class A-2 Component, Class A-3 Component, Class A-4 Component, Class A-AB Component and Class A-S Component, each of which constitutes a separate class of “regular interests”, within the meaning of Code Section 860G(a)(1), in the Upper-Tier REMIC with a pass-through rate equal to its Class X Strip Rate from time to time and a notional amount equal to its Component Notional Amount from time to time.

“Class X-A Notional Amount”:  With respect to the Class X-A Certificates as of any date of determination, the sum of the Component Notional Amounts of the Class X-A Components.

“Class X-A Pass-Through Rate”:  For any Distribution Date, the weighted average of Class X Strip Rates for the Class X-A Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date).

“Class X-B Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-7 hereto.

“Class X-B Component”:  The Class B Component, which constitutes a separate class of “regular interests”, within the meaning of Code Section 860G(a)(1), in the Upper-Tier REMIC with a pass-through rate equal to its Class X Strip Rate from time to time and a notional amount equal to its Component Notional Amount from time to time.

“Class X-B Notional Amount”:  With respect to the Class X-B Certificates as of any date of determination, the Component Notional Amount of the Class X-B Component.

“Class X-B Pass-Through Rate”:  For any Distribution Date, the Class X Strip Rate for the Class X-B Component for such Distribution Date.

“Class X-C Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-8 hereto.

“Class X-C Component”:  The Class E Component, which constitutes a separate class of “regular interests”, within the meaning of Code Section 860G(a)(1), in the Upper-Tier REMIC with a pass-through rate equal to its Class X Strip Rate from time to time and a notional amount equal to its Component Notional Amount from time to time.

“Class X-C Notional Amount”:  With respect to the Class X-C Certificates as of any date of determination, the Component Notional Amount of the Class X-C Component.

“Class X-C Pass-Through Rate”:  For any Distribution Date, the Class X Strip Rate for the Class X-C Component for such Distribution Date.

“Class X-D Certificate”:  Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-9 hereto.

“Class X-D Components”:  The Class F Component and Class G Component, each of which constitutes a separate class of “regular interests”, within the meaning of Code Section 860G(a)(1), in the Upper-Tier REMIC with a pass-through rate equal to its Class X Strip Rate from time to time and a notional amount equal to its Component Notional Amount from time to time.

“Class X-D Notional Amount”:  With respect to the Class X-D Certificates as of any date of determination, the sum of the Component Notional Amounts of the Class X-D Components.

“Class X-D Pass-Through Rate”:  For any Distribution Date, the weighted average of Class X Strip Rates for the Class X-D Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date).

“Clearing Agency”:  An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.  The initial Clearing Agency shall be The Depository Trust Company.

“Clearstream”:  Clearstream Banking, société anonyme, and its successors in interest.

“Closing Date”:  December 9, 2013.

“Co-Lender Agreement”:  The Miracle Mile Shops Co-Lender Agreement.

“Code”:  The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

“Collection Account”:  The account or accounts created and maintained by the Master Servicer pursuant to Section 3.05(a) of this Agreement, which (subject to any changes in the identities of the Master Servicer and/or the Trustee) shall be entitled “Wells Fargo Bank, National Association, as Master Servicer on behalf of U.S. Bank National Association, as Trustee, for the benefit of the registered holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17” and which must be an Eligible Account.

“Collection Period”:  With respect to a Distribution Date and each Mortgage Loan (including an REO Mortgage Loan), the period beginning on the day after the Due Date (without regard to grace periods) in the month preceding the month in which such Distribution Date occurs and ending on and including the Due Date (without regard to grace periods) in the month in which such Distribution Date occurs.

“Commission”:  The Securities and Exchange Commission.

“Companion Loan”:  Each of the Miracle Mile Shops Companion Loans.

“Companion Loan Holder”:  The holder of a Companion Loan.

“Compensating Interest Payments”:  Any payment required to be made by the Master Servicer pursuant to Section 3.13 of this Agreement to cover Prepayment Interest Shortfalls.

“Component”:  With respect to the Class X-A Certificates, the Class A-1 Component, Class A-2 Component, Class A-3 Component, Class A-4 Component, Class A-AB Component and Class A-S Component, with respect to the Class X-B Certificates, the Class B Component, with respect to the Class X-C Certificates, the Class E Component, and with respect to the Class X-D Certificates, the Class F Component and Class G Component.

“Component Notional Amount”:  With respect to each Component and any date of determination, an amount equal to the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest for that Component.

“Condemnation Proceeds”:  All proceeds received in connection with the taking of all or a part of a Mortgaged Property or REO Property (including with respect to the Outside Serviced Trust Loan) by exercise of the power of eminent domain or condemnation, subject, however, to the rights of any tenants and ground lessors, as the case may be, and the terms of the related Mortgage; provided that, in the case of the Outside Serviced Trust Loan, “Condemnation Proceeds” under this Agreement shall be limited to any related proceeds of the type described above in this definition that are received by the Trust Fund in connection with the Outside Serviced Trust Loan, pursuant to the allocations set forth in the Co-Lender Agreement.

“Confidential Information”:  With respect to each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor the Certificate Administrator, and the Trustee, all material non-public information obtained in the course of and as a result of such Person’s performance of its duties under this Pooling and Servicing Agreement with respect to any Mortgage Loan, any Mortgagor and any Mortgaged Property, unless such information (i) was already in the possession of such Person prior to being disclosed to such Person, (ii) is or becomes available to such Person from a source other than its activities as the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as applicable, or (iii) is or becomes generally available to the public other than as a result of a disclosure by the Master Servicer Servicing Personnel, the Special Servicer Servicing Personnel, the Operating Advisor Surveillance Personnel, the Certificate Administrator Personnel or the Trustee Personnel.

“Consent Fees”:  With respect to any Mortgage Loan (other than the Outside Serviced Trust Loan), any and all fees actually paid by a Mortgagor with respect to any consent or approval required pursuant to the terms of the Loan Documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Loan Documents.

“Consultation Termination Event”:  The event that (i) occurs when no Class of Control Eligible Certificates has a Certificate Principal Amount at least equal to 25% of the initial Certificate Principal Amount of such Class or (ii) is deemed to occur pursuant to Section 6.09(d) or Section 6.09(h) of this Agreement.

“Control Eligible Certificates”:  Any of the Class E, Class F and Class G Certificates.

“Control Termination Event”:  The event that (i) occurs when no Class of Control Eligible Certificates has a Certificate Principal Amount (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 3.10(a) of this Agreement) at least equal to 25% of the initial Certificate Principal Amount of such Class or (ii) is deemed to occur pursuant to Section 6.09(d) or Section 6.09(h) of this Agreement.

“Controlling Class”:  As of any time of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has a Certificate Principal Amount (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 3.10(a) of this Agreement) at least equal to 25% of the initial Certificate Principal Amount of such Class or if no Class of Control Eligible Certificates meets the preceding requirement, the Class E Certificates.  The Controlling Class as of the Closing Date will be the Class G Certificates.

“Controlling Class Certificateholder”:  Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

“Controlling Class Representative”:  The Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders by Certificate Principal Amount, as identified by notice to the Certificate Registrar by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee and the Certificate Administrator; provided that, (i) absent such selection, or (ii) until a Controlling Class Representative is so selected, or (iii) upon receipt of notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Principal Amount of the Controlling Class that a Controlling Class Representative is no longer so designated, the Controlling Class Representative shall be the Controlling Class Certificateholder that owns Certificates representing the largest aggregate Certificate Principal Amount of the Controlling Class as identified to the Certificate Registrar; provided, however, that, in the case of the preceding proviso, in the event two or more holders (collectively, the “subject holders”) each owns Certificates representing the same aggregate Certificate Principal Amount of the Controlling Class that is, in each case, larger than the aggregate Certificate Principal Amount of the Controlling Class owned by any other particular holder besides the subject holders, then the Controlling Class Representative shall be the subject holders acting unanimously (and for the avoidance of doubt, if both or all of the subject holders do not act unanimously in accordance with this proviso, any direction and/or consent received will not apply and the deemed consent provisions in this Agreement will be applicable).

The initial Controlling Class Representative on the Closing Date shall be Raith Capital Management, LLC, and the Certificate Registrar and the other parties to this Agreement shall be entitled to assume Raith Capital Management, LLC is the Controlling Class Representative on behalf of the Controlling Class Certificateholder, until the Certificate Registrar receives (a) written notice of a replacement Controlling Class Representative or (b) written notice that Raith Capital Management, LLC or one of its Affiliates is no longer the Holder (or Beneficial Owner) of  a majority of the applicable Controlling Class.

“Corporate Trust Office”:  The office of the Trustee or the Certificate Administrator, at which at any particular time its corporate trust business shall be principally administered.  At the date of this Agreement, the corporate trust office of (i) the Trustee is located at 190 S. LaSalle Street, 7th Floor, Mail Code MK-IL-SL7C, Chicago, Illinois 60603, Attention:  CMBS Management - CGCMT 2013-GC17 and (ii) the Certificate Administrator is located at, for certificate transfer purposes, 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention - Citibank Agency & Trust, CGCMT 2013-GC17, and for all other purposes, except as specifically set forth herein, 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Citibank Agency & Trust, CGCMT 2013-GC17.

“Corrected Loan”:  Any Mortgage Loan (other than the Outside Serviced Trust Loan) that had been a Specially Serviced Loan but has ceased to be such in accordance with the definition of “Specially Serviced Loan” (other than by reason of a Liquidation Event occurring in respect of such Mortgage Loan or a related Mortgaged Property becoming an REO Property).

“Corresponding Certificates”:  As identified in the Preliminary Statement with respect to any Lower-Tier Regular Interest or Component.

“Corresponding Component”:  As identified in the Preliminary Statement with respect to any Class of Regular Certificates, Class PEZ Regular Interest or Lower-Tier Regular Interest.

“Corresponding Lower-Tier Regular Interest”:  As identified in the Preliminary Statement with respect to any Class of Regular Certificates, Class PEZ Regular Interest or Component.

“CREFC®”:  CRE Finance Council, formerly known as Commercial Mortgage Securities Association, or any association or organization that is a successor thereto.  If neither such association nor any successor remains in existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization.  If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Certificate Administrator, the Special Servicer and, for so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative.

“CREFC® Advance Recovery Report”:  A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Appraisal Reduction Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Assumption Modification Posting Instructions Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Assumption Modification Posting Instructions Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”:  The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Capitalized Amounts/Non-Recoverable Trust Expense Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Capitalized Amounts/Non-Recoverable Trust Expense Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Collateral Summary File”:  The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Comparative Financial Status Report”:  The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Delinquent Loan Status Report”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or no later than 90 days after its adoption, such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Financial File”:  The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Liquidation Loss Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”:  The monthly report in the “Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Intellectual Property Royalty License Fee”:  With respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date, an amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on, in the case of the initial Distribution Date, the Cut-Off Date Principal Balance of such Mortgage Loan and, in the case of any subsequent Distribution Date, the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in the related Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and shall be prorated for partial periods.  For the avoidance of doubt, the CREFC® Intellectual Property Royalty License Fee shall be payable from the Lower-Tier REMIC.

“CREFC® Intellectual Property Royalty License Fee Rate”:  With respect to each Mortgage Loan, a rate equal to 0.0005% per annum.

“CREFC® Interest Shortfall Reconciliation Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Investor Reporting Package (IRP)”: Collectively: (a)  the following seven electronic files (and any other files as may be, or have been, adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time):  (i) CREFC® Loan Setup File, (ii) CREFC® Loan Periodic Update File, (iii) CREFC® Property File, (iv) CREFC® Bond Level File, (v) CREFC® Financial File, (vi) CREFC® Collateral Summary File and (vii) CREFC® Special Servicer Loan File;

(b)           the following ten supplemental reports (and any other reports as may be, or have been, adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time):  (i) CREFC® Delinquent Loan Status Report, (ii) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iii) CREFC® REO Status Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® Comparative Financial Status Report, (vi) CREFC® Servicer Watchlist/Portfolio Review Guidelines, (vii) CREFC® Loan Level Reserve/LOC Report, (viii) CREFC® NOI Adjustment Worksheet, (ix) CREFC® Advance Recovery Report, and (x) CREFC® Total Loan Report;

(c)           the following fifteen templates (and any other templates as may be, or have been, adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time):  (i) CREFC® Appraisal Reduction Template, (ii) CREFC® Servicer Realized Loss Template, (iii) CREFC® Reconciliation of Funds Template, (iv) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (v) CREFC® Historical Liquidation Loss Template, (vi) CREFC® Interest Shortfall Reconciliation Template, (vii) CREFC® Servicer Remittance to Certificate Administrator Template, (viii) CREFC® Significant Insurance Event Template, (ix) CREFC® Loan Modification Report Template; (x) CREFC® Loan Liquidation Report Template, (xi) CREFC® REO Liquidation Report Template; (xii) CREFC® Payment Posting Instructions Template; (xiii) CREFC® Modification Posting Instructions Template; (xiv) CREFC® Assumption Modification Posting Instructions Template, and (xv) CREFC® Capitalized Amounts/Non-Recoverable Trust Expense Template; and

(d)           such other reports and data files as CREFC® may designate, or has designated, as part of the “CREFC® Investor Reporting Package (CREFC® IRP)” from time to time.

CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CRFEC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve/LOC Report”:  The monthly report in the “CREFC® Loan Level Reserve/LOC Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Liquidation Report Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Modification Report Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Periodic Update File”:  The data file in the “CREFC® Loan Periodic Update File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Setup File”:  The data file in the “CREFC® Loan Setup File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Modification Posting Instructions Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Modification Posting Instructions Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® NOI Adjustment Worksheet”:  The worksheet in the “NOI Adjustment Worksheet” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Operating Statement Analysis Report”:  The monthly report in the “Operating Statement Analysis Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Payment Posting Instructions Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Payment Posting Instructions Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Property File”:  The data file in the “CREFC® Property File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Reconciliation of Funds Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Liquidation Report Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Liquidation Report Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”:  The report in the “REO Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Realized Loss Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Remittance to Certificate Administrator Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Servicer Remittance to Certificate Administrator Template” available as of the

Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Watch List/Portfolio Review Guidelines”:  As of each Determination Date a report, including and identifying each Performing Loan satisfying the “CREFC® Portfolio Review Guidelines” approved from time to time by the CREFC® in the “CREFC® Servicer Watch List” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Significant Insurance Event Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Significant Insurance Event Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Special Servicer Loan File”:  The data file in the “CREFC® Special Servicer Loan File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Total Loan Report”:  The report in the “Total Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Website”:  The CREFC®’s Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Cross-Over Date”:  The Distribution Date on which the Certificate Principal Amount of each Class of Sequential Pay Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates and other than the Exchangeable Certificates) and each Class PEZ Regular Interest is (or will be) reduced to zero due to the application of Realized Losses.

“Custodial Agreement”:  The custodial agreement, if any, from time to time in effect between the Custodian named therein and the Certificate Administrator, as the same may be amended or modified from time to time in accordance with the terms thereof.  For avoidance of doubt, as of the Closing Date, the Custodian is the Certificate Administrator.

“Custodian”:  Any Custodian appointed pursuant to Section 5.10 of this Agreement and, unless the Certificate Administrator is Custodian, named pursuant to any Custodial Agreement.  The Custodian may (but need not) be the Certificate Administrator or the

Master Servicer or any Affiliate or agent of the Certificate Administrator or the Master Servicer, but may not be the Depositor or any Affiliate thereof.

“Cut-Off Date”:  With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

“Cut-Off Date Principal Balance”:  With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the Cut-Off Date, after application of all payments of principal due on or before such date, whether or not received.

“DBRS”:  DBRS, Inc. or its successors in interest.  If neither DBRS nor any successor remains in existence, “DBRS” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of DBRS herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“Debt Service Coverage Ratio”:  With respect to any Mortgage Loan, for any twelve-month period covered by an annual operating statement for the related Mortgaged Property, the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period to (ii) the aggregate amount of Monthly Payments (other than any Balloon Payment) due under such Mortgage Loan during such period; provided that with respect to the Mortgage Loans identified on the Mortgage Loan Schedule as paying interest only for a specified period of time set forth in the related Loan Documents and then paying principal and interest, the related Monthly Payment will be calculated (for purposes of this definition only) to include interest and principal (based on the remaining amortization term indicated in the Mortgage Loan Schedule).

“Default”:  An event of default under the Mortgage Loan or an event which, with the passage of time or the giving of notice, or both, would constitute an event of default under the Mortgage Loan.

“Default Interest”:  With respect to any Mortgage Loan, all interest (other than Excess Interest) accrued in respect of such Mortgage Loan as provided in the related Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate.

“Default Rate”:  With respect to each Mortgage Loan, the per annum rate at which interest accrues on such Mortgage Loan following any event of default on such Mortgage Loan, including a default in the payment of a Monthly Payment or a Balloon Payment.

“Defaulted Mortgage Loan”:  A Mortgage Loan (other than the Outside Serviced Trust Loan) (i) that is delinquent at least sixty days in respect of its Monthly Payments or delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Note and without regard to any acceleration of payments under the related Mortgage and Note or

(ii) as to which the Master Servicer or Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Note.

“Defeasance Loan”:  Those Mortgage Loans which provide the related Mortgagor with the option to defease the related Mortgaged Property.

“Definitive Certificate”:  Any Certificate in fully registered certificated form without interest coupons.

“Depositor”:  Citigroup Commercial Mortgage Securities Inc., a Delaware corporation, and its successors and assigns.

“Depositor’s 17g-5 Website”:  A website to be maintained (or caused to be maintained) by the Depositor in order to comply with Exchange Act Rule 17g-5.

“Depository”:  The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”:  A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Designated Servicing Documents”:  With respect to any Mortgage Loan (other than the Outside Serviced Mortgage Loan), collectively the following documents:

(1)           a copy of the executed Note for such Mortgage Loan (or, alternatively, if the original executed Note has been lost, a copy of a lost note affidavit and indemnity with a copy of such Note);

(2)           a copy of the related Loan Agreement, if any;

(3)           a copy of the Mortgage;

(4)           a copy of the lock box agreement or cash management agreement relating to such Mortgage Loan, if any;

(5)           any pre-funding insurance review documentation and insurance certificates (for insurance policies other than title insurance policy and environmental policy) or a marked up commitment therefor;

(6)           a copy of any related title insurance policy or a marked up commitment therefor;

(7)           a copy of any environmental insurance policy or a marked up commitment therefor;

(8)           legal description of the related Mortgaged Property;

(9)           a copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Loan Agreement and the Mortgage);

(10)         a copy of the agreement governing post-closing obligations (if such item is a document separate from the Loan Agreement and the Mortgage), if any;

(11)         a copy of the closing statement and/or sources and uses statement;

(12)         the related Mortgage Loan Seller’s asset summary, if any (provided that the delivery of such item shall not result in any liability to the related Mortgage Loan Seller);

(13)         the related Mortgagor tax ID;

(14)         a PIP Schedule (if such item is a document separate from the Loan Agreement and the Mortgage), if any;

(15)         a copy of an approved operating budget, if applicable; and

(16)         a copy of the related Ground Lease relating to such Mortgage Loan, if any.

“Determination Date”:  With respect to any Distribution Date, the sixth day of the calendar month of the related Distribution Date or, if the sixth day is not a Business Day, the next Business Day, commencing in January 2014.

“Directly Operate”:  With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business or any use of such REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the REO Property (other than the completion of a building or improvement, where more than 10% of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate an REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”:  With respect to any Mortgage Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates) received or retained by the Special Servicer (including, if applicable, in its capacity as the Other Special Servicer) or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, the trust created under the Other Pooling and Servicing Agreement, any Mortgagor, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan (or Whole Loan, if applicable) and any purchaser of any Mortgage Loan (or Whole Loan, if applicable) or REO Property (or an interest in an REO Property related to the Whole Loan, if applicable) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Whole Loan, if applicable), the management or disposition of any REO Property, and the performance by the Special Servicer (including, if applicable, in its capacity as the Other Special Servicer) or any such Affiliate of any other special servicing duties under this Agreement or the Other Pooling and Servicing Agreement other than any Special Servicing Compensation to which the Special Servicer is entitled under this Agreement or the Other Pooling and Servicing Agreement in the form of (or in the form of items similar to) Excess Penalty Charges, Assumption Fees, Excess Modification Fees, Consent Fees, Ancillary Fees, extension fees or other income earned on deposits in the REO Accounts to the extent not reported in the CREFC® Investor Reporting Package.

“Disqualified Non-U.S. Tax Person”:  With respect to a Class R Certificate, any Non-U.S. Tax Person or agent thereof other than (i) a Non-U.S. Tax Person that holds the Class R Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI or (ii) a Non-U.S. Tax Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R Certificate will not be disregarded for federal income tax purposes.

“Disqualified Organization”:  Any of (a) the United States, a State or any political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Code Section 521), (d) rural electric and telephone cooperatives described in Code Section 1381(a)(2) or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any Transfer to such Person may cause either Trust REMIC to be subject to tax or to fail to qualify as a REMIC for federal income tax purposes at any time that the Certificates are outstanding.  For purposes of this definition, the terms “United States,” “State” and “International Organization” shall have the meanings set forth in Code Section 7701 or successor provisions.

“Distribution Account”:  The Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account and the Exchangeable Distribution Account, each of which may be subaccounts of a single Eligible Account.

“Distribution Date”:  The fourth Business Day following the Determination Date in each month, commencing January 2014.  The first Distribution Date shall be January 10, 2014.

“Distribution Date Statement”:  As defined in Section 4.02(a) of this Agreement.

“Document Defect”:  As defined in Section 2.03(a) of this Agreement.

“Due Date”:  With respect to (i) any Mortgage Loan on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment thereon is scheduled to be first due, (ii) any Mortgage Loan after the Maturity Date therefor, the day of the month set forth in the related Note on which each Monthly Payment on such Mortgage Loan had been scheduled to be first due, and (iii) any REO Mortgage Loan, the day of the month set forth in the related Note on which each Monthly Payment on the related Mortgage Loan had been scheduled to be first due.

“Early Termination Notice Date”:  Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) is less than 1.0% of the sum of the aggregate Cut-Off Date Principal Balance of the Mortgage Pool initially included in the Trust Fund.

“EDGAR”:  The Commission’s Electronic Data Gathering and Retrieval System.

“EDGAR-Compatible Format”:  means any format compatible with EDGAR, including HTML, Word, Excel or clean, searchable PDFs.

“Eligible Account”:  Any of (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee and the Certificate Administrator), the long-term unsecured debt obligations (or short-term unsecured debt obligations if the account holds funds for less than 30 days) or commercial paper of which are rated by Fitch and Moody’s in its highest rating category at all times (or, in the case of the REO Account, Collection Account, Interest Reserve Account, Excess Liquidation Proceeds Reserve Account and Escrow Account, the long-term unsecured debt obligations (or short-term unsecured debt obligations if the account holds funds for less than 30 days) of which are rated at least “AA-“ by Fitch (or “A” by Fitch so long as the short-term deposit or short-term unsecured debt obligations of such depository institution or trust company are rated no less than “F1” by Fitch) and “A2” by Moody’s) or, if applicable, the short-term rating equivalent thereof, which is at least “F1” by Fitch and “P-1” by Moody’s, (ii) an account or accounts maintained with Citibank, N.A. or Wells Fargo Bank, National Association so long as Citibank, N.A.’s or Wells Fargo Bank, National Association’s, as applicable, long-term unsecured debt rating shall be at least “A-“ by Fitch and “A2” by Moody’s (if the deposits are to be held in the account for more than 30 days) or Citibank, N.A.’s or Wells Fargo Bank, National Association’s, as applicable, short-term deposit or short-term unsecured debt rating shall be at least “F1” by Fitch and “P-1” by Moody’s (if the deposits are to be held in the account for 30 days or less), (iii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that, in either case, has corporate trust powers, acting in its fiduciary capacity, which institution or trust company is rated at least “Baa3” by Moody’s, is (in the case of a state chartered depository institution or trust company) subject to regulations substantially similar to 12 C.F.R. §9.10(b), and is subject to supervision or examination by federal and state authority the long-term unsecured debt obligations of which are rated at least “Baa3” by Moody’s, (iv) such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) - (iii) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, or (v) such other account or accounts not listed in clauses (i) - (iii) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency.  Eligible Accounts may bear interest.  No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

“Eligible Operating Advisor”:  An institution (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, Morningstar and/or DBRS but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, Morningstar and/or DBRS has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that can and will make the representations and warranties set forth in Section 2.09(a) of this Agreement, (iii) that is not the Special Servicer, the Controlling Class Representative or an Affiliate of the Special Servicer or the Controlling Class Representative and (iv) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor special servicer (x) in respect of its obligations under this Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer.

“Environmental Report”:  The environmental audit report or reports with respect to each Mortgaged Property delivered to the related Mortgage Loan Seller in connection with the origination or acquisition of the related Mortgage Loan.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“ERISA Restricted Certificate”:  Any Class X-C, Class X-D, Class E, Class F or Class G Certificate; provided that any such Certificate:  (a) will cease to be considered an ERISA Restricted Certificate and (b) will cease to be subject to the transfer restrictions with respect to ERISA Restricted Certificates contained in Section 5.03(m) of this Agreement if, as of the date of a proposed transfer of such Certificate, it is rated in one of the four highest generic ratings categories by a credit rating agency that meets the requirements of the Underwriter Exemption or (ii) relevant provisions of ERISA would permit the transfer of such Certificate to a Plan.

“Ernst & Young Tower Mortgage Loan”:  The Mortgage Loan secured by the Mortgaged Property that is identified on the Mortgage Loan Schedule as Ernst & Young Tower.

“Escrow Account”:  As defined in Section 3.04(b) of this Agreement.

“Escrow Payment”:  Any payment made by any Mortgagor to the Master Servicer pursuant to the related Mortgage, Lock-Box Agreement or Loan Agreement for the account of such Mortgagor for application toward the payment of taxes, insurance premiums, assessments, ground rents, mandated improvements and similar items in respect of the related Mortgaged Property.

“Euroclear”:  Euroclear Bank, as operator of the Euroclear System, and its successors in interest.

“Excess Interest”:  With respect to the ARD Mortgage Loan, additional interest accrued on such ARD Mortgage Loan after the Anticipated Repayment Date allocable to the difference between the Revised Rate and the Mortgage Rate, plus any compound interest thereon, to the extent permitted by applicable law and the related Loan Documents.  The Excess Interest shall not be an asset of any Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Distribution Account”:  The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.05(e) of this Agreement in trust for the Class S Certificateholders, which (subject to changes in the identities of the Certificate Administrator and/or the Trustee) shall be entitled “Citibank, N.A., as Certificate Administrator, on behalf of U.S. Bank National Association, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17 – Excess Interest Distribution Account”.  Any such account shall be an Eligible Account.  The Excess Interest Distribution Account shall be held solely for the benefit of the Holders of the Class S Certificates.  The Excess Interest Distribution Account shall not be an asset of the Lower Tier REMIC or the Upper Tier REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Liquidation Proceeds”:  With respect to any Mortgage Loan, the excess of (i) Liquidation Proceeds of that Mortgage Loan or related REO Property (net of any related Liquidation Expenses), over (ii) the amount that would have been received if a Principal Payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan on the Due Date immediately following the date on which such proceeds were received.

“Excess Liquidation Proceeds Reserve Account”:  The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.05(c) of this Agreement in trust for the Certificateholders, which (subject to any changes in the identities of the Trustee and/or the Certificate Administrator) shall be entitled “Citibank, N.A., as Certificate Administrator, on behalf of U.S. Bank National Association, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Excess Liquidation Proceeds Reserve Account.”  Any such account shall be an Eligible Account.

“Excess Modification Fees”:  With respect to any Mortgage Loan (other than the Outside Serviced Trust Loan), the sum of (A) the excess of (i) any and all Modification Fees with respect to any modification, waiver, extension or amendment of any of the terms of a Mortgage Loan, over (ii) all unpaid or unreimbursed Advances and Additional Trust Fund Expenses (other than (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred hereunder with respect to the related Mortgage Loan and reimbursed from such Modification Fees (which such Additional Trust Fund Expenses shall be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related Mortgagor as Penalty Charges, specific reimbursements or otherwise.  All Excess Modification Fees earned by the Special Servicer shall offset any future Workout Fees or Liquidation Fees payable with respect to the related Mortgage Loan or REO Property; provided that if the Mortgage Loan ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Mortgage Loan ceasing to be a Corrected Loan shall no longer be offset against future Liquidation Fees and Workout Fees unless such Mortgage Loan ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan.  In such case, the Special Servicer shall be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or full payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment shall be applied to offset such Liquidation Fee or Workout Fee to the extent described above.  Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12-month period) with respect to any Mortgage Loan shall be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan after giving effect to such transaction, subject to a minimum fee of $25,000.

“Excess Penalty Charges”:  With respect to any Mortgage Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Mortgage Loan during such Collection Period (but in the case of the Outside Serviced Trust Loan, only to the extent remitted by the Other Master Servicer to the Trust), over (ii) all unpaid or unreimbursed Additional Trust Fund Expenses (other than Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred hereunder with respect to any Mortgage Loan and reimbursed from such Penalty Charges (which such Additional Trust Fund Expenses shall be reimbursed from such Penalty Charges) in accordance with Section 3.14 of this Agreement and (B) expenses previously paid or reimbursed from Penalty Charges as described in the preceding clause (A), which expenses have been recovered from the related Mortgagor or otherwise.

“Excess Prepayment Interest Shortfall”:  With respect to any Distribution Date, the aggregate amount, if any, by which the Prepayment Interest Shortfalls with respect to all Principal Prepayments received with respect to the Mortgage Loans during the related Prepayment Period exceeds the Compensating Interest Payment.

“Excess Servicing Fees”:  With respect to each Mortgage Loan (including an REO Mortgage Loan), that portion of the Servicing Fee that accrues at a per annum rate equal to the Excess Servicing Fee Rate.

“Excess Servicing Fee Rate”:  With respect to each Mortgage Loan (including an REO Mortgage Loan), a rate per annum equal to the Servicing Fee Rate (minus the applicable subservicing fee rate, if any, to which any related Mortgage Loan Seller Sub-Servicer identified on Exhibit S to this Agreement is entitled) minus 0.005%; provided that such rate shall be subject to reduction at any time following any resignation of the Master Servicer pursuant to

Section 6.04 of this Agreement (if no successor is appointed in accordance with Section 6.04 of this Agreement) or any termination of the Master Servicer pursuant to Section 7.01 of this Agreement, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 7.02 of this Agreement.

“Excess Servicing Fee Right”:  With respect to each Mortgage Loan (including an REO Mortgage Loan with respect thereto), the right to receive Excess Servicing Fees.  In the absence of any transfer of the Excess Servicing Fee Right, the Master Servicer shall be the owner of such Excess Servicing Fee Right.

“Exchange Act”:  The Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Exchange Date”:  As defined in Section 5.12(g) of this Agreement.

“Exchangeable Certificate”:  Any of the Class A-S, Class B, Class PEZ or Class C Certificates.

“Exchangeable Distribution Account”:  The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.05(d) of this Agreement in trust for the Holders of the Exchangeable Certificates, which (subject to any changes in the identity of the Trustee and/or the Certificate Administrator) shall be entitled “Citibank, N.A., as Certificate Administrator, on behalf of U.S. Bank National Association, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Exchangeable Distribution Account.”  Any such account shall be an Eligible Account. The Exchangeable Distribution Account shall not be an asset of any Trust REMIC formed hereunder, but rather shall be an asset of the Grantor Trust.

“Exchangeable Proportion”: Class A-S, Class B and Class C Certificates that evidence equal Tranche Percentage Interests in the related Class PEZ Regular Interests.

“FDIC”:  The Federal Deposit Insurance Corporation, and its successors in interest.

“Final Asset Status Report”:  With respect to any Specially Serviced Loan, each related Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the Controlling Class Representative, in each case, which does not include any communications (other than the related Asset Status Report) between the Special Servicer and the Controlling Class Representative, with respect to such Specially Serviced Loan; provided that no Asset Status Report shall be considered to be a Final Asset Status Report unless, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to this Agreement, or has been deemed to have approved or consented to such action, or unless the Asset Status Report is otherwise implemented by the Special Servicer in accordance with this Agreement.

“Final Recovery Determination”:  With respect to any defaulted Mortgage Loan that is a Specially Serviced Loan (or, in the case of the Outside Serviced Trust Loan, the equivalent under the Other Pooling and Servicing Agreement) or REO Mortgage Loan, as the case may be, a determination that there has been a recovery of all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Proceeds and other payments or recoveries that the Special Servicer, or the Other Special Servicer with respect to the Outside Serviced Trust Loan (if it is a “Specially Serviced Loan” (or an analoguous concept) under the Other Pooling and Servicing Agreement) or any related REO Property, has determined in accordance with the Servicing Standard will ultimately be recoverable; provided that with respect to the Outside Serviced Trust Loan, the Final Recovery Determination shall be made by the Other Special Servicer in accordance with the Other Pooling and Servicing Agreement.

“Fitch”:  Fitch Ratings, Inc. or its successors in interest.  If neither Fitch nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“Form 8-K Disclosure Information”:  As defined in Section 10.07 of this Agreement.

“Global Certificates”:  Any Certificate registered in the name of the Depository or its nominee.

“Grantor Trust”:  A segregated asset pool within the Trust Fund, which at all times shall be treated as a “grantor trust” under the Grantor Trust Provisions, consisting of the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets and the Class S Specific Grantor Trust Assets, beneficial ownership of which is represented by the Exchangeable Certificates, as further described in this Agreement.

“Grantor Trust Provisions”:  Subpart E of part I of subchapter J of the Code and Treasury Regulations Section 301.7701-4(c).

“Ground Lease”:  The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property.

“GSMC”:  Goldman Sachs Mortgage Company, a New York limited partnership, and its successors in interest.

“GSMC Loan Purchase Agreement”:  The Mortgage Loan Purchase Agreement, dated as of December 1, 2013, by and between GSMC and the Depositor.

“Hazardous Materials”:  Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.

Section 9601 et seq., or any other environmental laws now or hereafter existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder”:  With respect to any Certificate, a Certificateholder, and with respect to any Lower-Tier Regular Interest or Class PEZ Regular Interest, the Trustee for the benefit of the Certificateholders.

“Indemnified Party”:  As defined in Section 8.05(c) or Section 11.13(d), as applicable, of this Agreement, as the context requires.

“Indemnifying Party”:  As defined in Section 8.05(c) or Section 11.13(d), as applicable, of this Agreement, as the context requires.

“Independent”:  When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of a Mortgage Loan Seller, the Depositor, the Trustee, the Operating Advisor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Controlling Class Representative, any Mortgagor or any Affiliate thereof, and (ii) is not connected with any such Person as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Mortgage Loan Sellers, the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Controlling Class Representative, the Operating Advisor, the Certificate Administrator, any Mortgagor or any Affiliate thereof merely because such Person is (A) compensated for services by, or (B) the beneficial owner of 1% or less of any class of securities issued by, the Depositor, the Mortgage Loan Sellers, the Trustee, the Master Servicer, the Special Servicer, the Controlling Class Representative, the Operating Advisor, the Certificate Administrator, any Mortgagor or any Affiliate thereof, as the case may be, provided that such ownership constitutes less than 1% of the total assets owned by such Person.

“Independent Contractor”:  Either (i) any Person that would be an “independent contractor” with respect to the applicable Trust REMIC within the meaning of Code Section 856(d)(3) if such Trust REMIC were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that such Trust REMIC does not receive or derive any income from such Person and the relationship between such Person and the Trust REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Master Servicer, the Trustee and the Certificate Administrator has been delivered to the Trustee and the Certificate Administrator to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) if the Master Servicer, on behalf of itself, the Trustee and the Certificate Administrator has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) (determined without regard to the exception applicable for purposes of Code Section 860D(a)) or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

“Initial Purchasers”: Goldman, Sachs & Co., Citigroup Global Markets Inc., Drexel Hamilton, LLC and RBS Securities Inc.

“Inquiries”:  As defined in Section 4.02(a) of this Agreement.

“Institutional Accredited Investor”:  An entity that qualifies as an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Act.

“Insurance Proceeds”:  Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan (including the Outside Serviced Trust Loan) (including any amounts paid by the Master Servicer pursuant to Section 3.07 of this Agreement); provided that, in the case of the Outside Serviced Trust Loan, “Insurance Proceeds” under this Agreement shall be limited to any related proceeds of the type described above in this definition that are received by the Trust Fund in connection with the Outside Serviced Trust Loan, pursuant to the allocations set forth in the Co-Lender Agreement.

“Interest Accrual Amount”:  With respect to any Distribution Date and any Class of Regular Certificates (other than the Class X Certificates) or any Class PEZ Regular Interest, an amount equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such Class or Class PEZ Regular Interest on the related Certificate Principal Amount outstanding immediately prior to such Distribution Date.  With respect to any Distribution Date and a Class of the Class X Certificates, an amount equal to the sum of the Accrued Component Interest for the related Interest Accrual Period for all of the respective Components for such Class for such Interest Accrual Period.  Calculations of interest due in respect of the Regular Certificates and the Class PEZ Regular Interests shall be made on the basis of a 360-day year consisting of twelve 30-day months.

“Interest Accrual Period”:  With respect to any Distribution Date, the calendar month preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period, for purposes of accruing interest on each Lower–Tier Regular Interest, each Class of Sequential Pay Certificates and Class X Certificates and each Class PEZ Regular Interest is assumed to consist of 30 days.

“Interest Distribution Amount”:  With respect to any Distribution Date and with respect to each Class of Regular Certificates and each Class PEZ Regular Interest, an amount equal to (A) the sum of (i) the Interest Accrual Amount with respect to such Class or Class PEZ Regular Interest for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class or Class PEZ Regular Interest for such Distribution Date, less (B) any Excess

Prepayment Interest Shortfall allocated to such Class or Class PEZ Regular Interest on such Distribution Date pursuant to Section 4.01(j).

“Interest Reserve Account”:  The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.23 of this Agreement, which (subject to any changes in the identities of the Trustee and/or the Certificate Administrator) shall be entitled “Citibank, N.A., as Certificate Administrator, on behalf of U.S. Bank National Association, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Interest Reserve Account” and which shall be an Eligible Account.

“Interest Shortfall”:  With respect to any Distribution Date for any Class of Regular Certificates or any Class PEZ Regular Interest, subject to increase as provided in the penultimate sentence of the first paragraph of Section 4.01(f) of this Agreement, the sum of (a) the portion, of the Interest Distribution Amount for such Class or Class PEZ Regular Interest remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) other than in the case of a Class of the Class X Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class or Class PEZ Regular Interest for the current Distribution Date, and (ii) in the case of a Class of the Class X Certificates, one month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

“Interested Person”:  As of any date of determination, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator, the Controlling Class Representative, any Mortgage Loan Seller, any Mortgagor, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.16 of this Agreement, or any Person actually known to a Responsible Officer of the Trustee or the Certificate Administrator to be an Affiliate of any of the preceding entities.

“Investment”:  Any direct or indirect ownership interest in any security, note or other financial instrument related to the Certificates or issued or executed by a Mortgagor, a loan directly or indirectly secured by any of the foregoing or a hedging transaction (however structured) that references or relates to any of the foregoing.

“Investment Account”:  As defined in Section 3.07(a) of this Agreement.

“Investment Company Act”: The Investment Company Act of 1940, as it may be amended from time to time.

“Investment Decisions”:  Investment, trading, lending or other financial decisions, strategies or recommendations with respect to Investments, whether on behalf of the Master Servicer or any Affiliate thereof, the Special Servicer or any Affiliate thereof, the Operating Advisor or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, or the Trustee or any Affiliate thereof, as applicable, or any Person on whose behalf the Master Servicer or any Affiliate thereof, the Special Servicer or any Affiliate thereof, the Operating

Advisor or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, or the Trustee or any Affiliate thereof, as applicable, has discretion in connection with Investments.

“Investor Certification”:  A certificate representing that such Person executing the certificate is a Certificateholder, a Beneficial Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing) and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s Website) pursuant to this Agreement, (A) such Person is not a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor or investor in or of any of the foregoing and (B) except in the case of a prospective purchaser of a Certificate, such Person has received a copy of the Prospectus Supplement and the Prospectus, which certificate shall be substantially in the form of Exhibit M-1 to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate), (A) such Person is not a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor, (B) such Person is or is not the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or an Affiliate of any of the foregoing and (C) such Person has received a copy of the Prospectus Supplement and the Prospectus, which certificate shall be substantially in the form of Exhibit M-2 to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website or the Master Servicer’s website; provided that, for purposes of clause (ii), if such Person is an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor, such certification shall indicate whether an Affiliate Ethical Wall exists between it and the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor, as applicable.  The Certificate Administrator may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.

“Investor Q&A Forum”:  As defined in Section 4.02(a) of this Agreement.

“Investor Registry”:  As defined in Section 4.02(a) of this Agreement.

“IRS”:  The Internal Revenue Service.

“KBRA”:  Kroll Bond Rating Agency, Inc. and its successors in interest.  If neither KBRA nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“Liquidation Event”:  With respect to any Mortgage Loan, any of the following events:  (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased or substituted for by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Loan Purchase Agreement; (iv) such Mortgage Loan is purchased or otherwise acquired by the Special Servicer, the Master Servicer, the Holders of the Controlling Class, Holders of the Class R Certificates or the Remaining Certificateholder pursuant to Section 9.01 of this Agreement; (v) such Mortgage Loan is purchased by the holder of a mezzanine loan pursuant to the related intercreditor agreement; (vi) the taking of a Mortgaged Property (or portion thereof) by exercise of the power of eminent domain or condemnation; (vii) such Mortgage Loan is purchased by any Person in accordance with Section 3.17 of this Agreement; or (viii) in the case of the Outside Serviced Trust Loan, such Mortgage Loan is liquidated by any party pursuant to terms analogous to those set forth in the preceding clauses contained in the Other Pooling and Servicing Agreement and/or the Co-Lender Agreement.  With respect to any REO Property (and the related REO Mortgage Loan), any of the following events:  (i) a Final Recovery Determination is made with respect to such REO Property; (ii) such REO Property is purchased or otherwise acquired by the Master Servicer, the Special Servicer, Holders of the Controlling Class, Holders of the Class R Certificates or the Remaining Certificateholder pursuant to Section 9.01 of this Agreement; (iii) the taking of a REO Property (or portion thereof) by exercise of the power of eminent domain or condemnation; (iv) such REO Property is purchased by the holder of a mezzanine loan pursuant to the related intercreditor agreement; or (v) such REO Property is purchased by another party in accordance with Section 3.17 of this Agreement.

“Liquidation Expenses”:  All customary, reasonable and necessary costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in connection with the liquidation of any Specially Serviced Loan or REO Property acquired in respect thereof or final payoff of a Corrected Loan (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes associated with such Mortgage Loan or Mortgaged Property).

“Liquidation Fee”:  With respect to each Specially Serviced Loan as to which the Special Servicer receives a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related Mortgagor and, except as otherwise described below, with respect to any Mortgage Loan (other than the Outside Serviced Trust Loan) repurchased or substituted as contemplated by Section 2.03 of this Agreement, and with respect to any Specially Serviced Loan or any REO Property (other than an REO Property related to the Outside Serviced Trust Loan) as to which the Special Servicer receives Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds, an amount calculated by the application of the applicable Liquidation Fee Rate to the related payment or proceeds (exclusive of any portion of such payoff or proceeds that represents Penalty Charges); provided that the Liquidation Fee with respect to such Specially Serviced Loan or REO Property shall be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” in this Agreement, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that, except as contemplated by the preceding proviso with respect to offset in connection with Excess Modification Fees and the next two (2) provisos, no Liquidation Fee will be less than $25,000; provided, further, that (a) the Liquidation Fee shall be zero with respect to any Mortgage Loan or any Mortgaged Property purchased or repurchased pursuant to clauses (iii) through (v) of the first sentence of the definition of Liquidation Event

(unless with respect to (A) clause (iii), the applicable Mortgage Loan Seller does not repurchase or substitute for such Mortgage Loan until after more than 180 days following its receipt of notice or discovery of a Material Breach or Material Defect, and (B) clause (v), the mezzanine loan holder does not purchase such Mortgage Loan within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable) or pursuant to clauses (ii) or (iv) of the second sentence of such definition (unless with respect to clause (iv), the mezzanine loan holder does not purchase such REO Property within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable) and (b) the Liquidation Fee with respect to each Mortgage Loan or REO Mortgage Loan repurchased or substituted for after more than 180 days following the Mortgage Loan Seller’s receipt of notice or discovery of a Material Breach or Material Defect shall be in an amount equal to the Liquidation Fee Rate of the outstanding principal balance of such Mortgage Loan or REO Mortgage Loan; provided, further that if a Mortgage Loan becomes a Specially Serviced Loan only because of an event described in clause (a) of the definition of “Specially Serviced Loan” and the related Liquidation Proceeds are received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Mortgage Loan, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related Mortgagor in connection with such liquidation.

“Liquidation Fee Rate”:  A rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0%.

“Liquidation Proceeds”:  The amount (other than Insurance Proceeds and Condemnation Proceeds) received in connection with a Liquidation Event.

“Loan Agreement”:  With respect to any Mortgage Loan, the loan agreement, if any, between the related originator(s) and the Mortgagor, pursuant to which such Mortgage Loan was made.

“Loan Documents”:  With respect to any Mortgage Loan, the documents executed or delivered in connection with the origination or any subsequent modification of such Mortgage Loan or subsequently added to the related Mortgage File.

“Loan Number”:  With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Depositor or any Sub-Servicer for the Depositor, as set forth in the Mortgage Loan Schedule.

“Loan Purchase Agreement”:  The CGMRC Loan Purchase Agreement, the SMF Loan Purchase Agreement, the GSMC Loan Purchase Agreement, the Cantor Loan Purchase Agreement and/or the Bancorp Loan Purchase Agreement, as applicable.

“Loan Seller Defeasance Rights and Obligations”:  As defined in Section 3.09(d)(i) of this Agreement.

“Loan-to-Value Ratio”:  With respect to any Mortgage Loan, as of any date of determination, the fraction, expressed as a percentage, the numerator of which is the then unpaid principal balance of such Mortgage Loan, and the denominator of which is the Appraised Value of the related Mortgaged Property as determined by an Appraisal thereof.

“Lock-Box Account”:  With respect to any Mortgaged Property, if applicable, any account created pursuant to any documents relating to a Mortgage Loan to receive rental or other income generated by the Mortgaged Property.  Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon.

“Lock-Box Agreement”:  With respect to any Mortgage Loan, the lock-box or other similar agreement, if any, between the related originator(s) and the Mortgagor, pursuant to which the related Lock-Box Account, if any, may have been established.

“Lower-Tier Distribution Account”:  The account or accounts created and maintained as a separate account (or separate sub-account within the same account as the Upper-Tier Distribution Account) or accounts by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which (subject to any changes in the identities of the Trustee and/or the Certificate Administrator) shall be entitled “Citibank, N.A., as Certificate Administrator, on behalf of U.S. Bank National Association, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Lower-Tier Distribution Account” and which must be an Eligible Account.  The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

“Lower-Tier Principal Balance”:  The principal amount of any Lower-Tier Regular Interest outstanding as of any date of determination.  As of the Closing Date, the Lower-Tier Principal Balance of each Lower-Tier Regular Interest shall equal the original Lower-Tier Principal Balance as set forth in the Preliminary Statement hereto.  On each Distribution Date, the Lower-Tier Principal Balance of each Lower-Tier Regular Interest shall be permanently reduced by all distributions of principal deemed to have been made in respect of such Lower-Tier Regular Interest on such Distribution Date pursuant to Section 4.01(a)(ii) of this Agreement, and shall be further permanently reduced on such Distribution Date by all Realized Losses deemed to have been allocated thereto on such Distribution Date pursuant to Section 4.01(e) of this Agreement, such that at all times the Lower-Tier Principal Balance of a Lower-Tier Regular Interest shall equal the Certificate Principal Amount of the Corresponding Certificates.  The Lower-Tier Principal Balance of any Lower-Tier Regular Interest may be increased on a particular Distribution Date as and to the extent contemplated by the penultimate sentence of the first paragraph of Section 4.01(f) of this Agreement.

“Lower-Tier Regular Interests”:  The respective classes of “regular interests”, within the meaning of Code Section 860G(a)(1), in the Lower-Tier REMIC, designated as the Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LA-AB, Class LA-S, Class LB, Class LC, Class LD, Class LE, Class LF and Class LG Interests.

“Lower-Tier REMIC”:  A segregated asset pool within the Trust Fund consisting of the Mortgage Loans and collections thereon (other than the Excess Interest), any related REO Property (or a beneficial interest in the applicable portion of the “REO Property” under the Other Pooling and Servicing Agreement related to the Outside Serviced Trust Loan) acquired in respect thereof and all proceeds of such REO Property, other property of the Trust Fund related thereto and amounts (other than Excess Interest and any interest or other income earned thereon) held in respect thereof from time to time in the Collection Account, the Interest Reserve Account and the related REO Account, and amounts held from time to time in the Lower-Tier Distribution Account and the Excess Liquidation Proceeds Reserve Account.

“Lower-Tier Residual Interest”:  The sole class of “residual interests”, within the meaning of Code Section 860G(a)(2), in the Lower-Tier REMIC and evidenced by the Class R Certificates.

“MAI”:  Member of the Appraisal Institute.

“Major Decision”:  Collectively:

(a)           any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans as come into and continue in default;

(b)           any modification, consent to a modification or waiver of a monetary term (other than Penalty Charges) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Mortgage Loan or any extension of the Maturity Date of any Mortgage Loan;

(c)           any sale of a Defaulted Mortgage Loan or REO Property (other than in connection with the termination of the Trust Fund) for less than the applicable Purchase Price;

(d)           any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

(e)           any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan, or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings or if otherwise required pursuant to the specific terms of the related Mortgage Loan and for which there is no lender discretion;

(f)            any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or, if lender consent is required, any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(g)           any property management company changes or franchise changes (in each case, to the extent the lender is required to consent or approve under the Loan Documents);

(h)           releases of any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves other than those required pursuant to the specific terms of the related Mortgage Loan and for which there is no lender discretion;

(i)            any acceptance of an assumption agreement releasing a Mortgagor from liability under a Mortgage Loan other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion;

(j)            the determination of the Special Servicer pursuant to clause (b) or clause (c) of the definition of “Specially Serviced Loan”;

(k)           following a default or an event of default with respect to a Mortgage Loan, any acceleration of such Mortgage Loan or initiation of judicial, bankruptcy or similar proceedings under the related Loan Documents or with respect to the related Mortgagor or Mortgaged Property;

(l)            any modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Mortgage Loan, or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the Holders of the Control Eligible Certificates;

(m)          any determination of an Acceptable Insurance Default;

(n)          any proposed modification or waiver of any material provision in the related Loan Documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related Mortgagor; and

(o)          any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

“Manager”:  With respect to any Mortgage Loan, any property manager for the related Mortgaged Properties.

“Master Servicer”:  Wells Fargo Bank, National Association, a national banking association, or its successor in interest, or any successor Master Servicer appointed as herein provided.

“Master Servicer Remittance Date”:  With respect to any Distribution Date, the Business Day immediately preceding such Distribution Date.

“Master Servicer Servicing Personnel”:  The divisions and individuals of the Master Servicer who are involved in the performance of the duties of the Master Servicer under this Agreement.

“Material Breach”:  As defined in Section 2.03(a) of this Agreement.

“Material Document Defect”:  As defined in Section 2.03(a) of this Agreement.

“Maturity Date”:  With respect to each Mortgage Loan, the maturity date as set forth on the Mortgage Loan Schedule.

“Miracle Mile Shops Co-Lender Agreement”:  With respect to the Miracle Mile Shops Whole Loan, the related co-lender agreement, dated as of September 3, 2013, by and between the holder of the Miracle Mile Shops Mortgage Loan and the holders of the Miracle Mile Shops Companion Loans, relating to the relative rights of the Miracle Mile Shops Noteholders, as the same may be amended from time to time in accordance with the terms thereof.

“Miracle Mile Shops Companion Loan”:  Any of the Miracle Mile Shops Companion Loans.

“Miracle Mile Shops Companion Loans”:  With respect to the Miracle Mile Shops Whole Loan, collectively, the related promissory notes made by the related Mortgagor and secured by the Miracle Mile Shops Mortgage and designated as promissory notes A-1, A-2, A-3-1, A-4-1 and A-4-2, which are not included in the Trust and are pari passu in right of payment with the Miracle Mile Shops Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Miracle Mile Shops Co-Lender Agreement.

“Miracle Mile Shops Mortgage”:  The Mortgage securing the Miracle Mile Shops Mortgage Loan and the Miracle Mile Shops Companion Loans.

“Miracle Mile Shops Mortgage Loan”:  With respect to the Miracle Mile Shops Whole Loan, the Mortgage Loan included in the Trust, which is (i) secured by the Miracle Mile Shops Mortgage, (ii) evidenced by a promissory note A-3-2 and (iii) pari passu in right of payment with the Miracle Mile Shops Companion Loans to the extent set forth in the related Loan Documents and as provided in the Miracle Mile Shops Co-Lender Agreement.

“Miracle Mile Shops Noteholders”:  Collectively, the holder of the Miracle Mile Shops Mortgage Loan and the holders of the Miracle Mile Shops Companion Loans.

“Miracle Mile Shops Whole Loan”:  The Miracle Mile Shops Mortgage Loan, together with the Miracle Mile Shops Companion Loans, each of which is secured by the Miracle Mile Shops Mortgage.  References herein to the Miracle Mile Shops Whole Loan shall be construed to refer to the aggregate indebtedness secured under the Miracle Mile Shops Mortgage.

“Modification Fees”:  With respect to any Mortgage Loan, any and all fees collected from the related Mortgagor with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Loan Documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer, other than (a) any Assumption Fees, Consent Fees or assumption application fees and (b) any fee in connection with a defeasance of such Mortgage Loan.

“Modified Asset”:  Any Mortgage Loan as to which any Servicing Transfer Event has occurred and which has been modified by the Special Servicer pursuant to Section 3.24 of this Agreement in a manner that:

(a)           affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing Monthly Payments current with respect to such Mortgage Loan);

(b)           except as expressly contemplated by the related Loan Documents, results in a release of the lien of the related Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount, or the delivery of substitute real property collateral with a fair market value (as is), that is not less than the fair market value (as is) of the property to be released, as determined by an appraisal delivered to the Special Servicer (at the expense of the related Mortgagor and upon which the Special Servicer may conclusively rely); or

(c)           in the reasonable, good faith judgment of the Special Servicer, otherwise materially impairs the security for such Mortgage Loan or materially reduces the likelihood of timely payment of amounts due thereon.

“Monthly Payment”:  With respect to any Mortgage Loan (other than any REO Mortgage Loan) and any Due Date, the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate, which is payable by the related Mortgagor on such Due Date under the related Note or Notes.  The Monthly Payment with respect to (i) an REO Mortgage Loan, (ii) any Mortgage Loan that is delinquent at its respective Maturity Date and with respect to which the Special Servicer has not entered into an extension or (iii) the ARD Mortgage Loan after the related Anticipated Repayment Date, is the monthly payment that would otherwise have been payable on the related Due Date had the related Note not been discharged or the related Maturity Date or Anticipated Repayment Date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

“Moody’s”:  Moody’s Investors Service, Inc. or its successors in interest.  If neither Moody’s nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“Morningstar”:  Morningstar Credit Ratings, LLC or its successors in interest.

“Mortgage”:  The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing the Note(s) evidencing a Mortgage Loan.

“Mortgage File”:  With respect to any Mortgage Loan, subject to Section 2.01(b), collectively the following documents:

(1)           the original executed Note for such Mortgage Loan, endorsed (without recourse, representation or warranty, express or implied) to the order of “U.S. Bank National Association, as Trustee, on behalf of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17” or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the applicable Mortgage Loan Seller) (or, alternatively, if the original executed Note has been lost, a lost note affidavit and indemnity with a copy of such Note);

(2)           an original or copy of the Mortgage, together with originals or copies of any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(3)           an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage), together with originals or copies of any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(4)           a copy of an original executed assignment, in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of “U.S. Bank National Association, as Trustee, on behalf of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17” (which original the related Mortgage Loan Seller or its designee, is responsible for recording);

(5)           an original or copy of the assignment of all unrecorded documents relating to the Mortgage Loan, in favor of “U.S. Bank National Association, as Trustee, on behalf of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17”;

(6)           originals or copies of final written modification agreements in those instances where the terms or provisions of the Note for such Mortgage Loan or the related Mortgage have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(7)           the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or, if such policy has not been issued, a “marked-up” pro forma title policy marked as binding and countersigned by the title insurer or its authorized agent, or an irrevocable, binding commitment to issue such title insurance policy);

(8)           an original or copy of the related Ground Lease relating to such Mortgage Loan, if any, and any ground lessor estoppel;

(9)           an original or copy of the related Loan Agreement, if any;

(10)         an original of any guaranty under such Mortgage Loan, if any;

(11)         an original or copy of the lock box agreement or cash management agreement relating to such Mortgage Loan, if any;

(12)         an original or copy of the environmental indemnity from the related Mortgagor, if any;

(13)         an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof;

(14)         an original assignment of the related security agreement (if such item is a document separate from the Mortgage and if such item is not included in the assignment described in clause (5)), in favor of “U.S. Bank National Association, as Trustee, on behalf of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17”;

(15)         any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan or in favor of any assignee prior to the Trustee, and an original UCC-2 and/or UCC-3 assignment thereof, in form suitable for filing, in favor of the Trustee (or, in each case, a copy thereof, certified to be the copy of such assignment submitted or to be submitted for filing);

(16)         in the case of any Mortgage Loan as to which there exists a related mezzanine loan, the original or a copy of the related intercreditor agreement;

(17)         an original or copy of any related environmental insurance policy;

(18)         a copy of any letter of credit relating to such Mortgage Loan and any related assignment thereof (with the original to be delivered to the Master Servicer);

(19)         copies of any franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters relating to such Mortgage Loan and any related assignment thereof; and

(20)         in the case of the Outside Serviced Trust Loan, a copy of the Co-Lender Agreement;

provided that, whenever the term “Mortgage File” is used to refer to documents actually received by the Certificate Administrator or a Custodian appointed thereby, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received.

Notwithstanding anything to the contrary contained herein, with respect to the Outside Serviced Trust Loan, the preceding document delivery requirements shall be deemed satisfied by the delivery by the applicable Mortgage Loan Seller to the Custodian (on behalf of the Trustee) of (i) with respect to clauses (1) and (20) above, executed originals of the related documents, and (ii) with respect to clauses (2) through (19) above, a copy of the mortgage file related to the applicable Companion Loan delivered under the Other Pooling and Servicing Agreement.

“Mortgage Loan”:  Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund, the mortgage loans originally so transferred, assigned and held being identified on the Mortgage Loan Schedule as of the Cut-Off Date.  Such term shall include any Specially Serviced Loan, REO Mortgage Loan or defeased Mortgage Loan and the Outside Serviced Trust Loan (but not the Companion Loans).

“Mortgage Loan Schedule”:  The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached hereto as Exhibit B, which list shall set forth the following information with respect to each Mortgage Loan:

(i)        the Loan Number;

(ii)       the street address (including city, state and zip code) and name of the related Mortgaged Property;

(iii)      the Cut-Off Date Balance;

(iv)      the original Mortgage Rate;

(v)       the (A) remaining term to stated maturity and (B) Stated Maturity Date;

(vi)      in the case of a Balloon Loan, the remaining amortization term;

(vii)     the Servicing Fee Rate (separately identifying any primary servicing fee rate or subservicing fee rate included in the Servicing Fee Rate, and in the case of the Outside Serviced Trust Loan, separately identifying the primary servicing fee rate payable to the Other Master Servicer);

(viii)    the Mortgage Loan Seller(s);

(ix)       whether the Mortgage Loan is cross-collateralized and the cross-collateralized group it belongs to;

(x)        whether the Mortgage Loan is the ARD Mortgage Loan;

(xi)       the Anticipated Repayment Date, if applicable; and

(xii)      the Revised Rate, if applicable.

“Mortgage Loan Seller”:  Each of CGMRC, SMF, GSMC, Cantor and Bancorp, and their respective successors in interest.

“Mortgage Loan Seller Sub-Servicer”:  A Sub-Servicer required to be retained by the Master Servicer by a Mortgage Loan Seller, as listed on Exhibit S to this Agreement, or any successor thereto.

“Mortgage Pool”:  All of the Mortgage Loans and any successor REO Mortgage Loans, collectively.

“Mortgage Rate”:  With respect to any Mortgage Loan (including an REO Mortgage Loan), the per annum rate at which interest accrues (or, if and while it is an REO Mortgage Loan, is deemed to accrue) on such Mortgage Loan as stated in the related Note or the Co-Lender Agreement, in each case without giving effect to the Default Rate, any Excess Interest or any Revised Rate with respect to such Mortgage Loan.

“Mortgaged Property”:  The underlying property securing a Mortgage Loan, including any REO Property (including with respect to the Outside Serviced Trust Loan), consisting of a fee simple estate, and, with respect to certain Mortgage Loans, a leasehold estate, or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

“Mortgagor”:  The obligor or obligors on a Note, including, without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under such Note.

“Mortgagor Accounts”:  As defined in Section 3.07(a) of this Agreement.

“Net Condemnation Proceeds”:  The Condemnation Proceeds received with respect to any Mortgage Loan (including an REO Mortgage Loan) net of the amount of (i) costs and expenses incurred with respect thereto and (ii) amounts required to be applied to the restoration or repair of the related Mortgaged Property; provided that, in the case of the Outside Serviced Trust Loan, “Net Condemnation Proceeds” under this Agreement shall be limited to any related Condemnation Proceeds that are received by the Trust Fund in connection with the Outside Serviced Trust Loan, pursuant to the allocations set forth in the Co-Lender Agreement.

“Net Insurance Proceeds”:  Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the express requirements of the Mortgage or Note or other Loan Documents included in the Mortgage File or in accordance with the Servicing Standard, or with respect to the environmental insurance policy, applied to pay any costs, expenses, penalties, fines or similar items; provided that, in the case of the Outside Serviced Trust Loan, “Net Insurance Proceeds” under this Agreement shall be limited to any related Insurance Proceeds that are received by the Trust Fund in connection with the Outside Serviced Trust Loan, pursuant to the allocations set forth in the Co-Lender Agreement.

“Net Liquidation Proceeds”:  The Liquidation Proceeds received by the Trust Fund with respect to any Mortgage Loan (including an REO Mortgage Loan) net of the amount of Liquidation Expenses incurred with respect thereto.

“Net Mortgage Rate”:  Except as set forth in the last sentence of this definition, with respect to any Mortgage Loan (including an REO Mortgage Loan) and any Distribution Date, the per annum rate equal to the Mortgage Rate for such Mortgage Loan minus the related Administrative Cost Rate.  Notwithstanding the foregoing, if any Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, for purposes of calculating Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of such Mortgage Loan for any one-month period preceding a related Due Date shall be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued (exclusive of Default Interest and Excess Interest) in respect of such Mortgage Loan during such one-month period at a per annum rate equal to the related Mortgage Rate minus the related Administrative Cost Rate; provided, however, that, for purposes of calculating Pass-Through Rates and the WAC Rate, with respect to each Mortgage Loan that accrues interest on the basis of a 360-day year and the actual number of days during each one-month interest accrual period, (i) the Net Mortgage Rate for the one-month period preceding the Due Dates in January and February in any year which is not a leap year and in February in any year which is a leap year (unless, in either case, the related Distribution Date is the final Distribution Date), shall be determined based on the “aggregate amount of interest actually accrued”, as referred to above in this sentence, being net of any Withheld Amounts and (ii) the Net Mortgage Rate for the one-month period preceding the Due Date in March shall be determined based on the “aggregate amount of interest actually accrued”, as referred to above in this sentence, including any such Withheld Amounts.  For purposes of calculating Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan shall be determined without regard to any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Special Servicer or Other Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Mortgagor, and without regard to the related Mortgaged Property becoming an REO Property.

“Net Operating Income”:  With respect to any Mortgaged Property, for any Mortgagor’s fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of “Net Operating Income” approved from time to time endorsed and put forth by CREFC®.

“Net REO Proceeds”:  With respect to each REO Property and any related REO Mortgage Loan, REO Proceeds received by the Trust Fund with respect to such REO Property or REO Mortgage Loan (other than the proceeds of a liquidation thereof), net of any insurance premiums, taxes, assessments, ground rents and other costs and expenses permitted to be paid therefrom pursuant to Section 3.16(b) of this Agreement; provided that, in the case of an REO Property that relates to the Outside Serviced Trust Loan, “Net REO Proceeds” under this Agreement shall be limited to any REO Proceeds that are received by the Trust Fund in connection with the Outside Serviced Trust Loan, pursuant to the allocations set forth in the Co-Lender Agreement.

“New Lease”:  Any lease of REO Property entered into on behalf of the Trust Fund, including any lease renewed or extended on behalf of the Trust Fund, if the Trust Fund has the right to renegotiate the terms of such lease.

“Nonrecoverable Advance”:  Any Nonrecoverable P&I Advance or Nonrecoverable Property Advance.  Workout-Delayed Reimbursement Amounts shall constitute a Nonrecoverable Advance only when the Person making such determination in accordance with the procedures specified in Sections 3.20 and 4.06, the definition of Nonrecoverable P&I Advance or the definition of Nonrecoverable Property Advance, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from late collections or any other recovery on or in respect of the related Mortgage Loan or REO Property, as applicable, or (b) has determined that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts (that have not been reimbursed to the party that made such Advance) or unreimbursed Nonrecoverable Advances, would not be ultimately recoverable from the principal portion of future general collections on the Mortgage Loans and REO Properties.

“Nonrecoverable P&I Advance”:  With respect to any Mortgage Loan, any P&I Advance previously made or proposed to be made in respect of such Mortgage Loan or a related REO Mortgage Loan by the Master Servicer or the Trustee, which P&I Advance such party or the Special Servicer has determined pursuant to and in accordance with Section 4.06 of this Agreement, would not or will not be ultimately recoverable from late payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds, or any other recovery on or in respect of such Mortgage Loan or REO Mortgage Loan, as the case may be.

“Nonrecoverable Property Advance”:  Any Property Advance previously made or proposed to be made in respect of a Mortgage Loan (other than the Outside Serviced Trust Loan) or REO Property by the Master Servicer or the Trustee, which Property Advance the advancing party or the Special Servicer has determined pursuant to and in accordance with Section 3.20 of this Agreement, would not or will not, as applicable, be ultimately recoverable from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, or any other recovery on or in respect of such Mortgage Loan or REO Property, as the case may be.  Any Property Advance that is not required to be repaid by the related Mortgagor under the terms of the related Loan Documents shall be deemed to be a Nonrecoverable Advance for purposes of the Master Servicer’s or the Trustee’s entitlement to reimbursement for such Advance.  In the case of the Outside Serviced Trust Loan or any related REO Property, the term “Nonrecoverable

Property Advance” shall have the meaning assigned thereto in the Other Pooling and Servicing Agreement.

“Non-Book Entry Certificates”:  As defined in Section 5.02(c)(iii) of this Agreement.

“Non-Reduced Certificates”:  As of any date of determination, any Class of Certificates (other than the Class S, Class R and Class X Certificates) then outstanding for which (a)(1) the initial Certificate Principal Amount of such Class of Certificates minus (2) the sum (without duplication) of (x) the aggregate payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of such Class of Certificates as of such date of determination, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of such date of determination and (z) any Realized Losses previously allocated to such Class of Certificates as of such date of determination, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Principal Amount of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of that Class of Certificates as of such date of determination; provided that for purposes of this definition, the Class A-S Certificates and the Class PEZ Component A-S will be considered as if they together constitute a single “Class” of Certificates, the Class B Certificates and the Class PEZ Component B will be considered as if they together constitute a single “Class” of Certificates, the Class C Certificates and the Class PEZ Component C will be considered as if they together constitute a single “Class” of Certificates, and the Class PEZ Certificates will be Non-Reduced Certificates only with respect to each Class PEZ Component that is part of a “Class” of Non-Reduced Certificates determined as described in this proviso.

“Non-U.S. Beneficial Ownership Certification”:  As defined in Section 5.03(f) of this Agreement.

“Non-U.S. Tax Person”:  A person other than a U.S. Tax Person.

“Note”:  With respect to any Mortgage Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Mortgagor under such Mortgage Loan, including any amendments or modifications, or any renewal or substitution notes, as of such date.

“Notice of Termination”:  Any of the notices given to the Certificate Administrator by the Master Servicer, the Depositor or any Holder of a Class R Certificate pursuant to Section 9.01(c).

“Notional Amount”:  For any date of determination, (a) with respect to the Class X-A Certificates, the Class X-A Notional Amount, (b) with respect to the Class X-B Certificates, the Class X-B Notional Amount, (c) with respect to the Class X-C Certificates, the Class X-C Notional Amount, (d) with respect to the Class X-D Certificates, the Class X-D Notional Amount and (e) with respect to each Component, the applicable Component Notional Amount.

“NRSRO”:  A nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“NRSRO Certification”:  A certification executed by an NRSRO (other than a Rating Agency) in favor of the Rule 17g-5 Information Provider substantially in the form attached as Exhibit M-5 hereto (which may also be submitted electronically to the Rule 17g-5 Information Provider) that states that (i) such NRSRO has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e) and (ii) such NRSRO has access to the Depositor’s Rule 17g-5 website regarding the Certificates.  An NRSRO Certification will be deemed to have been executed by an NRSRO if the Depositor so directs the Rule 17g-5 Information Provider.

“OCC”:  The Office of the Comptroller of the Currency, and its successors in interest.

“Offering Circular”:  The offering circular dated November 22, 2013 relating to the Private Certificates (other than the Class S Certificates).

“Officer’s Certificate”:  With respect to any Person, a certificate signed by an authorized officer of such Person or, in the case of the Master Servicer or the Special Servicer, a Servicing Officer, and delivered to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as the case may be.

“Operating Advisor”:  Pentalpha Surveillance LLC, a Delaware limited liability company, or its successor in interest, or any successor Operating Advisor appointed as herein provided.

“Operating Advisor Annual Report”:  As defined in Section 3.29(d)(ii) of this Agreement.

“Operating Advisor Consulting Fee”:  A fee for each Major Decision on which the Operating Advisor has consultation rights equal to the lesser of (a) $12,000, or (b) the amount as the related Mortgagor agrees to pay with respect to any Mortgage Loan, payable pursuant to Section 3.06(a) of this Agreement; provided, however, no such fee shall be payable unless paid by the related Mortgagor; provided, further that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further that the Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard (provided that the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Fee”:  With respect to each Mortgage Loan (including the Outside Serviced Trust Loan) and any Distribution Date, an amount accrued during the related Interest Accrual Period at the applicable Operating Advisor Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and shall be prorated for partial periods.  Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Operating

Advisor under this Agreement.  For the avoidance of doubt, the Operating Advisor Fee shall be payable from the Lower-Tier REMIC.

“Operating Advisor Fee Rate”:  With respect to each Interest Accrual Period, a rate equal to 0.00135% per annum.

“Operating Advisor Surveillance Personnel”:  The divisions and individuals of the Operating Advisor who are involved in the performance of the duties of the Operating Advisor under this Agreement.

“Operating Advisor Standard”:  As defined in Section 3.29(b) of this Agreement.

“Operating Advisor Termination Event”:  As defined in Section 7.06(a) of this Agreement.

“Opinion of Counsel”:  A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Operating Advisor, the Special Servicer or the Master Servicer, as the case may be, reasonably acceptable to the Trustee and the Certificate Administrator, except that any opinion of counsel relating to (a) qualification of a Trust REMIC or the imposition of tax under the REMIC Provisions on any income or property of any such Trust REMIC, (b) compliance with the REMIC Provisions (including application of the definition of “Independent Contractor”), (c) qualification of the Grantor Trust as a grantor trust under the Grantor Trust Provisions or (d) a resignation of the Master Servicer or Special Servicer pursuant to Section 6.04, must be an opinion of counsel who is Independent of the Depositor, the Special Servicer and the Master Servicer.

“Opting-Out Party”:  A defined in Section 6.09(h) of this Agreement.

“Other Certificate Administrator”:  With respect to the Outside Serviced Trust Loan, the certificate administrator under the Other Pooling and Servicing Agreement.

“Other Depositor”:  With respect to the Outside Serviced Trust Loan, the depositor under the Other Pooling and Servicing Agreement.

“Other Master Servicer”:  With respect to the Outside Serviced Trust Loan, the master servicer under the Other Pooling and Servicing Agreement.

“Other Operating Advisor”:  With respect to the Outside Serviced Trust Loan, the operating advisor under the Other Pooling and Servicing Agreement.

“Other Paying Agent”:  With respect to the Outside Serviced Trust Loan, the paying agent under the Other Pooling and Servicing Agreement.

“Other Pooling and Servicing Agreement”:  With respect to the Outside Serviced Trust Loan, the COMM 2013-CCRE12 Mortgage Trust, Commercial Mortgage Pass-Through Certificates Pooling and Servicing Agreement, dated as of November 1, 2013, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Park Bridge Lender Services LLC, as operating advisor, Wells Fargo Bank, National Association, as master servicer, LNR Partners,

LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian and U.S. Bank National Association, as trustee, as the same may be amended from time to time in accordance with the terms thereof.

“Other Special Servicer”:  With respect to the Outside Serviced Trust Loan, the special servicer under the Other Pooling and Servicing Agreement.

“Other Trustee”:  With respect to the Outside Serviced Trust Loan, the trustee under the Other Pooling and Servicing Agreement.

“Outside Serviced Companion Loan”:  Each of the Miracle Mile Shops Companion Loans.

“Outside Serviced Trust Loan”:  The Miracle Mile Shops Mortgage Loan.

“Outside Serviced Whole Loan”:  The Miracle Mile Shops Whole Loan.

“Ownership Interest”:  Any record or beneficial interest in a Class R Certificate.

“P&I Advance”:  As to any Mortgage Loan (including the Outside Serviced Trust Loan and any REO Mortgage Loan), any advance made by the Master Servicer or the Trustee pursuant to Section 4.06 of this Agreement.  Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to but without duplication, payment or reimbursement of interest thereon at the Advance Rate to but excluding the date of payment or reimbursement.

“Pass-Through Rate”:  Each of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-3 Pass-Through Rate, the Class A-4 Pass-Through Rate, the Class A-AB Pass-Through Rate, the Class X-A Pass-Through Rate, the Class X-B Pass-Through Rate, the Class X-C Pass-Through Rate, the Class X-D Pass-Through Rate, the Class A-S Pass-Through Rate, the Class A-S Regular Interest Pass-Through Rate, the Class B Pass-Through Rate, the Class B Regular Interest Pass-Through Rate, the Class C Pass-Through Rate, the Class C Regular Interest Pass-Through Rate, the Class D Pass-Through Rate, the Class E Pass-Through Rate, the Class F Pass-Through Rate and the Class G Pass-Through Rate.  The Class PEZ Certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on the Class PEZ Components.  The Class R and Class S Certificates do not have Pass-Through Rates.

“Paying Agent”:  The paying agent appointed pursuant to Section 5.06 of this Agreement.

“Penalty Charges”:  With respect to any Mortgage Loan (or successor REO Mortgage Loan), any amounts actually collected thereon from the Mortgagor that represent default charges, penalty charges, late fees and/or Default Interest, and excluding any Excess Interest, and with respect to the Outside Serviced Trust Loan, subject to the allocation provisions of the Co-Lender Agreement, and excluding any such amounts allocable to a Companion Loan pursuant to the Co-Lender Agreement.

“Percentage Interest”:  As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class.  With respect to any Certificate (other than a Class R or Class S Certificate), the percentage interest is equal to the initial denomination as of the Closing Date of such Certificate divided by the initial Certificate Principal Amount or Notional Amount, as applicable, of the related Class of Certificates.  For these purposes on any date of determination, the “initial denomination as of the Closing Date” of any Exchangeable Certificate received in an exchange will be determined as if such Certificate was part of the related Class on the Closing Date, the “initial denomination as of the Closing Date” of any Exchangeable Certificate surrendered in an exchange will be determined as if such Certificate was not part of the related Class on the Closing Date and the initial Certificate Principal Amount of the related Class of Exchangeable Certificates will be determined as if such Class consisted only of the Certificates composing the Class on that date of determination and such Certificates had been outstanding as of the Closing Date.  With respect to any Class R Certificate or Class S Certificate, the percentage interest is set forth on the face thereof.

“Performing Loan”: A Mortgage Loan (other than the Outside Serviced Trust Loan) that is not a Specially Serviced Loan or REO Mortgage Loan.

“Performing Party”:  As defined in Section 10.12 of this Agreement.

“Permitted Investments”:  Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn (provided that funds invested by the Certificate Administrator in Permitted Investments managed or advised by the Certificate Administrator may (or, as and when contemplated under Section 3.07(c), shall) mature on the Distribution Date) and a maximum maturity of 365 days, regardless of whether issued by the Depositor, the Master Servicer, the Trustee, the Certificate Administrator or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have provided a Rating Agency Confirmation:

(i)        obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof; provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of:  the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(ii)       Federal Housing Administration debentures;

(iii)      obligations of the following United States government sponsored agencies:  Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated system wide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(iv)      federal funds, unsecured certificates of deposit, time or similar deposits, bankers’ acceptances and repurchase agreements of any bank, (A) if it has a term of three months or less, (1) the short-term obligations of which are rated in the highest short-term debt rating category of Fitch and KBRA and (2) the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of more than three months and not in excess of six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “Aa3” by Moody’s and (C) if it has a term of more than six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “Aaa” by Moody’s (or, in the case of any such Rating Agency as set forth in clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(v)       demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, (A) if it has a term of three months or less, (1) the short-term obligations of which are rated in the highest short-term debt rating category of Fitch and KBRA and (2) the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of more than three months and not in excess of six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “Aa3” by Moody’s and (C) if it has a term of more than six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “Aaa” by Moody’s (or, in the case of any such Rating Agency as set forth in clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(vi)      debt obligations, (A) if it has a term of three months or less, (1) the short-term obligations of which are rated in the highest short-term debt rating category of Fitch and KBRA and (2) the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of more than three months and not in excess of six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “Aa3” by Moody’s and (C) if it has a term of more than six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “Aaa” by Moody’s (or, in the case of any such Rating Agency as set forth in clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(vii)     commercial paper (including both non-interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof), (A) if it has a term of one month or less, the short-term obligations of which are rated at least “F1” by Fitch and “P-1” by Moody’s (or, in the case of Moody’s, the long-term obligations of which are rated at least “A2” by Moody’s) and in the highest short-term debt rating category of KBRA; (B) if it has a term of more than one month and not in excess of three months, (1) the short-term debt obligations of which are rated at least “F1+” by Fitch (or “F1” by Fitch, if the long-term debt obligations of which are rated at least “AA-” by Fitch), (2) the short-term debt obligations of which are rated at least “P-1” by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s and (3) the short-term debt obligations of which are rated in the highest short-term debt rating category by KBRA; (C) if it has a term of more than three months and not in excess of six months, (1) the short-term debt obligations of which are rated at least “F1+” by Fitch (or “F1” by Fitch, if the long-term debt obligations of which are rated at least “AA-” by Fitch), (2) the short-term debt obligations of which are rated at least “P-1” by Moody’s and the long-term debt obligations of which are rated at least “Aa3” by Moody’s and (3) the short-term debt obligations of which are rated in the highest short-term rating category by KBRA; and (D) if it has a term of more than six months, (1) the short-term debt obligations of which are rated at least “F1+” by Fitch (or “F1” by Fitch, if the long-term debt obligations of which are rated at least “AA-” by Fitch), (2) the short-term debt obligations of which are rated at least “P-1” by Moody’s and the long-term debt obligations of which are rated at least “Aaa” by Moody’s and (3) the short-term debt obligations of which are rated in the highest short-term rating category by KBRA (or, in the case of any such Rating Agency as set forth in clauses (A) through (D) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(viii)    the Wells Fargo Advantage Heritage Money Market Fund or any other money market fund (in each case, the “Fund”) so long as the Fund is rated by Fitch and Moody’s in its highest money market fund ratings category (or, if not rated by either such Rating Agency, otherwise acceptable to such Rating Agency and KBRA, as confirmed in a Rating Agency Confirmation);

(ix)      any other demand, money market or time deposit, demand obligation or any other obligation, security or investment with respect to which Rating Agency Confirmation has been obtained from each Rating Agency; and

(x)       such other demand, money market or time deposit, demand obligation or any other obligation, security or investment that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (ix) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, demand obligation or any other obligation, security or investment;

provided, however, that such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if (i) such instrument or security evidences a right to receive only interest payments, (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment, (iii) the rating for such instrument or security includes an “r” designation or (iv) if such instrument may be redeemed at a price below the purchase price; and provided, further, that no amount beneficially owned by the Upper-Tier REMIC or the Lower-Tier REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Master Servicer receives an Opinion of Counsel, at the expense of the party directing such Permitted Investment, to the effect that such investment will not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC.  Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

Notwithstanding the foregoing, to the extent that the Loan Documents with respect to a particular Mortgage Loan require the funds in the related Mortgagor Accounts to be invested in investments other than those itemized in clauses (i) through (ix) above, the Master Servicer shall invest the funds in such Mortgagor Accounts in accordance with the terms of the related Loan Documents.

“Permitted Special Servicer/Affiliate Fees”:  Any commercially reasonable treasury management fees, banking fees, insurance commissions and fees, and appraisal fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan or REO Property, in each case, in accordance with Article III of this Agreement.

“Permitted Transferee”:  With respect to a Class R Certificate, any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Tax Person, (d) an entity treated as a U.S. partnership if any of its partners, directly or indirectly (other than through a U.S. corporation) is (or is permitted to be under the partnership agreement) a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to which income from a Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

“Person”:  Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”:  As defined in Section 5.03(m) of this Agreement.

“Prepayment Assumption”:  The assumption that there will be zero prepayments with respect to the Mortgage Loans; provided that it is assumed that the ARD Mortgage Loan is prepaid in full on its Anticipated Repayment Date.

“Prepayment Interest Excess”:  With respect to any Distribution Date, for each Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan after the Due Date in such Prepayment Period, the amount of interest (net of the related Servicing Fee and any related Excess Interest and/or Default Interest) that accrued for such Mortgage Loan on the amount of such Principal Prepayment during the period commencing on the date after such Due

Date and ending on the date as of which such Principal Prepayment was applied to the unpaid principal balance of the Mortgage Loan, inclusive, to the extent collected from the related Mortgagor (exclusive of any related Yield Maintenance Charge or related Excess Interest and/or Default Interest that may have been collected) and, in the case of the Outside Serviced Trust Loan, remitted to the Trust Fund.

“Prepayment Interest Shortfall”:  With respect to any Distribution Date, for each Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan prior to the Due Date in such Prepayment Period, the amount of interest, net of the related Servicing Fee and any related Excess Interest and/or Default Interest, to the extent not collected from the related Mortgagor, that would have accrued on such Mortgage Loan on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to the unpaid principal balance of the Mortgage Loan through the end of the applicable interest accrual period for such Due Date, inclusive.

“Prepayment Period”:  With respect to any Distribution Date, the period beginning the day after the Determination Date in the month immediately preceding the month in which such Distribution Date occurs (or on the Cut-Off Date, in the case of the first Distribution Date) through and including the Determination Date immediately preceding such Distribution Date.

“Prime Rate”:  The “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal, Eastern edition (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time.  The Certificate Administrator shall notify in writing the Master Servicer with regard to any determination of the Prime Rate in accordance with the parenthetical in the preceding sentence.

“Principal Balance Certificates”:  The Sequential Pay Certificates and the Class PEZ Certificate, collectively.

“Principal Distribution Amount”:  For any Distribution Date will be equal to the sum, without duplication, of:

(A)           the Scheduled Principal Distribution Amount for such Distribution Date;

(B)           the Unscheduled Payments with respect to the Mortgage Loans (including the REO Mortgage Loans) for such Distribution Date; and

(C)           the Principal Shortfall, if any, for such Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed to the Master Servicer and/or the Trustee from principal collections on the Mortgage Loans (including the REO Mortgage Loans) in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (ii) Workout-Delayed Reimbursement Amounts that were paid or reimbursed to the Master Servicer and/or the Trustee from principal collections on the Mortgage Loans (including the REO Mortgage Loans) in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided that, in the case of clause (i) and (ii) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including the REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the applicable Prepayment Period in which such recovery occurs).

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 hereof.

“Principal Prepayment”:  Any payment of principal made by a Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment other than any amount paid in connection with the release of the related Mortgaged Property through defeasance.

“Principal Shortfall”:  For any Distribution Date, the amount, if any, by which (i) the Principal Distribution Amount for the preceding Distribution Date exceeds (ii) the aggregate amount actually distributed with respect to principal on the Principal Balance Certificates on such preceding Distribution Date in respect of such Principal Distribution Amount.

“Private Certificates”:  The Class X-C, Class X-D, Class D, Class E, Class F, Class G, Class R and Class S Certificates.

“Privileged Information”:  Any (i) correspondence or other communications between the Controlling Class Representative and the Special Servicer related to any Specially Serviced Loan or the exercise of the consent or consultation rights of the Controlling Class Representative under this Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related Mortgagor or other interested party, and (iii) information subject to attorney-client privilege.

“Privileged Information Exception”:  With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or

(d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, as evidenced by an Opinion of Counsel (which shall be an Additional Trust Fund Expense) delivered to each of the Master Servicer, the Special Servicer, the Controlling Class Representative, the Operating Advisor, the Certificate Administrator and the Trustee) required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”:  The Depositor, the Underwriters, the Initial Purchasers, the Master Servicer, the Special Servicer, the Controlling Class Representative (but only for so long as a Consultation Termination Event has not occurred and is not continuing), the Trustee, the Certificate Administrator, the Operating Advisor, the Mortgage Loan Sellers, a designee of the Depositor and any Person who provides the Certificate Administrator with an Investor Certification, which Investor Certification may be submitted electronically to the Certificate Administrator; provided that, in no event shall a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor be considered a Privileged Person.

“Property Advance”:  As to any Mortgage Loan (other than the Outside Serviced Trust Loan) or REO Property (other than an REO Property related to the Outside Serviced Trust Loan), any advance made by the Master Servicer or the Trustee in respect of Property Protection Expenses, together with all other customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred by the Master Servicer, the Special Servicer or the Trustee in connection with the servicing and administration of a Mortgage Loan (other than the Outside Serviced Trust Loan), if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred with respect thereto, or in connection with the administration of any REO Property (other than an REO Property related to the Outside Serviced Trust Loan), including, but not limited to, the cost of (a) compliance with the obligations of the Master Servicer, the Special Servicer or the Trustee, if any, set forth in Sections 2.03, 3.04 and 3.07 of this Agreement, (b) the preservation, insurance, restoration, protection and management of a related Mortgaged Property, (c) obtaining any Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds, (d) any enforcement or judicial proceedings with respect to a related Mortgaged Property, including foreclosures, (e) any Appraisal or any other appraisal or update thereof expressly permitted or required to be obtained hereunder and (f) the operation, management, maintenance and liquidation of any such REO Property; provided that, notwithstanding anything to the contrary, “Property Advances” shall not include allocable overhead of the Master Servicer, the Special Servicer or the Trustee, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, or costs and expenses incurred by any such party in connection with its purchase of any Mortgage Loan or REO Property pursuant to any provision of this Agreement or an intercreditor agreement.  Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate from and including the date of the making of such Advance to but excluding the date of payment or reimbursement.  If and when used with respect to the Outside Serviced Trust Loan or any related REO Property, the term “Property Advance” shall have the meaning assigned thereto in the Other Pooling and Servicing Agreement.

“Property Protection Expenses”:  Any costs and expenses incurred by the Master Servicer, the Special Servicer or the Trustee pursuant to Sections 3.04, 3.07, 3.10(f), 3.10(g) and 3.17(b) or indicated herein as being a cost or expense of the Lower-Tier REMIC to be advanced by the Master Servicer or the Trustee, as applicable.

“Prospectus”:  The prospectus dated November 13, 2013, relating to the Public Certificates.

“Prospectus Supplement”:  The prospectus supplement dated November 22, 2013, relating to the Public Certificates.

“PTCE”:  Prohibited Transaction Class Exemption.

“Public Certificates”:  The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class PEZ and Class C Certificates.

“Public Documents”:  As defined in Section 4.02(a) of this Agreement.

“Public Global Certificates”:  A Global Certificate relating to a Class of Public Certificates.

“Purchase Price”:  With respect to any Mortgage Loan (or REO Property), a price equal to the following:  (a) the outstanding principal balance of such Mortgage Loan (or the related REO Mortgage Loan) as of the date of purchase; plus (b) all accrued and unpaid interest on the principal balance of such Mortgage Loan (or the related REO Mortgage Loan), other than Default Interest or Excess Interest, at the related Mortgage Rate in effect from time to time through the Due Date in the Collection Period of purchase; plus (c) all related unreimbursed Property Advances (including any Property Advances and Advance Interest Amounts that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of the Outside Serviced Trust Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the Co-Lender Agreement); plus (d) all accrued and unpaid Advance Interest Amounts in respect of related Advances (or, in the case of the Outside Serviced Trust Loan, all such amounts with respect to P&I Advances related to the Outside Serviced Trust Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the Co-Lender Agreement); plus (e) any unpaid Special Servicing Fees and any other unpaid Additional Trust Fund Expenses outstanding or previously incurred in respect of the related Mortgage Loan; plus (f) if such Mortgage Loan is being purchased by a Mortgage Loan Seller pursuant to Section 6 of the related Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Breach or Document Defect giving rise to the repurchase or substitution obligation (to the extent not otherwise included in the amount described in clause (c) above) and, if the applicable Mortgage Loan Seller repurchases or substitutes for such Mortgage Loan more than 120 days following the earlier of the responsible party’s discovery or receipt of notice of the subject Material Breach or Material Document Defect, as the case may be, a Liquidation Fee.

“Qualified Bidder”:  As defined in Section 7.01(b) of this Agreement.

“Qualified Institutional Buyer”:  A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Insurer”:  As used in Sections 3.08 and 5.10 of this Agreement, in the case of (i) all policies not referred to in clause (ii) below, an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction and whose claims paying ability is rated at least “A” by Fitch (or, if not rated by Fitch, an equivalent rating such as that listed above by at least two NRSROs (which may include S&P, DBRS, Moody’s and/or A.M. Best)) and “A3” by Moody’s (or, if not rated by Moody’s, at least “A” by S&P) or (ii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(c) of this Agreement, a company that shall have a claims-paying ability rated at least as follows by at least one of the following NRSROs:  “A (low)” by DBRS, “A-“ by S&P, “A-“ by Fitch, “A3” by Moody’s or “A:X” by A.M. Best, or (b) the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation from the applicable Rating Agency.

“Qualified Mortgage”:  A Mortgage Loan that is a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage, or any substantially similar successor provision).

“Qualified Substitute Mortgage Loan”:  A mortgage loan that must, on the date of substitution:  (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (iii) have the same Due Date as and grace period no longer than that of the deleted Mortgage Loan; (iv) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (vi) have a then-current loan-to-value ratio equal to or less than the lesser of (a) the loan-to-value ratio of the deleted Mortgage Loan as of the Cut-Off Date and (b) 75%, in each case using the “value” for the Mortgaged Property as determined using an Appraisal; (vii) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have a then-current debt service coverage ratio at least equal to the greater of (a) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (b) 1.25x; (x) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an Opinion of Counsel (provided at the applicable Mortgage Loan Seller’s expense); (xi) not have a maturity date or an amortization schedule that extends to a date that is after the date that is three years prior to the Rated Final Distribution Date; (xii) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (xiii) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (xv) prohibit defeasance within two years of the Closing Date; (xvi) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of a Trust REMIC or the imposition of tax on a Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel; (xvii) have an engineering report with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File; and (xviii) be current in the payment of all scheduled payments of principal and interest then due.  In the event that more than one mortgage loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then the amounts described in clause (i) above shall be determined on the basis of aggregate principal balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in clauses (ii) through (xviii) above; provided that the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided further, that no individual Mortgage Rate (net of the Administrative Cost Rate) shall be lower than the highest fixed Pass-Through Rate (and not based on, or subject to a cap equal to, the WAC Rate) of any Class of Sequential Pay Certificates or Class PEZ Regular Interest having a Certificate Principal Amount then outstanding.  When a Qualified Substitute Mortgage Loan is substituted for a deleted Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

“Rated Final Distribution Date”:  The Distribution Date occurring in November 2046.

“Rating Agency”:  Each of Moody’s, Fitch and KBRA or their successors in interest.  If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such nationally recognized statistical rating organization or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator and the Master Servicer, and specific ratings of Moody’s, Fitch and KBRA herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.  References herein to the highest long-term unsecured debt rating category of Moody’s, Fitch or KBRA shall mean “Aaa” with respect to Moody’s and “AAA” with respect to Fitch and KBRA, and, in the case of any other rating agency, shall mean such highest rating category without regard to any plus or minus or numerical qualification.

“Rating Agency Confirmation”:  With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), or as otherwise provided in Section 3.30 of this Agreement, the requirement for the Rating Agency Confirmation from the applicable Rating Agency with respect to such matter shall not apply.

“Rating Agency Declination”:  As defined in the definition of “Rating Agency Confirmation” in this Agreement.

“Realized Loss”:  With respect to any Distribution Date, the amount, if any, by which (A) the aggregate Certificate Principal Amount of all Classes of Principal Balance Certificates (other than the Exchangeable Certificates) and the Class PEZ Regular Interests, after giving effect to distributions on such Distribution Date, exceeds (B) the aggregate Stated Principal Balance of the Mortgage Loans (including any REO Mortgage Loans) (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) after giving effect to any and all reductions thereon on such Distribution Date.  The allocation of Realized Losses may be reversed as provided in the penultimate sentence of the first paragraph of Section 4.01(f) of this Agreement.

“Record Date”:  With respect to each Distribution Date and each Class of Certificates, the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.

“Registered Rating Agency”:  (a) Any Rating Agency that has registered as a user of the Rule 17g-5 Information Provider’s Website; or (b) any NRSRO other than the Rating Agencies (i) that has registered as a user of the Rule 17g-5 Information Provider’s Website and (ii) with respect to which the Rule 17g-5 Information Provider has received an NRSRO Certification pursuant to Section 11.13(h) of this Agreement.

“Regular Certificates”:  The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class D, Class E, Class F and Class G Certificates.

“Regulation AB”:  Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation S”:  Regulation S under the Act.

“Regulation S Global Certificates”:  As defined in Section 5.02(c)(i) of this Agreement.

“Regulation S Investor”:  With respect to a transferee of a Regulation S Global Certificate, a transferee that acquires such Certificate pursuant to Regulation S.

“Relevant Servicing Criteria” means the Servicing Criteria applicable to a specific party, as set forth on Exhibit O to this Agreement.  For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria.  With respect to a Servicing Function Participant engaged by the Master Servicer, the Special Servicer or the Certificate Administrator, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer or the Certificate Administrator.

“Remaining Certificateholder”:  Any Holder (or Holders provided they act in unanimity) holding 100% of the Certificates (other than the Class S and Class R Certificates) or an assignment of the voting rights thereof; provided, however, that the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class D Certificates and the Class PEZ Regular Interests and the Notional Amounts of the Class X-A and Class X-B Certificates have been reduced to zero.

“REMIC”:  A “real estate mortgage investment conduit” within the meaning of Code Section 860D.

“REMIC Provisions”:  Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Rents from Real Property”:  With respect to any REO Property, gross income of the character described in Code Section 856(d), which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

(1)           except as provided in Code Section 856(d)(4) or (6), any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

(2)           any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Code Sections 856(d)(2)(B) and (d)(5);

(3)           any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

(4)           any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury

Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

(5)           rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

“REO Account”:  A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 of this Agreement on behalf of the Trustee in trust for the Certificateholders, which (subject to any change in the identities of the Special Servicer and/or the Trustee) shall be entitled “LNR Partners, LLC, as Special Servicer, on behalf of U.S. Bank National Association, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17.”  Any such account or accounts shall be an Eligible Account.

“REO Extension”:  As defined in Section 3.16(a) of this Agreement.

“REO Mortgage Loan”:  Any Mortgage Loan as to which the related Mortgaged Property has become an REO Property.

“REO Proceeds”:  With respect to any REO Property (other than an REO Property related to the Outside Serviced Trust Loan) and the related REO Mortgage Loan, all revenues received by the Special Servicer with respect to such REO Property or REO Mortgage Loan which do not constitute Liquidation Proceeds.  In the case of the Outside Serviced Trust Loan that has become an REO Mortgage Loan and in the case of the related REO Property, “REO Proceeds” under this Agreement shall be limited to any proceeds of the type described above in this definition that are received by the Trust Fund in connection with the Outside Serviced Trust Loan, pursuant to the allocations set forth in the Co-Lender Agreement.

“REO Property”:  A Mortgaged Property as to which title has been acquired on behalf of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise; provided that a Mortgaged Property that secures the Outside Serviced Trust Loan shall constitute an REO Property if and when it is acquired under the Other Pooling and Servicing Agreement on behalf of the Trustee for the benefit of the Trust Fund as the holder of the Outside Serviced Trust Loan and of the related Companion Loan Holder(s) through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with a default or imminent default of the Outside Serviced Trust Loan.

“Reportable Event”:  As defined in Section 10.07 of this Agreement.

“Reporting Servicer”:  As defined in Section 10.09 of this Agreement.

“Repurchase”:  As defined in Section 2.03(a) of this Agreement.

“Repurchase Communication”:  For purposes of Sections 2.03(a) and 3.01(c) of this Agreement only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Request”:  As defined in Section 2.03(a) of this Agreement.

“Repurchase Request Rejection”:  As defined in Section 2.03(a) of this Agreement.

“Repurchase Request Withdrawal”:  As defined in Section 2.03(a) of this Agreement.

“Request for Release”:  A request for a release signed by a Servicing Officer, substantially in the form of Exhibit C hereto.

“Requesting Holders”:  As defined in Section 3.10(a) of this Agreement.

“Requesting Party”:  As defined in Section 3.30(a) of this Agreement.

“Residual Ownership Interest”:  Any record or beneficial interest in the Class R Certificates.

“Responsible Officer”:  When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee (and, in the event that the Trustee is the Certificate Registrar or the Paying Agent, of the Certificate Registrar or the Paying Agent, as applicable) assigned to the Corporate Trust Office with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject.  When used with respect to any Certificate Registrar (other than the Trustee or the Certificate Administrator), any officer or assistant officer thereof.

“Restricted Party”:  As defined in the definition of “Privileged Information Exception” in this Agreement.

“Restricted Period”:  As defined in Section 5.02(c)(i) of this Agreement.

“Review Package”:  A package of documents consisting of a memorandum outlining the analysis and recommendation (in accordance with the Servicing Standard) of the Master Servicer or the Special Servicer, as the case may be, with respect to the matters that are the subject thereof, and copies of all relevant documentation.

“Revised Rate”:  With respect to the ARD Mortgage Loan, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for such ARD Mortgage Loan, as calculated and as set forth in the related Loan Agreement.

“Rule 144A”:  Rule 144A under the Act.

“Rule 144A Global Certificates”:  As defined in Section 5.02(c)(ii) of this Agreement.

“Rule 15Ga-1”:  Rule 15Ga-1 under the Exchange Act.

“Rule 15Ga-1 Notice”:  As defined in Section 2.03(a) of this Agreement.

“Rule 15Ga-1 Notice Provider”:  As defined in Section 2.03(a) of this Agreement.

“Rule 17g-5”:  Rule 17g-5 under the Exchange Act.

“Rule 17g-5 Information Provider”:  The Certificate Administrator acting in such capacity under this Agreement.

“Rule 17g-5 Information Provider’s Website”:  The website established and maintained by the Rule 17g-5 Information Provider pursuant to Section 11.06 and Section 11.13 of this Agreement, initially located at www.sf.citidirect.com, under the “NRSRO” tab for the related transaction.

“S&P”:  Standard & Poor’s Ratings Services, and its successors in interest.

“Sarbanes-Oxley Act”:  The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”:  As defined in Section 10.05 of this Agreement.

“Scheduled Principal Distribution Amount”:  For any Distribution Date, the sum, without duplication, of:

(A)           the principal component of all scheduled Monthly Payments and Balloon Payments which became due on their respective Due Dates in the related Collection Period (if and to the extent received by the Master Servicer by the related Determination Date (or, in the case of the Outside Serviced Trust Loan, by the Business Day immediately preceding the related Master Servicer Remittance Date) or (other than Balloon Payments) advanced by the Master Servicer or the Trustee in respect of such Distribution Date) with respect to the Mortgage Loans (including any REO Mortgage Loans); and

(B)           the principal component of any payment on any Mortgage Loan (including an REO Mortgage Loan) received or applied on or after the date on which such payment was due on deposit in the Collection Account as of the related Determination Date (or, in the case of the Outside Serviced Trust Loan, as of the Business Day immediately preceding the related Master Servicer Remittance Date), net of the principal portion of any unreimbursed P&I Advances related to such Mortgage Loan.

“Sequential Pay Certificates”:  The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates, collectively.

“Service(s)” or “Servicing”:  In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity (other than the Certificate Administrator and the Trustee) that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB.  For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Servicer”:  As defined in Section 10.02(b) of this Agreement.

“Servicer Indemnified Party”:  As defined in Section 8.05(c) of this Agreement.

“Servicer Termination Event”:  As defined in Section 7.01 of this Agreement.

“Servicing Criteria”:  The criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.

“Servicing Fee”:  With respect to each Mortgage Loan (including each Specially Serviced Loan) or any successor REO Mortgage Loan and for any Distribution Date, the amount accrued during the related Interest Accrual Period at the related Servicing Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and shall be prorated for partial periods.

For the avoidance of doubt, notwithstanding Section 3.05 or Section 3.12, (1) the Servicing Fee shall be payable from the Lower-Tier REMIC and (2) the portion thereof payable with respect to the Outside Serviced Trust Loan to the Other Master Servicer shall be paid under the Other Pooling and Servicing Agreement, shall not be payable to the Master Servicer and will previously have been deducted by the Other Master Servicer prior to remittance to the Trust and shall not be withdrawn from the Collection Account.

“Servicing Fee Rate”:  With respect to each Mortgage Loan (including the Outside Serviced Trust Loan) (or any successor REO Mortgage Loan with respect thereto), the per annum rate set forth on the Mortgage Loan Schedule.

“Servicing File”:  Any documents (other than documents required to be part of the related Mortgage File but including copies of such documents required to be part of the related Mortgage File) related to the origination or the servicing of the Mortgage Loans that are in the possession of or under the control of the applicable Mortgage Loan Seller, including but not limited to appraisals, environmental reports, engineering reports, legal opinions, and the applicable Mortgage Loan Seller’s asset summary, delivered to the Master Servicer or the Special Servicer; provided that no information that is proprietary to the related Mortgage Loan Seller nor any draft documents, privileged or internal communications, credit underwriting, due diligence analysis or data shall be required to be delivered as part of the Servicing File.  Notwithstanding anything to the contrary contained herein, with respect to the Outside Serviced Trust Loan, the Servicing File shall consist solely of any related documents or records generated by the Master Servicer or Special Servicer hereunder or received by either of them from the Other Master Servicer or Other Special Servicer.

“Servicing Function Participant” Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities that address the Servicing Criteria, unless such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance calculated in accordance with the provisions of Regulation AB.

“Servicing Officer”:  Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee, the Operating Advisor and the Certificate Administrator by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Servicing Standard”:  With respect to the Master Servicer or the Special Servicer, to service and administer the Mortgage Loans and any REO Properties that such party is obligated to service and administer pursuant to this Agreement on behalf of the Trust Fund and the Trustee (as the trustee for the Certificateholders on behalf of the Certificateholders as a collective whole as if such Certificateholders constituted a single lender) as determined in the good faith and reasonable judgment of the Master Servicer or the Special Servicer, as the case may be:  (i) in accordance with the higher of the following standards of care:  (A) with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios (giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties), and (B) with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be, and in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of this Agreement and the terms of the respective Mortgage Loan; (ii) with a view to:  the timely recovery of all payments of principal and interest, including Balloon Payments, under the Mortgage Loans or, in the case of (1) a Specially Serviced Loan or (2) a Mortgage Loan as to which the related Mortgaged Property is an REO Property, the maximization of recovery on the Mortgage Loan to the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) of principal and interest, including Balloon Payments, on a present value basis (the relevant discounting of anticipated collections that will be distributable to the Certificateholders to be performed at the Calculation Rate); and (iii) without regard to (A) any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof, may have with any of the related Mortgagors, or any Affiliate thereof, or any other party to this Agreement; (B) the ownership of any Certificate by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof; (C) the obligation of the Master Servicer to make Advances; (D) the right of the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof, to receive compensation or reimbursement of costs hereunder generally or with respect to any particular transaction; and (E) the ownership, servicing or management for others of any other mortgage loan or real property not subject to this Agreement by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof; provided that the foregoing standards shall apply with respect to the Outside Serviced Trust Loan and any related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to this Agreement.

“Servicing Transfer Event”:  With respect to any Mortgage Loan, the occurrence of any of the events described in clauses (a) through (g) of the definition of “Specially Serviced Loan.”

“Significant Obligor”:  Any “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to the Trust.

“Similar Law”:  As defined in Section 5.03(m) of this Agreement.

“SMC”:  Starwood Mortgage Capital LLC, a Delaware limited liability company, and its successors in interest.

“SMC Guaranty”:  The letter agreement dated as of December 1, 2013, by SMC, for the benefit of the Depositor.

“SMF”:  Starwood Mortgage Funding I LLC, a Delaware limited liability company, and its successors in interest.

“SMF Loan Purchase Agreement”:  The Mortgage Loan Purchase Agreement, dated as of December 1, 2013, by and between SMF and the Depositor.

“Special Notice”:  Any (a) notice transmitted to Certificateholders pursuant to Section 5.07(c) of this Agreement, (b) notice of any request by at least 25% of the Voting Rights of the Certificates to terminate and replace the Special Servicer pursuant to Section 6.08(a) of this Agreement and (c) notice of any request by at least 15% of the Voting Rights of the Non-Reduced Certificates to terminate and replace the Operating Advisor pursuant to Section 7.06(b) of this Agreement.

“Special Servicer”:  LNR Partners, LLC, a Florida limited liability company, or its successor in interest, or any successor Special Servicer appointed as provided herein.

“Special Servicer Decision”:  Collectively:

(a)           approving leases in excess of the lesser of 30,000 square feet and 30% of the net rentable area of the related Mortgaged Property;

(b)           approving any waiver regarding the receipt of financial statements (other than immaterial timing waivers);

(c)           approving annual budgets for the related Mortgaged Property with material increases in operating expenses or payments to affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan);

(d)           approving material easements;

(e)           agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a Mortgage Loan event of default, (ii) a modification of the type of defeasance collateral required under the Loan Documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (iii) a modification that would permit a Principal Prepayment instead of defeasance if the applicable Loan Documents do not otherwise permit such Principal Prepayment; provided that the foregoing is not otherwise a Major Decision;

(f)            the processing of material releases of and from escrow accounts or reserve accounts, or letters of credit held as performance or “earn-out” escrows or reserves, but excluding routine and customary escrow and reserve disbursements; and

(g)           the processing of requests to incur additional debt in accordance with the terms of the Loan Documents.

“Special Servicer Servicing Personnel”:  The divisions and individuals of the Special Servicer who are involved in the performance of the duties of the Special Servicer under this Agreement.

“Special Servicing Compensation”:  With respect to any Mortgage Loan (other than the Outside Serviced Trust Loan) or REO Property (other than an REO Property related to the Outside Serviced Trust Loan), any of the Special Servicing Fee, the Workout Fee, and the Liquidation Fee which shall be due to the Special Servicer.

“Special Servicing Fee”:  With respect to each Specially Serviced Loan and REO Property (other than an REO Property related to the Outside Serviced Trust Loan) and any Distribution Date, an amount accrued during the related Interest Accrual Period at the applicable Special Servicing Fee Rate on the Stated Principal Balance of the related Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and shall be prorated for partial periods.  For the avoidance of doubt, the Special Servicing Fee shall be deemed payable from the Lower-Tier REMIC.

“Special Servicing Fee Rate”:  With respect to any Specially Serviced Loan or REO Property (other than an REO Property related to the Outside Serviced Trust Loan), a rate equal to (a) 0.25% per annum or (b) if the rate in clause (a) would result in a Special Servicing Fee that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property shall be a rate equal to such higher rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

“Specially Serviced Loan”:  Any Mortgage Loan (including an REO Mortgage Loan, but excluding the Outside Serviced Trust Loan and any REO Mortgage Loan related to the Outside Serviced Trust Loan) as to which any of the following events has occurred:

 (a)          the related Mortgagor has failed to make when due any Monthly Payment or a Balloon Payment, which failure continues unremedied (without regard to any grace period):

(i)      except in the case of a Balloon Loan delinquent in respect of its Balloon Payment, for 60 days beyond the date on which the subject payment was due, or

(ii)     in the case of a delinquent Balloon Payment, (A) 60 days beyond the date on which such Balloon Payment was due (except as described in clause B below) or (B) in the case of a Mortgage Loan delinquent with respect to the Balloon Payment as to which the related Mortgagor delivered to the Master Servicer, who shall promptly deliver a copy thereof to the Special Servicer, a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after the Balloon Payment was due, for 120 days beyond the date on which the Balloon Payment was due (or such shorter period beyond the date on which that Balloon Payment as due during which the refinancing is scheduled to occur); or

 (b)          there shall have occurred a default (other than as set forth in clause (a) above and other than an Acceptable Insurance Default) that (i) in the judgment of the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the Controlling Class Representative unless a Control Termination Event has occurred and is continuing) materially impairs the value of the related Mortgaged Property as security for the Mortgage Loan or otherwise materially adversely affects the interests of Certificateholders in the Mortgage Loan, and (ii) continues unremedied for the applicable grace period under the terms of the Mortgage Loan (or, if no grace period is specified and the default is capable of being cured, for 30 days); provided that any default that results in acceleration of the Mortgage Loan without the application of any grace period under the related Loan Documents shall be deemed not to have a grace period; and provided, further, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the Mortgage Loan; or

 (c)          the Master Servicer or the Special Servicer has determined (and, in the case of the Special Servicer, with the consent of the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing) that (i) a default

(other than an Acceptable Insurance Default) under the Mortgage Loan is reasonably foreseeable, (ii) such default will materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or otherwise materially adversely affects the interests of Certificateholders in the Mortgage Loan, and (iii) the default is likely to continue unremedied for the applicable grace period under the terms of such Mortgage Loan or, if no grace period is specified and the default is capable of being cured, for 30 days; provided that any default that results in acceleration of the Mortgage Loan without the application of any grace period under the related Loan Documents shall be deemed not to have a grace period; or

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in any involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the related Mortgagor and such decree or order shall have remained in force and not dismissed for a period of 60 days; or

(e)           the related Mortgagor consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment or debt, marshaling of assets and liability or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

(f)            the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(g)           the Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property;

provided, however, that a Mortgage Loan will cease to be a Specially Serviced Loan, when a Liquidation Event has occurred with respect to such Mortgage Loan or any related REO Property or, so long as at such time no circumstance identified in clauses (a) through (g) above exists that would cause the Mortgage Loan to continue to be characterized as a Specially Serviced Loan, when:

(w)           with respect to the circumstances described in clause (a) of this definition, the related Mortgagor has made three consecutive full and timely Monthly Payments under the terms of such Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.24 of this Agreement);

(x)           with respect to the circumstances described in clauses (c), (d), (e) and (f) of this definition, such circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (d), (e) and (f), no later than the entry of an order or decree dismissing such proceeding;

(y)           with respect to the circumstances described in clause (b) of this definition, such default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

(z)           with respect to the circumstances described in clause (g) of this definition, such proceedings are terminated.

The Special Servicer may conclusively rely on the Master Servicer’s determination and the Master Servicer may conclusively rely on the Special Servicer’s determination as to whether a Servicing Transfer Event has occurred giving rise to a Mortgage Loan’s becoming a Specially Serviced Loan.

“Sponsor”:  Each of CGMRC, SMF, GSMC, Cantor and Bancorp, and their respective successors in interest.

“Startup Day”:  The day designated as such pursuant to Section 2.11(c) of this Agreement.

“Stated Principal Balance”:  With respect to any Mortgage Loan (other than an REO Mortgage Loan), as of any date of determination, an amount equal to (a) the Cut-Off Date Principal Balance of such Mortgage Loan (or, in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan as of the date of substitution after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received), minus (b) the sum of (i) any and all amounts (without duplication) attributable to such Mortgage Loan that are part of the Scheduled Principal Distribution Amount and any and all Unscheduled Payments for each and every Distribution Date coinciding with or preceding such date of determination and (ii) any adjustment to the principal balance of such Mortgage Loan as a result of a reduction of principal by a bankruptcy court or as a result of a modification reducing the principal balance of such Mortgage Loan as of the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.  The Stated Principal Balance of a Mortgage Loan with respect to which title to the related Mortgaged Property has been acquired on behalf of the Trust Fund and, in the case of the Outside Serviced Trust Loan, the holder of the related Outside Serviced Companion Loan, is equal to the Stated Principal Balance thereof outstanding on the date on which such title is acquired less any Unscheduled Payments and the principal portion of any P&I Advances with respect to such REO Mortgage Loan for a Distribution Date coinciding with or preceding such date of determination but after the date on which such title is acquired.  Notwithstanding the foregoing, the Stated Principal Balance of a Specially Serviced Loan or REO Mortgage Loan with respect to which the Special Servicer has made a Final Recovery Determination (or, in the case of the Outside Serviced Trust Loan, with respect to which the Other Special Servicer has made an equivalent determination) is zero.

“Subcontractor”:  Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions of the Servicing Criteria with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, an Additional Servicer, or a Sub-Servicer.

“Substitution Shortfall Amount”:  With respect to a substitution pursuant to Section 2.03(a) of this Agreement, an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution.  In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more deleted Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan or Mortgage Loans being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loans.

“Sub-Servicer”:  Any Person that Services Mortgage Loans on behalf of the Master Servicer, the Special Servicer or an Additional Servicer and is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Master Servicer, the Special Servicer, a Servicing Function Participant or an Additional Servicer under this Agreement, with respect to some or all of the Mortgage Loans, that are identified in the Servicing Criteria.  As of the Closing Date, the Sub-Servicer(s) set forth on Exhibit S to this Agreement will be the Sub-Servicer for the related Mortgage Loan(s) set forth on Exhibit S to this Agreement.

“Sub-Servicing Agreement”:  The written contract between the Master Servicer, an Additional Servicer or the Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.01(c) of this Agreement.

“Successful Bidder”:  As defined in Section 7.01(b) of this Agreement.

“Supplemental Servicer Schedule”:  With respect to the Mortgage Loans to be serviced by the Master Servicer, a list attached hereto as Exhibit P, which list sets forth the following information with respect to each Mortgage Loan:

(i)        the Mortgagor’s name;

(ii)       property type;

(iii)      the original balance;

(iv)      the origination date;

(v)       the original and remaining amortization term;

(vi)      whether such Mortgage Loan has a guarantor;

(vii)     whether such Mortgage Loan is secured by a letter of credit;

(viii)    the original balance of any reserve or escrowed funds and the monthly amount of any reserve or escrowed funds;

(ix)      the grace period with respect to both default interest and late payment charges;

(x)       whether such Mortgage Loan is insured by RVI, lease enhancement policy or environmental policies;

(xi)      whether an operation and maintenance plan exists and, if so, what repairs are required;

(xii)     whether a cash management agreement or lock-box agreement is in place;

(xiii)    the number of units, pads, rooms or square feet of the Mortgaged Property;

(xiv)    the amount of the Monthly Payment due on the first Due Date following the Closing Date;

(xv)     the interest accrual basis;

(xvi)    Administrative Cost Rate;

(xvii)   whether the Mortgage Loan is secured by a Ground Lease; and

(xviii)  whether the related Mortgage Loan is a Defeasance Loan.

Such list may be in the form of more than one list, collectively setting forth all of the information required.

“Tax Returns”:  The federal income tax return on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each Trust REMIC under the REMIC Provisions, and the federal income tax return to be filed by the Certificate Administrator on behalf of the Grantor Trust due to its classification as a grantor trust under subpart E, part I of subchapter J of the Code, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

“Temporary Regulation S Global Certificate”:  As defined in Section 5.02(c)(i) of this Agreement.

“Terminated Party”:  As defined in Section 7.01(c) of this Agreement.

“Termination Date”:  The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01.

“Third Party Reports”:  With respect to any Mortgaged Property, the related Appraisal, Phase I environmental report, Phase II environmental report, seismic report or property condition report, if any.

“TIA”:  As defined in Section 11.14 of this Agreement.

“TIA Applicability Determination”:  As defined in Section 11.14 of this Agreement.

“Tranche Percentage Interest”:  The percentage ownership interest in a Class PEZ Regular Interest evidenced by an Exchangeable Certificate, which is equal to the ratio, expressed as a percentage, of (a) the Certificate Principal Amount of that Certificate (or, in the case of a Class PEZ Certificate, an amount equal to the related Percentage Interest evidenced by that Certificate, multiplied by the Certificate Principal Amount of the Class PEZ Component with the same letter designation as such Class PEZ Regular Interest) to (b) the Certificate Principal Amount of such Class PEZ Regular Interest.

“Transfer”:  Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R Certificate.

“Transferee Affidavit”:  As defined in Section 5.03(n)(ii) of this Agreement.

“Transferor Letter”:  As defined in Section 5.03(n)(ii) of this Agreement.

“Treasury Regulations”:  Applicable final or temporary regulation of the U.S. Department of the Treasury.

“Trust”:  The trust created by this Agreement.

“Trust Fund”:  The corpus of the trust created hereby and to be administered hereunder, consisting of:  (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve

Account and any REO Account, including any reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of this Agreement; and (xi) the Lower-Tier Regular Interests.

“Trust REMIC”:  Each of the Lower-Tier REMIC and the Upper-Tier REMIC.

“Trustee”:  U.S. Bank National Association, a national banking association, in its capacity as trustee, or its successor in interest, or any successor trustee appointed as herein provided.

“Trustee Personnel”:  The divisions and individuals of the Trustee who are involved in the performance of the duties of the Trustee under this Agreement.

“Trustee/Certificate Administrator Fee”:  With respect to each Mortgage Loan and for any Distribution Date, an amount accrued during the related Interest Accrual Period at the Trustee/Certificate Administrator Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and shall be prorated for partial periods.  For the avoidance of doubt, the Trustee/Certificate Administrator Fee shall be payable from the Lower-Tier REMIC.

“Trustee/Certificate Administrator Fee Rate”:  With respect to each Mortgage Loan, a rate equal to 0.0024% per annum.

“Underwriter Exemption”:  Prohibited Transaction Exemption 91-23 and Prohibited Transaction Exemption 89-88, both as most recently amended by Prohibited Transaction Exemption 2013-08 and as further amended by the Department of Labor from time to time.

“Underwriters”:  Goldman, Sachs & Co., Citigroup Global Markets Inc., Drexel Hamilton, LLC and RBS Securities Inc.

“Unliquidated Advance”:  Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (ii) (B) and (C) of Section 3.06(a) of this Agreement but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the Mortgage Loan or REO Property in respect of which the Advance was made.

“Unscheduled Payments”:  With respect to any Distribution Date and the Mortgage Loans (including the REO Mortgage Loans), the aggregate of (a) all principal prepayments received on the Mortgage Loans during the applicable Prepayment Period (or, in the case of the Outside Serviced Trust Loan, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date) and (b) the principal portions of all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds

(in each case, net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other Additional Trust Fund Expenses incurred in connection with the related Mortgage Loan) and, if applicable, Net REO Proceeds received with respect to the Mortgage Loans and any REO Properties (or, in the case of the Outside Serviced Trust Loan, any interest in REO Property acquired with respect to the Outside Serviced Whole Loan) during the applicable Prepayment Period (or, in the case of the Outside Serviced Trust Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made in respect of a preceding Distribution Date.

“Upper-Tier Distribution Account”:  The trust account or accounts created and maintained as a separate trust account (or separate sub-account within the same account as the Lower-Tier Distribution Account) or accounts by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which (subject to any changes in the identities of the Trustee and/or the Certificate Administrator) shall be entitled “Citibank, N.A., as Certificate Administrator, on behalf of U.S. Bank National Association, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Upper-Tier Distribution Account” and which must be an Eligible Account.

“Upper-Tier REMIC”:  A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests and amounts held from time to time in the Upper-Tier Distribution Account.

“Upper-Tier Residual Interest”:  The sole class of “residual interests”, within the meaning of Code Section 860G(a)(2), in the Upper-Tier REMIC and evidenced by the Class R Certificates.

“U.S. Tax Person”:  A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State thereof or the District of Columbia, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence as of August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Voting Rights”:  The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates.  At all times during the term of this Agreement, the percentage of the Voting Rights assigned to each Class shall be (a) 0%, in the case of the Class R and Class S Certificates, (b) 1% in the aggregate to the respective Classes of the Class X Certificates, allocated between such Classes based on their respective interest entitlements on the most recent prior Distribution Date and (c) in the case of any of any Class of Certificates (other than the Class X, Class S and Class R Certificates), a percentage equal to the product of (i) 99% multiplied by (ii) a fraction, the numerator of which is equal to the Certificate

Principal Amount of such Class and the denominator of which is equal to the aggregate Certificate Principal Amounts of all Classes of the Certificates (other than the Class X, Class S and Class R Certificates) (or, if with respect to a vote of Non-Reduced Certificates, the Non-Reduced Certificates); provided that for purposes of such allocations, the Class A-S Certificates and the Class PEZ Component A-S of the Class PEZ Certificates shall be considered as if they together constitute a single “Class”, the Class B Certificates and the Class PEZ Component B of the Class PEZ Certificates shall be considered as if they together constitute a single “Class”, and the Class C Certificates and the Class PEZ Component C of the Class PEZ Certificates shall be considered as if they together constitute a single “Class”.  Voting Rights shall be allocated to the Class PEZ Certificates only with respect to each Class PEZ Component that is part of a “Class” of Certificates determined as described in the proviso to the preceding sentence.  The Voting Rights of any Class of Certificates shall be allocated among Holders of Certificates of such Class in proportion to their respective Percentage Interests.  The aggregate Voting Rights of Holders of more than one Class of Certificates shall be equal to the sum of the products of each such Holder’s Voting Rights and the percentage of Voting Rights allocated to the related Class of Certificates.

“WAC Rate”:  With respect to any Distribution Date, a per annum rate equal to the weighted average of the Net Mortgage Rates in effect for the Mortgage Loans (including the REO Mortgage Loans) as of their respective Due Dates in the month preceding the month in which such Distribution Date occurs, weighted on the basis of their respective Stated Principal Balances immediately following the Distribution Date (or, if applicable, the Closing Date) in such preceding month.

“WHFIT”:  A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”:  Treasury Regulations section 1.671-5, as amended.

“WHMT”:  A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(23) or successor provisions.

“Whole Loan”:  The Miracle Mile Shops Whole Loan (which shall include any successor REO Mortgage Loan and the related deemed Companion Loans).

“Withheld Amounts”:  As defined in Section 3.23 of this Agreement.

“Workout-Delayed Reimbursement Amounts”:  With respect to any Mortgage Loan, the amount of any Advance made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes a Corrected Loan and (ii) the amount of such Advance becomes a future obligation of the Mortgagor to pay under the terms of modified Loan Documents.  That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

“Workout Fee”:  The fee paid to the Special Servicer with respect to each Corrected Loan equal to the applicable Workout Fee Rate applied to each collection of interest (excluding Default Interest and Excess Interest) and principal (other than any amount for which a Liquidation Fee is paid) received on such Corrected Loan for so long as it remains a Corrected Loan; provided that no Workout Fee shall be payable by the Trust with respect to such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (c) of the definition of “Specially Serviced Loan” (and no other clause thereof) and no mortgage loan event of default actually occurs, unless the Mortgage Loan is modified by the Special Servicer in accordance with the terms hereof; provided, further, that if a Mortgage Loan becomes a Specially Serviced Loan under this Agreement only because of an event described in clause (a) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Mortgage Loan, the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related Mortgagor in connection with such workout; provided, further, that the Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under this Agreement shall be reduced by any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to such Mortgage Loan as described in the definition of “Excess Modification Fees” in this Agreement, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Workout Fee Rate”:  A rate equal to the lesser of  (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000 when applied to each expected payment of principal and interest (other than Default Interest and Excess Interest) on the subject Mortgage Loan (which shall not include the Outside Serviced Trust Loan) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than Default Interest and Excess Interest) on the subject Mortgage Loan (which shall not include the Outside Serviced Trust Loan) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate shall be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than Default Interest and Excess Interest) on such Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date.

“Yield Maintenance Charge”:  With respect to any Mortgage Loan, the yield maintenance charge or prepayment premium, if any, payable under the related Note in connection with certain prepayments.

Section 1.02          Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

(a)           All calculations of interest with respect to the Mortgage Loans shall be made in accordance with the terms of the related Note and Mortgage.

(b)           For purposes of distribution of Yield Maintenance Charges pursuant to Section 4.01(c) of this Agreement on any Distribution Date, the Class of Principal Balance Certificates and/or Class PEZ Regular Interest as to which any prepayment shall be deemed to be distributed shall be determined on the assumption that the portion of the Principal Distribution Amount paid to the Principal Balance Certificates and/or Class PEZ Regular Interests on such Distribution Date in respect of principal shall consist first of scheduled payments included in the definition of Principal Distribution Amount and second of prepayments included in such definition.

(c)           Any Mortgage Loan payment is deemed to be received by the Trust Fund on the date such payment is actually received by the Master Servicer, the Special Servicer or the Certificate Administrator; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with Section 3.01(b) of this Agreement to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

(d)           All amounts collected by or on behalf of the Trust in respect of any Mortgage Loan in the form of payments from the related Mortgagor, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds shall be allocated to amounts due and owing under the related Loan Documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Loan Documents any any related intercreditor agreement (and, in the case of the Outside Serviced Trust Loan, the provisions of the Other Pooling and Servicing Agreement and the Co-Lender Agreement); provided, however, in the absence of such express provisions or if and to the extent that such terms authorize the mortgagee to use its discretion and in any event for purposes of calculating distributions hereunder after an event of default under the related Mortgage Loan (to the extent not cured or waived), in each case only to the extent such amount is an obligation of the related Mortgagor in the related Loan Documents, all such amounts collected shall be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan in the following order of priority:

(i)            as a recovery of any unreimbursed Advances with respect to such Mortgage Loan and unpaid interest on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such Mortgage Loan;

(ii)           as a recovery of any Nonrecoverable Advances related to such Mortgage Loan and any interest thereon, to the extent previously reimbursed from principal collections with respect to the other Mortgage Loans;

(iii)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate to, but not including, the date of receipt by or on behalf of the Trust (or, in the case of a full Monthly Payment from the related Mortgagor, through the related Due Date), over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below on earlier dates);

(iv)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

(v)           as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with related Appraisal Reduction Amounts (to the extent that collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates);

(vi)          as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

(vii)         as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

(viii)        in the case of the ARD Mortgage Loan after the related Anticipated Repayment Date, to the extent not previously allocated pursuant to clause (i) or (iv) above, as a recovery of principal to the extent of such ARD Mortgage Loan’s entire remaining unpaid principal balance;

(ix)           as a recovery of any Yield Maintenance Charge then due and owing under such Mortgage Loan;

(x)            as a recovery of any Default Interest, Excess Interest and late payment charges then due and owing under such Mortgage Loan;

(xi)           as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

(xii)          as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and then, allocated to Operating Advisor Consulting Fees); and

(xiii)         as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC Provisions, payments or proceeds received with respect to any partial release of a Mortgaged Property (including following a condemnation) if, immediately following such release, the loan-to-value ratio of the related Mortgage Loan exceeds 125% (based solely on the value of the real property and excluding personal property and going concern value, if any), must be allocated to reduce the principal balance of the Mortgage Loan in the manner permitted by such REMIC Provisions.

(e)           Collections by or on behalf of the Trust in respect of any REO Property (exclusive of amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of the Outside Serviced Trust Loan, except as otherwise expressly set forth in the Other Pooling and Servicing Agreement and the Co-Lender Agreement) shall be deemed allocated for purposes of collecting amounts due under the deemed REO Mortgage Loan, in each case only to the extent such amount is or was an obligation of the related Mortgagor in the related Loan Documents, in the following order of priority:

(i)            as a recovery of any unreimbursed Advances with respect to the related REO Mortgage Loan and interest on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to the related REO Mortgage Loan;

(ii)           as a recovery of any Nonrecoverable Advances on the related REO Mortgage Loan and any interest thereon, to the extent previously reimbursed from principal collections with respect to the other Mortgage Loans;

(iii)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on the related REO Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on the related REO Mortgage Loan at the related Mortgage Rate to, but not including, the Due Date in the Collection Period in which such collections were received, over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for the related REO Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest on earlier dates pursuant to clause (v) below or clause (v) of Section 1.02(d) above);

(iv)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of the related REO Mortgage Loan to the extent of its entire unpaid principal balance;

(v)           as a recovery of accrued and unpaid interest on the related REO Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for the related REO Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with related Appraisal Reduction

Amounts (to the extent that collections have not theretofore been allocated as a recovery of accrued and unpaid interest  on earlier dates pursuant to this clause (v) or clause (v) of Section 1.02(d) above);

(vi)          as a recovery of any Yield Maintenance Charge then due and owing under the related REO Mortgage Loan;

(vii)         as a recovery of any Default Interest, Excess Interest or late payment charges then due and owing under the related REO Mortgage Loan;

(viii)        as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related REO Mortgage Loan; and

(ix)          as a recovery of any other amounts then due and owing under the related REO Mortgage Loan (if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees).

(f)           The applications of amounts received in respect of any Mortgage Loan pursuant to paragraph (d) of this Section 1.02 shall be determined by the Master Servicer in accordance with the Servicing Standard. The applications of amounts received in respect of any Mortgage Loan or any REO Property pursuant to paragraph (e) of this Section 1.02 shall be determined by the Special Servicer in accordance with the Servicing Standard.

(g)           All net present value calculations and determinations made hereunder with respect to the Mortgage Loans or a Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”, and including, if and when applicable, with respect to the Outside Serviced Trust Loan or the related Mortgaged Property or any related REO Property) shall be made using the Calculation Rate.

(h)           The parties hereto acknowledge that any payments, collections and recoveries received by the parties to the Other Pooling and Servicing Agreement related to the Outside Serviced Trust Loan are required to be allocated by such parties as interest, principal or other amounts in accordance with the terms and conditions of the Other Pooling and Servicing Agreement, the Co-Lender Agreement and the Outside Serviced Trust Loan.

Section 1.03       Certain Constructions. (a)  For purposes of this Agreement, references to the most or next most subordinate Class of Certificates or Class PEZ Regular Interests outstanding at any time shall mean the most or next most subordinate Class of Certificates or Class PEZ Regular Interest then outstanding as among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates and the Class A-S, Class B and Class C Regular Interests; provided, however, that for purposes of determining the most subordinate Class of Certificates, in the event that the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates are the only Classes of Principal Balance Certificates outstanding, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D Certificates together will be treated as the most subordinate Class of Certificates.  For purposes of this Agreement, each Class of Certificates (other than the Class R and Class S Certificates) and Class PEZ Regular Interest shall be deemed to be outstanding only to the extent its respective Certificate Principal Amount or Notional Amount has not been reduced to zero.  For purposes of this Agreement, the Class R Certificates shall be deemed to be outstanding so long as the Trust REMICs have not been terminated pursuant to Section 9.01 of this Agreement.

(b)           For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)            the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)            references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iii)          a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(iv)          the words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(v)           the terms “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01     Conveyance of Mortgage Loans.

(a)           The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust to be designated as Citigroup Commercial Mortgage Trust 2013-GC17, appoint the Trustee to serve as trustee of such trust and assign, sell, transfer, set over and otherwise convey to the Trustee (as holder of  the Lower-Tier Regular Interests) in trust without recourse for the benefit of the Certificateholders all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) Sections 2, 3, 4, 5 (other than Section 5(e) and 5(f)), 6 (other than Section 6(i)), (and to the extent related to the foregoing) 7, 11, 12, 13, 14, 16, 17, 18 and 23 of each Loan Purchase Agreement, (iii) the SMC Guaranty, (iv) the Co-Lender Agreement and (v) all Escrow Accounts, Lock-Box Accounts and all other assets included or to be included in the Trust Fund for the benefit of the Certificateholders.  Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (other than payments of principal, interest and other amounts due and payable on the Mortgage Loans on or before the Cut-Off Date and excluding any Loan Seller Defeasance Rights and Obligations with respect to the Mortgage Loans).  Such assignment of the Outside Serviced Trust Loan is further subject to the terms and conditions of the Other Pooling and Servicing Agreement and the Co-Lender Agreement.  The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 11.08 of this Agreement, is intended by the parties to constitute a sale.

(b)           In connection with the Depositor’s assignment pursuant to Section 2.01(a) of this Agreement, the Depositor shall direct each Mortgage Loan Seller (pursuant to the related Loan Purchase Agreement) to deliver to and deposit with the Custodian (on behalf of the Trustee), on or before the Closing Date, the Mortgage File for each Mortgage Loan, with copies (other than with respect to the Outside Serviced Trust Loan) to be delivered, within five (5) Business Days after the Closing Date, to the Master Servicer and the Special Servicer; provided, however, that copies of any document in the Mortgage File that also constitutes a Designated Servicing Document shall be delivered to the Master Servicer (other than with respect to the Outside Serviced Trust Loan) on or before the Closing Date.  None of the Certificate Administrator, the Trustee, the Custodian, the Master Servicer or the Special Servicer shall be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the document delivery requirements of the related Loan Purchase Agreement and this Section 2.01(b).  Notwithstanding anything herein to the contrary, with respect to letters of credit (exclusive of those relating to the Outside Serviced Trust Loan), the applicable Mortgage Loan Seller shall deliver to the Master Servicer and the Master Servicer shall hold the original (or copy, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect an assignment or amendment of such letter of credit (changing the beneficiary thereof to the Trustee (in care of the Master Servicer) for the benefit of Certificateholders that may be required in order for the Master Servicer to draw on such letter of credit on behalf of the Trustee for the benefit of Certificateholders in accordance with the applicable terms thereof and/or of the related

Loan Documents)) and the applicable Mortgage Loan Seller shall be deemed to have satisfied any delivery requirements of the related Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to any letter(s) of credit a copy thereof to the Custodian together with an Officer’s Certificate of the applicable Mortgage Loan Seller certifying that such document has been delivered to the Master Servicer or an Officer’s Certificate from the Master Servicer certifying that it holds the letter(s) of credit pursuant to this Section 2.01(b).  If a letter of credit referred to in the previous sentence is not in a form that would allow the Master Servicer to draw on such letter of credit on behalf of the Trustee for the benefit of Certificateholders in accordance with the applicable terms thereof and/or of the related Loan Documents, the applicable Mortgage Loan Seller shall deliver the appropriate assignment or amendment documents (or copies of such assignment or amendment documents if the related Mortgage Loan Seller has submitted the originals to the related issuer of such letter of credit for processing) to the Master Servicer within 90 days of the Closing Date.  The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter(s) of credit required in order for the Master Servicer to draw on such letter(s) of credit on behalf of the Trustee for the benefit of Certificateholders and shall cooperate with the reasonable requests of the Master Servicer or the Special Servicer, as applicable, in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is assigned or amended in order that it may be drawn by the Master Servicer on behalf of the Trustee for the benefit of Certificateholders.

After the Depositor’s transfer of the Mortgage Loans to the Trustee pursuant to this Section 2.01(b), the Depositor shall not take any action inconsistent with the Trust’s ownership of the Mortgage Loans.

(c)           The Depositor hereby represents and warrants that each Mortgage Loan Seller has covenanted in the applicable Loan Purchase Agreement that it shall record and file, or cause a third party on its behalf to record and file, at the related Mortgage Loan Seller’s expense, in the appropriate public office for real property records or UCC financing statements, as appropriate, each related assignment of Mortgage and assignment of Assignment of Leases, in favor of the Trustee referred to in clause (4) of the definition of “Mortgage File” and each related UCC-2 and UCC-3 assignment referred to in clause (15) of the definition of “Mortgage File”.  This subsection (c) shall not apply to the Outside Serviced Trust Loan because the documents referred to herein have been assigned to the Other Trustee.

The Depositor hereby represents and warrants that the applicable Mortgage Loan Seller has covenanted in the related Loan Purchase Agreement as to each Mortgage Loan (exclusive of the Outside Serviced Trust Loan), that if it cannot deliver or cause to be delivered the documents and/or instruments referred to in clauses (2), (3) and (6) (if recorded) and (15) of the definition of “Mortgage File” solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, as applicable, a copy of the original certified by the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording, shall be forwarded to the Custodian.  Each assignment referred to in the prior paragraph that is recorded and the file copy of each UCC-2 and UCC-3 assignment referred to in the previous paragraph shall reflect that it should be returned by the public recording or filing office to the Custodian or its agent following recording (or, alternatively, to the applicable Mortgage Loan Seller or its designee, in which case the applicable Mortgage Loan Seller shall deliver or cause the delivery of the recorded/filed original to the Custodian promptly following receipt); provided that, in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases, the applicable Mortgage Loan Seller or its designee shall obtain and provide to the Custodian a certified copy of the recorded original.  On a monthly basis, at the expense of the applicable Mortgage Loan Seller, the Custodian shall forward to the Master Servicer a copy of each of the aforementioned assignments following the Custodian’s receipt thereof.

If the Custodian has received written notice that any of the aforementioned assignments is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, then the Custodian shall direct the applicable Mortgage Loan Seller (pursuant to the Loan Purchase Agreement) promptly to prepare or cause the preparation of a substitute therefor or to cure such defect, as the case may be, and record or file, or with respect to any assignments the Custodian has agreed to file as described above, to deliver to the Custodian the substitute or corrected document.  The Custodian shall upon receipt from the applicable Mortgage Loan Seller cause the same to be duly recorded or filed, as appropriate.

(d)           In connection with the Depositor’s assignment pursuant to Section 2.01(a) of this Agreement, except with respect to the Outside Serviced Trust Loan, the Depositor shall direct the applicable Mortgage Loan Seller (pursuant to the related Loan Purchase Agreement) to deliver to and deposit (or cause to be delivered and deposited) with the Master Servicer within five (5) Business Days after the Closing Date, (i) all documents and records not otherwise required to be contained in the Mortgage File that (A) relate to the origination and/or servicing and administration of the Mortgage Loans, (B) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans  (including any asset summaries related to the Mortgage Loans that were delivered to the Rating Agencies in connection with the rating of the Certificates) or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or holders of interests therein and (C) are in possession or under control of the applicable Mortgage Loan Seller, together with (ii) all unapplied Escrow Payments and reserve funds in the possession of the applicable Mortgage Loan Seller that relate to such Mortgage Loans and a statement indicating which Escrow Payments and reserve funds are allocable to each Mortgage Loan, provided that any document, record or item referred to above in clause (i) of this sentence that constitutes a Designated Servicing Document shall be delivered to the Master Servicer on or before the Closing Date; and provided, further, that the applicable Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other related Mortgage Loan Seller communications, credit underwriting, due diligence analyses or data, or internal worksheets, memoranda, communications or evaluations.  The Master Servicer shall hold all such documents, records and funds on behalf of the Trustee in trust for the benefit of the Certificateholders.  Notwithstanding anything to the contrary, the foregoing provisions of this Section 2.02(d) shall not apply to the Outside Serviced Trust Loan.  In addition, attached as Exhibit P to this Agreement is the Supplemental Servicer Schedule.

(e)           In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall deliver, and hereby represents and warrants that it has delivered, to the Custodian and the Master Servicer, on or before the Closing Date, a fully executed original counterpart of each Loan Purchase Agreement, as in full force and effect, without amendment or modification, on the Closing Date.

(f)           The parties to this Agreement acknowledge and agree, with respect to the Outside Serviced Trust Loan, that the Trust assumes the obligations and rights of the holder of the Outside Serviced Trust Loan under the Co-Lender Agreement and/or Other Pooling and Servicing Agreement.

(g)           It is not intended that this Agreement create a partnership or a joint-stock association.

Section 2.02     Acceptance by the Trustee, the Custodian and the Certificate Administrator.

(a)           The Trustee, by its execution and delivery of this Agreement, hereby accepts receipt, directly or through the Custodian on its behalf, of (i) the Mortgage Loans and all documents delivered to it that constitute portions of the related Mortgage Files and (ii) all other assets delivered to it and included in the Trust Fund, in good faith and without notice of any adverse claim, and declares that it or the Custodian on its behalf holds and will hold such documents and any other documents subsequently received by it that constitute portions of the Mortgage Files, and that the Custodian on behalf of the Trustee holds and will hold the Mortgage Loans and such other assets, together with any other assets subsequently delivered to it that are to be included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders.  In connection with the foregoing, the Custodian hereby certifies to each of the other parties hereto, the applicable Mortgage Loan Seller, each Underwriter and each Initial Purchaser that, as to each Mortgage Loan, (i) all documents specified in clause (1) of the definition of “Mortgage File” are in its possession or the possession of an agent on its behalf, and (ii) the original Note (or, if accompanied by a lost note affidavit, the copy of such Note) received by it or an agent on its behalf with respect to such Mortgage Loan has been reviewed by it or an agent on its behalf and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan.

(b)           On or about the 60th day following the Closing Date (and, if any exceptions are noted, again on or about the 90th day following the Closing Date and monthly thereafter until the earliest of (i) the second anniversary of the Closing Date, (ii) the day on which all material exceptions have been removed and (iii) the day on which the applicable Mortgage Loan Seller has repurchased or substituted for the last affected Mortgage Loan), the Custodian or an agent on its behalf shall review the documents delivered to it with respect to each Mortgage Loan, and the Custodian shall, subject to Sections 2.01(c), 2.02(c) and 2.02(d) of this Agreement and the terms of the respective Loan Purchase Agreements, certify in writing (substantially in the form of Exhibit N to this Agreement) to each of the other parties hereto, the applicable Mortgage Loan Seller, each Underwriter and each Initial Purchaser that, as to each Mortgage Loan then subject to this Agreement (except as specifically identified in any exception report annexed to such certification):  (i) all documents specified in clauses (1), (2), (3), (4) (other than with respect to the Outside Serviced Trust Loan), (5), (7), (15) and (20) (for the Outside Serviced Trust Loan) of the definition of “Mortgage File” are in its possession or the related Mortgage Loan Seller has otherwise satisfied the delivery requirements in accordance with the related Loan Purchase Agreement; (ii) the recordation/filing contemplated by Section 2.01(c) of this Agreement has been completed (based solely on receipt by the Custodian or an agent on its behalf of the particular recorded/filed documents); (iii) all documents received by the Custodian or an agent on its behalf with respect to such Mortgage Loan have been reviewed by the Custodian or an agent on its behalf and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) of this Agreement and this Section 2.02(b) and only as to the foregoing documents (together with any Loan Agreement that has been delivered by the related Mortgage Loan Seller), the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv) and (v)(B) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the Mortgage File.  With respect to the items listed in clauses (2), (3), (4) and (6) of the definition of “Mortgage File” if the original of such document is not in the Custodian’s possession or in the possession of an agent on its behalf because it has not been returned from the applicable recording office, then the Custodian’s certification prepared pursuant to this Section 2.02(b) should indicate the absence of such original.  In addition, as it relates to the Outside Serviced Trust Loan, with respect to the items listed in clauses (2), (3), (4) and (6) of the definition of “Mortgage File” because the original of such document will not be in the Custodian’s possession or in the possession of an agent on its behalf since it will have been delivered to the Other Trustee in accordance with the Other Pooling and Servicing Agreement, the Custodian’s certification prepared pursuant to this Section 2.02(b) should indicate the absence of such original.  If the Custodian’s obligation to deliver the certifications contemplated in this subsection terminates because two years have elapsed since the Closing Date, the Custodian shall deliver a comparable certification to any party hereto and any Underwriter and any Initial Purchaser on request.

(c)           It is acknowledged that none of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Loans delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face.  Furthermore, none of the Trustee, the Master Servicer, the Special Servicer the Certificate Administrator or the Custodian shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

(d)           It is understood that the scope of the Custodian’s review of the Mortgage Files is limited solely to confirming that the documents specified in clauses (1), (2), (3), (4) (other than with respect to the Outside Serviced Trust Loan), (5), (7), (15) and (20) (for the Outside Serviced Trust Loan) of the definition of “Mortgage File” have been received, appear regular on their face and such additional information as will be necessary for delivering the certifications required by Sections 2.02(a) and 2.02(b) of this Agreement.

(e)           If, after the Closing Date, the Depositor comes into possession of any documents or records that constitute part of the Mortgage File or Servicing File for any

Mortgage Loan, the Depositor shall promptly deliver such document to the Custodian with a copy to the Master Servicer (if it constitutes part of the Servicing File).

Section 2.03     Mortgage Loan Sellers’ Repurchase, Substitution or Cures of Mortgage Loans for Document Defects in Mortgage Files and Breaches of Representations and Warranties.

(a)           If (i) any party hereto (A) discovers or receives notice alleging that any document constituting a part of a Mortgage File has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a “Document Defect”) or (B) discovers or receives notice alleging a breach of any representation or warranty of the applicable Mortgage Loan Seller made pursuant to Section 6(c) of the related Loan Purchase Agreement with respect to any Mortgage Loan (a “Breach”) or (ii) the Special Servicer or the Depositor receives a Repurchase Communication of a request or demand for repurchase or replacement of any Mortgage Loan alleging a Document Defect or Breach (any such request or demand, a “Repurchase Request”), then such Person shall give prompt written notice thereof to the applicable Mortgage Loan Seller, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the other parties hereto and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider (to the extent notice has not previously been delivered to such Persons pursuant to this sentence).  If any such Document Defect or Breach materially and adversely affects, or any such Document Defect is deemed in accordance with Section 2.03(b) of this Agreement to materially and adversely affect, the value of the related Mortgage Loan (or any related REO Property) or the interests of the Certificateholders therein, then such Document Defect shall constitute a “Material Document Defect” or such Breach shall constitute a “Material Breach”, as the case may be.  The Special Servicer shall determine, with respect to any affected Mortgage Loan or REO Mortgage Loan, whether a Document Defect is a Material Document Defect or a Breach is a Material Breach.  If such Document Defect or Breach has been determined to be a Material Document Defect or Material Breach, then the Special Servicer shall give prompt written notice thereof to the applicable Mortgage Loan Seller, the other parties hereto and the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event).  Promptly upon becoming aware of any Material Document Defect or Material Breach, the Special Servicer shall require the applicable Mortgage Loan Seller (and in the case of the Mortgage Loans sold to the Depositor by SMF, with simultaneous notice to SMC, as guarantor of certain of SMF’s obligations under the SMF Loan Purchase Agreement, pursuant to the SMC Guaranty) not later than 90 days from the earlier of the applicable Mortgage Loan Seller’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, such Material Document Defect or Material Breach, as the case may be (or, in the case of a Material Document Defect or Material Breach relating to a Mortgage Loan not being a Qualified Mortgage, not later than 90 days from any party discovering such Material Document Defect or Material Breach, provided that, if it is not the discovering party, the applicable Mortgage Loan Seller receives notice thereof in a timely manner), to cure the same in all material respects (which cure shall include payment of losses and any Additional Trust Fund Expenses associated therewith) or, if such Material Document Defect or Material Breach, as the case may be, cannot be cured within such 90 day period, either to (before the end of such 90-day period)

(i) repurchase the affected Mortgage Loan or any related REO Property (or the Trust’s interest therein with respect to the Outside Serviced Trust Loan) at the applicable Purchase Price by wire transfer of immediately available funds to the Collection Account or (ii) substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan (provided that in no event shall any such substitution occur on or after the second anniversary of the Closing Date) and pay the Master Servicer for deposit into the Collection Account, any Substitution Shortfall Amount in connection therewith, all in conformity with the applicable Loan Purchase Agreement and this Agreement; provided, however, that if (i) such Material Document Defect or Material Breach is capable of being cured but not within such 90 day period, (ii) such Material Document Defect or Material Breach is not related to any Mortgage Loan’s not being a Qualified Mortgage and (iii) the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach within such 90 day period, then such Mortgage Loan Seller shall have an additional 90 days to complete such cure or, in the event of a failure to so cure, to complete such repurchase or substitution (it being understood and agreed that, in connection with such Mortgage Loan Seller’s receiving such additional 90 day period, such Mortgage Loan Seller shall deliver an Officer’s Certificate to the Trustee, the Special Servicer and the Certificate Administrator setting forth the reasons such Material Document Defect or Material Breach is not capable of being cured within the initial 90 day period and what actions such Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that such Mortgage Loan Seller anticipates that such Material Document Defect or Material Breach will be cured within such additional 90 day period); and provided, further, that, if any such Material Document Defect is still not cured after the initial 90 day period and any such additional 90 day period solely due to the failure of such Mortgage Loan Seller to have received the recorded document, then such Mortgage Loan Seller shall be entitled to continue to defer its cure, repurchase and substitution obligations in respect of such Document Defect so long as such Mortgage Loan Seller certifies to the Trustee, the Special Servicer and the Certificate Administrator every 30 days thereafter that the Document Defect is still in effect solely because of its failure to have received the recorded document and that such Mortgage Loan Seller is diligently pursuing the cure of such defect (specifying the actions being taken), except that no such deferral of cure, repurchase or substitution may continue beyond the date that is 18 months following the Closing Date.  If the affected Mortgage Loan is to be repurchased, the Master Servicer shall designate the Collection Account as the account to which funds in the amount of the Purchase Price are to be wired.  If the affected Mortgage Loan is to be substituted for, the Master Servicer shall designate the Collection Account as the account to which funds in the amount of the Substitution Shortfall Amount are to be wired.  Any such repurchase or substitution of a Mortgage Loan shall be on a whole loan, servicing released basis.  Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced after the related Cut-Off Date and received by the Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, shall be part of the Trust Fund.  Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced and received by the Master Servicer or the Special Servicer on behalf of the Trust after the related date of repurchase or substitution, shall not be part of the Trust Fund and are to be remitted by the Master Servicer to the Mortgage Loan Seller effecting the related repurchase or substitution promptly following receipt.

With respect to the Outside Serviced Trust Loan, the parties to this Agreement agree that if a “material document defect” exists under the Other Pooling and Servicing Agreement with respect to the Miracle Mile Shops Companion Loan designated as promissory note A-1, and such Companion Loan is repurchased from the trust created under the Other Pooling and Servicing Agreement as a result of such “material document defect”, then the related Mortgage Loan Seller shall be required to repurchase the Outside Serviced Trust Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” related to the promissory note for such Companion Loan.

If the Special Servicer or the Depositor receives a Repurchase Communication of a withdrawal of a Repurchase Request of which notice has been previously received or given and which withdrawal is by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”), such party shall give written notice of such Repurchase Request Withdrawal to the applicable Mortgage Loan Seller, the other parties hereto, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider (to the extent notice has not previously been delivered to such Persons pursuant to this sentence).  If the Special Servicer receives a Repurchase Communication that any Mortgage Loan that was subject of a Repurchase Request has been repurchased or replaced (a “Repurchase”), or that such Repurchase Request has been rejected (a “Repurchase Request Rejection”), then the Special Servicer shall (in accordance with the following paragraph) give written notice of such Repurchase or Repurchase Request Rejection to the Depositor, the applicable Mortgage Loan Seller (unless it is the entity that has repurchased or replaced the subject Mortgage Loan or rejected such Repurchase Request), and the Certificate Administrator (unless it is the party that notified the Special Servicer thereof).

Each notice of a Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection required to be given by a party pursuant to this Section 2.03(a) (each, a “Rule 15Ga-1 Notice”) shall be given no later than ten (10) Business Days after receipt of a Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable, and shall include (i) the identity of the related Mortgage Loan, (ii) the date that the Repurchase Communication regarding the Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection was received, as applicable, (iii) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (iv) in the case of Rule 15Ga-1 Notices provided by the Special Servicer with respect to a Repurchase Request, a statement as to whether the Special Servicer currently plans to pursue such Repurchase Request.

If the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor or the Custodian receives a Repurchase Communication of a Repurchase Request, a Repurchase Request Withdrawal, a Repurchase or a Repurchase Request Rejection, then such party shall promptly forward such Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection to the Special Servicer (with respect to any Mortgage Loan or REO Mortgage Loan) and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative, and include the following statement in the related correspondence:  “This is a Repurchase Communication regarding [a “Repurchase Request”] [a “Repurchase Request Withdrawal”] [a “Repurchase”] [a “Repurchase Request Rejection”] under Section 2.03(a) of the Pooling and Servicing Agreement relating to the Citigroup Commercial Mortgage Trust 2013-GC17 Commercial Mortgage Pass Through Certificates, Series 2013-GC17, requiring action by you as the recipient of such [Repurchase Request] [Repurchase Request Withdrawal] [Repurchase] [Repurchase Request Rejection] thereunder”.  Upon receipt of any Repurchase Communication of a Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection by the Special Servicer pursuant to the foregoing provisions of this paragraph, the Special Servicer shall be deemed to be the recipient of such Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, and the Special Servicer shall comply with the notice procedures set forth in the preceding paragraphs of this Section 2.03(a) with respect to such Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection.

No Person that is required to provide a Rule 15Ga-1 Notice pursuant to this Section 2.03(a) (a “Rule 15Ga-1 Notice Provider”) shall be required to provide any information in a Rule 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines.  Each Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice provided pursuant to this Section 2.03(a) is so provided only to assist the related Mortgage Loan Seller, the Depositor and their respective Affiliates to comply with Rule 15Ga-1, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii)(A) no action taken by, or inaction of, a Rule 15Ga-1 Notice Provider and (B) no information provided pursuant to this Section 2.03(a) by a Rule 15Ga-1 Notice Provider in a Rule 15Ga-1 Notice shall be deemed to constitute a waiver or defense to the exercise of any legal right the Rule 15Ga-1 Notice Provider may have with respect to the related Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice.

On or before the Closing Date, the Depositor shall deliver to the Master Servicer a copy of each Loan Purchase Agreement and the SMC Guaranty, which the Master Servicer shall provide to each Sub-Servicer.

(b)           Subject to the applicable Mortgage Loan Seller’s right to cure as contemplated in this Section 2.03, and further subject to Section 2.01(b) and Section 2.01(c) of this Agreement, failure of such Mortgage Loan Seller to deliver the documents referred to in clauses (1), (2), (7), (8), (18) and (19) in the definition of “Mortgage File” in accordance with this Agreement and the applicable Loan Purchase Agreement for any Mortgage Loan shall be deemed a Material Document Defect; provided, however, that no Document Defect (except a deemed Material Document Defect described above) shall be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the Mortgage Loan or for any immediate significant servicing obligation.

(c)           In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan pursuant to this Section 2.03, the Trustee, the Certificate Administrator, the Custodian, the Master Servicer and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of them of a receipt executed by the applicable Mortgage Loan Seller evidencing such repurchase or substitution, all portions of the Mortgage File and other documents (including, without limitation, the Servicing File), and all Escrow Payments and reserve funds, pertaining to such Mortgage Loan possessed by it, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to the applicable Mortgage Loan Seller or its designee in the same manner, but only if the respective documents have been previously assigned or endorsed to the Trustee, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which such documents were previously assigned to the Trustee or as otherwise reasonably requested to effect the retransfer and reconveyance of the Mortgage Loan and the security thereof to the Mortgage Loan Seller or its designee; provided that such tender by the Trustee shall be conditioned upon its receipt from the Master Servicer of a Request for Release and an Officer’s Certificate to the effect that the requirements for repurchase or substitution have been satisfied. The Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.03(c), and such other instruments as may be necessary or appropriate to transfer title to an REO Property (including with respect to the Outside Serviced Trust Loan) in connection with the repurchase of, or substitution for, an REO Mortgage Loan and the Trustee shall execute and deliver any powers of attorney necessary to permit the Master Servicer to do so; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer or any of its agents or subcontractors.

(d)           The related Loan Purchase Agreement and, if applicable, the SMC Guaranty, provide the sole remedies available to the Certificateholders, or the Certificate Administrator or the Trustee on behalf of the Certificateholders, respecting any Document Defect or Breach with respect to any Mortgage Loan.  For purposes of this Agreement, the purchase or replacement by SMC pursuant to the SMC Guaranty of any Mortgage Loan for which SMF is the related Mortgage Loan Seller shall be deemed a purchase or replacement by SMF.

Section 2.04     Representations and Warranties of the Depositor.

(a)           The Depositor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)          The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification (except where the failure to qualify would not have a materially adverse effect on the consummation of any transactions contemplated by this Agreement); the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement; the Depositor has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(ii)         Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to any rights of indemnification hereunder, by considerations of public policy;

(iii)        Neither the execution and delivery by the Depositor of this Agreement nor the compliance by the Depositor with the provisions hereof, nor the consummation by the Depositor of the transactions contemplated by this Agreement, will (A) conflict with or result in a breach of, or constitute a default under, the organizational documents of the Depositor or, after giving effect to the consents or taking of the actions contemplated by clause (B) of this paragraph (iii), any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Depositor or its properties, or any of the provisions of any indenture or agreement or other instrument to which the Depositor is a party or by which it is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument or (B) require any consent of, notice to, or filing with any person, entity or governmental body, which has not been obtained or made by the Depositor, except where, in any of the instances contemplated by clause (A) above or this clause (B), the failure to do so will not have a material and adverse effect on the consummation of any transactions contemplated by this Agreement;

(iv)        There is no litigation, charge, investigation, action, suit or proceeding pending or, to the Depositor’s knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality the outcome of which could be reasonably expected to materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement;

(v)         The Depositor is not transferring the Mortgage Loans to the Trustee with any intent to hinder, delay or defraud its present or future creditors;

(vi)        No proceedings looking toward merger, liquidation, dissolution or bankruptcy of the Depositor are pending or contemplated;

(vii)        Immediately prior to the transfer of the Mortgage Loans to the Trustee for the benefit of the Certificateholders pursuant to this Agreement, the Depositor had such right, title and interest in and to each Mortgage Loan as was transferred to it by the related Mortgage Loan Seller pursuant to the related Loan Purchase Agreement;

(viii)      The Depositor has not transferred any of its right, title and interest in and to the Mortgage Loans (as such was transferred to it by the Mortgage Loan Sellers pursuant to the Loan Purchase Agreements) to any Person other than the Trustee; and

(ix)         The Depositor is transferring all of its right, title and interest in and to the Mortgage Loans (as such was transferred to it by the Mortgage Loan Sellers pursuant to the Loan Purchase Agreements) to the Trustee for the benefit of the Certificateholders free and clear of any and all liens, pledges, charges, security interests and other encumbrances created by or through the Depositor.

(b)          The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement.  Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.05     Representations, Warranties and Covenants of the Master Servicer.

(a)          The Master Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Special Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)          The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of each jurisdiction in which a Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)         The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not violate the Master Servicer’s organizational documents or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or that is applicable to it or any of its assets, in each case, which does or is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(iii)        The Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it as contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)        This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws affecting the enforcement of creditors’ (including bank creditors’) rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)         The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement do not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vi)        No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer that would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vii)       Each officer or employee of the Master Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.08(c) of this Agreement; and

(viii)      No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body is required for the consummation by the Master Servicer of the transactions contemplated by this Agreement, except for those consents, approvals, authorizations and orders that previously have been obtained and those filings and registrations that previously have been completed.

(b)         The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement.  Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Master Servicer, the Special Servicer or the Trustee in

any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.06     Representations, Warranties and Covenants of the Special Servicer.

(a)         The Special Servicer hereby represents and warrants to, and covenants with, the Trustee, for its own benefit and the benefit of the Certificateholders, and to and with the Depositor, the Master Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)          The Special Servicer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Florida, and the Special Servicer is in compliance with the laws of each jurisdiction in which a Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)         The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents, operating agreement or by-laws or (B) constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or that is applicable to it or any of its assets, in each case, which does or is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(iii)        The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it as contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)        This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws affecting the enforcement of creditors’ (including bank creditors’) rights generally, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)         The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement do not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vi)        No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer that would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vii)       Each officer or employee of the Special Servicer that has or, following a transfer of servicing responsibilities to the Special Servicer pursuant to Section 3.22 of this Agreement, would have, responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.08(c) of this Agreement or the Special Servicer self-insures for such errors and omissions coverage in compliance with the requirements of Section 3.08(c) of this Agreement; and

(viii)      No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body is required for the consummation by the Special Servicer of the transactions contemplated by this Agreement, except for those consents, approvals, authorizations and orders that previously have been obtained and those filings and registrations that previously have been completed and except for consents, approvals, authorizations, orders, filings or registrations which are not required in order for the Special Servicer to enter into this Agreement but may be required (and if so required, will be obtained) in connection with the Special Servicer’s subsequent performance of this Agreement.

(b)           The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement.  Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.07     Representations and Warranties of the Trustee.

(a)           The Trustee hereby represents and warrants for the benefit of the Certificateholders, and to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)          The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America; the Trustee possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)         the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not violate the Trustee’s articles of association or by-laws or shareholders’ resolutions or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Trustee is a party or which may be applicable to the Trustee or any of its assets;

(iii)        except to the extent that the laws of any jurisdiction in which a part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.08 of this Agreement, the Trustee has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)        this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Trustee, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by (A) bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally, (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)         the Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Trustee or its properties or might have consequences that would materially affect the performance of its duties hereunder or thereunder;

(vi)        no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Trustee of this Agreement or if required, such approval has been obtained prior to the Closing Date; and

(vii)       no litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement.

(b)           The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement.  Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.08     Representations and Warranties of the Certificate Administrator.

(a)           The Certificate Administrator hereby represents and warrants to the Trustee, for its own benefit and for the benefit of the Certificateholders, and to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Trustee, as of the Closing Date, that:

(i)          The Certificate Administrator is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America; the Certificate Administrator possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)         the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not violate the Certificate Administrator’s articles of association or by-laws or shareholders’ resolutions or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Certificate Administrator is a party or which may be applicable to the Certificate Administrator or any of its assets;

(iii)        the Certificate Administrator has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)        this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Certificate Administrator, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by (A) bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and

(C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)         the Certificate Administrator is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Certificate Administrator or its properties or might have consequences that would materially affect the performance of its duties hereunder or thereunder;

(vi)        no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Certificate Administrator of this Agreement or if required, such approval has been obtained prior to the Closing Date; and

(vii)       no litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement.

(b)           The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement.  Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Master Servicer, the Special Servicer or the Certificate Administrator in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.09     Representations, Warranties and Covenants of the Operating Advisor.

(a)           The Operating Advisor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Master Servicer, the Special Servicer and the Certificate Administrator, as of the Closing Date, that:

(i)          The Operating Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware; and the Operating Advisor is in compliance with the laws of each jurisdiction in which a Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)         The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not violate the Operating Advisor’s organizational documents or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case, which does or is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement;

(iii)        The Operating Advisor has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)        This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)         The Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement do not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Operating Advisor to perform its obligations under this Agreement;

(vi)        No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor that would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement; and

(vii)       No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body is required for the consummation by the Operating Advisor of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the Closing Date, and which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder.

(b)           The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement.  Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.10     Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests.

(a)           The Trustee (i) acknowledges the assignment to it of the Mortgage Loans and the delivery of the related Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Sections 2.01 and 2.02 of this Agreement, (ii) concurrently with such delivery described in clause (i), declares that it holds the Mortgage Loans (exclusive of Excess Interest) for the benefit of the Holders of the Class R Certificates (in respect of the Lower-Tier Residual Interest) and the holder(s) of the Lower-Tier  Regular Interests and (iii) concurrently with such delivery described in clause (i), declares that it holds the Excess Interest for the benefit of the Holders of the Class S Certificates.  Concurrently with such delivery described in clause (i) of the prior sentence, (i) the Lower-Tier Regular Interests and the Lower-Tier Residual Interest shall be issued, and the Trustee and Certificate Administrator acknowledge the issuance thereof, in exchange for the assets of the Lower-Tier REMIC, (ii) the Depositor hereby conveys all right, title and interest in and to the Lower-Tier Regular Interests and other property constituting the Upper-Tier REMIC to the Trustee, receipt of which is hereby acknowledged, and (iii) the Trustee acknowledges and hereby declares that it holds the same on behalf of the Holders of the Class R Certificates (in respect of the Upper-Tier Residual Interest), the Holders of the Regular Certificates and the holder(s) of the Class PEZ Regular Interests, in exchange for the conveyance described in the immediately preceding clause (ii), (A) the Class PEZ Regular Interests and the Upper-Tier Residual Interest shall be issued, and (B) the Certificate Administrator shall execute and cause to be authenticated and delivered to and upon the order of the Depositor, (1) the Regular Certificates, and (2) the Class R Certificates, representing the Lower-Tier Residual Interest and the Upper-Tier Residual Interest, registered in the names set forth in such order and duly authenticated by the Certificate Administrator.  The Certificate Administrator shall execute and cause to be authenticated and delivered to and upon the order of the Depositor, the Class S Certificates in exchange for the Excess Interest.

(b)           The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Class PEZ Regular Interests to the Trustee for the benefit of the holders of (i) the Class A-S Certificates (to the extent of the Class A-S Percentage Interest of the Class A-S Regular Interest), (ii) the Class B Certificates (to the extent of the Class B Percentage Interest of the Class B Regular Interest), (iii) the Class C Certificates (to the extent of the Class C Percentage Interest of the Class C Regular Interest) and (iv) the Class PEZ Certificates (to the extent of the applicable Class PEZ Percentage Interest of each of the Class

PEZ Regular Interests).  The Trustee (i) acknowledges the assignment to it of the Class PEZ Regular Interests and (ii) declares that it holds and will hold the Class PEZ Regular Interests in trust for the exclusive use and benefit of all present and future Holders of the Exchangeable Certificates.  The Certificate Administrator shall execute and cause the Authenticating Agent to authenticate and deliver to or upon the order of the Depositor, in exchange for the Class PEZ Regular Interests, the Exchangeable Certificates in authorized Denominations.

Section 2.11     Miscellaneous REMIC and Grantor Trust Provisions.

(a)           The Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LA-AB, Class LA-S, Class LB, Class LC, Class LD, Class LE, Class LF and Class LG Interests are hereby designated as “regular interests” in the Lower-Tier REMIC within the meaning of Code Section 860G(a)(1), and the Lower-Tier Residual Interest (evidenced by the Class R Certificates) is hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Code Section 860G(a)(2).

(b)           The Regular Certificates and the Class PEZ Regular Interests are hereby designated as “regular interests” in the Upper-Tier REMIC within the meaning of Code Section 860G(a)(1), and the Upper-Tier Residual Interest (evidenced by the Class R Certificates) is hereby designated as the sole class of “residual interests” in the Upper-Tier REMIC within the meaning of Code Section 860G(a)(2).

(c)           The Closing Date is hereby designated as the “Startup Day” of the Lower-Tier REMIC and the Upper-Tier REMIC.  The “latest possible maturity date” for purposes of Code Section 860G(a)(1) of the Lower-Tier Regular Interests, the Regular Certificates and the Class PEZ Regular Interests is the Rated Final Distribution Date.

(d)           None of the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

(e)            Each of the Class A-S, Class B, Class C, Class PEZ and Class S Certificates shall represent undivided beneficial interests in its corresponding portion of the Trust Fund consisting of, respectively, the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets and the Class S Specific Grantor Trust Assets, each of which portions will be treated as part of a “grantor trust” within the meaning of subpart E, part I of subchapter J of the Code.

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE MORTGAGE LOANS

Section 3.01     Master Servicer to Act as Master Servicer; Administration of the Mortgage Loans.

(a)           The Master Servicer (with respect to the Performing Loans) and the Special Servicer (with respect to the Specially Serviced Loans), each as an independent contractor, shall service and administer the Mortgage Loans (other than the Outside Serviced Trust Loan, which will be serviced, together with the related Companion Loans, pursuant to the Other Pooling and Servicing Agreement) on behalf of the Trust Fund and the Trustee (for the benefit of the Certificateholders as a collective whole as if such Certificateholders constituted a single lender) as determined in the good faith and reasonable judgment of the Master Servicer or the Special Servicer, as the case may be, in accordance with:  (i) any and all applicable laws; (ii) the express terms of this Agreement and the respective Mortgage Loans; and (iii) to the extent consistent with the foregoing, the Servicing Standard.  To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement and any Co-Lender Agreement or mezzanine loan intercreditor agreement, the Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Loans (other than the Outside Serviced Trust Loan).  Subject only to the Servicing Standard, the Master Servicer and Special Servicer shall have full power and authority, acting alone or, in the case of the Master Servicer only, through Sub-Servicers (subject to paragraph (c) of this Section 3.01 and to Section 3.02 of this Agreement), to do or cause to be done any and all things in connection with such servicing and administration which it may deem consistent with the Servicing Standard and, in its judgment exercised in accordance with the Servicing Standard, in the best interests of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender), including, without limitation, with respect to each Mortgage Loan, (A) other than with respect to the Outside Serviced Trust Loan, to prepare, execute and deliver, on behalf of the Certificateholders and the Trustee or either of them:  (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) subject to Sections 3.07, 3.09, 3.10 and 3.24 of this Agreement, any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File or defeasance of the Mortgage Loan; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loan or the related Mortgaged Property; and (B) including with respect to the Outside Serviced Trust Loan, to direct, manage, prosecute and/or defend any action, suit or proceeding of any kind filed in the name of the Master Servicer or Special Servicer in their respective capacity on behalf of the Trustee or the Trust.  Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan except under the circumstances described in Sections 3.07, 3.09, 3.10 and 3.24 of this Agreement or in Section 3.03 of this Agreement.  The Master Servicer and Special Servicer shall service and administer the Mortgage Loans (other than the Outside Serviced Trust Loan) and each related REO Property in accordance with applicable law and the terms thereof and hereof and the terms of any applicable intercreditor agreements and shall provide to the Mortgagors any reports required to be provided to them thereby.

Subject to Section 3.11 of this Agreement, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the Master Servicer or Special Servicer any powers of attorney substantially in the form of Exhibit AA-1 to this Agreement or such other form as mutually agreed to by the Trustee and the Master Servicer (in the case of the Master Servicer) or Exhibit AA-2 to this Agreement or such other form as mutually agreed to by the Trustee and the Special Servicer (in the case of the Special Servicer), as applicable, and other documents reasonably acceptable to the Trustee prepared by the Master Servicer and Special Servicer and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer to carry out their servicing and administrative duties hereunder.  Notwithstanding anything contained herein to the contrary, none of the Master Servicer, the Special Servicer or any Subservicer shall, without the Trustee’s written consent:  (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or Special Servicer’s, as applicable, representative capacity, unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that the Master Servicer or the Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of the Master Servicer or the Special Servicer, as applicable, made in accordance with the Servicing Standard) prior to filing such action, suit or proceeding), and shall not be required to obtain the Trustee’s consent or indicate the Master Servicer’s or the Special Servicer’s, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.  Each of the Master Servicer, the Special Servicer and any Subservicer shall indemnify the Trustee for any and all costs, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse of such powers of attorney by the Master Servicer or the Special Servicer or its agents or subcontractors, as applicable.

(b)           Unless otherwise provided in the related Loan Documents, the Master Servicer shall apply any partial principal prepayment received on a Mortgage Loan (other than the Outside Serviced Trust Loan) on a date other than a Due Date, to the principal balance of such Mortgage Loan as of the Due Date immediately following the date of receipt of such partial principal prepayment.  Unless otherwise provided in the related Loan Documents, the Master Servicer shall apply any amounts received on “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) (which shall not be redeemed by the Master Servicer prior to the maturity thereof) in respect of such a Mortgage Loan being defeased pursuant to its terms to the principal balance of and interest on such Mortgage Loan as of the Due Date immediately following the receipt of such amounts.  If with respect to any Mortgage Loan the related Loan Documents permit the lender, at its option, prior to an event of default under the related Mortgage Loan, to apply amounts held in any reserve account as a prepayment or to hold such amounts in a reserve account, the Master Servicer shall hold such amounts in the applicable reserve account and may not apply such amounts as a prepayment until the occurrence of an event of default under the related Mortgage Loan; provided that any such amounts may be used, if permitted under the related Loan Documents, to defease the related Mortgage Loan or, upon an event of default under the related Mortgage Loan, to prepay the Mortgage Loan.

(c)           The Master Servicer may enter into Sub-Servicing Agreements with third parties with respect to any of its obligations hereunder, provided that (i) any such agreement shall be consistent with the provisions of this Agreement, (ii) any such agreement shall be consistent with the Servicing Standard, (iii) the Depositor has consented to the related Sub-Servicer, (iv) any such agreement shall provide that, following receipt of the applicable Loan Purchase Agreement from the Depositor, the Master Servicer shall provide a copy of the applicable Loan Purchase Agreement to the related Sub-Servicer, and that such Sub-Servicer shall notify the Master Servicer in writing within five (5) Business Days after such Sub-Servicer discovers or receives notice alleging a Document Defect or a Breach or receives a Repurchase Communication of a Repurchase Request, a Repurchase Request Withdrawal, a Repurchase or a Repurchase Request Rejection; and (v) the Master Servicer shall notify the applicable Mortgage Loan Seller of any such agreement.  Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.01(c).  The Master Servicer shall pay the servicing fees of any Sub-Servicer and shall provide a copy of each Sub-Servicing Agreement to the Trustee.  Any Sub-Servicing Agreement entered into by the Master Servicer shall provide that it may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or by any successor Master Servicer without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations of the Master Servicer pursuant to Section 7.02.  The Special Servicer may not enter into Sub-Servicing Agreements; provided that, if and to the extent LNR Partners, LLC is terminated as Special Servicer by the Controlling Class Representative without cause (i.e., not as a result of a Servicer Termination Event) and LNR Partners, LLC otherwise satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement, LNR Partners, LLC may be appointed as a sub-special servicer of a successor Special Servicer appointed by the Controlling Class Representative.

Any Sub-Servicing Agreement, and any other transactions or services relating to the Mortgage Loans involving a Sub-Servicer, shall be deemed to be between the Master Servicer and such Sub-Servicer alone, and the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Trust Fund and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Sub-Servicer, except as set forth in Section 3.01(d) of this Agreement and no provision herein may be construed so as to require the Trust Fund to indemnify any such Sub-Servicer.

(d)           If the Trustee or any successor Master Servicer assumes the obligations of the Master Servicer in accordance with Section 7.02, the Trustee or such successor, as applicable, to the extent necessary to permit the Trustee or such successor, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee or such successor, as applicable, succeed to all of the rights and obligations of the Master Servicer under any Sub-Servicing Agreement entered into by the Master Servicer pursuant to Section 3.01(c) of this Agreement.  In such event, the Trustee or the successor Master Servicer, as applicable, shall be deemed to have assumed all of the Master Servicer’s interest therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer prior to such deemed assumption) and to have replaced the Master Servicer as a party to such Sub-Servicing Agreement to the same extent as if such Sub-Servicing Agreement had been assigned to the Trustee or such successor Master Servicer, as applicable, except that the Master Servicer shall not thereby be relieved of any liability or obligations under such Sub-Servicing Agreement that accrued prior to the succession of the Trustee or the successor Master Servicer, as applicable.

In the event that the Trustee or any successor Master Servicer, assumes the servicing obligations of the Master Servicer, upon request of the Trustee, or such successor Master Servicer, as applicable, the Master Servicer shall at its own expense deliver or cause to be delivered to the Trustee or such successor Master Servicer all documents and records relating to any Sub-Servicing Agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and will otherwise use its reasonable efforts to effect the orderly and efficient transfer of any Sub-Servicing Agreement to the Trustee or the successor Master Servicer, as applicable.

(e)           Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to the Outside Serviced Trust Loan and each Companion Loan related to the Outside Serviced Trust Loan are limited by and subject to the terms of the Co-Lender Agreement and this Agreement and the rights of the Other Master Servicer and the Other Special Servicer with respect thereto under the Other Pooling and Servicing Agreement.  The parties further recognize the respective rights and obligations of the Other Trustee and/or the Companion Loan Holders (or the representatives thereof) under the Co-Lender Agreement including with respect to the allocation of collections on or in respect of the Outside Serviced Whole Loan in accordance with the Co-Lender Agreement.  The Master Servicer shall cooperate with the Certificate Administrator, on behalf of the Trust, in connection with the enforcement of the rights by the Trustee (as holder of the Outside Serviced Trust Loan) under the Co-Lender Agreement and the Other Pooling and Servicing Agreement.  The Certificate Administrator, on behalf of the Trust (with the cooperation of the Master Servicer), shall take such actions as it shall deem reasonably necessary to facilitate the servicing of the Outside Serviced Companion Loans by the Other Master Servicer and the Other Special Servicer, including, but not limited to, delivering appropriate requests for release to the Custodian (if any) in order to deliver any portion of the related Mortgage Files to the Other Master Servicer or Other Special Servicer under the Other Pooling and Servicing Agreement.

To the extent that the Trust, as holder of the Outside Serviced Trust Loan for the benefit of the Certificateholders, is entitled to exercise any consultation rights with respect to “Major Decisions” (as defined in the Other Pooling and Servicing Agreement) in connection with the Outside Serviced Trust Loan or any related REO Property, then the following parties (to the extent notified by the appropriate party to the Other Pooling and Servicing Agreement of any matter requiring the exercise of consultation rights) shall actually exercise such consultation rights, and the respective parties to this Agreement shall take such actions as are reasonably necessary to allow the following parties to exercise such consultation rights:  (i) the Controlling Class Representative (if no Control Termination Event has occurred and is continuing); and (ii) the Operating Advisor (if a Control Termination Event has occurred and is continuing).

In addition to such consultation rights, the Controlling Class Representative (if no Control Termination Event has occurred and is continuing) and the Operating Advisor (if a Control Termination Event has occurred and is continuing), on behalf of the Trust, as holder of the Outside Serviced Trust Loan for the benefit of the Certificateholders, will have the right (exercisable in its sole discretion), to the extent provided in the Co-Lender Agreement and/or the Other Pooling and Servicing Agreement, to attend (in-person or telephonically) annual meetings with the Other Master Servicer or Other Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Other Master Servicer or Other Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Outside Serviced Whole Loan.  For the avoidance of doubt, the foregoing provisions of this paragraph shall not impose any affirmative duties on the Operating Advisor with respect to the Outside Serviced Whole Loan.

None of the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee shall have any obligation or authority to supervise the Other Master Servicer, the Other Special Servicer, the Other Trustee or any other party to the Other Pooling and Servicing Agreement or to make Property Advances with respect to the Outside Serviced Trust Loan or a Companion Loan related to the Outside Serviced Trust Loan.  The obligation of the Master Servicer and the Special Servicer to provide information to the Trustee or any other Person with respect to the Outside Serviced Trust Loan and any Companion Loan related to the Outside Serviced Trust Loan is dependent on their receipt of the corresponding information from the Other Master Servicer or the Other Special Servicer, as applicable.

(f)            The parties hereto acknowledge that the Outside Serviced Whole Loan is subject to the terms and conditions of the Co-Lender Agreement and further acknowledge that, pursuant to the Co-Lender Agreement, (i) the Outside Serviced Trust Loan and the related Outside Serviced Companion Loans are to be serviced and administered by the Other Master Servicer and Other Special Servicer in accordance with the Other Pooling and Servicing Agreement, and (ii) in the event that the applicable Outside Serviced Companion Loan is no longer part of the trust fund created by the Other Pooling and Servicing Agreement and the Outside Serviced Trust Loan remains an asset of the Trust Fund, then, as set forth in the Co-Lender Agreement, the Outside Serviced Whole Loan shall be serviced in accordance with the applicable provisions of the Other Pooling and Servicing Agreement as if such agreement was still in full force and effect with respect to the Outside Serviced Whole Loan, until such time as a new servicing agreement has been agreed to by the parties to the Co-Lender Agreement in accordance with the provisions of such agreement and confirmation has been obtained from the Rating Agencies that such new servicing agreement would not result in a downgrade, qualification or withdrawal of the then current ratings of any Class of Certificates then outstanding and any other requirements applicable to the Outside Serviced Trust Loan.

(g)           The parties hereto acknowledge that the Outside Serviced Trust Loan is subject to the terms and conditions of the Co-Lender Agreement.  The parties hereto recognize the respective rights and obligations of the Miracle Mile Shops Noteholders under the Co-Lender Agreement for the Outside Serviced Whole Loan, including with respect to the allocation of collections and losses on or in respect of the Outside Serviced Trust Loan and the related Outside Serviced Companion Loans and the making of payments to the Miracle Mile Shops Noteholders in accordance with the Co-Lender Agreement and the Other Pooling and Servicing Agreement.  The parties hereto further acknowledge that, pursuant to the Co-Lender Agreement, the Outside Serviced Trust Loan and the related Outside Serviced Companion Loans are to be serviced and administered by the Other Master Servicer and Other Special Servicer in accordance with the Other Pooling and Servicing Agreement.  Although the Outside Serviced Trust Loan is not serviced and administered  hereunder, the Master Servicer and the Special Servicer hereunder for the Outside Serviced Trust Loan shall have certain duties as set forth herein and shall constitute the “Master Servicer” and “Special Servicer” hereunder with respect to the Outside Serviced Trust Loan.

If there are at any time amounts due from the Trust, as holder of the Outside Serviced Trust Loan, to any party under the Co-Lender Agreement or the Other Pooling and Servicing Agreement, the Master Servicer shall pay such amounts out of the Collection Account.  Except as otherwise expressly addressed in Section 3.24, if a party to the Other Pooling and Servicing Agreement related to the Outside Serviced Trust Loan requests the Trustee, Certificate Administrator or Custodian to consent to a modification, waiver or amendment of, or other loan-level action related to, the Outside Serviced Trust Loan (and a modification, waiver or amendment of the Other Pooling and Servicing Agreement and/or the Co-Lender Agreement shall not be subject to the operation of this sentence but shall instead be subject to the operation of the second succeeding sentence), then the Trustee, Certificate Administrator or Custodian, as applicable, shall promptly deliver a copy of such request to the Master Servicer or the Special Servicer (as applicable) to be addressed by the Master Servicer or the Special Servicer (as applicable) pursuant to Section 3.24(i); provided, however, that, if the Outside Serviced Trust Loan were serviced hereunder and such action would not be permitted without Rating Agency Confirmation, then the Master Servicer or Special Servicer (as applicable) shall not grant such direction without first having obtained such Rating Agency Confirmation (payable at the expense of the party requesting such approval of the Trustee, Certificate Administrator or Custodian, if applicable, if a Certificateholder or a party to this Agreement, and otherwise from the Collection Account).  If a Responsible Officer of the Trustee, Certificate Administrator or Custodian receives actual notice of a termination event under the Other Pooling and Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, shall notify the Master Servicer (in writing), and the Master Servicer shall act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the Other Pooling and Servicing Agreement with respect to such termination (provided that the Master Servicer shall only be required to comply with such instructions if such instructions are in accordance with the Other Pooling and Servicing Agreement and not inconsistent with this Agreement); provided that, if such instructions are not provided within a reasonable time period (not to exceed ten (10) Business Days or such lesser response time as is afforded under the Other Pooling and Servicing Agreement) or if the Master Servicer is not permitted by the Other Pooling and Servicing Agreement to follow such instructions, then the Master Servicer shall take such action or inaction (to the extent permitted by the Other Pooling and Servicing Agreement), as directed in writing by the Holders of the Certificates entitled to a majority of the Voting Rights (such direction to be sought and communicated to the Master Servicer by the Certificate Administrator) within a reasonable period of time that does not exceed such response time as is afforded under the Other Pooling and Servicing Agreement.  If the Master Servicer, Special Servicer, Certificate Administrator or Trustee receives a request from any party to the Other Pooling and Servicing Agreement for consent to or approval of a modification, waiver or amendment of the Other Pooling and Servicing Agreement and/or the Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the Other Pooling and Servicing Agreement in effect as of the Closing Date or a change in servicer under the Other Pooling and Servicing Agreement, then (i) it shall inform the other such parties and (ii) the Master Servicer or the Special Servicer, as applicable, (if it shall have received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party requesting such approval of the Master Servicer or the Special Servicer, as applicable, if a Certificateholder or a party to this Agreement, and otherwise from the Collection Account) with respect to such consent or approval) shall grant or withhold such consent or approval; provided that unless a Control Termination Event has occurred and is continuing, the Special Servicer shall additionally obtain the consent of the Controlling Class Representative.  During the continuation of any termination event with respect to the Other Master Servicer or Other Special Servicer under the Other Pooling and Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith); provided that, at the direction of the Holders of Certificates evidencing at least 25% of the aggregate of all Voting Rights, the Trustee shall make a request to the Other Trustee for the termination of the Other Master Servicer or Other Special Servicer, as applicable, pursuant to the terms of the Other Pooling and Servicing Agreement or if applicable pursuant to the terms of the Other Pooling and Servicing Agreement with respect to a termination event involving the Other Master Servicer, the appointment of a new sub-servicer with respect to the Outside Serviced Whole Loan.  The reasonable costs and expenses incurred by the Master Servicer, Special Servicer, the Certificate Administrator, or the Trustee in connection with such enforcement shall be paid by the Master Servicer out of the Collection Account.  The Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer shall each promptly forward all material notices or other communications delivered to it in connection with the Other Pooling and Servicing Agreement to the other such parties, the Operating Advisor (if a Control Termination Event exists), the Controlling Class Representative (if a Control Termination Event does not exist) and the Depositor and, if such notice or communication is in the nature of a notice or communication that would be required to be delivered to the Rating Agencies if the Outside Serviced Trust Loan were a Mortgage Loan that is serviced and administered under this Agreement, to the Rule 17g-5 Information Provider (who shall promptly post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 11.13).  Any obligation of the Master Servicer or Special Servicer, as applicable, to provide information and collections to the Trustee, the Certificate Administrator, the Controlling Class Representative and the Certificateholders with respect to the Outside Serviced Trust Loan shall be dependent on its receipt of the corresponding information and collections from the Other Master Servicer or the Other Special Servicer.

(h)           With respect to the Outside Serviced Trust Loan, the parties to this Agreement agree as follows:

(i)                pursuant to the Other Pooling and Servicing Agreement, the Other Master Servicer is obligated to make “Property Advances” and incur “Additional Trust Fund Expenses” (each as defined in the Other Pooling and Servicing Agreement) with respect to the Outside Serviced Trust Loan; the Trust shall be responsible for its pro rata share (such pro rata share and the pro rata share of the holders of the related Outside Serviced Companion Loans to be determined based on the respective principal balances of the Outside Serviced Trust Loan and the related Outside Serviced Companion Loans) of any “Nonrecoverable Property Advances” (and advance interest thereon) and any “Additional Trust Fund Expenses” (each as defined in the Other Pooling and Servicing Agreement), but only to the extent that they relate to servicing and administration of the Outside Serviced Trust Loan, including without limitation, any unpaid “Special Servicing Fees”, “Liquidation Fees” and “Workout Fees” (each as defined in the Other Pooling and

Servicing Agreement) relating to the Outside Serviced Trust Loan; and in the event that the funds received with respect to the Outside Serviced Whole Loan are insufficient to cover “Property Advances” or “Additional Trust Fund Expenses” (each as defined in the Other Pooling and Servicing Agreement) relating to the servicing and administration of the Outside Serviced Whole Loan, (i) the Master Servicer shall, promptly following notice from the Other Master Servicer, reimburse the Other Master Servicer, the Other Special Servicer, the Other Certificate Administrator or the Other Trustee, as applicable (such reimbursement, to the extent owed to the Other Special Servicer, the Other Certificate Administrator or the Other Trustee, may be paid by the Master Servicer to the Other Master Servicer, who shall pay such amounts to the Other Special Servicer, the Other Certificate Administrator or the Other Trustee, as applicable), out of general funds in the Collection Account for the Trust’s pro rata share (such pro rata share and the pro rata share of the holders of the related Outside Serviced Companion Loans to be determined based on the respective principal balances of the Outside Serviced Trust Loan and the related Outside Serviced Companion Loans) of any such “Nonrecoverable Property Advances” and/or “Additional Trust Fund Expenses” (each as defined in the Other Pooling and Servicing Agreement), and (ii) if the Other Pooling and Servicing Agreement permits the Other Master Servicer, the Other Special Servicer, the Other Certificate Administrator or the Other Trustee to reimburse itself from the Other Trust’s general account, then the parties to this Agreement hereby acknowledge and agree that the Other Master Servicer, the Other Special Servicer, the Other Certificate Administrator or the Other Trustee, as applicable, may do so and the Master Servicer shall be required to, promptly following notice from the Other Master Servicer, reimburse the Other Trust out of general funds in the Collection Account for the Trust’s pro rata share (such pro rata share and the pro rata share of the holders of the related Outside Serviced Companion Loans to be determined based on the respective principal balances of the Outside Serviced Trust Loan and the related Outside Serviced Companion Loans) of any such “Nonrecoverable Property Advances” and/or “Additional Trust Fund Expenses” (each as defined in the Other Pooling and Servicing Agreement) relating to the servicing and administration of the Outside Serviced Whole Loan;

(ii)           each of the parties to the Other Pooling and Servicing Agreement shall be indemnified with respect to losses, costs and expenses relating to the Outside Serviced Trust Loan as and to the same extent the Other Trust is required to indemnify each of such Persons in respect of other mortgage loans in the Other Trust pursuant to the terms of the Other Pooling and Servicing Agreement by the Trust to the extent of the Trust’s pro rata share (such pro rata share and the pro rata share of the holders of the related Outside Serviced Companion Loans to be determined based on the respective principal balances of the Outside Serviced Trust Loan and the related Outside Serviced Companion Loans) of such indemnified items, and to the extent amounts on deposit in the “Serviced Loan Combination Collection Account” (as defined in the Other Pooling and Servicing Agreement) are insufficient for reimbursement of such amounts, the Master Servicer shall, promptly following notice from the Other Master Servicer, reimburse each of such applicable Persons for the Trust’s pro rata share (such pro rata share and the pro rata share of the holders of the related Outside Serviced Companion Loans to be determined based on the respective principal balances of the Outside Serviced Trust Loan and the related Outside Serviced Companion Loans) of the insufficiency out of general funds in the Collection Account;

(iii)            In the event of any inconsistency between the provisions of this Agreement and the Miracle Mile Shops Co-Lender Agreement, the Miracle Mile Shops Co-Lender Agreement shall prevail, provided that in no event shall the Master Servicer or the Special Servicer, as the case may be, take any action or omit to take any action in accordance with the terms of the Co-Lender Agreement, that would cause the Master Servicer or the Special Servicer, as the case may be, to violate the Servicing Standard or REMIC Provisions; and

(iv)             the Other Master Servicer, the Other Special Servicer and the Other Trust shall be third party beneficiaries of this Section 3.01(h).

(i)           To the extent required under any Loan Documents, the Master Servicer shall, on behalf of the related lender, maintain a Note register for the related Mortgage Loan in accordance with such Loan Documents.

Section 3.02     Liability of the Master Servicer.  Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer and any Person acting as Sub-Servicer (or its agents or subcontractors) or any reference to actions taken through any Person acting as Sub-Servicer or otherwise, the Master Servicer shall remain obligated and primarily liable for the servicing and administering of the Mortgage Loans (other than the Outside Serviced Trust Loan) in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such Sub-Servicing Agreements or arrangements or by virtue of indemnification from any Person acting as Sub-Servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the Master Servicer alone were servicing and administering the Mortgage Loans (other than the Outside Serviced Trust Loan).  The Master Servicer shall be entitled to enter into an agreement with any Sub-Servicer providing for indemnification of the Master Servicer by such Sub-Servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

Section 3.03     Collection of Certain Mortgage Loan Payments.

(a)           The Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, shall use commercially reasonable efforts in accordance with the Servicing Standard to collect all payments called for under the terms and provisions of the Mortgage Loans (other than the Outside Serviced Trust Loan) it is obligated to service hereunder (including Special Servicing Fees (in the case of the Special Servicer only), Workout Fees, Liquidation Fees (in the case of the Special Servicer only) and any other fees payable to the Master Servicer or the Special Servicer if and to the extent the related Loan Documents require the related Mortgagor to pay such fees), and shall follow the Servicing Standard with respect to such collection procedures; provided that, with respect to the ARD Mortgage Loan, so long as the related Mortgagor is in compliance with each provision of the related Loan Documents, the Master Servicer and the Special Servicer shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest, other than requests for collection, until the Maturity Date of the ARD Mortgage Loan or until the outstanding principal balance of such ARD Mortgage Loan (exclusive of any portion representing accrued Excess Interest) has been paid in full); provided, further, that, with respect to the ARD Mortgage Loan, the Master Servicer or Special Servicer, as the case may be, may take action to enforce the Trust Fund’s right to apply excess cash flow to principal in accordance with the terms of the Loan Documents.  For clarification, no obligation of the Master Servicer or the Special Servicer to use commercially reasonable efforts to collect fees from the related Mortgagor will change the obligation of the Master Servicer to pay such fees from general collections or other proceeds in accordance with Section 3.06(a) of this Agreement, whether or not such Special Servicing Fees, Workout Fees or Liquidation Fees are collected from or paid by the related Mortgagor.  The Master Servicer, with respect to the Performing Loans, and the Special Servicer, with respect to the Specially Serviced Loans, shall use its reasonable efforts to collect income statements, rent rolls and other reporting information from Mortgagors (as required under the related Loan Documents).  Consistent with the foregoing, the Master Servicer (with respect to Performing Loans) or Special Servicer (with respect to Specially Serviced Loans), as applicable, may in its discretion waive any Penalty Charges in connection with any delinquent Monthly Payment with respect to any Mortgage Loan (other than the Outside Serviced Trust Loan).  In addition, the Master Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans (other than the Outside Serviced Trust Loan) as are permitted or required under Section 3.21 of this Agreement.

(b)           In the event that the Master Servicer receives Excess Interest directly from the related Mortgagor or through the Special Servicer, which Excess Interest was collected during the Prepayment Period for any Distribution Date, or receives notice from the related Mortgagor that the Master Servicer will be receiving Excess Interest during the Prepayment Period for any Distribution Date, the Master Servicer shall notify the Certificate Administrator two Business Days prior to such Distribution Date by means of a clearly labeled item in the CREFC® Loan Periodic Update File.  None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any failure of the related Mortgagor to pay any such Excess Interest.  The preceding statements shall not, however, be construed to limit the provisions of Section 3.03(a) of this Agreement.

(c)           The Certificate Administrator shall deliver to the Other Trustee, the Other Certificate Administrator, the Other Special Servicer, the Other Master Servicer and the Other Operating Advisor (A) promptly following the Closing Date, written notice in the form of Exhibit FF attached hereto stating that, as of the Closing Date, the Trustee is the holder of the Outside Serviced Trust Loan and directing each such recipient to remit to the Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of the Outside Serviced Trust Loan under the Co-Lender Agreement and the Other Pooling and Servicing Agreement (which notice shall also provide contact information for the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and each party designated to exercise the rights of the “Non-Directing Holders” under the Co-Lender Agreement), accompanied by a copy of an executed version of this Agreement, and (B) notice of any subsequent change in the identity of the Master Servicer or any party designated to exercise the rights of the

“Non-Directing Holders” under the Co-Lender Agreement (together with the relevant contact information).  The Master Servicer shall, within one (1) Business Day of receipt of properly identified funds, deposit into the Collection Account all amounts received with respect to the Outside Serviced Trust Loan, the Mortgaged Property related to the Outside Serviced Trust Loan or any related REO Property.

(d)           With respect to the Outside Serviced Trust Loan, if the Master Servicer does not receive from the Other Master Servicer any Monthly Payment or other amounts known by the Master Servicer to be owing on the Outside Serviced Trust Loan in accordance with the terms of the Other Pooling and Servicing Agreement and/or the Co-Lender Agreement, then the Master Servicer shall provide notice of such failure to the Other Master Servicer and the Other Trustee.

Section 3.04     Collection of Taxes, Assessments and Similar Items; Escrow Accounts.

(a)           With respect to each Mortgaged Property securing a Mortgage Loan (other than the Outside Serviced Trust Loan), the Master Servicer shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments, ground rents and other similar items that are or may become a lien on the related Mortgaged Property and the status of insurance premiums payable with respect thereto.  From time to time, to the extent such payments are to be made from escrowed funds, the Master Servicer shall (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Mortgage Loan (other than the Outside Serviced Trust Loan).  With respect to non-escrowed payments, when the Master Servicer becomes aware in accordance with the Servicing Standard that a Mortgagor (other than with respect to the Outside Serviced Trust Loan) has failed to make any such payment or, with respect to escrowed loans, collections from the Mortgagor are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall advance the amount of any shortfall as a Property Advance unless the Master Servicer determines in accordance with the Servicing Standard that such Advance would be a Nonrecoverable Advance.  Notwithstanding anything in this Agreement to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make) a payment from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan (other than the Outside Serviced Trust Loan) notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if advanced, be a Nonrecoverable Property Advance, if making the payment (x) would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at the related Mortgaged Property, if, in each instance, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (as a collective whole as if the Certificateholders constituted a single lender).  If the Special Servicer makes such a determination, it shall notify the Master Servicer and the Master Servicer shall make such payment from the Collection Account.  No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders, be added to the amount owing under the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

(b)           The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”) into which all Escrow Payments shall be deposited within two (2) Business Days after receipt.  The Master Servicer shall also deposit into each applicable Escrow Account any amounts representing losses on Permitted Investments to the extent required by Section 3.07(b) of this Agreement and any Insurance Proceeds or Condemnation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan.  Escrow Accounts shall be Eligible Accounts (except to the extent the related Mortgage Loan requires or permits it to be held in an account that is not an Eligible Account) and (subject to any changes in the identities of the Master Servicer and/or the Trustee) shall be entitled, “Wells Fargo Bank, National Association, as Master Servicer, on behalf of U.S. Bank National Association, as Trustee for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, and Various Mortgagors.”  Withdrawals from an Escrow Account may be made by the Master Servicer only:

(i)          to effect timely payments of items constituting Escrow Payments for the related Loan Documents and in accordance with the terms of the related Mortgage Loan;

(ii)         to transfer funds to the Collection Account to reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for any Property Advance (with interest thereon at the Advance Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

(iii)        for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and the Servicing Standard;

(iv)        to clear and terminate such Escrow Account upon the termination of this Agreement;

(v)         to pay from time to time to the related Mortgagor (a) any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Mortgagor under law or by the terms of the Mortgage Loan, or otherwise to the Master Servicer and (b) any other funds required to be released to the related Mortgagors pursuant to the related Loan Documents; and

(vi)        to remove any funds deposited in an Escrow Account that were not required to be deposited therein.

(c)           In the event any Loan Documents permit the lender, at the discretion of the lender, to use letters of credit and/or cash reserves to prepay the related Mortgage Loan prior to the Maturity Date and in the absence of an event of default or acceleration of the Mortgage Loan, then the Master Servicer shall hold such amounts in an Escrow Account for so long as the Loan Documents permit such discretion.

(d)           To the extent that (i) an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan (other than the Outside Serviced Trust Loan), or (ii) any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan (other than the Outside Serviced Trust Loan), the Master Servicer shall determine in accordance with the Servicing Standard (which determination may be made on the basis of inquiry to the Mortgagor and this sentence shall in no event be construed to require a physical inspection other than inspections described in Section 3.18 of this Agreement; provided that all deliveries required to be made to Master Servicer under the related Loan Documents of supporting documentation have been made; then the Master Servicer shall report the then current status as a failure) whether the related Mortgagor has failed to perform such obligations under the related Mortgage Loan as of the date required under the related Mortgage Loan and report any such failure to the Special Servicer and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative within a reasonable time after the date as of which such actions or remediations are required to be or to have been taken or completed.

Section 3.05     Collection Account; Distribution Accounts; Excess Liquidation Proceeds Reserve Account; and Excess Interest Distribution Account.

(a)           The Master Servicer shall establish and maintain the Collection Account in the Master Servicer’s name on behalf of the Trustee, for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests.  The Collection Account shall be established and maintained as an Eligible Account.  Amounts attributable to the Mortgage Loans (other than the Excess Interest) will be assets of the Lower Tier REMIC.  As and when required under this Agreement, the Master Servicer shall deposit in the Collection Account any amounts required to be deposited therein pursuant to Section 3.07(b) of this Agreement in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account.  In addition, the Master Servicer shall deposit or cause to be deposited in the Collection Account, within one (1) Business Day following receipt of properly identified funds the following payments and collections received or made by it on or with respect to the Mortgage Loans:

(i)          all payments on account of principal on the Mortgage Loans, including the principal component of Unscheduled Payments;

(ii)         all payments on account of interest on the Mortgage Loans (including Excess Interest);

(iii)        all Yield Maintenance Charges on the Mortgage Loans;

(iv)        all amounts with respect to any related REO Property transferred to the Collection Account, or to the Master Servicer for deposit in the Collection Account, from an REO Account pursuant to Section 3.16(b) of this Agreement;

(v)         all Net Insurance Proceeds, Net Condemnation and Net Liquidation Proceeds with respect to the Mortgage Loans;

(vi)        any amounts received from Mortgagors under the Mortgage Loans that represent (A) recoveries of Property Protection Expenses, (B) any recovery of Unliquidated Advances with respect to such Mortgage Loans, or (C) any other reimbursements in accordance with the related Loan Documents, in each case to the extent not permitted to be retained by the Master Servicer as provided herein; and

(vii)       any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Master Servicer or Special Servicer, including pursuant to Section 2.03 and Section 3.03(c) of this Agreement.

The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, to the extent provided herein, Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and defeasance fees need not be deposited in the Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable, shall be entitled to retain any such Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and/or defeasance fees received with respect to such Mortgage Loans.  The Master Servicer and the Special Servicer shall not deposit any Modification Fees received by the Master Servicer or the Special Servicer, as applicable, with respect to any Mortgage Loan into the Collection Account and shall instead apply such fees in accordance with Section 3.14 of this Agreement.  In the event that the Master Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.  The Master Servicer shall give written notice to the Certificate Administrator and the Special Servicer of the location and account number of the Collection Account and shall notify the Certificate Administrator and the Special Servicer in writing of any subsequent change thereof.

Upon receipt of any of the amounts described in clauses (i) through (vii) of the last sentence of the second preceding paragraph with respect to a Mortgage Loan, the Special Servicer shall promptly, but in no event later than one (1) Business Day after receipt, remit such amounts to the Master Servicer for deposit into the Collection Account in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason.  With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason.  Any such amounts received by the Special Servicer with respect to an REO Property that relates to any Mortgage Loan shall initially be deposited by the Special

Servicer into the related REO Account (or, at the option of the Special Servicer, remitted by the applicable property manager directly to the Master Servicer) and thereafter remitted to the Master Servicer for deposit into the Collection Account, all in accordance with Section 3.16 of this Agreement.

(b)           The Certificate Administrator shall establish and maintain the Lower-Tier Distribution Account and the Upper-Tier Distribution Account in the name of the Certificate Administrator on behalf of the Trustee, for the benefit of the Certificateholders.  Each of the Distribution Accounts shall be non-interest bearing and shall be established and maintained as Eligible Accounts or as sub-accounts of a single Eligible Account.  With respect to each Distribution Date, on or before such Distribution Date, the Certificate Administrator shall be deemed to make or shall make the withdrawals from the Lower-Tier Distribution Account, as set forth in Section 4.01 of this Agreement, shall be deemed to make the deposits into the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, as set forth in Section 4.01 hereof, and shall cause the amount of Available Funds (including P&I Advances) and Yield Maintenance Charges to be distributed in respect of the Certificates, pursuant to Section 4.01 hereof on such date.

(c)           The Certificate Administrator shall establish (upon receipt of written notice that an event that generates Excess Liquidation Proceeds has occurred) and maintain the Excess Liquidation Proceeds Reserve Account in the name of the Certificate Administrator on behalf of the Trustee for the benefit of the Certificateholders.  The Excess Liquidation Proceeds Reserve Account shall be non-interest bearing and shall be maintained separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator and other accounts of the Certificate Administrator.

Upon the disposition of any REO Property in accordance with Section 3.17 of this Agreement, the Special Servicer shall calculate the Excess Liquidation Proceeds, if any, realized in connection with such sale and remit to the Certificate Administrator such amount for deposit in the Excess Liquidation Proceeds Reserve Account.  Amounts held in the Excess Liquidation Proceeds Reserve Account on each Distribution Date that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the Special Servicer, and all amounts held in the Excess Liquidation Proceeds Reserve Account on the final Distribution Date, in each case after application in accordance with Section 4.01(d)(i) of this Agreement, shall be distributed to the Holders of the Class R Certificates in respect of the Lower-Tier Residual Interest.

(d)           The Certificate Administrator shall establish and maintain the Exchangeable Distribution Account in the name of the Certificate Administrator on behalf of the Trustee, for the benefit of the Holders of the Exchangeable Certificates.  The Exchangeable Distribution Account shall be non-interest bearing and shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.  The Certificate Administrator shall make or be deemed to have made deposits in and withdrawals from the Exchangeable Distribution Account in accordance with Article IV of this Agreement.

(e)           Prior to the Master Servicer Remittance Date immediately following the end of the first Prepayment Period during which Excess Interest is received on the ARD

Mortgage Loan, and upon notification from the Master Servicer pursuant to Section 3.03(b) of this Agreement, the Certificate Administrator shall establish and maintain the Excess Interest Distribution Account in the name of the Certificate Administrator on behalf of the Trustee, for the benefit of the Class S Certificateholders.  The Excess Interest Distribution Account shall be non-interest bearing and shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account).  With respect to each Distribution Date, the Master Servicer shall withdraw from the Collection Account and remit to the Certificate Administrator on the applicable Master Servicer Remittance Date for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received during the applicable Prepayment Period.

The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(m) of this Agreement.

Following the distribution of Excess Interest to Class S Certificateholders on the first Distribution Date after which there is no longer any ARD Mortgage Loan outstanding, the Certificate Administrator shall terminate the Excess Interest Distribution Account.

(f)           Notwithstanding anything to the contrary herein, each Distribution Account, the Excess Liquidation Proceeds Reserve Account and the Interest Reserve Account may all be sub-accounts of a single Eligible Account; provided that each of them shall be treated as a separate account for purposes of deposits and withdrawals under this Agreement.

Section 3.06     Permitted Withdrawals from the Collection Account.

(a)           The Master Servicer may make withdrawals from the Collection Account only as described below (the order set forth below not constituting an order of priority for such withdrawals), subject to the application of Penalty Charges and Modification Fees in accordance with the Co-Lender Agreement and Section 3.14 of this Agreement:

(i)          to remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Excess Liquidation Proceeds Reserve Account the amounts required to be deposited in such accounts pursuant to Sections 3.05(c), 3.05(e), 3.23, 4.01(a)(i) and Section 4.06(a) of this Agreement, respectively;

(ii)         to pay or reimburse the Master Servicer or the Trustee, (A) for Advances made thereby (other than Workout-Delayed Reimbursement Amounts) and any related Advance Interest Amounts (provided that the Trustee shall have priority with respect to such payment or reimbursement of any such Advances and any related Advance Interest Amounts), the Master Servicer’s right to reimburse any such Person pursuant to this clause (ii)(A) being limited to late collections of the particular item which was the subject of the related Advance, Penalty Charges, Net Condemnation Proceeds, Net REO Proceeds, Net Insurance Proceeds and Net Liquidation Proceeds on or in respect of the particular Mortgage Loan or REO Property respecting which such Advance was made, if applicable (provided that (x) prior to the time any Advance is reimbursed, Advance

Interest Amounts may be reimbursed solely from Penalty Charges and Modification Fees collected on the related Mortgage Loan, and (y) at the time any Advance (other than Workout Delayed Reimbursement Amounts) is reimbursed, Advance Interest Amounts on such reimbursed Advance shall be payable first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, and, to the extent such Penalty Charges and Modification Fees are insufficient, then from general collections on deposit in the Collection Account), (B) to the extent not reimbursed pursuant to Section 3.14 of this Agreement, for Advances and any related Advance Interest Amounts (or portion thereof) that have been deemed to be Nonrecoverable Advances or are not recovered from recoveries in respect of the related Mortgage Loan or REO Property after a Final Recovery Determination, first, out of the principal portion of general collections on the Mortgage Loans and REO Properties, and second, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any election in its sole discretion to defer reimbursement thereof pursuant to Section 3.27 of this Agreement, out of other collections on the Mortgage Loans and REO Properties, and (C) for Workout-Delayed Reimbursement Amounts and Advance Interest Amounts thereon, first, out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to clause (B) above, and second, upon a determination by the Master Servicer or the Trustee, as applicable, that a Workout-Delayed Reimbursement Amount is a Nonrecoverable Advance, in the same manner as Nonrecoverable Advances may be reimbursed;

(iii)        to pay on or before each Master Servicer Remittance Date to the Master Servicer and the Special Servicer, as applicable, as compensation, the aggregate unpaid Servicing Fee with respect to Mortgage Loans (to the extent not otherwise required to be applied against Prepayment Interest Shortfalls) in respect of the immediately preceding Interest Accrual Period, and Special Servicing Compensation (if any) in respect of the immediately preceding Interest Accrual Period or Collection Period, as applicable, to be paid, in the case of the Servicing Fee, from interest received on the related Mortgage Loan, and to pay from time to time to the Master Servicer in accordance with Section 3.07(b) of this Agreement any interest or investment income earned on funds deposited in the Collection Account and, in the case of the Special Servicing Fee, from general collections;

(iv)        in accordance with Section 2.03 of this Agreement, to reimburse the Trustee or the Special Servicer, out of general collections on the Mortgage Loans and related REO Properties (including with respect to the Outside Serviced Trust Loan) for any unreimbursed expense reasonably incurred by the Trustee or the Special Servicer in connection with the enforcement of a Mortgage Loan Seller’s obligations under Section 6(e) of the related Loan Purchase Agreement, together with interest thereon at the Advance Rate, but only to the extent that such expenses are not otherwise reimbursable;

(v)         to pay out of general collections on the Mortgage Loans and related REO Properties, for costs and expenses incurred by the Trust Fund with respect to the Mortgage Loans and related REO Properties pursuant to Sections 3.04(a) and 3.10(e) of this Agreement and to pay Liquidation Expenses out of related Liquidation Proceeds pursuant to Section 3.11 of this Agreement;

(vi)        to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06, to reimburse or pay the Master Servicer, the Trustee, the Certificate Administrator, the Special Servicer, the Operating Advisor, CREFC® or the Depositor, as applicable, for unpaid Additional Trust Fund Expenses (other than Advance Interest Amounts), unpaid Trustee/Certificate Administrator Fees, unpaid Servicing Fees (but only if the related Mortgage Loan has been liquidated or a Final Recovery Determination has been made with respect thereto), unpaid Special Servicing Compensation, unpaid Operating Advisor Fees, unpaid Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fee is actually received from the related Mortgagor and, with respect to the Outside Serviced Trust Loan, deposited into the Collection Account pursuant to Section 3.03(c)), unpaid CREFC® Intellectual Property Royalty License Fees and other unpaid items incurred by or owing to such Person pursuant to the second sentence of Sections 3.07(c), 3.08(a), 3.08(b), 3.10, 3.12(c), 3.16(a), 6.03, 7.04, 8.05(a), 8.05(b), 8.05(d) or 11.07 of this Agreement, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from the Trust Fund, in each case only to the extent expressly reimbursable under such Section, it being acknowledged that this clause (vi) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement;

(vii)       to transfer to the Certificate Administrator for deposit in one or more separate, non-interest bearing accounts any amount reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC under the circumstances and to the extent described in Section 4.05 of this Agreement;

(viii)      to make such payments and reimbursements out of Penalty Charges and Modification Fees on deposit in the Collection Account as are contemplated by Section 3.14 of this Agreement;

(ix)        to withdraw any amount deposited into the Collection Account that was not required to be deposited therein; or

(x)         to clear and terminate the Collection Account pursuant to Section 9.01 of this Agreement.

The Master Servicer shall also be entitled to make withdrawals from time to time, from the Collection Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the parties to, and/or the securitization trust created under, the Other Pooling and Servicing Agreement by the holder of the Outside Serviced Trust Loan pursuant to the Co-Lender Agreement.  In the absence of manifest error, the Master Servicer may conclusively rely on the request for payments contemplated by the preceding sentence.

The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan-by-Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to subclauses (i)-(ix) of the second preceding paragraph.

The Master Servicer shall pay to each of the Special Servicer (or to third party contractors at the direction of the Special Servicer), the Operating Advisor, the Trustee and the Certificate Administrator, as applicable, from the applicable Collection Account, amounts permitted to be paid thereto from such account promptly upon receipt of a written statement of an officer of the Special Servicer, an officer of the Operating Advisor or a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, describing the item and amount to which the Special Servicer (or such third party contractor), the Operating Advisor, the Trustee or the Certificate Administrator, as the case may be, is entitled (unless such payment to the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator, as the case may be, is clearly required pursuant to this Agreement, in which case a written statement is not required).  The Master Servicer may rely conclusively on any such written statement and shall have no duty to recalculate the amounts stated therein.  The parties seeking payment pursuant to this Section shall each keep and maintain a separate accounting for the purpose of justifying any request for withdrawal from each Collection Account, on a loan-by-loan basis.

The Master Servicer shall pay to, subject to Section 3.01(h)(i), the Other Master Servicer, the Other Special Servicer, the Other Certificate Administrator or the Other Trustee, as applicable, from the Collection Account on the Master Servicer Remittance Date amounts permitted to be paid to the Other Master Servicer, the Other Special Servicer, the Other Certificate Administrator or the Other Trustee, as applicable, therefrom based upon an Officer’s Certificate received from the Other Master Servicer, the Other Special Servicer, the Other Certificate Administrator or the Other Trustee, as applicable, on the first Business Day following the immediately preceding Determination Date, describing the item and amount to which the Other Master Servicer, the Other Special Servicer, the Other Certificate Administrator or the Other Trustee, as applicable, is entitled.  The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein.

The Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, CREFC®, the Special Servicer and the Master Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Fees (including investment income), Trustee/Certificate Administrator Fees, Special Servicing Compensation, Advances, Advance Interest Amounts, Operating Advisor Fees, Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fees are actually received from the related Mortgagor(s)), CREFC® Intellectual Property Royalty License Fees and (for each of such Persons other than CREFC®) their respective expenses hereunder (including without limitation Additional Trust Fund Expenses) to the extent such fees, indemnity amounts and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement (and to have such amounts paid directly to third party contractors for any invoices submitted to the Trustee, the Master Servicer or the Special Servicer, as applicable).

(b)           The Certificate Administrator shall, upon receipt, deposit in each of the Lower-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve

Account and the Excess Liquidation Proceeds Reserve Account any and all amounts received by the Certificate Administrator in accordance with Section 3.06(a)(i) of this Agreement and required to be deposited therein.  If, as of 3:00 p.m., New York City time, on any Master Servicer Remittance Date or on such other date as any amount referred to in the preceding sentence is required to be delivered hereunder, the Master Servicer shall not have delivered to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Reserve Account the amounts required to be deposited therein pursuant to the provisions of this Agreement (including, without limitation, Section 3.06(a)(i) of this Agreement), then the Certificate Administrator shall, to the extent that a Responsible Officer of the Certificate Administrator has such knowledge, provide notice of such failure to the Master Servicer by facsimile transmission sent to telecopy number (704) 715-0036 (or such alternative number provided by the Master Servicer to the Certificate Administrator in writing) and by telephone at telephone number (800) 326-1334 (or such alternative number provided by the Master Servicer to the Certificate Administrator in writing) as soon as possible, but in any event before 5:00 p.m., New York City time, on such day; provided, however, that the Master Servicer will pay the Certificate Administrator interest on such late payment at the Prime Rate until such late payment is received by the Certificate Administrator.

Section 3.07     Investment of Funds in the Collection Account, the REO Account, the Mortgagor Accounts, and Other Accounts.

(a)           The Master Servicer, or with respect to any REO Account, the Special Servicer, may direct any depository institution maintaining the Collection Account, any Mortgagor Account (subject to the second succeeding sentence), or any REO Account (each of the Collection Account, any REO Account and any Mortgagor Account, for purposes of this Section 3.07, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement.  Any direction by the Master Servicer or the Special Servicer to invest funds on deposit in an Investment Account shall be in writing and shall certify that the requested investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand.  In the case of any Reserve Account, Escrow Account or Lock-Box Account (the “Mortgagor Accounts”), the Master Servicer shall act upon the written request of the related Mortgagor or Manager to the extent the Master Servicer is required to do so under the terms of the respective Mortgage Loan or related documents, provided that in the absence of appropriate written instructions from the related Mortgagor or Manager meeting the requirements of this Section 3.07, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments.  All such Permitted Investments shall be held to maturity, unless payable on demand.  Any investment of funds in an Investment Account shall be made in the name of the Certificate Administrator (on behalf of the Trustee for the benefit of the Certificateholders) or in the name of a nominee of the Certificate Administrator.  The Certificate Administrator shall have sole control (except with respect to investment direction which shall be in the control of the Master Servicer (or the Special Servicer, with respect to any REO Accounts) as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Certificate Administrator or its agent (which shall initially be the Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Certificate Administrator or its nominee.  The Certificate Administrator shall have no responsibility or liability with respect to the investment directions of the Master Servicer or the Special Servicer, any Mortgagor or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise.  The Master Servicer shall have no responsibility or liability with respect to the investment direction of the Special Servicer, any Mortgagor or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise.  The Special Servicer shall have no responsibility or liability with respect to the investment direction of the Master Servicer, any Mortgagor or any property manager or any losses resulting therefrom, whether from Permitted Investments or otherwise.  In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (or the Special Servicer in the case of REO Accounts), shall:  (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and (y) demand payment of all amounts due thereunder promptly upon determination by the Master Servicer (or the Special Servicer in the case of REO Accounts) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.  Amounts on deposit in each Distribution Account, the Excess Liquidation Proceeds Account and the Interest Reserve Account (each, a “Certificate Administrator Account”) shall remain uninvested.

(b)           All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Master Servicer, except with respect to the investment of funds deposited in (i) any Mortgagor Account to the extent required under the Mortgage Loan or applicable law to be for the benefit of the related Mortgagor or (ii) any REO Account, which shall be for the benefit of the Special Servicer, and if held in the Collection Account or an REO Account, shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable, in accordance with Section 3.06 or Section 3.16(b) of this Agreement, as applicable.  The Master Servicer (or with respect to any REO Account, the Special Servicer) shall deposit from its own funds into any applicable Investment Account, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss (except with respect to losses incurred as a result of the related Mortgagor or Manager exercising its power under the related Loan Documents to direct such investment in such Mortgagor Account); provided, however, that the Master Servicer or Special Servicer, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it.  The Master Servicer shall also deposit from its own funds in any Mortgagor Account the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested for the benefit of the Mortgagor under the terms of the Mortgage Loan or applicable law.  Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer (in their respective capacities as Master Servicer and Special Servicer, respectively) shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company is not the Person or an Affiliate of the Person maintaining such account hereunder and satisfied the qualifications set forth in the definition of Eligible Account both (1) at the time such investment was made and (2) as of the date that is 30 days prior to the insolvency.

(c)           Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may, and upon the request of Holders of Certificates representing greater than 50% of the Percentage Interests of any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.  In the event the Trustee takes any such action, the Trust Fund shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith.  In the event that the Trustee does not take any such action, the Master Servicer may, but is not obligated to, take such action at its own cost and expense.

Section 3.08     Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage.

(a)           The Master Servicer on behalf of the Trustee, as mortgagee of record, shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, to the extent required by each Mortgage Loan (other than the Outside Serviced Trust Loan) (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default), and if the Mortgagor does not so maintain, shall itself maintain (subject to the provisions of this Agreement concerning Nonrecoverable Advances and to the extent the Trustee as mortgagee of record has an insurable interest and to the extent available at commercially reasonable rates), (i) fire and hazard insurance (and windstorm insurance, if applicable) with extended coverage on the related Mortgaged Property in an amount which is at least equal to the lesser of (a) one hundred percent (100%) of the then “full replacement cost” of the improvements and equipment (excluding foundations, footings and excavation costs), without deduction for physical depreciation, and (b) the outstanding principal balance of the related Mortgage Loan or such greater amount as is necessary to prevent any reduction in such policy by reason of the application of co-insurance provisions and to prevent the Trustee thereunder from being deemed to be a co-insurer and provided such policy shall include a “replacement cost” rider, (ii) insurance providing coverage against 18 months (or such longer period or with such extended period endorsement as provided in the related Mortgage or other Loan Document) of rent interruptions and (iii) such other insurance as is required in the related Mortgage Loan.  Subject to Section 3.16 of this Agreement, the Special Servicer in accordance with the Servicing Standard and to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standard), shall cause to be maintained for each REO Property (other than an REO Property related to the Outside Serviced Trust Loan) no less insurance coverage than was previously required of the Mortgagor under the related Loan Documents (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default); provided that to the extent the Loan Documents require the related Mortgagor to maintain insurance with an insurer rated better than as indicated in the definition of “Qualified Insurer”, the Master Servicer may, without a Rating Agency Confirmation or the approval of the Special Servicer, to the extent consistent with the Servicing Standard, permit the related Mortgagor to maintain insurance with an insurer that does not meet the requirements of the Loan Documents so long as the related Mortgagor maintains insurance with an insurer rated at least as indicated in the definition of “Qualified Insurer”.  All insurance for an REO Property shall be from a Qualified Insurer, if available from a Qualified Insurer, and if not available from a Qualified Insurer, from an insurance provider that is rated the next highest available rating who is offering such insurance at commercially reasonable rates.  Any amounts collected by the Master Servicer or the Special Servicer under any such policies (other than amounts required to be applied to the restoration or repair of the related Mortgaged Property or amounts to be released to the Mortgagor in accordance with the terms of the related Loan Documents) shall be deposited into the Collection Account pursuant to Section 3.05 of this Agreement, subject to withdrawal pursuant to Section 3.05, or Section 3.06 of this Agreement.  Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.  It is understood and agreed that no other additional insurance other than flood insurance or earthquake insurance subject to the conditions set forth below is to be required of any Mortgagor or to be maintained by the Master Servicer other than pursuant to the terms of the related Loan Documents and pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.  If the related Mortgaged Property (other than an REO Property and other than with respect to the Outside Serviced Trust Loan) is located in a federally designated special flood hazard area, the Master Servicer will use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, to the extent required by each Mortgage Loan (other than the Outside Serviced Trust Loan), and if the related Mortgagor does not so maintain, shall itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) and maintain flood insurance in respect thereof.  Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and (ii) the maximum amount of such insurance required by the terms of the related Mortgage Loan and as is available for the related property under the national flood insurance program (assuming that the area in which such property is located is participating in such program).  If a Mortgaged Property (other than an REO Property) is related to a Mortgage Loan (other than the Outside Serviced Trust Loan) pursuant to which earthquake insurance is required to be maintained pursuant to the terms of the Mortgage Loan, the Master Servicer shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, and if the related Mortgagor does not so maintain will itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances and for so long as such insurance continues to be available at commercially reasonable rates) and maintain earthquake insurance in respect thereof, in the amount required by the Mortgage Loan or, if not specified, in-place at origination.  If an REO Property (other than an REO Property related to the Outside Serviced Trust Loan) (i) is located in a federally designated special flood hazard area or (ii) is related to a Mortgage Loan (other than the Outside Serviced Trust Loan) with respect to which earthquake insurance would be appropriate in accordance with the Servicing Standard and such insurance is available at commercially reasonable rates, the Special Servicer will obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) and maintain flood insurance and/or earthquake insurance in respect thereof providing the same coverage as described in this Section 3.08(a).  Out-of-pocket expenses incurred by the Master Servicer or Special Servicer in maintaining insurance policies pursuant to this Section 3.08 shall be advanced by the Master Servicer as a Property Advance and shall be reimbursable to the Master Servicer with interest at the Advance Rate.  The Master Servicer (or the Special Servicer, with respect to REO Properties) agrees to prepare and present, on behalf of itself, the Trustee and the Certificateholders, claims under each related insurance policy maintained by it pursuant to this Section 3.08(a) in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or to permit recovery thereunder.  All insurance policies required to be maintained by the Master Servicer or Special Servicer hereunder shall name the Trustee or the Master Servicer or the Special Servicer, on behalf of the Trustee as the mortgagee, as loss payee, and shall be issued by Qualified Insurers, if available from a Qualified Insurer, and if not available from a Qualified Insurer, from an insurance provider that is rated the next highest available rating who is offering such insurance at commercially reasonable rates.  Notwithstanding the foregoing:  (A) the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property and the Special Servicer shall not be required to maintain any earthquake or environmental insurance policy on any REO Property, in each case unless such insurance is required to be maintained under the related Loan Documents and is available at commercially reasonable rates; provided, however, that neither the Master Servicer nor the Special Servicer shall have any obligation to maintain such earthquake or environmental insurance policy required under the related Loan Documents if the originator of the Mortgage Loan waived compliance with such insurance requirements (and if the applicable Master Servicer does not cause the Mortgagor to maintain or does not itself maintain such earthquake or environmental insurance policy on any Mortgaged Property, the applicable Special Servicer shall have the right, but not the duty, to obtain, at the Trust’s expense, earthquake or environmental insurance on any Mortgaged Property securing a Specially Serviced Loan or an REO Property so long as such insurance is available at commercially reasonable rates); (B) with respect to the Master Servicer’s obligation to cause the related Mortgagor to maintain such insurance, the Master Servicer shall have no obligation beyond using its efforts consistent with the Servicing Standard to cause any Mortgagor to maintain the insurance required to be maintained or that the lender is entitled to reasonably require, subject to applicable law, under the related Loan Documents; and (C) in making determinations as to the availability of insurance at commercially reasonable rates or otherwise, the Master Servicer or the Special Servicer, as applicable, shall, to the extent consistent with the Servicing Standard, be entitled to rely, at its own expense, on insurance consultants in making such determination and any such determinations by the Master Servicer or the Special Servicer, as applicable, need not be made more frequently than annually but in any event shall be made at the approximate date on which the Master Servicer or the Special Servicer, as applicable, receives notice of the renewal, replacement or cancellation of coverage.

Notwithstanding the foregoing, the Master Servicer or Special Servicer, as applicable, will not be required to maintain, and shall not cause a Mortgagor to be in default with respect to the failure of the related Mortgagor to obtain, all risk casualty insurance which does not contain any carve out for terrorist or similar acts, if, and only if, the Special Servicer has determined in accordance with the Servicing Standard that the failure to maintain such insurance is an Acceptable Insurance Default; provided that, during the period that the Special Servicer is evaluating such insurance hereunder, the Master Servicer shall not be liable for any loss related to its failure to require the Mortgagor to maintain terrorism insurance and shall not be in default of its obligations hereunder as a result of such failure.  The Special Servicer shall promptly notify the Master Servicer of each determination under this paragraph.

(b)           (i)  If the Master Servicer or the Special Servicer obtains and maintains a blanket insurance policy insuring against fire and hazard losses on all of the Mortgaged Properties (other than REO Properties and other than Mortgaged Properties that secure the Outside Serviced Trust Loan) as to which the related Mortgagor has not maintained insurance required by the related Mortgage Loan (other than any Mortgagor that is required under the related Loan Documents to maintain insurance with an insurer rated better than as indicated in the definition of “Qualified Insurer” that maintains insurance with an insurer rated at least as indicated in the definition of “Qualified Insurer”) or the Special Servicer obtains and maintains a blanket insurance policy insuring against fire and hazard losses on all of the REO Properties (other than REO Properties acquired in respect of the Outside Serviced Trust Loan), as required under this Agreement, as the case may be, then the Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its respective obligations concerning the maintenance of insurance coverage set forth in Section 3.08(a) of this Agreement.  Any such blanket insurance policy shall be maintained with a Qualified Insurer.  A blanket insurance policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property a policy otherwise complying with the provisions of Section 3.08(a) of this Agreement, and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.  In connection with its activities as Master Servicer or the Special Servicer hereunder, as applicable, the Master Servicer and the Special Servicer, respectively, agree to prepare and present, on behalf of itself, the Trustee and Certificateholder, claims under any such blanket policy which it maintains in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or permit recovery thereunder.

(ii)           If the Master Servicer causes any Mortgaged Property (other than any REO Property and other than any Mortgaged Property that secures the Outside Serviced Trust Loan) or the Special Servicer causes any REO Property (other than an REO Property acquired in respect of the Outside Serviced Trust Loan) to be covered by a master force placed insurance policy and such policy shall be issued by a Qualified Insurer and provide no less coverage in scope and amount for such Mortgaged Property or REO Property than the insurance required to be maintained pursuant to Section 3.08(a) of this Agreement, then the Master Servicer or Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its respective obligations to maintain insurance pursuant to Section 3.08(a) of this Agreement.  Such policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.08(a), and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account from its own funds the amount not otherwise payable under such policy because of such deductible to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

(iii)          In either case, if the Master Servicer or Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by such “force-placed” insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid as a Property Advance.  Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an insurance policy described above (whether by the Master Servicer or Special Servicer) shall be paid by, and reimbursable to, the Master Servicer as a Property Advance.

(c)           The Master Servicer and the Special Servicer shall each maintain a fidelity bond in such form as is consistent with the Servicing Standard and in such amounts that are consistent with the Servicing Standard.  The Master Servicer and the Special Servicer each shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as applicable.  In addition, the Master Servicer and the Special Servicer shall each keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations to service the Mortgage Loans hereunder in such form as is consistent with the Servicing Standard and in such amounts as are consistent with the Servicing Standard.  Notwithstanding the foregoing, so long as the long-term unsecured debt rating of the Master Servicer (or its corporate parent) or the Special Servicer (or its corporate parent) is not in any event less than “A3” as rated by Moody’s and “A-” as rated by Fitch, respectively, the Master Servicer or the Special Servicer may self-insure for the fidelity bond and errors and omissions coverage otherwise required above.  The Master Servicer shall cause each and every Sub-Servicer for it to maintain or cause to be maintained by an agent or contractor servicing any Mortgage Loan on behalf of such Sub-Servicer, a fidelity bond and an errors and omissions insurance policy which satisfy the requirements for the fidelity bond and the errors and omissions policy to be maintained by the Master Servicer to comply with the foregoing.  All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.08(c) shall be issued by a Qualified Insurer.

Section 3.09     Enforcement of Due-On-Sale and Due On Encumbrance Clauses; Assumption Agreements; Defeasance Provisions.

(a)           Upon receipt of any request of a waiver in respect of a due-on-sale or due-on encumbrance provision, except in the case of the Outside Serviced Trust Loan, (i) if the Master Servicer receives such request, it shall promptly deliver a copy of such request to the Special Servicer and (ii) the Special Servicer shall (A) with respect to a Specially Serviced Loan, promptly analyze such waiver, including the preparation of written materials in connection with such analysis, or (B) with respect to a Performing Loan, promptly analyze such waiver, including the preparation of written materials in connection with such analysis (or, if mutually agreed to by the Master Servicer and the Special Servicer, the Master Servicer shall analyze such waiver, including the preparation of written materials in connection with such analysis, subject to the

Special Servicer’s processing and/or consent rights as set forth in Section 3.24).  If following its receipt of a request of a waiver in respect of a due-on-sale or due-on-encumbrance provision the Special Servicer (or, with respect to a Performing Loan, if mutually agreed to by the Master Servicer and the Special Servicer pursuant to Section 3.24, the Master Servicer, subject to the Special Servicer’s consent rights as set forth in Section 3.24) has determined, consistent with the Servicing Standard, that the waiver of such restrictions would be in accordance with the Servicing Standard, then the Master Servicer or the Special Servicer, as applicable, shall close the related transaction, subject to the consultation and/or consent rights (if any) of the Controlling Class Representative as provided in this Section 3.09(a) and as otherwise provided in this Agreement, and subject to Sections 3.09(b), 3.21, 3.24, 3.25 and Section 3.29; provided, however, that neither the Master Servicer nor the Special Servicer shall enter into any such agreement to the extent that any terms thereof would result in (i) the imposition of a tax on a Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes at any time that any Certificate is outstanding or (ii) create any lien on a Mortgaged Property that is senior to, or on parity with, the lien of the related Mortgage.  With respect to (i) Performing Loans, the Special Servicer or, if mutually agreed to by the Special Servicer and the Master Servicer, the Master Servicer (subject to the Special Servicer’s processing and/or consent rights as set forth in Section 3.24) or (ii) with respect to Specially Serviced Loans, the Special Servicer, each in a manner consistent with the Servicing Standard and each on behalf of the Trustee as the mortgagee of record, shall, to the extent permitted by applicable law, enforce the restrictions contained in the related Mortgage on transfers or further encumbrances of the related Mortgaged Property and on transfers of interests in the related Mortgagor, unless following its receipt of a request of a waiver in respect of a due-on-sale or due-on-encumbrance provision the Special Servicer (or, with respect to a Performing Loan, if mutually agreed to by the Master Servicer and the Special Servicer, the Master Servicer, subject to the Special Servicer’s consent) has determined, consistent with the Servicing Standard, that the waiver of such restrictions would be in accordance with the Servicing Standard.  Promptly after the Special Servicer or the Master Servicer, as applicable, has made any such determination, the Special Servicer or the Master Servicer, as applicable, shall deliver to the Trustee, the Certificate Administrator, each other party to this Agreement and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider an Officer’s Certificate setting forth the basis for such determination; provided that, with respect to all Mortgage Loans (other than the Outside Serviced Trust Loan), the Special Servicer shall, prior to taking such an action or consenting to the Master Servicer’s taking of such an action, obtain the written consent of the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing), which consent shall be deemed given ten (10) Business Days after receipt (unless earlier objected to) by the Controlling Class Representative of the written recommendation of the Special Servicer for such action and any additional information the Controlling Class Representative may reasonably request for the analysis of such request, which recommendation and information may be delivered in an electronic format reasonably acceptable to the Controlling Class Representative and the Special Servicer.  In addition, neither the Special Servicer nor the Master Servicer may waive any “due-on-encumbrance” provision unless (1) the Special Servicer, or the Master Servicer, as applicable, shall have received a prior written Rating Agency Confirmation with respect to such action or (2) the related Mortgage Loan (A) represents less than 2% the principal balance of all of the Mortgage Loans in the Trust Fund, (B) has a principal balance that is equal to or less than $20,000,000, (C)  has a Loan-to-Value Ratio equal to or less than 85% (including any existing and proposed debt), (D) has a Debt Service Coverage Ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans in the Mortgage Pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $5,000,000).  Further, neither the Special Servicer nor the Master Servicer may waive any “due-on-sale” provision unless the Special Servicer, or the Master Servicer, as applicable, shall have received a prior written Rating Agency Confirmation with respect to such action unless the related Mortgage Loan (A) represents less than 5% the principal balance of all of the Mortgage Loans in the Trust Fund, (B) has a principal balance that is equal to or less than $35,000,000 and (C) is not one of the 10 largest Mortgage Loans in the Mortgage Pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000).

The Special Servicer or the Master Servicer, as applicable (in each case, if it is the party processing the related request pursuant to Section 3.24 of this Agreement), shall notify in writing the Trustee, the Certificate Administrator, the Special Servicer or the Master Servicer, as applicable, and the Rule 17g-5 Information Provider (for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement) of any assumption or substitution agreement executed pursuant to this Section 3.09(a) and shall forward thereto a copy of such agreement.

In connection with any request for a Rating Agency Confirmation from a Rating Agency pursuant to this Section 3.09(a), the Special Servicer shall deliver a Review Package to the Rule 17g-5 Information Provider for posting to the Rule 17g-5 Information Provider’s Website in accordance with Section 11.13 of this Agreement.

Further, subject to the terms of the related Loan Documents and applicable law, the Special Servicer shall use reasonable efforts to ensure that all costs in connection with any assumption or encumbrance, including any arising from seeking a Rating Agency Confirmation, are paid by the related Mortgagor.  To the extent not collected from the related Mortgagor after the use of such efforts, any rating agency charges in connection with the foregoing shall be paid by the Master Servicer as a Property Advance (or as an Additional Trust Fund Expense if such Property Advance would be a Nonrecoverable Advance).

To the extent permitted by the applicable Loan Documents and applicable law, the Special Servicer may charge the related Mortgagor a fee in connection with any enforcement or waiver contemplated in this subsection (a); provided that any such fee shall be applied as if it were a Modification Fee and/or Assumption Fee, as applicable, pursuant to the terms of this Agreement.

(b)           Nothing in this Section 3.09 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

(c)           In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, neither the Master Servicer nor the Special Servicer shall agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) of this Agreement shall contain any terms that are different from, any term of any Mortgage Loan or the related Note, other than pursuant to Section 3.24 of this Agreement.

(d)           With respect to any Mortgage Loan (other than the Outside Serviced Trust Loan) which permits release of Mortgaged Properties through defeasance, and to the extent consistent with the terms of the related Loan Documents:

(i)          In the event such Mortgage Loan requires that the Master Servicer on behalf of the Trustee purchase the required “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii), the Master Servicer, an accommodation Mortgagor pursuant to clause (v) below or the Mortgagor shall, at the Mortgagor’s expense (to the extent consistent with the related Loan Documents), purchase or cause the purchase of such obligations in accordance with the terms of such Mortgage Loan and deliver to the Master Servicer, in the case of the Mortgagor, or in the case of the Master Servicer, hold the same on behalf of the Trust Fund; provided that, subject to the related Loan Documents, the Master Servicer shall not accept the amounts paid by the related Mortgagor to effect defeasance until acceptable “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) have been identified, in each case which are acceptable as defeasance collateral under the then most recently published current guidelines of the Rating Agencies.  Notwithstanding the foregoing, with respect to certain Mortgage Loans originated or acquired by GSMC that are subject to defeasance, GSMC has transferred to a third party or has retained the right to establish or designate the successor borrower and to purchase or cause to be purchased the related defeasance collateral (“Loan Seller Defeasance Rights and Obligations”).  In the event the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan that provides for Loan Seller Defeasance Rights and Obligations in the related Loan Documents, the Master Servicer shall provide, within five (5) business days of receipt of such notice, written notice of such defeasance request to GSMC’s assignee in the case of the Mortgage Loans for which GSMC is the related Mortgage Loan Seller.  Until such time as GSMC provides written notice to the contrary, notice of a defeasance of a Mortgage Loan with Loan Seller Defeasance Rights and Obligations as to which it is the related Mortgage Loan Seller shall be delivered to Defeasance Holding Company, LLC, 11121 Carmel Commons Blvd., Suite 250, Charlotte, North Carolina 28226, Attention:  Asset Manager, Tel:  704-248-2600, fax:  704-759-9515, e-mail:  dhc-team@dhcllc.com.

(ii)         The Master Servicer shall require, to the extent the related Loan Documents grant the mortgagee discretion to so require, delivery of an Opinion of Counsel (which shall be an expense of the related Mortgagor to the extent consistent with the related

Loan Documents) to the effect that the Trustee on behalf of the Certificateholders has a first priority security interest in the defeasance deposit and the “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii), and the assignment thereof is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to the Master Servicer.

(iii)        The Master Servicer shall obtain, to the extent the related Loan Documents grant the mortgagee discretion to so obtain, a certificate (which shall be an expense of the related Mortgagor to the extent consistent with the related Loan Documents) from an Independent certified public accountant certifying that the “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii), comply with the requirements of the related Loan Agreement or Mortgage.

(iv)        To the extent consistent with the related Loan Documents, prior to permitting release of any Mortgaged Properties through defeasance, the Master Servicer shall (at the Mortgagor’s expense) obtain a Rating Agency Confirmation; provided that the Master Servicer shall not be required to obtain such Rating Agency Confirmation from any Rating Agency to the extent that the Master Servicer has delivered a defeasance certificate to such Rating Agency substantially in the form of Exhibit DD to this Agreement for any Mortgage Loan that, at the time of such defeasance, is (x) not one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance equal to or less than $35,000,000 and (z) a Mortgage Loan that represents less than 5% of the Stated Principal Balance of all Mortgage Loans.

(v)         If the Mortgage Loan permits the related Mortgagor or the lender or its designee to cause an accommodation Mortgagor to assume such defeased obligations, the Master Servicer shall, or shall cause the Mortgagor to, establish at the Mortgagor’s cost and expense (and shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to consent to such assumption) a special purpose bankruptcy-remote entity to assume such obligations, as to which the Trustee and the Certificate Administrator has received a Rating Agency Confirmation (if such confirmation is required pursuant to the then most recently published guidelines of the Rating Agencies).

(vi)        To the extent consistent with the related Loan Documents, the Master Servicer shall require the related Mortgagor to pay all costs and expenses incurred in connection with the defeasance of the related Mortgage Loan.  In the event that the Mortgagor is not required to pay any such costs and expenses under the terms of the Loan Documents, such costs and expenses shall be Additional Trust Fund Expenses.

(vii)       In no event shall the Master Servicer have liability to any party hereto or beneficiary hereof for obtaining a Rating Agency Confirmation (or conditioning approval of defeasance on the delivery of a Rating Agency Confirmation) or for imposing conditions to approval of a defeasance on the satisfaction of conditions that are consistent with the Servicing Standard but are not required under Rating Agency guidelines

(provided that this shall not protect the Master Servicer from any liability that may be imposed as a result of the violation of applicable law or the Loan Documents).

(viii)       The Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulation’s Section 1.860G-(2)(a)(8)(ii), notwithstanding any more restrictive requirements in the Loan Documents; provided, that the Master Servicer has received an Opinion of Counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code).

(e)           Notwithstanding any other provision of this Section 3.09, without any other approval, the Master Servicer (for Performing Loans) or the Special Servicer (for Specially Serviced Loans) may grant a Mortgagor’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement, provided that the Master Servicer or Special Servicer, as applicable, (i) shall have determined in accordance with the Servicing Standard that such easement, right of way or similar agreement will not materially and adversely affect the operation or value of such Mortgaged Property or the Trust Fund’s interest in the Mortgaged Property and (ii) shall have determined that such easement, right of way or similar agreement will not cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding.  The Master Servicer or the Special Servicer may rely on an Opinion of Counsel in making such determination.

Section 3.10     Appraisal Reductions; Realization Upon Defaulted Mortgage Loans.

(a)           Promptly upon the occurrence of an Appraisal Reduction Event, except in the case of the Outside Serviced Trust Loan, the Special Servicer shall use reasonable efforts to obtain an updated Appraisal, the costs of which shall be advanced by, and reimbursable to, the Master Servicer as a Property Advance (or shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance); provided, however, that the Special Servicer shall not be required to obtain an updated Appraisal of any Mortgaged Property with respect to which there exists an Appraisal which is less than nine months old unless the Special Servicer determines in accordance with the Servicing Standard that such previously obtained Appraisal is materially inaccurate.  With respect to Mortgage Loans (other than the Outside Serviced Trust Loan) for which an Appraisal Reduction Event has occurred and still exists, the Special Servicer shall obtain annual letter updates to any updated Appraisal.

The Certificate Principal Amount of each Class of applicable Certificates shall be notionally reduced (solely for purposes of determining the identity of the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event)

as of any date of determination to the extent of the Appraisal Reduction Amount(s) allocated to such Class on the preceding Distribution Date.  The aggregate Appraisal Reduction Amount for any Distribution Date shall be applied to notionally reduce the Certificate Principal Amounts of the following Classes of Certificates and Class PEZ Regular Interests in the following order of priority:  first, to the Class G Certificates; second, to the Class F Certificates; third, to the Class E Certificates; fourth, to the Class D Certificates; fifth, to the Class C Regular Interest (and correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective percentage interests therein); sixth, to the Class B Regular Interest (and correspondingly, the Class B Certificates and the Class PEZ Component B, pro rata based on their respective percentage interests therein); seventh, to the Class A-S Regular Interest (and correspondingly, the Class A-S Certificates and the Class PEZ Component A-S, pro rata based on their respective percentage interests therein); and finally, pro rata to the (i) Class A-1 Certificates, (ii) Class A-2 Certificates, (iii) Class A-3 Certificates, (iv) Class A-4 Certificates and (v) Class A-AB Certificates, based on their respective Certificate Principal Amounts (provided in each case that no Certificate Principal Amount in respect of any such Class may be notionally reduced below zero).  With respect to any Appraisal Reduction Amount calculated for the purposes of determining the Non-Reduced Certificates or the Controlling Class, as well as the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property shall be determined on an “as-is” basis.

The Special Servicer shall promptly notify the Certificate Administrator and Master Servicer of the determination of any such Appraisal Reduction Amount, and the Certificate Administrator shall promptly post notice of the determination of any such Appraisal Reduction Amount on the Certificate Administrator’s website.

The Holders of Certificates representing the majority of the Certificate Principal Amount of any Class of Control Eligible Certificates whose Certificate Principal Amount is notionally reduced to less than 25% of the initial Certificate Principal Amount of that Class as a result of an allocation of an Appraisal Reduction Amount in respect of such Class (such Class, an “Appraised-Out Class”) shall have the right to challenge the Special Servicer’s Appraisal Reduction Amount determination and, at their sole expense, obtain a second Appraisal of any Mortgage Loan (other than the Outside Serviced Trust Loan) for which an Appraisal Reduction Event has occurred (such Holders, the “Requesting Holders”).  The Requesting Holders shall cause the Appraisal to be prepared on an “as-is” basis by an Appraiser in accordance with MAI standards, and the Appraisal shall be reasonably acceptable to the Special Servicer in accordance with the Servicing Standard.  The Requesting Holders shall provide the Special Servicer with notice of their intent to challenge the Special Servicer’s Appraisal Reduction Amount determination within 10 days of the Requesting Holders’ receipt of written notice of the determination of such Appraisal Reduction Amount.

An Appraised-Out Class shall be entitled to continue to exercise the rights of the Controlling Class until 10 days following its receipt of written notice of the determination of an Appraisal Reduction Amount, unless the Requesting Holders provide written notice of their intent to challenge such Appraisal Reduction Amount to the Special Servicer and the Certificate Administrator within such 10-day period pursuant to the immediately preceding paragraph.  If the Requesting Holders provide such notice, then the Appraised-Out Class shall be entitled to continue to exercise the rights of the Controlling Class until the earliest of (i) 120 days following the related Appraisal Reduction Event, unless the Requesting Holders provide the second appraisal within such 120-day period, (ii) the determination by the Special Servicer (described below) that a recalculation of the Appraisal Reduction Amount is not warranted or that such recalculation does not result in the Appraised-Out Class remaining the Controlling Class and (iii) the occurrence of a Consultation Termination Event.  After the Appraised-Out Class is no longer entitled to exercise the rights of the Controlling Class, the rights of the Controlling Class shall be exercised by the Class of Control Eligible Certificates immediately senior to such Appraised-Out Class, if any, unless a recalculation results in the reinstatement of the Appraised-Out Class as the Controlling Class.

In addition to the foregoing, the Holders of Certificates representing the majority of the Certificate Principal Amount of any Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order an additional Appraisal of any Mortgage Loan (other than the Outside Serviced Trust Loan) for which an Appraisal Reduction Event has occurred if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the Special Servicer shall use its reasonable best efforts to ensure that such Appraisal is delivered within 30 days from receipt of such Holders’ written request and shall ensure that such Appraisal is prepared on an “as-is” basis by an Appraiser in accordance with MAI standards; provided that the Special Servicer shall not be required to obtain such Appraisal if the Special Servicer determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on such appraised value of the related Mortgaged Property or Mortgaged Properties.

Upon receipt of an Appraisal provided by, or requested by, Holders of an Appraised-Out Class pursuant to this Section and any other information reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional Appraisal, any recalculation of the Appraisal Reduction Amount is warranted and, if so warranted, shall recalculate such Appraisal Reduction Amount based upon such additional Appraisal.  If required by any such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class.  The Special Servicer shall promptly deliver notice to the Certificate Administrator of any such determination and recalculation, and the Certificate Administrator shall promptly post such notice to the Certificate Administrator’s Website.

Appraisals that are permitted to be presented by, or obtained by the Special Servicer at the request of, Holders of an Appraised-Out Class shall be in addition to any Appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or this Agreement without regard to any appraisal requests made by any Holder of an Appraised-Out Class.

(b)           In connection with any foreclosure, enforcement of the Loan Documents or other acquisition, the Master Servicer in accordance with Section 3.20 of this Agreement shall pay the out-of-pocket costs and expenses in any such proceedings as a Property Advance unless the Master Servicer determines, in its good faith judgment exercised in accordance with the Servicing Standard, that such Advance would constitute a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account).  The Master Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06(a)(ii) of this Agreement.

Subject to Section 3.21 of this Agreement, if the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Mortgagor or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer’s Certificate delivered to the Trustee, the Certificate Administrator and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative.

In the event that title to any Mortgaged Property (other than any Mortgaged Property related to the Outside Serviced Trust Loan) is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, to a co-trustee or to its nominee (which shall not include the Master Servicer but may be a single member limited liability company owned by the Trust and managed by the Special Servicer) or a separate trustee or co-trustee on behalf of the Trustee as holder of the Lower-Tier Regular Interests and on behalf of the holders of the Certificates.  Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan, such Mortgage Loan shall (except for purposes of Section 9.01) be considered to be an REO Mortgage Loan held in the Trust Fund until such time as the related REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses.

(c)           Notwithstanding any provision to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

(i)          such personal property is (in the good faith judgment of the Special Servicer) incident to real property (within the meaning of Code Section 856(e)(1)) so acquired by the Special Servicer for the benefit of the Trust Fund; or

(ii)         the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such personal property by the Trust Fund will not cause the imposition of a tax on a Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes at any time that any Certificate is outstanding.

(d)           Notwithstanding any provision to the contrary in this Agreement, neither the Special Servicer nor the Master Servicer shall, on behalf of the Trust Fund, obtain title to any direct or indirect partnership or membership interest or other equity interest in any Mortgagor pledged pursuant to any pledge agreement, unless the Master Servicer or the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such partnership or membership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on a Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes at any time that any Certificate is outstanding.

(e)           Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to a Mortgaged Property as a result of foreclosure or by deed in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership or membership interest in any Mortgagor pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Custodian, the Trustee, the Certificate Administrator or the Trust Fund or the Certificateholders, would be considered to hold title to, or be a mortgagee-in-possession of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

(i)          such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property in compliance therewith; and

(ii)         there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation.

In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders.  Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

In the event that the Special Servicer seeks to obtain title to a Mortgaged Property on behalf of the Trust Fund, the Special Servicer may, in its discretion, establish a single member limited liability company with the Trust Fund as the sole owner to hold title to such Mortgaged Property.

(f)           The environmental assessment contemplated by Section 3.10(e) of this Agreement shall be prepared within three months of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard and, if applicable, any secured creditor impaired property policy issued on or prior to the Closing Date with respect to any Mortgage Loan (including that the environmental assessment identify any potential pollution conditions (as defined in the environmental insurance policy) with respect to the related Mortgaged Property).  The Master Servicer shall advance the cost of preparation of such environmental assessments unless the Master Servicer determines, in its good faith judgment, that such Advance would be a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account).  The Master Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence in the manner set forth in Section 3.06 of this Agreement.  Copies of any environmental assessment prepared pursuant to Section 3.10(e) of this Agreement shall be provided to the Certificateholder of any Regular Certificates upon written request to the Special Servicer.

(g)           If the Special Servicer determines pursuant to Section 3.10(e)(i) of this Agreement that a Mortgaged Property is not in compliance with applicable environmental laws, but that it is in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(e)(ii) of this Agreement that the circumstances referred to therein relating to Hazardous Materials are present, but that it is in the best economic interest of the Trust Fund to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund.  The Master Servicer shall pay the cost of any such compliance, containment, clean-up or remediation from the Collection Account.

(h)           The Special Servicer shall notify the Master Servicer of any abandoned and/or foreclosed properties which require reporting to the IRS and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan which is abandoned or foreclosed and the Master Servicer shall report to the IRS and the related Mortgagor, in the manner required by applicable law, such information and the Master Servicer shall report, via IRS Form 1099C, all forgiveness of indebtedness to the extent such information has been provided to the Master Servicer by the Special Servicer.  Upon request, the Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

Section 3.11     Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan or the receipt by the Master

Servicer or the Special Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer or the Special Servicer shall immediately notify the Trustee, the Certificate Administrator and the Custodian by delivery of a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.05 of this Agreement have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Mortgage File.  No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Trust Fund.

From time to time upon request of the Master Servicer or Special Servicer and delivery to the Custodian of a Request for Release, the Certificate Administrator shall promptly cause the Custodian to release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or Special Servicer, as applicable.  Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan into an REO Property, receipt by the Trustee and the Certificate Administrator of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, the Custodian shall deliver a copy of the Request for Release to the Master Servicer or Special Servicer, as applicable.

Within three (3) Business Days, after receipt of written certification of a Servicing Officer, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee’s sale or other documents prepared by the Special Servicer, its agents or attorneys and reasonably acceptable to the Trustee, necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Loan, or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Loan Documents or otherwise available at law or in equity.  Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage or other security agreement, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

If from time to time, pursuant to the terms of the Co-Lender Agreement and the Other Pooling and Servicing Agreement related to the Outside Serviced Trust Loan, and as appropriate for enforcing the terms of, or otherwise properly servicing, the Outside Serviced Trust Loan, the Other Master Servicer, the Other Special Servicer or other similar party requests delivery to it of the original Note for the Outside Serviced Trust Loan, then such party shall deliver a Request for Release in the form of Exhibit C attached hereto to the Custodian and the Custodian shall release or cause the release of such original Note to the requesting party or its designee.  In connection with the release of the original Note for the Outside Serviced Trust Loan in accordance with the preceding sentence, the Custodian shall obtain such documentation as is appropriate to evidence the holding by the Other Master Servicer, the Other Special Servicer or such other similar party, as the case may be, of such original Mortgage Note as custodian on behalf of and for the benefit of the Trustee.

Section 3.12     Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation.

(a)           As compensation for its activities hereunder, the Master Servicer shall be entitled, with respect to each Mortgage Loan and REO Mortgage Loan (including the Outside Serviced Trust Loan but excluding the Outside Serviced Companion Loans) and each Interest Accrual Period, to the Servicing Fee, which shall be payable from amounts on deposit in the Collection Account.  In addition, the Master Servicer shall be entitled to receive, as additional servicing compensation, (i) 100% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a Performing Loan agreed to by the Master Servicer pursuant to Section 3.24 of this Agreement that did not require the approval of the Special Servicer, (ii) 50% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a Performing Loan consented to by the Special Servicer pursuant to Section 3.24 of this Agreement, (iii) 100% of any fee actually paid by a Mortgagor in connection with a defeasance of a Mortgage Loan (other than the Outside Serviced Trust Loan) as contemplated under Section 3.09 of this Agreement, (iv) 100% of any Assumption Fees with respect to a Performing Loan consented to by the Master Servicer that did not require the approval of the Special Servicer, (v) 50% of any Assumption Fees with respect to a Performing Loan consented to by the Special Servicer, (vi) the aggregate Prepayment Interest Excess (exclusive of any portion thereof attributable to the Outside Serviced Trust Loan), but only to the extent such amount is not required to be included in any Compensating Interest Payment, in each case to the extent received and not required to be deposited or retained in the Collection Account pursuant to Section 3.05 of this Agreement, (vii) 100% of Ancillary Fees (other than fees for insufficient or returned checks) and assumption application fees actually received from Mortgagors on Performing Loans, (viii) 100% of Consent Fees with respect to a Performing Loan that did not require the approval of the Special Servicer, (ix) 50% of any Consent Fees with respect to a Performing Loan consented to by the Special Servicer, (x) 100% of Excess Penalty Charges paid by the Mortgagors with respect to any Mortgage Loan (other than the Outside Serviced Trust Loan) other than Excess Penalty Charges accrued during the period such Mortgage Loan is a Specially Serviced Loan, and (xi) 100% of fees for insufficient or returned checks actually received from Mortgagors on all Mortgage Loans (in the case of the Outside Serviced Trust Loan, only to the extent actually remitted by the Other Master Servicer); provided, however, that the Master Servicer shall not be entitled to apply or retain any amounts described in clauses (i) through (v) above as additional compensation with respect to a specific Mortgage Loan with respect to which a default or event of default thereunder has occurred and is continuing unless and until such default or event of default has been cured (or has been waived in accordance with the terms of this Agreement) and all delinquent amounts required to have been paid by the Mortgagor, Advance Interest Amounts and Additional Trust Fund Expenses (other than Special Servicing Fees, Workout Fees and Liquidation Fees) both (x) due with respect to such Mortgage Loan and (y) in the case of expense items, that arose within the last 12 months, have been paid.  The Master Servicer shall also be entitled pursuant to, and to the extent provided for in Sections 3.06(a)(iii) and Section 3.07(b), to withdraw from the Collection Account and to receive from any Mortgagor Accounts (to the extent not payable to the related Mortgagor under a Mortgage Loan or applicable law) any interest or other income earned on deposits therein.  Interest or other income earned on funds in the Collection Account and Mortgagor Accounts (to the extent consistent with the related Loan Documents), shall be paid to the Master Servicer as additional servicing compensation and interest or other income earned on funds in any REO Account shall be payable to the Special Servicer.

Wells Fargo Bank, National Association and any successor holder of the Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit CC-1 to this Agreement, and (iii) the prospective transferee shall have delivered to Wells Fargo Bank, National Association and the Depositor a certificate substantially in the form attached as Exhibit CC-2 to this Agreement.  None of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification.  Wells Fargo Bank, National Association and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and Wells Fargo Bank, National Association hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Initial Purchasers, the Certificate Administrator, the Trustee, the Custodian, the Master Servicer, the Operating Advisor, the Certificate Registrar and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph.  By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose any information received in connection with its acquisition and holding of such Excess Servicing Fee Right in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Securities Act.  From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the Person then acting as the Master Servicer shall pay, out of each amount paid to such Master Servicer as Servicing Fees with respect to each related Mortgage Loan or REO Mortgage Loan, as the case may be, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one (1) Business Day following the payment of such Servicing Fees to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer.  The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph.  None of the Certificate Administrator, the Certificate Registrar, the Operating Advisor, the Depositor, the Special Servicer, the Trustee or the Custodian shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

Except as otherwise provided herein, the Master Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any Sub-Servicers retained by it.

The Master Servicer will not be entitled to retain any portion of Excess Interest paid on any Mortgage Loan.

(b)           As compensation for its activities hereunder, on each Distribution Date the Trustee shall be entitled with respect to each Mortgage Loan to its portion of the Trustee/Certificate Administrator Fee, and the Certificate Administrator shall be entitled with respect to each Mortgage Loan to its portion of the Trustee/Certificate Administrator Fee.  The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Trustee/Certificate Administrator Fee.  Except as otherwise provided herein, the Trustee/Certificate Administrator Fee includes all routine expenses of the Trustee, the Certificate Registrar, the Paying Agent, the Certificate Administrator and the Authenticating Agent.  Each of the Trustee’s and Certificate Administrator’s rights to the Trustee/Certificate Administrator Fee may not be transferred in whole or in part except in connection with the transfer of all of the Trustee’s or Certificate Administrator’s, as applicable, responsibilities and obligations under this Agreement.

(c)           As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Loan and each Interest Accrual Period to the Special Servicing Fee, which shall be payable from amounts on deposit in the Collection Account.  The Special Servicer’s rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement.  In addition, the Special Servicer shall be entitled to receive, as additional servicing compensation, (i) 50% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a Performing Loan consented to by the Special Servicer pursuant to Section 3.24 of this Agreement, (ii) 100% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a Specially Serviced Loan consented to by the Special Servicer pursuant to Section 3.24 of this Agreement, (iii) 100% of any Assumption Fees with respect to a Specially Serviced Loan, (iv) 50% of any Assumption Fees with respect to a Performing Loan consented to by the Special Servicer, (v) 100% of Ancillary Fees (other than fees for insufficient or returned checks) and assumption application fees actually received from Mortgagors on Specially Serviced Loans, (vi) 100% of Consent Fees with respect to a Specially Serviced Loan, (vii) 50% of any Consent Fees with respect to a Performing Loan consented to by the Special Servicer, (viii) 100% of Excess Penalty Charges paid by the Mortgagors with respect to any Mortgage Loan (other than the Outside Serviced Trust Loan) accrued during the period such Mortgage Loan is a Specially Serviced Loan and (ix) any interest or other income earned on deposits in the REO Accounts.  The Special Servicer shall not be entitled to any Special Servicing Fees, Liquidation Fees or Workout Fees with respect to the Outside Serviced Trust Loan.

Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder.

The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Loan at the Workout Fee Rate on such

Mortgage Loan for so long as it remains a Corrected Loan.  The Special Servicer shall not be entitled to any Workout Fee with respect to the Outside Serviced Trust Loan.  The Workout Fee with respect to any Corrected Loan will cease to be payable if such loan again becomes a Specially Serviced Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Loan again becomes a Corrected Loan.  If the Special Servicer is terminated (other than for cause) or resigns:  (1) it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans that became Corrected Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if any such Mortgage Loan subsequently becomes a Specially Serviced Loan; and (2) it will receive any Workout Fees payable in respect of any Mortgage Loan that was, at the time of that termination or resignation, a Specially Serviced Loan for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the Mortgagor making such three consecutive timely Monthly Payments.  In either case, the successor special servicer will not be entitled to any portion of such Workout Fees.  The Special Servicer shall also be entitled to additional servicing compensation in the form of a Liquidation Fee (other than with respect to the Outside Serviced Trust Loan) payable out of the Liquidation Proceeds prior to the deposit of the Net Liquidation Proceeds in the Collection Account.  However, no Liquidation Fee will be payable with respect to the Outside Serviced Trust Loan or in connection with, or out of, Liquidation Proceeds as set forth in the final two provisos of the definition of “Liquidation Fee” herein.  Notwithstanding anything herein to the contrary, the Special Servicer shall not be entitled to receive both a Liquidation Fee and a Workout Fee with respect to any specific collections or proceeds on any Mortgage Loan.  For purposes of the foregoing provisions of this Section 3.12(c), a termination and removal of the Special Servicer under Section 6.08 of this Agreement shall be deemed to constitute a termination without cause.

If at any time a Mortgage Loan becomes a Specially Serviced Loan, the Special Servicer shall use its reasonable efforts to collect the amount of any Special Servicing Fee, Liquidation Fee and/or Workout Fee from the related Mortgagor pursuant to the related Loan Documents, including exercising all remedies available under such Loan Documents that would be in accordance with the Servicing Standard, specifically taking into account the costs or likelihood of success of any such collection efforts and the Realized Loss that would be incurred by Certificateholders in connection therewith as opposed to the Realized Loss that would be incurred as a result of not collecting such amounts from the related Mortgagor.

The Special Servicer shall not be entitled to any Liquidation Fee with respect to the Outside Serviced Trust Loan or any Outside Serviced Companion Loan.  In addition, the Special Servicer will not be entitled to retain any portion of Excess Interest paid on any Mortgage Loan.

(d)           The Master Servicer, Special Servicer the Certificate Administrator and Trustee shall be entitled to reimbursement from the Trust Fund for the costs and expenses incurred by them in the performance of their duties under this Agreement which are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations

Section 1.860G-1(b)(3)(iii).  Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(a)(vi) of this Agreement.

(e)           No provision of this Agreement or of the Certificates shall require the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, Special Servicer, the Certificate Administrator or the Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Condemnation Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

If the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee receives a request or inquiry from a Mortgagor, any Certificateholder or any other Person the response to which would, in the Master Servicer’s, the Special Servicer’s or the Operating Advisor’s commercially reasonable judgment or the Certificate Administrator’s or the Trustee’s good faith business judgment require the assistance of Independent legal counsel or other consultant to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee the cost of which would not be an expense of the Trust Fund hereunder, then the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless the Mortgagor or such Certificateholder or such other Person, as applicable, makes arrangements for the payment of the Master Servicer’s, the Special Servicer’s, the Operating Advisor’s, the Certificate Administrator’s or the Trustee’s expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee as the case may be, in its sole discretion.  Unless such arrangements have been made, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

(f)           With respect to each Collection Period, the Special Servicer shall deliver or cause to be delivered to the Certificate Administrator, without charge and within two Business Days following the related Determination Date, an electronic report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period.

(g)           The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any Person (including, without limitation, the Trust, any Mortgagor, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any

REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.12; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

Section 3.13     Compensating Interest Payments.  The Master Servicer shall deliver to the Certificate Administrator for deposit in the Lower-Tier Distribution Account on each Master Servicer Remittance Date, without any right of reimbursement therefor, an amount equal to the lesser of (i) the aggregate of all Prepayment Interest Shortfalls incurred in connection with Principal Prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Trust Loan, the Specially Serviced Loans and Defaulted Mortgage Loans), other than Principal Prepayments received in connection with the receipt of Insurance Proceeds or Condemnation Proceeds, during the most recently ended Prepayment Period, and (ii) the sum of (A) the aggregate Servicing Fees for the related Distribution Date with respect to each Mortgage Loan (including each REO Mortgage Loan, but excluding the Outside Serviced Trust Loan) for which Servicing Fees are being paid in such Prepayment Period, up to a maximum rate of 0.005% per annum with respect to each Mortgage Loan (and related REO Mortgage Loan) (other than with respect to the Outside Serviced Trust Loan) and (B) all Prepayment Interest Excesses received during the related Prepayment Period (and net investment earnings thereon); provided that the Master Servicer shall pay (without regard to clause (ii) above) the aggregate of all Prepayment Interest Shortfalls otherwise described in clause (i) above incurred in connection with Principal Prepayments received in respect of the Mortgage Loans during the most recently ended Prepayment Period to the extent such Prepayment Interest Shortfalls were the result of the Master Servicer’s failure to enforce the related Loan Documents.  No Compensating Interest Payments shall be made by the Master Servicer for the Outside Serviced Trust Loan.

Section 3.14     Application of Penalty Charges and Modification Fees.

(a)           On or prior to the second Business Day before each Master Servicer Remittance Date, the Master Servicer shall apply all Penalty Charges and Modification Fees (to the extent not applied pursuant to Section 3.06(a)(ii) of this Agreement) received by it with respect to any Mortgage Loan, including the Outside Serviced Trust Loan (to the extent allocable to the Outside Serviced Trust Loan pursuant to the Co-Lender Agreement and remitted to the Master Servicer by the Other Master Servicer) during the related Prepayment Period, as follows:

(i)           first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances) and the related Advance Interest Amounts and other outstanding Additional Trust Fund Expenses (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan;

(ii)         second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Trust of all Advances (and related Advance Interest Amounts) with respect to such Mortgage Loan previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related Advance Interest Amounts) other than Borrower Delayed Reimbursements;

(iii)        third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Trust of all other Additional Trust Fund Expenses (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan previously paid from the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Additional Trust Fund Expenses) other than Borrower Delayed Reimbursements; and

(iv)         fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as servicing compensation, pro rata, based on their entitlement set forth in Section 3.12 of this Agreement prior to the applications set forth in clauses (i) through (iii) above;

provided that, notwithstanding the foregoing, in the case of an Outside Serviced Whole Loan, Penalty Charges shall be allocated for the purposes and in the order set forth in the Co-Lender Agreement.

(b)           In connection with the operation of the provisions of this Section 3.14, not later than the 25th day of the month in which each Distribution Date occurs (beginning with the 25th day of the month following the first Collection Period in which an Additional Trust Fund Expense, Advance or Advance Interest Amount is incurred), the Master Servicer shall deliver to the Special Servicer a report in the form reasonably agreed to by both the Master Servicer and the Special Servicer setting forth information regarding (1) the amount of Penalty Charges, Modification Fees and Assumption Fees collected by the Master Servicer and the Special Servicer, as applicable, and (2) the related loan expenses and other amounts paid to the Trust from such Penalty Charges, Modification Fees and Assumption Fees, in each case for the related Collection Period or other reporting period as agreed to by the Master Servicer and the Special Servicer. The Master Servicer shall respond promptly to any inquiries of the Special Servicer with respect to the contents of any such report and shall provide any supporting information with respect thereto that is reasonably requested by the Special Servicer.

Section 3.15     Access to Certain Documentation. The Master Servicer and Special Servicer shall provide to the Trustee, the Certificate Administrator, the Controlling Class Representative (but only prior to the occurrence and continuance of any Consultation Termination Event), the Operating Advisor, the Underwriters, the Initial Purchasers, the Depositor and any Certificateholders that are, in the case of any Certificateholder, federally insured financial institutions, the Federal Reserve Board, the FDIC and the OCC and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder is subject, access to the documentation regarding the Mortgage Loans required by applicable regulations of the Federal Reserve Board, FDIC, OCC or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Master Servicer or Special Servicer.  Nothing in this Section 3.15 shall detract from the obligation of the Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Mortgagors, and the failure of the Master Servicer and Special Servicer to provide access as provided in this Section 3.15 as a result of such obligation shall not constitute a breach of this Section 3.15.

In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder or any regulatory authority that may exercise authority over a Certificateholder, the Master Servicer and the Special Servicer may each require payment from such Certificateholder of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available without charge under applicable law.  In connection with providing Certificateholders or beneficial owners of Certificates access to the information described in the preceding paragraph, the Master Servicer and the Special Servicer shall require (prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of book entry Certificates and will keep such information confidential.

Upon the reasonable request of any Certifying Certificateholder, the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder) copies of any operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer.

In addition, in connection with providing access to information pursuant to this Section 3.15, each of the Master Servicer and the Special Servicer may (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on the execution of a reasonable confidentiality agreement; (iii) withhold access to confidential information or any intellectual property; and (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan if the disclosure of such items would constitute a waiver of the attorney-client privilege.

Each of the Master Servicer and the Special Servicer, as appropriate, shall, without charge, make a knowledgeable Servicing Officer available via telephone to verbally answer questions from the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), on a monthly basis, during regular business hours at such time and for such duration as the Master Servicer, the Special Servicer, the Operating Advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative shall reasonably agree, regarding the performance and servicing of the applicable Mortgage Loans and/or related REO Properties for which the Master Servicer or the Special Servicer, as applicable, is responsible.  In any event, the Operating Advisor and the Controlling Class Representative agree to identify for the Master Servicer and the Special Servicer in advance (but at least two (2) Business Days prior to the related monthly conference) the applicable Mortgage Loans and/or REO Properties it intends to discuss.  As a condition to such disclosure, the Controlling Class Representative shall execute a confidentiality agreement substantially in the form of Exhibit M-4 to this Agreement and an Investor Certification.

The Master Servicer may (but shall not be required to), in accordance with such rules and procedures as it may adopt in its sole discretion, make available through the Master Servicer’s website or otherwise, any additional information relating to the Mortgage Loans, the related Mortgaged Properties and/or the related Mortgagors that is not Privileged Information, for review by the Depositor, the Trustee, the Master Servicer, the Special Servicer and the Operating Advisor.

After the occurrence and during the continuation of a Control Termination Event, the Special Servicer shall deliver to the Operating Advisor such reports and other information produced or otherwise available to the Controlling Class Representative or Certificateholders generally, as requested by the Operating Advisor in support of the performance of the Operating Advisor’s obligations under this Agreement in electronic format.

The Operating Advisor hereby agrees that it shall use the information provided to it by the Special Servicer solely for purposes of performing its duties as Operating Advisor under this Agreement and shall not disclose such information to any other Person or entity unless pursuant to a Privileged Information Exception.

Section 3.16     Title and Management of REO Properties.

(a)           In the event that title to any Mortgaged Property (other than a Mortgaged Property with respect to the Outside Serviced Trust Loan) is acquired for the benefit of Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (either by the Trust Fund or by a single member limited liability company established for that purpose) in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of a nominee of the Trustee (which shall not include the Master Servicer), or a separate trustee or co-trustee, on behalf of the Trust Fund.  The Special Servicer, on behalf of the Trust Fund, shall sell any REO Property prior to the close of the third calendar year following the year in which the Lower-Tier REMIC acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Code Section 860G(a)(8), unless (i) the IRS grants (or does not deny) an extension of time (an “REO Extension”) to sell such REO Property or (ii) the Special Servicer obtains an Opinion of Counsel for the Special Servicer, the Certificate Administrator and the Trustee, addressed to the Special Servicer, the Certificate Administrator and the Trustee, to the effect that the holding by the Lower-Tier REMIC of such REO Property subsequent to the close of the third calendar year following the year in which such acquisition occurred will not result in the imposition of taxes on “prohibited transactions” (as defined in Code Section 860F) of either Trust REMIC, or cause either Trust REMIC to fail to qualify as a REMIC under the Code for federal income tax purposes at any time that any Lower-Tier Regular Interests or Regular Certificates are outstanding.  If the Special Servicer is granted (or is not denied) the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be.  Any expense incurred by the Special Servicer in connection with its receiving the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence shall be an expense of the Trust Fund payable out of the Collection Account pursuant to Section 3.06(a) of this Agreement.  The Special Servicer, on behalf of the Trust Fund, in accordance with the Servicing Standard, shall dispose of any REO Property held by the Trust Fund (i) prior to the last day of such period (taking into account extensions) by which such REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.17 of this Agreement and (ii) on the same terms and conditions as if it were the owner of such REO Property.  The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders, solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Trust Fund of any “income from non-permitted assets” within the meaning of Code Section 860F(a)(2)(B) or (i) endanger the status of either Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon either Trust REMIC or the Trust Fund.

(b)           The Special Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property (other than an REO Property related to the Outside Serviced Trust Loan) as are consistent with the Servicing Standard and the terms of this Agreement, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders (as a collective whole as if such Certificateholders constituted a single lender), and, in connection therewith, the Special Servicer shall only agree to the payment of management fees that are consistent with general market standards or to terms that are more favorable.  Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such REO Property any “net income from foreclosure property,” within the meaning of Code Section 860G(c), which is subject to tax under the REMIC Provisions only if it has determined, and has so advised the Certificate Administrator in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) than an alternative method of operation or rental of such REO Property that would not be subject to such a tax.  The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an “REO Account”), each of which shall be an Eligible Account and (subject to any changes in the identities of the Special Servicer and/or the Trustee) shall be entitled “LNR Partners, LLC, as Special Servicer, on behalf of U.S. Bank National Association, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, REO Account.”  The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account to the extent provided in Section 3.07(b) of this Agreement.  The Special Servicer shall deposit or cause to be deposited in the REO Account within one (1) Business Day after receipt all revenues and proceeds received by it with respect to any REO Property, and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

(i)          all insurance premiums due and payable in respect of any REO Property;

(ii)         all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;

(iii)        all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property including, if applicable, the payments of any ground rents in respect of such REO Property; and

(iv)        any taxes imposed on either Trust REMIC in respect of net income from foreclosure property in accordance with Section 4.05 of this Agreement.

To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iv) above and the Special Servicer has provided written notice of such shortfall to the Master Servicer at least five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days, provided that the written notice sets forth the nature of the emergency or the basis of the urgency) prior to the date that such amounts are due, the Master Servicer shall advance the amount of such shortfall unless the Master Servicer determines, in its good faith business judgment, that such Advance would be a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account).  If the Master Servicer does not make any such Advance in violation of the immediately preceding sentence, the Trustee shall make such Advance unless the Trustee determines that such Advance would be a Nonrecoverable Advance.  The Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer that an Advance, if made, would be a Nonrecoverable Advance.  The Trustee, in determining whether or not a proposed Advance would be a Nonrecoverable Advance, shall use its good faith business judgment.  The Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent set forth in Section 3.06 of this Agreement.  The Special Servicer shall withdraw from each REO Account and remit to the Master Servicer for deposit into the Collection Account on a monthly basis prior to the related Master Servicer Remittance Date the Net REO Proceeds, Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds received or collected from each REO Property during the related Prepayment Period, except that in determining the amount of any such Net REO Proceeds, the Special Servicer may retain in each REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.  Notwithstanding the foregoing, the Special Servicer shall not:

(i)          permit the Trust Fund to enter into, renew or extend any New Lease, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)         permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

(iii)        authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Code Section 856(e)(4)(B); or

(iv)        Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, the Certificate Administrator and the Trustee (which opinion shall be an expense of the Trust Fund) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) (determined without regard to the exception applicable for purposes of Code Section 860D(a)) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund and payable out of REO Proceeds, for the operation and management of any REO Property, within 90 days of the Trust Fund’s acquisition thereof (unless the Special Servicer shall have provided the Trustee and the Certificate Administrator with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8)) (which opinion shall be an expense of the Trust Fund), provided that:

(i)          the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

(ii)         any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

(iii)        none of the provisions of this Section 3.16(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund or the Trustee on behalf of the Certificateholders with respect to the operation and management of any such REO Property; and

(iv)        the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(c)           When and as necessary, the Special Servicer shall send to the Trustee and the Certificate Administrator) a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Section 3.16(a) and Section 3.16(b) of this Agreement.

(d)           Notwithstanding anything to the contrary, this Section 3.16 shall not apply to any REO Property related to the Outside Serviced Trust Loan.

Section 3.17     Sale of Defaulted Mortgage Loans and REO Properties; Sale of the Outside Serviced Trust Loan.

(a)           The parties hereto may sell or purchase, or permit the sale or purchase of, a Mortgage Loan (excluding the Outside Serviced Trust Loan) only (i) on the terms and subject to the conditions set forth in this Section 3.17, (ii) as otherwise expressly provided in or contemplated by Sections 2.03 and 9.01 of this Agreement, or (iii) in the case of a Mortgage Loan with a related mezzanine loan or subordinate mortgage loan, in accordance with and subject to the provisions of the related intercreditor agreement.

(b)           Promptly upon a Mortgage Loan (excluding the Outside Serviced Trust Loan) becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) to attempt to sell such Defaulted Mortgage Loan, the Special Servicer shall use reasonable efforts to solicit offers for such Defaulted Mortgage Loan on behalf of the Certificateholders in such manner as will be reasonably likely to realize a fair price.  Subject to the other subsections of this Section 3.17, the Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any Person that constitutes a fair price for such Defaulted Mortgage Loan.  The Special Servicer shall notify the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) of any inquiries or offers received regarding the sale of any Defaulted Mortgage Loan.

(c)           The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) not less than five (5) Business Days’ prior written notice of its intention to sell any Defaulted Mortgage Loan.  No Interested Person shall be obligated to submit an offer to purchase any Defaulted Mortgage Loan, and notwithstanding anything to the contrary contained herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may offer to purchase, or purchase any Defaulted Mortgage Loan pursuant hereto.

(d)          Whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan for purposes of Section 3.17(b) of this Agreement shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person (provided that the Trustee may not be an offeror); provided, however, that no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties.  In all cases under this Agreement, in determining whether any offer received from an Interested Person represents a fair price for any Defaulted Mortgage Loan, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or, in the absence of any such Appraisal, on a new Appraisal.  The appraiser conducting any such new Appraisal shall be an Appraiser selected by (i) the Special Servicer if no Interested Person is offering with respect to a Defaulted Mortgage Loan and (ii) the Trustee if an Interested Person is so offering.  The cost of any such Appraisal shall be covered by, and shall be reimbursable to, the Master Servicer as a Property Advance.  In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, the Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative Appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, any Appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on such Defaulted Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.  The Purchase Price for any Defaulted Mortgage Loan shall in all cases be deemed a fair price; provided, however, that with respect to Interested Parties, the requirements of the proviso to the first sentence of this Section 3.17(d) must be satisfied.  Notwithstanding anything contained in this Section 3.17(d) to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price for the subject Defaulted Mortgage Loan, the Trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing or investing in mortgage loans similar to such Defaulted Mortgage Loan that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Defaulted Mortgage Loan.  If the Trustee designates such a third party to make such determination, the Trustee will be entitled to rely conclusively upon such third party’s determination.  The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this Section 3.17(d) will be covered by, and will be reimbursable by the Interested Person; provided that the Trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

(e)           Subject to Section 3.17(a) through Section 3.17(d), Section 3.17(f),  Section 3.17(g) and Section 3.17(m), the Special Servicer shall act on behalf of the Trust Fund in negotiating and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan, and the collection of all amounts payable in connection therewith.  In connection therewith, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account.  Any sale of any Defaulted Mortgage Loan shall be final and without recourse to the Trustee, the Certificate Administrator or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any appropriations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator, the Operating Advisor or the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(f)            Subject to the rights of a holder of a mezzanine loan, under the respective intercreditor agreement, to purchase a Mortgage Loan, unless and until a Defaulted Mortgage Loan is sold pursuant to this Section, the Special Servicer shall continue to service and administer such Defaulted Mortgage Loan in accordance with the Servicing Standard and this Agreement and shall pursue such other resolutions or recovery strategies including workout, foreclosure or sale of such Defaulted Mortgage Loan, as is consistent with this Agreement and the Servicing Standard.

(g)           Any sale of a Defaulted Mortgage Loan pursuant to this Section 3.17 shall be for cash only.  The purchase price for any Defaulted Mortgage Loan purchased under this Section 3.17 or the Outside Serviced Trust Loan sold in accordance with the Co-Lender Agreement or Other Pooling and Servicing Agreement, shall be deposited into the Collection Account, and the Certificate Administrator, upon receipt of an Officer’s Certificate from the Master Servicer to the effect that such deposit has been made, shall release or cause to be released to the purchaser of the Defaulted Mortgage Loan the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in such purchaser ownership of such Defaulted Mortgage Loan.  In connection with any such purchase, the Special Servicer and the Master Servicer shall deliver the related Servicing File (to the extent either has possession of such file) to such purchaser.

(h)           The parties hereto may sell or purchase, or permit the sale or purchase of, an REO Property (other than an REO Property related to the Outside Serviced Trust Loan) only on the terms and subject to the conditions set forth in this Section 3.17.

(i)           The Special Servicer shall use reasonable efforts to solicit offers for each REO Property (other than an REO Property related to the Outside Serviced Trust Loan) on behalf of the Certificateholders in such manner as will be reasonably likely to realize a fair price within the time period specified by Section 3.16 of this Agreement.  Subject to Section 3.17(m) of this Agreement, the Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, highest) cash offer received from any Person that constitutes a fair price for such REO Property.  If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any REO Property (other than an REO Property related to the Outside Serviced Trust Loan) within the time constraints imposed by Section 3.16 of this Agreement, then the Special Servicer shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash offer, regardless from whom received.  The Liquidation Proceeds (net of related Liquidation Expenses) for any REO Property sold hereunder shall be deposited in the Collection Account.  The Special Servicer shall notify the Controlling Class

Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) of any inquiries or offers received regarding the sale of any REO Property hereunder.

(j)            The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) not less than three (3) Business Days’ prior written notice of its intention to sell any REO Property hereunder.  No Interested Person shall be obligated to submit an offer to purchase any REO Property, and notwithstanding anything to the contrary contained herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may offer to purchase, or purchase, any REO Property pursuant hereto.

(k)           Whether any cash offer constitutes a fair price for any REO Property for purposes of Section 3.17(i) of this Agreement shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person (provided that the Trustee may not be an offeror); provided, however, that no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties.  In determining whether any offer received from an Interested Person represents a fair price for any such REO Property, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or, in the absence of any such Appraisal, on a new Appraisal.  The appraiser conducting any such new Appraisal shall be an Appraiser selected by the Special Servicer if no Interested Person is offering with respect to an REO Property and selected by the Trustee if an Interested Person is so offering.  The cost of any such Appraisal shall be covered by, and shall be reimbursable to, the Master Servicer as a Property Advance.  In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for any such REO Property, the Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative Appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such REO Property, any Appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the related Mortgage Loan, the occupancy level and physical condition of the REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.16 of this Agreement.  The Purchase Price for any REO Property shall in all cases be deemed a fair price; provided, however, that with respect to Interested Parties, the requirements of the proviso to the first sentence of this Section 3.17(k) must be satisfied.

(l)            Subject to Section 3.17(a) through Section 3.17(k) and Section 3.17(m) of this Agreement, the Special Servicer shall act on behalf of the Trust Fund in negotiating and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan or REO Property, and the collection of all amounts payable in connection therewith.  In connection therewith, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account.  Any sale of any Defaulted Mortgage Loan or REO Property shall be final and without recourse to the Trustee, the Certificate Administrator or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any appropriations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator, the Operating Advisor or the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(m)          Notwithstanding any of the foregoing paragraphs of this Section 3.17, the Special Servicer shall not be obligated to accept the highest cash offer for a Defaulted Mortgage Loan or REO Property if the Special Servicer determines (in consultation with the Controlling Class Representative unless a Consultation Termination Event exists), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender), and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable).

(n)           In no event shall the Trust Fund or the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer on the Trust’s behalf purchase, or pay or advance costs to purchase, the Outside Serviced Trust Loan or the related Companion Loan(s) or any Mortgage Loan.

(o)           Notwithstanding anything herein to the contrary, any party identified in the Co-Lender Agreement or Other Pooling and Servicing Agreement (which, if the identified party is the holder of the Outside Serviced Trust Loan, shall mean the Controlling Class Certificateholder for so long as no Control Termination Event has occurred and is continuing), in its individual capacity and not on behalf of the Trust, shall be entitled to purchase the Outside Serviced Trust Loan in accordance with the terms and conditions set forth in the Co-Lender Agreement and Other Pooling and Servicing Agreement.  In no event shall the Trust Fund or the Trustee, the Master Servicer or the Special Servicer on its behalf purchase, or pay or advance costs to purchase, the Outside Serviced Trust Loan or the related Companion Loan(s) or any other Mortgage Loan.

(p)           Notwithstanding anything to the contrary herein, any purchase or sale of a Specially Serviced Loan pursuant to this Section 3.17 will remain subject to the cure, purchase and other rights of, in each case if applicable, any holder of a related mezzanine loan as set forth in the related intercreditor agreement.  The Special Servicer shall determine the price to be paid in accordance with the terms of the related mezzanine loan intercreditor agreement in connection with any such purchase rights in favor of an appropriate mezzanine loan holder and shall provide such notices to the holder of a related mezzanine loan as are required by the related mezzanine loan intercreditor agreement in connection with each such holders’ purchase rights.

(q)           With respect to the Outside Serviced Trust Loan upon becoming a “Defaulted Mortgage Loan” (as such term or any analogous term is defined pursuant to the terms of the Other Pooling and Servicing Agreement), and with respect to any REO Property related to the Outside Serviced Trust Loan, the liquidation of the Outside Serviced Trust Loan or such REO Property shall be administered by the Other Special Servicer in accordance with the Other Pooling and Servicing Agreement and the Co-Lender Agreement.  Any such sale of the Outside Serviced Trust Loan or any related REO Property pursuant to the Other Pooling and Servicing Agreement and/or the Co-Lender Agreement shall be final and without recourse to the Trustee or the Trust, and none of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall have any liability to any Certificateholder with respect to the purchase price for the Outside Serviced Trust Loan or such REO Property accepted on behalf of the Trust.  Any proceeds of such a sale received by the Trust Fund shall be promptly deposited in the Collection Account.

Section 3.18     Additional Obligations of the Master Servicer; Inspections; Obligation to Notify Ground Lessors.

(a)           The Master Servicer (or, with respect to Specially Serviced Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected each Mortgaged Property that secures a Mortgage Loan (other than the Outside Serviced Trust Loan) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to such Mortgaged Property relating to Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to such Mortgaged Property relating to Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2014; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months.  If any Mortgage Loan becomes a Specially Serviced Loan, the related Mortgaged Property shall be inspected by the Special Servicer as soon as practicable and thereafter at least every calendar year for so long as such condition exists.  The cost of any annual inspection, or bi-annual inspection, as the case may be, shall be borne by the Master Servicer unless the related Mortgage Loan is a Specially Serviced Loan.  The Master Servicer shall reimburse the Special Servicer for the cost of any inspection of a Specially Serviced Loan as a Property Advance (or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs incurred with respect to such inspection shall be borne by the Trust Fund.

(b)           The Master Servicer shall, as to each Mortgage Loan (excluding the Outside Serviced Trust Loan) which is secured by the interest of the related Mortgagor under a Ground Lease, even if the corresponding fee interest is encumbered, promptly (and in any event within 60 days following the later of the Closing Date or its receipt of a copy of the Ground Lease) notify the related ground lessor of the transfer of such Mortgage Loan to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the Master Servicer.

(c)           The Master Servicer is hereby authorized to exercise any rights granted under the Other Pooling and Servicing Agreement in favor of the Trust (or a party on its behalf) as the holder of the Outside Serviced Trust Loan to obtain information from the Other Master Servicer (or other similar parties with an obligation to make advances) in connection with making nonrecoverability determinations.  The Master Servicer shall promptly deliver to any Other Master Servicer, upon request, such information in the Master Servicer’s possession as the Other Master Servicer reasonably requests in order to determine whether an advance similar to a P&I Advance would be “nonrecoverable.”

Section 3.19     Lock-Box Accounts, Escrow Accounts.

Except with respect to the Outside Serviced Trust Loan, the Master Servicer shall administer each Lock-Box Account and Escrow Account in accordance with the related Mortgage or Loan Agreement or Lock-Box Agreement, if any, and administer any letters of credit pursuant to the related letter of credit agreement and the Loan Documents.

Notwithstanding the foregoing, to the extent that any cash amounts are held in an Escrow Account or other cash collateral account and the mortgagee under the related Loan Documents is permitted, but not required, to apply such amounts to prepay the related Mortgage Loan, neither the Master Servicer nor the Special Servicer shall apply such amounts to prepay the Mortgage Loan until after the occurrence of an event of default under the Mortgage Loan that may result in the Mortgage Loan being accelerated or becoming a Specially Serviced Loan.

Section 3.20     Property Advances.

(a)           Except with respect to the Outside Serviced Trust Loan, the Master Servicer (or, to the extent provided in Section 3.20(b) of this Agreement, the Trustee) shall make any Property Advances as and to the extent incidental to the performance of its duties under this Agreement or otherwise required pursuant to the terms hereof.  The Special Servicer shall give the Master Servicer and the Trustee not less than five (or, in the case of emergency advances pursuant to Section 3.20(e) of this Agreement, two) Business Days’ written notice before the date on which the Master Servicer is requested to make any Property Advance with respect to a given Specially Serviced Loan or, unless it relates to the Outside Serviced Trust Loan, a given REO Property.  In addition, the Special Servicer shall provide the Master Servicer and the Trustee with such information in its possession as the Master Servicer or the Trustee, as applicable, may reasonably request to enable the Master Servicer or the Trustee, as applicable, to determine whether a requested Property Advance would constitute a Nonrecoverable Advance.  Any such notice by the Special Servicer to the Master Servicer of a required Property Advance shall be deemed to be a determination by the Special Servicer that such requested Property Advance is not a Nonrecoverable Advance, and the Master Servicer shall be entitled to conclusively rely on such determination.  Although the Special Servicer may determine whether a Property Advance is a Nonrecoverable Advance, the Special Servicer will have no right to make an affirmative determination that any Property Advance to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable.  In the absence of a determination by the Special Servicer that a Property Advance is a Nonrecoverable Advance, all determinations of recoverability with respect to Property Advances to be made (or contemplated to be made) by the Master Servicer or the Trustee will remain with the Master Servicer or the

Trustee, as applicable. On the fourth Business Day before each Distribution Date, the Special Servicer shall report to the Master Servicer the Special Servicer’s determination as to whether any Property Advance previously made with respect to a Specially Serviced Loan is a Nonrecoverable Advance promptly after making such determination.  The Master Servicer and the Trustee shall be entitled to conclusively rely on and shall be bound by such a determination and shall be bound by a determination by the Special Servicer that a Property Advance previously made or contemplated to be made with respect to a Specially Serviced Loan is or would be a Nonrecoverable Advance (but this statement shall not be construed to entitle the Special Servicer to reverse any determination that may have been made by the Master Servicer or the Trustee or to prohibit the Master Servicer or the Trustee from making a determination, that any Property Advance constitutes or would constitute a Nonrecoverable Advance).  The Master Servicer and the Special Servicer shall consider Unliquidated Advances in respect of prior Property Advances for the purposes of non-recoverability determinations as if such amounts were unreimbursed Property Advances.

For purposes of distributions to Certificateholders and compensation to the Master Servicer or the Trustee, Property Advances shall not be considered to increase the principal balance of any Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so provide.

(b)           The Master Servicer shall notify the Trustee in writing promptly upon, and in any event within one (1) Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it will be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five (5) Business Days following such notice, the Trustee, subject to the provisions of Section 3.20(c) of this Agreement, shall pay the amount of such Property Advance in accordance with such information and instructions. Any notice to the Trustee pursuant to this Section shall be deemed to be given to a Responsible Officer of the Trustee if made in accordance with Section 11.04 of this Agreement.

(c)           Neither the Master Servicer nor the Trustee shall be obligated to make a Property Advance as to any Mortgage Loan or REO Property if the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such Advance will be a Nonrecoverable Advance.  The determination by any Person with an obligation hereunder to make Property Advances that it has made a Nonrecoverable Advance or that any proposed Property Advance, if made, would constitute a Nonrecoverable Advance or a determination by the Special Servicer that a Property Advance previously made or proposed to be made is or would, if made, constitute a Nonrecoverable Advance, shall be made by such Person (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard and (ii) in the case of the Trustee, in accordance with its good faith business judgment, and shall be evidenced by an Officer’s Certificate delivered on or prior to the next Master Servicer Remittance Date to the Trustee (unless it is the Person making the determination), the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Master Servicer (unless it is the Person making the determination), the Special Servicer (unless it is the

Person making the determination) and, if the Trustee is making the determination, the Depositor, setting forth the basis for such determination, together with any other information that supports such determination together with a copy of any Appraisal of the related Mortgaged Property or REO Property, as the case may be (which Appraisal shall be an expense of the Trust Fund, shall take into account any material change in circumstances of which such Person is aware or such Person has received new information, either of which has a material effect on the value and shall have been conducted in accordance with the standards of the Appraisal Institute within the twelve months preceding such determination of nonrecoverability), and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property (to the extent available and/or in such Person’s possession) and any engineers’ reports, environmental surveys or similar reports that such Person may have obtained and that support such determination.  In making such recoverability determination, such Person will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries.  In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and may obtain at the expense of the Trust Fund any analysis, Appraisals or market value estimates or other information as reasonably may be required for such purposes.  Furthermore, the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Property Advance, if made, would be a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee (but this statement shall not be construed to entitle the Special Servicer to reverse any other authorized Person’s determination, or to prohibit any such other authorized Person from making a determination, that a Property Advance constitutes or would constitute a Nonrecoverable Advance).  The Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer or Special Servicer that a Property Advance is or, if made, would be a Nonrecoverable Advance, and the Master Servicer shall be entitled to rely, conclusively, on any determination by the Special Servicer or the Trustee that a Property Advance is or, if made, would be a Nonrecoverable Advance.  The Trustee, in determining whether or not a Property Advance previously made is, or a proposed Property Advance, if made, would be, a Nonrecoverable Advance shall use its good faith business judgment.

(d)           The Master Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Property Advances made by any of them to the extent permitted pursuant to Section 3.06(a)(ii) of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and the Master Servicer and the Special Servicer, as applicable, hereby covenant and agree to use efforts consistent with the Servicing Standard to obtain the reimbursement of such Property Advances from the related Mortgagors to the extent permitted by applicable law and the related Loan Documents.

(e)           Notwithstanding anything to the contrary contained in this Agreement, if a Property Advance is required to be made under this Agreement with respect to any Specially Serviced Loan or REO Property (other than an REO Property related to the Outside Serviced Trust Loan), the Special Servicer shall request that the Master Servicer make such Property Advance, such request to be made, in writing, at least five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days, provided that the written request sets forth the nature of the emergency or the basis of the urgency) in advance of the date on which such Property Advance is required to be made hereunder and to be accompanied by such information and documentation regarding the subject Property Advance as the Master Servicer may reasonably request, subject to the Master Servicer’s right to determine that such Property Advance does not constitute or would not constitute a Nonrecoverable Advance.  The Master Servicer shall have the obligation to make any such Property Advance that it is so requested by the Special Servicer to make, within five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days) of the Master Servicer’s receipt of such request.  The Special Servicer shall have no obligation to make any Property Advance.  The Master Servicer shall be entitled to reimbursement for any Advance made by it at the direction of the Special Servicer, together with interest thereon at the same time, in the same manner and to the same extent as the Master Servicer is entitled with respect to any other Advances made thereby.

Section 3.21     Appointment of Special Servicer; Asset Status Reports.

(a)           LNR Partners, LLC is hereby appointed as the initial Special Servicer to specially service each of the Mortgage Loans (other than the Outside Serviced Trust Loan).

(b)           The Special Servicer, at the earlier of (x) within 60 days after a Servicing Transfer Event occurs and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan, shall prepare a report (the “Asset Status Report”) for the related Mortgage Loan.  Each Asset Status Report will be delivered in electronic format to the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Certificate Administrator and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider; provided, however, the Special Servicer shall not be required to deliver an Asset Status Report to the Controlling Class Representative if they are the same entity.  Such Asset Status Report shall be consistent with the Servicing Standard and set forth the following information to the extent reasonably determinable:

(i)          summary of the status of the related Mortgage Loan and any negotiations with the Mortgagors;

(ii)         if a Servicing Transfer Event has occurred and is continuing:

(A)        a discussion of the legal and environmental considerations reasonably known at such time to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the Mortgage Loan and whether outside legal counsel has been retained;

(B)        the most current rent roll and income or operating statement available for the related Mortgaged Properties;

(C)        the Special Servicer’s recommendations on how the related Mortgage Loan might be returned to performing status or otherwise realized upon;

(D)       a copy of the last obtained Appraisal of the Mortgaged Property;

(E)        the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan;

(F)        a description of any amendment, modification or waiver of a material term of any ground lease; and

(G)        if the Special Servicer elects to proceed with a non-judicial foreclosure, then a statement as to (i) whether there was a violation of a non-recourse carve-out under the related Mortgage Loan and (ii) any determination not to pursue a deficiency judgment against the related Mortgagor or guarantor;

(iii)        a description of any such proposed or taken actions;

(iv)        the alternative courses of action that were or are being considered by the Special Servicer in connection with the proposed or taken actions;

(v)         the decision that the Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(vi)        an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable Calculation Rate used) and all related assumptions; and

(vii)       such other information as the Special Servicer deems relevant in light of the proposed or taken action and the Servicing Standard.

For so long as there is no continuing Control Termination Event, if within 10 Business Days of receiving an Asset Status Report, the Controlling Class Representative does not disapprove such Asset Status Report in writing, then the Controlling Class Representative shall be deemed to have approved such Asset Status Report and the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard or the terms of the applicable Loan Documents.  If, prior to the occurrence and continuance of any Control Termination Event, the Controlling Class Representative disapproves such Asset Status Report within 10 Business Days of receipt, the Special Servicer will revise such Asset Status Report and deliver to the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Certificate Administrator and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider a new Asset Status Report as soon as practicable, but in no event later than 30 days after such disapproval.  Prior to the occurrence and continuance of any Control Termination Event, the Special Servicer shall revise such Asset Status Report as described above until the Controlling Class Representative shall fail to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders.  The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section.  In any event, for so long as a Control Termination Event has not occurred and is not continuing, if the Controlling Class Representative does not approve an Asset Status Report within 60 Business Days from the first submission thereof, the Special Servicer shall take such action as directed by the Controlling Class Representative, provided such action does not violate the Servicing Standard.  Notwithstanding the foregoing, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of a 10 Business Day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of a 10 Business Day period would materially and adversely affect the interest of the Certificateholders and the Special Servicer has made a reasonable effort, prior to the occurrence and continuance of a Control Termination Event, to contact the Controlling Class Representative.  The foregoing shall not relieve the Special Servicer of its duties to comply with the Servicing Standard.

After the occurrence and during the continuance of a Control Termination Event, the Special Servicer shall consult on a non-binding basis with the Operating Advisor in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Operating Advisor shall propose, by written notice, alternative courses of action within 10 days of receipt of each Asset Status Report to the extent the Operating Advisor determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that were previously included in the Control Eligible Classes), as a collective whole as if such Certificateholders constituted a single lender.  In addition, after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, the Special Servicer shall also consult on a non-binding basis with the Controlling Class Representative in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Controlling Class Representative shall be permitted to propose alternative courses of action within 10 days of receipt of each Asset Status Report.  The Special Servicer shall consider any such proposals from the Operating Advisor and/or the Controlling Class Representative and determine whether any changes to its proposed Asset Status Report should be made, such determination being made in accordance with the Servicing Standard and the other terms of this Agreement.  In the event that the Operating Advisor or the Controlling Class Representative does not propose alternative courses of action within 10 days after receipt of such Asset Status Report, the Special Servicer shall implement the Asset Status Report as proposed by the Special Servicer.

Notwithstanding anything to the contrary herein, after the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to any matter set forth therein. After the occurrence and during the continuance of a Control Termination Event, the Controlling Class Representative shall have no right to consent to any Asset Status Report under this Section 3.21(b).

(c)           Subject to Section 3.21(b) of this Agreement, during the continuance of a Servicing Transfer Event, the Special Servicer shall have the authority to meet with the related Mortgagors and take any actions consistent with the Servicing Standard and the most recent Asset Status Report for the related Mortgage Loan.

(d)           Upon request of any Certificateholder (or any Beneficial Owner, if applicable, which shall have provided the Certificate Administrator with an Investor Certification), the Certificate Administrator shall mail, without charge, to the address specified in such request a copy of the Final Asset Status Report for each Specially Serviced Loan.

(e)           Prior to the occurrence and continuance of a Control Termination Event, the Special Servicer shall deliver to the Operating Advisor only each Final Asset Status Report.

(f)           Notwithstanding the foregoing, the Special Servicer shall not follow any advice, direction or consultation provided by the Operating Advisor or the Controlling Class Representative that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of this Agreement, require or cause the Special Servicer to violate the terms of any Mortgage Loan, expose any Certificateholder or any party to this Agreement or their Affiliates, officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust, result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or materially expand the scope of any Special Servicer’s responsibilities under this Agreement.  In addition, the Special Servicer is under no obligation to act upon any recommendation of the Operating Advisor.

Section 3.22     Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping.

(a)           Upon determining that any Mortgage Loan has become a Specially Serviced Loan, the Master Servicer shall promptly give written notice thereof to the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Controlling Class

Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider and shall deliver a copy of the Servicing File to the Special Servicer and concurrently provide a copy of such Servicing File to the Operating Advisor and shall use its reasonable efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File, but including copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a Sub-Servicer.  The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the date such Mortgage Loan became a Specially Serviced Loan and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan until the Special Servicer has commenced the servicing of such Mortgage Loan, which shall occur upon the receipt by the Special Servicer of the Servicing File.  With respect to each such Mortgage Loan that becomes a Specially Serviced Loan, the Master Servicer shall instruct the related Mortgagor to continue to remit all payments in respect of such Mortgage Loan to the Master Servicer.  The Master Servicer shall forward any notices it would otherwise send to the Mortgagor of such a Specially Serviced Loan to the Special Servicer who shall send such notice to the related Mortgagor.

Upon determining that a Specially Serviced Loan has become a Corrected Loan, the Special Servicer shall immediately give written notice thereof to the Master Servicer, the Trustee, the Operating Advisor, the Certificate Administrator, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider and, upon giving such notice and the return of the Servicing File to the Master Servicer, such Mortgage Loan shall cease to be a Specially Serviced Loan in accordance with the first proviso of the definition of Specially Serviced Loans, the Special Servicer’s obligation to service such Mortgage Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan as a Mortgage Loan that is not a Specially Serviced Loan shall resume.  In addition, if the related Mortgagor has been instructed, pursuant to the preceding paragraph, to make payments to the Special Servicer, upon such determination, the Special Servicer shall instruct the related Mortgagor to remit all payments in respect of such Specially Serviced Loan directly to the Master Servicer.

(b)           In servicing any Specially Serviced Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the related Mortgagor, and the Special Servicer shall promptly provide copies of all of the foregoing to the Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

(c)           Notwithstanding the provisions of subsections (a) and (b) of this Section 3.22, the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans and shall provide the Special Servicer and the Operating Advisor with any information reasonably required by the Special Servicer or the Operating Advisor to perform its duties under this Agreement to the extent such information is within its possession.  The Special Servicer shall provide the Master Servicer and the Operating Advisor with any information reasonably required by the Master Servicer to perform its duties under this Agreement to the extent such information is within its possession.

Section 3.23     Interest Reserve Account. The Certificate Administrator shall establish and maintain the Interest Reserve Account in the Certificate Administrator’s name, on behalf of the Trustee, for the benefit of the Certificateholders.  The Interest Reserve Account shall be established and maintained as a non-interest bearing Eligible Account.  On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (unless, in either such case, the related Distribution Date is the final Distribution Date), the Master Servicer shall remit to the Certificate Administrator for deposit into the Interest Reserve Account, in respect of all the Mortgage Loans that accrue interest on the basis of a 360-day year and the actual number of days in the related month, an amount equal to one day’s interest at the related Mortgage Rate, less the Administrative Cost Rate, on the Stated Principal Balance of each such Mortgage Loan as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent a Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”).  On or prior to the Master Servicer Remittance Date in March (or February if the final Distribution Date occurs in such month) of each calendar year, the Certificate Administrator shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

Section 3.24     Modifications, Waivers and Amendments.

(a)           (i) With respect to Performing Loans, the Master Servicer (subject to the Special Servicer’s processing and/or consent if the subject modification, waiver or amendment constitutes a Major Decision or a Special Servicer Decision) or (ii) with respect to Specially Serviced Loans, the Special Servicer, in each case subject to any applicable consultation rights of the Operating Advisor and any applicable consent or consultation rights of the Controlling Class Representative), may modify, waive or amend any term of any Mortgage Loan if such modification, waiver or amendment (A) is consistent with the Servicing Standard and (B) would not constitute a “significant modification” of such Mortgage Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (1) cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes or (2) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

In addition, with respect to Performing Loans, the Master Servicer, prior to taking action with respect to any modification, waiver or amendment that constitutes a Major Decision or Special Servicer Decision (or making a determination not to take action with respect to any modification, waiver or amendment that constitutes a Major Decision or any Special Servicer Decision) shall refer the request to the Special Servicer, and the Special Servicer shall process the request directly or, if mutually agreed to by the Special Servicer and the Master Servicer, the Master Servicer shall process such request, and if the Master Servicer processes such request, the Master Servicer shall prepare and submit its written recommendation and analysis to the Special Servicer with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent, and in all cases the Special Servicer shall be entitled (subject to, in each case if applicable, the consultation rights of the Operating Advisor and/or the consent or consultation rights of the Controlling Class Representative) to approve or disapprove any modification, waiver or amendment that constitutes a Major Decision or Special Servicer Decision.  Subject to Section 3.10 of this Agreement, the Special Servicer shall have 15 Business Days (or 60 days with respect to an Acceptable Insurance Default) (from the date that the Special Servicer receives the information it requested from the Master Servicer) to analyze and approve such Major Decision or Special Servicer Decision and, prior to the end of such 15 Business Day period or 60-day period, as applicable, if and for so long as a Control Termination Event has not occurred and is not continuing, the Special Servicer shall notify the Controlling Class Representative of such request for approval of each such modification, waiver, amendment or other action that constitutes a Major Decision and provide its written analysis and recommendation with respect thereto.  Following such notice, the Controlling Class Representative shall have 10 Business Days (or, in the case of a determination of an Acceptable Insurance Default, 20 days) from the date it receives from the Special Servicer the recommendation and analysis of the Master Servicer or the Special Servicer, as applicable, and any other information it may reasonably request to approve any recommendation of the Special Servicer or the Master Servicer relating to any request for approval.  In any such event, if the Controlling Class Representative does not respond to a request for approval by 5:00 p.m. on the 10th Business Day or 20th day, as applicable, after receipt of the applicable recommendation and analysis and other requested information as set forth in the preceding sentence, the Special Servicer or the Master Servicer, as applicable, may deem its recommendation approved by the Controlling Class Representative, and if the Special Servicer does not respond to a request for approval within the required 15 Business Days or 60 days, as applicable, the Master Servicer may deem its recommendation approved by the Special Servicer.

(b)           All modifications, waivers or amendments of any Mortgage Loan shall be in writing and shall be effected in a manner consistent with the Servicing Standard.  The Master Servicer or the Special Servicer, as applicable, shall notify in writing the Trustee, the Certificate Administrator, the Depositor, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider, in writing, of any modification, waiver or amendment of any term of any Mortgage Loan and the date thereof, and shall deliver a copy to the Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and an original to the Custodian of the recorded agreement relating to such modification, waiver or amendment within 15 Business Days following the execution and recordation thereof.

(c)           Any modification of any Loan Documents that requires obtaining a Rating Agency Confirmation pursuant to such Loan Documents, or any modification that would eliminate, modify or alter the requirement of obtaining a Rating Agency Confirmation in such Loan Documents, shall not be made without obtaining a Rating Agency Confirmation. The Rating Agency Confirmation shall be obtained at the related Mortgagor’s expense in accordance with the related Loan Agreement or, if not so provided in such Loan Agreement or if such Mortgagor does not pay, at the expense of the Trust Fund.

(d)           Promptly after any Mortgage Loan becomes a Specially Serviced Loan, the Special Servicer shall request from the Certificate Administrator the name of the current Controlling Class Representative.  Upon receipt of the name of such current Controlling Class Representative from the Certificate Administrator, the Special Servicer shall notify the Controlling Class Representative that such Mortgage Loan became a Specially Serviced Loan.  The Certificate Administrator shall be responsible for providing the name of the current Controlling Class Representative only to the extent the Controlling Class Representative has identified itself as such to the Certificate Administrator; provided that if the Controlling Class Representative is determined pursuant to the proviso in the definition of “Controlling Class Representative”, then (i) the Certificate Administrator shall determine which Class is the Controlling Class and (ii) the Special Servicer shall request from the Certificate Administrator, and the Certificate Administrator shall request from the Depository at the expense of the Trust, the list of Beneficial Holders of the Controlling Class, and the Certificate Administrator shall provide such list to the Special Servicer and the Master Servicer at the expense of the Trust Fund.

(e)           [Reserved].

(f)           The Special Servicer or Master Servicer may, as a condition to granting any request by a Mortgagor for consent to a modification, extension, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan and, further, pursuant to the terms of this Agreement and applicable law, require that such Mortgagor pay to it a reasonable or customary fee for the additional services performed in connection with such request and any related costs and expenses incurred by it; provided that the charging of such fee would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

(g)           Notwithstanding anything set forth in this Agreement, in no event shall the Special Servicer be permitted to:

(i)          extend the Maturity Date of a Mortgage Loan beyond a date that is 3 years prior to the Rated Final Distribution Date; or

(ii)         if the Mortgage Loan is secured by a ground lease, extend the Maturity Date of such Mortgage Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, 10 years prior to the end of the current term of such ground lease, plus any options to extend exercisable unilaterally by the related Mortgagor.

(h)           In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the Loan Documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the Mortgagor to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then, unless then permitted by the REMIC Provisions, such calculation shall exclude the value of personal property and going concern value, if any.

(i)           If and to the extent that the Trust, as holder of the Outside Serviced Trust Loan, is entitled to consent to or approve any modification, waiver or amendment of the Outside Serviced Trust Loan, the Master Servicer (with respect to the Outside Serviced Trust Loan that is not and is not part of a “Specially Serviced Loan” as such term is defined in the Other Pooling and Servicing Agreement) and the Special Servicer (with respect to (i) the Outside Serviced Trust Loan that is or is part of a “Specially Serviced Loan” as such term is defined in the Other Pooling and Servicing Agreement or (ii) any modification, waiver or amendment of the Outside Serviced Trust Loan that would constitute a Special Servicer Decision or a Major Decision) shall be responsible for responding to any request for such consent or approval in accordance with the Servicing Standard, and subject to Section 3.01(g), subject to the same conditions and/or restrictions, as if the Outside Serviced Trust Loan was a Mortgage Loan being serviced hereunder.  Insofar as any other Person would have consent rights hereunder with respect to a similar modification, waiver or amendment of a Mortgage Loan that is being serviced hereunder, such Person shall likewise have the same consent rights, subject to the same conditions and/or restrictions, with respect to such modification, waiver or amendment of the Outside Serviced Trust Loan.  In addition, to the extent the holder of the Outside Serviced Trust Loan is entitled to exercise consultation rights and attend annual meeting with the Other Master Servicer and the Other Special Servicer pursuant to the Co-Lender Agreement, such rights may be exercised by the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event).

Section 3.25     Additional Obligations with Respect to Certain Mortgage Loans.

(a)           With respect to each Mortgage Loan (other than the Outside Serviced Trust Loan) with a Stated Principal Balance in excess of $35,000,000, in connection with any replacement of the Manager for the related Mortgaged Property, the Master Servicer or Special Servicer, as applicable, to the extent permitted by the related Loan Documents, shall require a Rating Agency Confirmation and shall condition its consent to such replacement on the Mortgagor paying for such Rating Agency Confirmation.

(b)           With respect to any Mortgage Loan (other than the Outside Serviced Trust Loan), if any mezzanine loan is directly or indirectly secured by any equity interest of the related Mortgagor, the Master Servicer (if (i) the related Mortgage Loan is a Performing Loan and (ii) the performance of the particular obligation would not constitute a Special Servicer Decision or a

Major Decision) or the Special Servicer (if (i) the related Mortgage Loan is a Specially Serviced Loan or (ii) the performance of an obligation would constitute a Special Servicer Decision or a Major Decision) shall perform the obligations of the Trust, as holder of the related Mortgage Loan, or its servicer or agent under the related mezzanine loan intercreditor agreement.

Section 3.26      Certain Matters Relating to the Outside Serviced Trust Loan.

In the event that any of the Other Trustee, the Other Master Servicer or the Other Special Servicer shall be replaced in accordance with the terms of the Other Pooling and Servicing Agreement, the Master Servicer and the Special Servicer shall acknowledge its successor as the successor to the Other Trustee, the Other Master Servicer or the Other Special Servicer, as the case may be, in each case with reasonable promptness following request therefor by a party to the Other Pooling and Servicing Agreement.

Section 3.27     Additional Matters Regarding Advance Reimbursement.

(a)           Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the Collection Account, the Master Servicer or the Trustee, at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(a)(ii)(B) of this Agreement immediately, may elect to refrain from obtaining such reimbursement for some or all such portion of the Nonrecoverable Advance during the one-month Prepayment Period ending on the then-current Determination Date, for successive one-month periods for a total not to exceed 12 months; provided that any deferral in excess of 6 months shall be subject to the consent of the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative shall be consulted with unless a Consultation Termination Event has occurred and is continuing).  If the Master Servicer or the Trustee makes such an election in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be reimbursable pursuant to Section 3.06(a)(ii)(B) of this Agreement).  In connection with a potential election by the Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Prepayment Period ending on the related Determination Date for any Distribution Date, the Master Servicer or the Trustee shall further be authorized to wait for principal collections to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof) until the end of such Prepayment Period; provided, however, if, at any time the Master Servicer or the Trustee, as applicable, determines that the reimbursement of a Nonrecoverable Advance during a one-month Prepayment Period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the Master Servicer or the Trustee, as applicable, shall, through a posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, give the Rating Agencies at least 15 days’ notice prior to any reimbursement to it of

Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans unless (1) the Master Servicer or the Trustee, as applicable, determines in its sole discretion that waiting 15 days after such a notice could jeopardize the Master Servicer’s or the Trustee’s, as applicable, ability to recover such Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the Master Servicer or the Trustee, as applicable, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the Master Servicer has not timely received from the Trustee information requested by the Master Servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, the Master Servicer or the Trustee, as applicable, shall, through a posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, give Rating Agencies notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances.  Subject to Section 11.13 of this Agreement, the Master Servicer or the Trustee, as applicable, shall have no liability for any loss, liability or expense resulting from any notice provided to Rating Agencies contemplated by the immediately preceding sentence.  Any election by the Master Servicer or the Trustee to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest thereon) or portion thereof with respect to any Collection Period shall not be construed to impose on the Master Servicer or the Trustee any obligation to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the Master Servicer or the Trustee to otherwise be reimbursed for such Nonrecoverable Advance immediately (together with interest thereon).  Any such election by the Master Servicer, or the Trustee shall not be construed to impose any duty on the other such party to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election).  Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Prepayment Periods shall not limit the accrual of interest on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance.  None of the Master Servicer, the Trustee or the other parties to this Agreement will have any liability to one another or to any of the Certificateholders for any such election that such party makes to refrain or not to refrain from reimbursing itself as contemplated by this paragraph or for any losses, damages or other adverse economic or other effects that may arise from such an election nor will such election constitute a violation of the Servicing Standard or any duty under this Agreement.  The Master Servicer’s or the Trustee’s, as applicable, election, if any, to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of the Master Servicer or the Trustee, as applicable, or a right of the Certificateholders. Nothing herein shall give the Master Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance if there are principal collections then available in the Collection Account pursuant to Section 3.06 of this Agreement or to defer reimbursement of a Nonrecoverable Advance for an aggregate period exceeding 12 months.

(b)           If the Master Servicer is required to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made, then the Trustee will be required:  (i) if a Responsible Officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and (ii) if the failure continues for three more Business Days, to make the Advance unless the Trustee determines such advance to be a Nonrecoverable Advance.

Section 3.28     [Reserved].

Section 3.29     Appointment and Duties of the Operating Advisor.

(a)           Pentalpha Surveillance LLC is hereby appointed to serve as the initial Operating Advisor.

(b)           The Operating Advisor, as an independent contractor, shall review the Special Servicer’s operational practices in respect of Specially Serviced Loans, consult with the Special Servicer and perform each other obligation of the Operating Advisor as set forth in this Agreement solely on behalf of the Trust Fund and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender), and not any particular Class of Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment) (the “Operating Advisor Standard”).  The Operating Advisor shall not owe any fiduciary duty to the Master Servicer, the Special Servicer or any other Person in connection with this Agreement.

(c)           Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor shall promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s Website with respect to the Special Servicer, assets on the CREFC® Servicer Watch List and Specially Serviced Loans and (ii) each Final Asset Status Report.

(d)           (i) After the occurrence and during the continuance of a Control Termination Event, the Operating Advisor shall review the Special Servicer’s operational practices in light of the Servicing Standard and the requirements of this Agreement, with respect to the resolution and/or liquidation of the Specially Serviced Loans.

(ii)         After the occurrence and during the continuance of a Control Termination Event, based on the Operating Advisor’s review of any annual compliance statement and any assessment of compliance delivered to the Operating Advisor pursuant to Section 10.08 and Section 10.09 of this Agreement, as applicable, any attestation report delivered to the Operating Advisor pursuant to Section 10.10 of this Agreement, any Asset Status Report and other information (other than any communications between the Controlling Class Representative and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer, the Operating Advisor shall (if any Mortgage Loans were Specially Serviced Loans during the prior calendar year) prepare and deliver to the Depositor, the Rule 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the Rule 17g-5 Information Provider’s Website), the Trustee and the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website), within 120 days of the end of the prior calendar year an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit R of this Agreement (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement) setting forth the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under this Agreement during the prior calendar year on a platform-level basis with respect to the resolution and liquidation of Specially Serviced Loans and with respect to each Asset Status Report delivered to the Operating Advisor by the Special Servicer during the prior calendar year.  Subject to the restrictions in this Agreement, including, without limitation, Section 3.29(b) of this Agreement, each such Operating Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced Loans and (B) comply with all of the confidentiality requirements applicable to the Operating Advisor described in this Agreement.  Such Operating Advisor Annual Report shall be delivered to the Trustee, the Certificate Administrator, the Rule 17g-5 Information Provider and the Depositor, and the Certificate Administrator and the Rule 17g-5 Information Provider shall promptly upon receipt post such Operating Advisor Annual Report on the Certificate Administrator’s Website and the Rule 17g-5 Information Provider’s Website, respectively; provided, however, that the Operating Advisor shall deliver to the Special Servicer and, for so long as a Consultation Termination Event does not exist, the Controlling Class Representative any annual report produced by the Operating Advisor at least ten (10) calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator.  The Operating Advisor may, but shall not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

(e)           Prior to the occurrence and continuance of a Control Termination Event, the Special Servicer will forward any Appraisal Reduction Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan, to the Operating Advisor after such calculations have been finalized.  The Operating Advisor shall review such calculations but may not opine on, or otherwise call into question such Appraisal Reduction Amount and/or net present value calculations; provided, however, if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor shall notify the Special Servicer and the Controlling Class Representative of such error.

(f)           After the occurrence and during the continuance of a Control Termination Event, after the calculation but prior to the utilization by the Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts or (ii) net present value used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan, the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Operating Advisor promptly, but in any event no later than two

(2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

In connection with this Section 3.29, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and the Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations to the Operating Advisor.  In the event the Operating Advisor and Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall determine which calculation is to apply.  In making such determination, the Certificate Administrator may hire an independent third-party to assist with any such calculation at the expense of the Trust Fund.

(g)           After the occurrence and during the continuance of a Control Termination Event, the Special Servicer shall consult (on a non-binding basis) with the Operating Advisor in connection with any Major Decision and consider alternative actions recommended by the Operating Advisor, but only to the extent consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event.

(h)           Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries relating to the Operating Advisor Annual Reports or actions by the Master Servicer or the Special Servicer as to which the Operating Advisor has consultation rights, whether or not referenced in any Operating Advisor Annual Report and made  by Privileged Persons from time to time in accordance with the terms of Section 4.02(a) of this Agreement.

(i)            Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer or the Controlling Class Representative in connection with the exercise of the rights of the Controlling Class Representative under this Agreement (including, without limitation, in connection with the review and/or approval of any Asset Status Report), subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information.

(j)            The Operating Advisor shall keep all Privileged Information confidential and shall not disclose such Privileged Information to any Person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by this Agreement, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception.

Each party to this Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

(k)           On each Master Servicer Remittance Date, the Operating Advisor shall be paid the applicable Operating Advisor Fee from amounts on deposit in the Collection Account, pursuant to Section 3.06 of this Agreement.  In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation rights.  Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.06 of this Agreement, but with respect to the Operating Advisor Consulting Fee only to the extent such Operating Advisor Consulting Fee is actually received from the related Mortgagor.  When the Operating Advisor has consultation rights with respect to a Major Decision under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related Mortgagor in connection with such Major Decision, but only to the extent not prohibited by the related Loan Documents.  The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall the Master Servicer or the Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor prior to any such waiver or reduction.

Section 3.30     Rating Agency Confirmation.

(a)           Notwithstanding the terms of any related Loan Documents or other provisions of this Agreement, if any action under any Loan Documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 Business Days of the Rating Agency Confirmation request being posted to the Rule 17g-5 Information Provider’s Website, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination, then (i) such Requesting Party shall promptly request the related Rating Agency Confirmation again, and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five (5) Business Days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:  (x) with respect to any condition in any Loan Document or related intercreditor agreement requiring a Rating Agency Confirmation or any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related Mortgagor, then the Master Servicer (with respect to Performing Loans and the Outside Serviced Trust Loan) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable) shall determine (with the consent of the Controlling Class Representative unless a Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent shall be pursued by the Special Servicer and deemed given if the Controlling Class Representative does not respond within seven (7) Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under this Agreement and in accordance with the Servicing Standard, except as provided in Section 3.30(b), whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related Mortgagor, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement to obtain a Rating Agency Confirmation shall not apply; (y) with respect to a replacement of the Master Servicer or Special Servicer, such condition shall be considered satisfied if:  (1) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; (2) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the Master Servicer) or “CSS3” (in the case of the Special Servicer), if Fitch is the non-responding Rating Agency; and (3) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage backed securitization transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; and (z) with respect to a replacement or successor of the Operating Advisor, such condition shall be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securities transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

Any Rating Agency Confirmation request made by the Master Servicer, Special Servicer, Certificate Administrator, Operating Advisor or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material reasonably necessary for the Rating Agency to process such request, subject to Section 11.13.  Such written Rating Agency Confirmation request shall be provided in electronic format in accordance with Section 11.13(b) and the Master Servicer, Special Servicer, Certificate Administrator, Operating Advisor or Trustee, as applicable, shall be required to send the Rating Agency Confirmation request to the Rating Agencies in accordance with Section 11.13(b).

Promptly following the Requesting Party’s (or, if the Requesting Party is the related Mortgagor, then the Master Servicer’s or the Special Servicer’s, as applicable) determination to take any action discussed in this Section 3.30(a) without receiving any required Rating Agency Confirmation, such Requesting Party (or the Master Servicer or the Special

Servicer, as applicable) shall provide electronic written notice in accordance with Section 11.13(b) of the action taken for the particular item at such time and the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, shall be required to send the Rating Agency Confirmation request to the Rating Agencies in accordance with Section 11.13(b).

(b)           Notwithstanding anything to the contrary in this Section 3.30, for purposes of the provisions of any Loan Document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral), release or substitution of any collateral, any applicable Rating Agency Confirmation requirement in the Loan Documents shall not apply, even without the determination pursuant to Section 3.30(a)(ii)(x) by the Requesting Party (or, if the Requesting Party is the related Mortgagor, then the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable), provided that the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, shall in any event review the other conditions required under the related Loan Documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied.

(c)           For all other matters or actions (i) not specifically discussed in clause (ii) (x), (ii) (y) or (ii) (z) of Section 3.30(a) above or (ii) that are not the subject of a Rating Agency Declination, the proposed action shall not be permitted to proceed unless the applicable Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.

Section 3.31     General Acknowledgement Regarding Companion Loan Holders.  Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that:  (i) each Companion Loan Holder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) each Companion Loan Holder may act solely in its own interests; (iii) no Companion Loan Holder has any duty to the Holders of any Class of Certificates; and (iv) no Companion Loan Holder shall have any liability whatsoever for having so acted in its own interests, and no Certificateholder may take any action whatsoever against any Companion Loan Holder or any director, officer, employee, agent or principal thereof for such Companion Loan Holder’s having so acted in its own interests.

ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01     Distributions.

(a)           (i)  On each Master Servicer Remittance Date, the Master Servicer shall make the remittances and deposits specified in the first paragraph of Section 4.06(a) of this Agreement.  On each Master Servicer Remittance Date in March of any calendar year, the Certificate Administrator shall withdraw from the Interest Reserve Account the related Withheld Amounts pursuant to Section 3.23 of this Agreement, and shall deposit any such amounts in the Lower-Tier Distribution Account.  On each Distribution Date, the amounts that have been transferred to the Lower-Tier Distribution Account from the Collection Account or as P&I Advances or Compensating Interest Payments or pursuant to the preceding two sentences shall be deemed distributed on the Lower-Tier Regular Interests to the Upper-Tier REMIC, in accordance with Section 4.01(a)(ii) and Section 4.01(c)(ii) of this Agreement.  Thereafter, such amounts shall be considered to be held in the Upper-Tier Distribution Account until distributed to the Certificateholders.

(ii)       All distributions made in respect of interest on any Class of Regular Certificates (other than the Class X Certificates) and any Class PEZ Regular Interest on each Distribution Date pursuant to Section 4.01(b),  Section 4.01(d) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement hereto.  All distributions made in respect of interest on any Class of the Class X Certificates on each Distribution Date pursuant to Section 4.01(b), Section 4.01(d) or Section 9.01, and allocable to any particular Component of such Class of Certificates in accordance with the last paragraph of Section 4.01(b), shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of such Component’s Corresponding Lower-Tier Regular Interest.  All distributions made in respect of principal of any Class of Regular Certificates (other than the Class X Certificates) and any Class PEZ Regular Interest on each Distribution Date pursuant to Section 4.01(b), Section 4.01(d) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement hereto.  All distributions of reimbursements of Realized Losses made in respect of any Class of Regular Certificates (other than the Class X Certificates) and any Class PEZ Regular Interest on each Distribution Date pursuant to Section 4.01(b), Section 4.01(d) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest.  For the avoidance of doubt, (i) payments of interest and principal, and reimbursements of Realized Losses, on the Class A-S Certificates and the Class PEZ Component A-S of the Class PEZ Certificates under this Section 4.01 shall be deemed to have been first distributed in respect of the Class LA-S Interest to the Upper-Tier REMIC in respect of the Class A-S Regular Interest, (ii) payments of interest and principal, and reimbursements of Realized Losses, on the Class B Certificates and the Class PEZ Component B of the Class PEZ Certificates under this Section 4.01 shall be deemed to have been first distributed in respect of the Class LB Interest to the Upper-Tier REMIC in respect of the Class B Regular Interest and (iii) payments of interest and principal, and reimbursements of Realized Losses, on the Class C Certificates and the Class PEZ Component C of the Class PEZ Certificates under this Section 4.01 shall be deemed to have been first distributed in respect of the Class LC Interest to the Upper-Tier REMIC in respect of the Class C Regular Interest.

On each Distribution Date, the Class R Certificates shall receive distributions of any amounts remaining in the Lower-Tier Distribution Account in respect of the Lower-Tier Residual Interest after all payments have been made to the Certificate Administrator as the holder of the Lower-Tier Regular Interests in accordance with this Section 4.01(a)(ii) and Section 4.01(c)(ii).

(b)           On each Distribution Date, the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts on deposit in the Upper-Tier Distribution Account in respect of interest, principal and reimbursement of Realized Losses, to the extent of Available Funds, and distribute such amounts to the Holders of each Class of Regular Certificates, to the Holders of the Class R Certificates and to the Exchangeable Distribution Account in respect of the Class PEZ Regular Interests in the amounts and in the order of priority set forth below:

(i)            to the respective Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those Classes;

(ii)           to the respective Holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates in reduction of the Certificate Principal Amounts thereof in the following priority:

(A)           to the Holders of the Class A-AB Certificates, in an amount equal to the lesser of the Principal Distribution Amount for such Distribution Date and the amount necessary to reduce the aggregate Certificate Principal Amount of the Class A-AB Certificates to the Class A-AB Scheduled Principal Balance for such Distribution Date;

(B)           to the Holders of the Class A-1 Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clause (A) above until the outstanding Certificate Principal Amount of the Class A-1 Certificates has been reduced to zero;

(C)           to the Holders of the Class A-2 Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clauses (A) and (B) above until the outstanding Certificate Principal Amount of the Class A-2 Certificates has been reduced to zero;

(D)           to the Holders of the Class A-3 Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clauses (A) through (C) above until the outstanding Certificate Principal Amount of the Class A-3 Certificates has been reduced to zero;

(E)           to the Holders of the Class A-4 Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clauses (A) through (D) above until the outstanding Certificate Principal Amount of the Class A-4 Certificates has been reduced to zero; and

(F)           to the Holders of the Class A-AB Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clauses (A) through (E) above until the outstanding Certificate Principal Amount of the Class A-AB Certificates has been reduced to zero;

(iii)         to the respective Holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(iv)         to the Exchangeable Distribution Account with respect to the Class A-S Regular Interest, in respect of interest, up to an amount equal to the Interest Distribution Amount of the Class A-S Regular Interest;

(v)          to the Exchangeable Distribution Account with respect to the Class A-S Regular Interest, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount of the Class A-S Regular Interest is reduced to zero;

(vi)         to the Exchangeable Distribution Account with respect to the Class A-S Regular Interest, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to the Class A-S Regular Interest, plus interest thereon at the Pass-Through Rate for the Class A-S Regular Interest compounded monthly from the date the related Realized Loss was allocated to the Class A-S Regular Interest;

(vii)        to the Exchangeable Distribution Account with respect to the Class B Regular Interest, in respect of interest, up to an amount equal to the Interest Distribution Amount for the Class B Regular Interest;

(viii)       to the Exchangeable Distribution Account with respect to the Class B Regular Interest, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount of the Class B Regular Interest is reduced to zero;

(ix)         to the Exchangeable Distribution Account with respect to the Class B Regular Interest, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to the Class B Regular Interest, plus interest thereon at the Pass-Through Rate for the Class B Regular Interest compounded monthly from the date the related Realized Loss was allocated to the Class B Regular Interest;

(x)          to the Exchangeable Distribution Account with respect to the Class C Regular Interest, in respect of interest, up to an amount equal to the Interest Distribution Amount for the Class C Regular Interest;

(xi)         to the Exchangeable Distribution Account with respect to the Class C Regular Interest, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount of the Class C Regular Interest is reduced to zero;

(xii)       to the Exchangeable Distribution Account with respect to the Class C Regular Interest, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to the Class C Regular Interest, plus interest thereon at the Pass-Through Rate for the Class C Regular Interest compounded monthly from the date the related Realized Loss was allocated to the Class C Regular Interest;

(xiii)      to the Holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(xiv)      to the Holders of the Class D Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

(xv)       to the Holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xvi)      to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(xvii)     to the Holders of the Class E Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

(xviii)    to the Holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xix)       to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(xx)        to the Holders of the Class F Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

(xxi)        to the Holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxii)       to the Holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(xxiii)      to the Holders of the Class G Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

(xxiv)      to the Holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class; and

(xxv)       to the Holders of the Class R Certificates in respect of the Upper-Tier REMIC Residual Interest, any amounts remaining in the Upper-Tier Distribution Account.

Notwithstanding the foregoing, on each Distribution Date occurring on and after the Cross-Over Date, in place of the allocation of principal payments described in priority (ii) above, remaining Available Funds at such level shall be distributed up to an amount equal to the Principal Distribution Amount for such Distribution Date to the respective Holders of Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, pro rata, based on their respective Certificate Principal Amounts, in reduction of their respective Certificate Principal Amounts (and the schedule for the Class A-AB principal distributions shall be disregarded).  Any remaining Available Funds will then be allocated as provided in priorities (iii) through (xxv) above.

All distributions of interest made in respect of a Class of the Class X Certificates on any Distribution Date pursuant to clause (b)(i) above or Section 4.01(d), shall be deemed to have been made in respect of all the Components of such Class, pro rata in accordance with the respective amounts of interest that would be payable on such Components on such Distribution Date based on one-twelfth of the Class X Strip Rate of such Component multiplied by its respective Component Notional Amount, reduced by its share of any Excess Prepayment Interest Shortfall for such Distribution Date, together with any amounts thereof remaining unpaid from previous Distribution Dates.

(c)           (i)  On any Distribution Date, any Yield Maintenance Charge collected on the Mortgage Loans as of the related Determination Date (or, in the case of the Outside Serviced Trust Loan, received hereunder as of the Business Day immediately preceding the related Master Servicer Remittance Date) and on deposit in the Collection Account as of the close of business on the Business Day immediately preceding the related Master Servicer Remittance Date will be distributed to the Holders of the respective Classes of Certificates (excluding the Class X-C, Class X-D, Class E, Class F, Class G, Class R and Class S Certificates) as follows:  (A) first such Yield Maintenance charge shall be allocated between (x) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class X-A Certificates and the Class A-S Regular Interest (and correspondingly the Class A-S and Class PEZ Certificates, pro rata based on their respective percentage interests in the Class A-S Regular Interest) and (y) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class X-B Certificates, the Class B Regular Interest (and correspondingly the Class B and Class PEZ Certificates, pro rata based on their respective percentage interests in the Class B Regular Interest), the Class C Regular Interest (and correspondingly the Class C and Class PEZ Certificates, pro rata based on their respective percentage interests in the Class C Regular Interest) and the Class D Certificates, pro rata based on the aggregate amount of principal distributed with respect to the Classes of Regular Certificates (other than the Class X Certificates) and Class PEZ Regular Interests in each YM Group on such Distribution Date, and (B) then the portion of such Yield Maintenance Charge allocated to each YM Group shall be further allocated as among the Classes of Regular Certificates and Class PEZ Regular Interests in such YM Group, in the following manner:  (1) each Class of Regular Certificates (other than the Class X Certificates) and each Class PEZ Regular Interest in such YM Group shall entitle the applicable Certificateholders to receive on the applicable Distribution Date, on a pro rata basis according to entitlements, that portion of such Yield Maintenance Charge equal to the product of (x) a fraction, the numerator of which is the amount distributed as principal to such Class of Regular Certificates or Class PEZ Regular Interest on such Distribution Date, and the denominator of which is the total amount of principal distributed to all of the Regular Certificates (other than the Class X Certificates) and Class PEZ Regular Interests in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related Principal Prepayment and such Class of Regular Certificates or Class PEZ Regular Interest and (z) the amount of such Yield Maintenance Charge allocated to such YM Group, and (2) any Yield Maintenance Charges allocated to such YM Group collected during the related Prepayment Period remaining after such distributions will be distributed to the Class of Class X Certificates in such YM Group.

On each Distribution Date, any Yield Maintenance Charges distributed in respect of the Class A-S Regular Interest shall be further allocated between and distributed on the Class A-S Certificates and the Class PEZ Component A-S (and correspondingly on the Class PEZ Certificates), pro rata in proportion to the Class A-S Percentage Interest and Class A-S-PEZ Percentage Interest, respectively.  On each Distribution Date, any Yield Maintenance Charges distributed in respect of the Class B Regular Interest shall be further allocated between and distributed on the Class B Certificates and the Class PEZ Component B (and correspondingly on the Class PEZ Certificates), pro rata in proportion to the Class B Percentage Interest and Class B-PEZ Percentage Interest, respectively.  On each Distribution Date, any Yield Maintenance Charges distributed in respect of the Class C Regular Interest shall be further allocated between and distributed on the Class C Certificates and the Class PEZ Component C (and correspondingly on the Class PEZ Certificates), pro rata in proportion to the Class C Percentage Interest and Class C-PEZ Percentage Interest, respectively.

After the Distribution Date on which the Class X-A Notional Amount, the Class X-B Notional Amount and the Certificate Principal Amounts of the Class A-1, Class A-2,

Class A-3, Class A-4, Class A-AB and Class D Certificates and the Class PEZ Regular Interests have been reduced to zero, all Yield Maintenance Charges collected with respect to the Mortgage Loans will be distributed pro rata to the Holders of the Class X-B Certificates.

(ii)           Any Yield Maintenance Charge that is to be distributed to the Regular Certificates or Class PEZ Regular Interests on any Distribution Date shall be deemed distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests then receiving a principal distribution, pro rata, based on the respective amounts of those principal distributions.

(d)           On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Excess Liquidation Proceeds Reserve Account and shall distribute such amounts in the following priority:

(i)            first, to the Holders of the Regular Certificates and to the Exchangeable Distribution Account with respect to the Class PEZ Regular Interests (in the same order as distributions are made pursuant to Section 4.01(b) of this Agreement) up to an amount equal to all amounts remaining due and payable on the Regular Certificates and Class PEZ Regular Interests, and any Realized Loss allocable to such Certificates or Class PEZ Regular Interests, after application of the Available Funds for such Distribution Date; and

(ii)           second, to the Holders of the Class R Certificates, in accordance with the last sentence of Section 3.05(c) of this Agreement.

(e)           On each Distribution Date, following the deemed distributions of principal or in reimbursement of previously allocated Realized Losses made in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a)(ii), the Lower-Tier Principal Balance of each Lower-Tier Regular Interest (after taking account of such deemed distributions) shall be reduced as a result of Realized Losses to equal the Certificate Principal Amount of its Corresponding Certificates that will be outstanding immediately following such Distribution Date.

(f)           The Certificate Principal Amount of each Class of Regular Certificates (other than the Class X Certificates) and each Class PEZ Regular Interest will be reduced without distribution on any Distribution Date, as a write-off, to the extent of any Realized Loss (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.06 of this Agreement to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) allocated to such Class of Certificates or Class PEZ Regular Interest on such Distribution Date.  On each Distribution Date, any Realized Loss for such Distribution Date will be allocated to the following Classes of Regular Certificates and Class PEZ Regular Interests in the following order, until the Certificate Principal Amount of each such Class of Certificates or Class PEZ Regular Interest is reduced to zero:  first, to the Class G Certificates; second, to the Class F Certificates; third, to the Class E Certificates; fourth, to the Class D Certificates; fifth, to the Class C Regular Interest (and correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective percentage interests therein); sixth, to the Class B Regular Interest (and correspondingly, the Class B Certificates and the Class

PEZ Component B, pro rata based on their respective percentage interests therein); seventh, to the Class A-S Regular Interest (and correspondingly, the Class A-S Certificates and the Class PEZ Component A-S, pro rata based on their respective percentage interests therein); and, finally, pro rata to the (i) Class A-1 Certificates, (ii) Class A-2 Certificates, (iii) Class A-3 Certificates, (iv) Class A-4 Certificates and (v) Class A-AB Certificates based on their respective Certificate Principal Amounts.  Any amounts recovered in respect of any amounts previously written off as Realized Losses will be distributed to the Classes of Certificates and Class PEZ Regular Interests to which Realized Losses have been allocated in order of their seniority and shall be deemed to be distributed to the Corresponding Lower-Tier Regular Interests (and any amounts so distributed on any Class PEZ Regular Interest shall be deemed to be distributed on the Class of Class A-S, Class B or Class C Certificates corresponding to that Class PEZ Regular Interest and the corresponding Class PEZ Component of the Class PEZ Certificates, pro rata based on their respective percentage interests in such Class PEZ Regular Interest).  Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Principal Amount of the Class of Principal Balance Certificates or Class PEZ Regular Interest in respect of which any such reimbursement is made.  If and to the extent that any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Prepayment Period during which the recovery occurred) the amount of such recovery will be added to the Certificate Principal Amount(s) of the Class or Classes of Regular Certificates (other than the Class X Certificates) and/or the Class PEZ Regular Interest(s) that previously were allocated Realized Losses, in the same sequential order as distributions pursuant to Section 4.01(b) of this Agreement, in each case up to the lesser of the unallocated portion of such recovery and the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Certificates or Class PEZ Regular Interest, and the Interest Shortfall with respect to each affected Class of Regular Certificates or Class PEZ Regular Interest for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for such Class of Regular Certificates or Class PEZ Regular Interest had never been written down (and, to the extent that the Certificate Principal Amount of, and any interest payable on, any Class of Regular Certificates or Class PEZ Regular Interest is so increased, an identical increase shall be deemed made to the Lower-Tier Principal Balance of, and any interest payable on, the Corresponding Lower-Tier Regular Interest).  If the Certificate Principal Amount of any Class of Regular Certificates (other than the Class X Certificates) or Class PEZ Regular Interest (or the Lower-Tier Principal Balance of any Lower-Tier Regular Interest) is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates or Class PEZ Regular Interest (or such Lower-Tier Regular Interest, as the case may be) shall be decreased by such amount.

The Notional Amount of the Class X-A Certificates and each of their respective Components will be reduced to reflect reductions of the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates and the Class A-S Regular Interest and of the Lower-Tier Principal Balances of the Corresponding Lower-Tier Regular Interests resulting from allocations of Realized Losses.  The Notional Amount of the Class X-B Certificates and their respective Component will be reduced to reflect reductions of the Certificate Principal Amount of the Class B Regular Interest and of the Lower-Tier Principal

Balance of the Corresponding Lower-Tier Regular Interest resulting from allocations of Realized Losses.  The Notional Amount of the Class X-C Certificates and their respective Component will be reduced to reflect reductions of the Certificate Principal Amount of the Class E Certificates and of the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest resulting from allocations of Realized Losses.  The Notional Amount of the Class X-D Certificates and each of their respective Components will be reduced to reflect reductions of the Certificate Principal Amounts of the Class F and Class G Certificates and of the Lower-Tier Principal Balances of the Corresponding Lower-Tier Regular Interests resulting from allocations of Realized Losses.

(g)           All amounts distributable, or reductions allocable on account of Realized Losses to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.  The Certificate Administrator shall be responsible for making all distributions on the Certificates contemplated hereunder.

(h)           Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Certificate Administrator shall, no later than the fifteenth day of the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made (or, if the Certificate Administrator has not received notice of such Anticipated Termination Date by such time, promptly following the Certificate Administrator’s receipt of such notice), mail to each Holder of such Class of Certificates, on such date a notice to the effect that:

(i)            the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified, and

(ii)           if such final distribution is made on such Distribution Date, no interest shall accrue on such Class of Certificates, or on the Corresponding Lower-Tier Regular Interest, from and after such Distribution Date;

provided, however, that the Class R Certificates shall remain outstanding until there is no other Class of Certificates outstanding.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders.  If any Certificates as to which notice has been given pursuant to this Section 4.01(h) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(h).  Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of Certificateholders not presenting and surrendering their Certificates in the aforesaid manner.

(i)            [Reserved].

(j)            The Excess Prepayment Interest Shortfall, if any, for each Distribution Date will be allocated among the various Classes of Regular Certificates, the Class A-S Regular Interest (and correspondingly, the Class A-S Certificates and the Class PEZ Component A-S, pro rata based on their respective percentage interests therein), the Class B Regular Interest (and correspondingly, the Class B Certificates and the Class PEZ Component B, pro rata based on their respective percentage interests therein) and the Class C Regular Interest (and correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective percentage interests therein), pro rata, based upon the respective Interest Accrual Amounts with respect to such Classes of Regular Certificates and Class PEZ Regular Interests for such Distribution Date.  The portion of any Excess Prepayment Interest Shortfall for any Distribution Date so allocable to a Class of Class X Certificates shall, in turn, be allocated among the various Components of such Class of Class X Certificates, pro rata, based upon the respective amounts of Accrued Component Interest with respect to such Components for such Distribution Date.  The portion of any Excess Prepayment Interest Shortfall for any Distribution Date so allocated to any Class of Regular Certificates, any Class PEZ Regular Interest or any Component of a Class of Class X Certificates shall be deemed to have first been allocated to the Corresponding Lower-Tier Regular Interest for such Class of Regular Certificates, Class PEZ Regular Interest or Component, as applicable.

(k)           Amounts distributed on the Class PEZ Regular Interests pursuant to Section 4.01(b) and Section 4.01(d) shall be further distributed from the Exchangeable Distribution Account to the Holders of the Exchangeable Certificates as set forth below:

(i)            On each Distribution Date, simultaneously with the distributions made on the Class A-S Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class A-S Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class A-S Certificates and the Class PEZ Certificates in the following amounts and in the following order of priority:

(A)           first, concurrently, to the Holders of the Class A-S Certificates in respect of interest, up to an amount equal to the Class A-S Percentage Interest of the amount distributed in respect of interest on the Class A-S Regular Interest under Section 4.01(b)(iv) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of interest on Class PEZ Component A-S, up to an amount equal to the Class A-S-PEZ Percentage Interest of the amount distributed in respect of interest on the Class A-S Regular Interest under Section 4.01(b)(iv) and Section 4.01(d)(i);

(B)           second, concurrently, to the Holders of the Class A-S Certificates in respect of principal, up to an amount equal to the Class A-S Percentage Interest of the amount distributed in respect of principal on the Class A-S Regular Interest under Section 4.01(b)(v) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of principal on Class PEZ Component A-S, up to an amount equal to the Class A-S-PEZ Percentage Interest of the amount distributed in respect of principal on the Class A-S Regular Interest under Section 4.01(b)(v) and Section 4.01(d)(i); and

(C)           third, concurrently, to the Holders of the Class A-S Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class A-S Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class A-S Regular Interest under Section 4.01(b)(vi) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of unreimbursed Realized Losses on Class PEZ Component A-S, up to an amount equal to the Class A-S-PEZ Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class A-S Regular Interest under Section 4.01(b)(vi) and Section 4.01(d)(i).

(ii)          On each Distribution Date, simultaneously with the distributions made on the Class B Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class B Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class B Certificates and the Class PEZ Certificates in the following amounts and in the following order of priority:

(A)           first, concurrently, to the Holders of the Class B Certificates in respect of interest, up to an amount equal to the Class B Percentage Interest of the amount distributed in respect of interest on the Class B Regular Interest under

Section 4.01(b)(vii) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of interest on Class PEZ Component B, up to an amount equal to the Class B-PEZ Percentage Interest of the amount distributed in respect of interest on the Class B Regular Interest under Section 4.01(b)(vii) and Section 4.01(d)(i);

(B)           second, concurrently, to the Holders of the Class B Certificates in respect of principal, up to an amount equal to the Class B Percentage Interest of the amount distributed in respect of principal on the Class B Regular Interest under Section 4.01(b)(viii) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of principal on Class PEZ Component B, up to an amount equal to the Class B-PEZ Percentage Interest of the amount distributed in respect of principal on the Class B Regular Interest under Section 4.01(b)(viii) and Section 4.01(d)(i); and

(C)           third, concurrently, to the Holders of the Class B Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class B Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class B Regular Interest under Section 4.01(b)(ix) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of unreimbursed Realized Losses on Class PEZ Component B, up to an amount equal to the Class B-PEZ Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class B Regular Interest under Section 4.01(b)(ix) and Section 4.01(d)(i).

(iii)         On each Distribution Date, simultaneously with the distributions made on the Class C Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class C Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class C Certificates and the Class PEZ Certificates in the following amounts and in the following order of priority:

(A)           first, concurrently, to the Holders of the Class C Certificates in respect of interest, up to an amount equal to the Class C Percentage Interest of the amount distributed in respect of interest on the Class C Regular Interest under Section 4.01(b)(x) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of interest on Class PEZ Component C, up to an amount equal to the Class C-PEZ Percentage Interest of the amount distributed in respect of interest on the Class C Regular Interest under Section 4.01(b)(x) and Section 4.01(d)(i);

(B)           second, concurrently, to the Holders of the Class C Certificates in respect of principal, up to an amount equal to the Class C Percentage Interest of the amount distributed in respect of principal on the Class C Regular Interest under Section 4.01(b)(xi) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of principal on Class PEZ Component C, up to an amount equal to the Class C-PEZ Percentage Interest of the amount distributed in respect of principal on the Class C Regular Interest under Section 4.01(b)(xi) and Section 4.01(d)(i); and

(C)           third, concurrently, to the Holders of the Class C Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class C Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class C Regular Interest under Section 4.01(b)(xii) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of unreimbursed Realized Losses on Class PEZ Component C, up to an amount equal to the Class C-PEZ Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class C Regular Interest under Section 4.01(b)(xii) and Section 4.01(d)(i).

(iv)         The various amounts distributable on the Class PEZ Certificates on each Distribution Date under the foregoing subsections of this Section 4.01(k) shall be so distributed in a single, aggregate distribution.

(l)           The various amounts distributable on the Class PEZ Certificates on each Distribution Date under Article IV in respect of amounts allocated to any of the Class PEZ Components pursuant to the terms of this Agreement shall be so distributed in a single, aggregate distribution to the Holders of the Class PEZ Certificates on such Distribution Date.  In addition, the Class PEZ Certificates shall be allocated the aggregate amount of Realized Losses, Prepayment Interest Shortfalls and other interest shortfalls (including those resulting from Appraisal Reduction Events) that are allocated to the Class PEZ Components pursuant to the terms of this Agreement.

(m)         On each Distribution Date, any Excess Interest received during the related Prepayment Period with respect to the Mortgage Loans shall be distributed to the Holders of the Class S Certificates from the Excess Interest Distribution Account.

Section 4.02     Statements to Certificateholders; Certain Reports by the Master Servicer and the Special Servicer.

(a)           Based on loan-level information received from the Master Servicer and any other applicable Persons, on each Distribution Date, the Certificate Administrator shall provide or make available a report, including reports in substantially the form attached hereto as Exhibit D (the “Distribution Date Statement”), setting forth, among other things, the following information:

(A)          the amount of distributions, if any, made on such Distribution Date to the holders of each Class of Principal Balance Certificates and applied to reduce the respective Certificate Principal Amount thereof;

(B)          the amount of distributions, if any, made on such Distribution Date to the Holders of each Class of Certificates allocable to (A) Interest Distribution Amount, (B) Yield Maintenance Charges and (C) Excess Interest;

(C)        the amount of any distributions made on such Distribution Date to the Holders of the Class R Certificates;

(D)        the aggregate amount of outstanding P&I Advances with respect to each Mortgage Loan as of the related Determination Date, and the total outstanding other or miscellaneous advances (excluding P&I Advances and tax and insurance advances) with respect to each Mortgage Loan as of the related Determination Date;

(E)        the aggregate amount of Servicing Fees retained by or paid to the Master Servicer and Special Servicing Compensation retained by or paid to the Special Servicer in respect of the related Collection Period, Prepayment Period or Interest Accrual Period, as applicable;

(F)        the aggregate Stated Principal Balance of the Mortgage Loans immediately before and after such Distribution Date and the percentage of the Cut-Off Date Principal Balance of the Mortgage Loans which remains outstanding immediately after such Distribution Date;

(G)        the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the outstanding Mortgage Loans, at the close of business on the related Determination Date;

(H)        as of the Determination Date, the number and aggregate unpaid principal balance of Mortgage Loans (A) delinquent one month, (B) delinquent two months, (C) delinquent three or more months, (D) that are Specially Serviced Loans but are not delinquent or (E) as to which foreclosure proceedings have been commenced;

(I)         the aggregate Stated Principal Balance of Mortgage Loans as to which the related Mortgagor is subject or is expected to be subject to a bankruptcy proceeding;

(J)         with respect to any Mortgage Loan as to which the related Mortgaged Property became an REO Property (including with respect to the Outside Serviced Trust Loan) during the related Prepayment Period, the Stated Principal Balance and unpaid principal balance of such Mortgage Loan as of the date such Mortgaged Property became an REO Property and the most recently determined Appraised Value and date upon which the Appraisal was performed;

(K)        as to any Mortgage Loan repurchased, substituted for or otherwise liquidated or disposed of during the related Prepayment Period, the Loan Number thereof and the amount of any Liquidation Proceeds and/or other amounts, if any, received thereon during the related Prepayment Period and the portion thereof included in the Available Funds for such Distribution Date;

(L)        with respect to any REO Property (including with respect to the Outside Serviced Trust Loan) included in the Trust Fund as of the close of business on the last day of the related Prepayment Period, the Loan Number of the related Mortgage Loan, the book value of such REO Property and the amount of any income collected with respect to such REO Property (net of related expenses) and other amounts, if any, received on such REO Property during the related Prepayment Period and the portion thereof included in the Available Funds for such Distribution Date and the most recently determined Appraised Value and date upon which the Appraisal was performed;

(M)     with respect to any REO Property (including with respect to the Outside Serviced Trust Loan) sold or otherwise disposed of during the related Prepayment Period, the Loan Number of the related Mortgage Loan, and the amount of Liquidation Proceeds and other amounts, if any, received in respect of such REO Property during the related Prepayment Period, the portion thereof included in the Available Funds for such Distribution Date and the balance of the Excess Liquidation Proceeds Reserve Account for such Distribution Date;

(N)      the Interest Distribution Amount in respect of each Class of Regular Certificates and Class PEZ Regular Interest for such Distribution Date;

(O)      any unpaid Interest Distribution Amount in respect of each Class of Regular Certificates and Class PEZ Regular Interest after giving effect to the distributions made on such Distribution Date;

(P)       the Pass-Through Rate for each Class of Regular Certificates and Class PEZ Regular Interest for such Distribution Date;

(Q)      the original Certificate Principal Amount or Notional Amount as of the Closing Date and the Certificate Principal Amount or Notional Amount, as the case may be, of each Class of Regular Certificates and Class PEZ Regular Interest immediately before and immediately after such Distribution Date, separately identifying any reduction in the Certificate Principal Amount or Notional Amount, as the case may be, of each such Class of Regular Certificates and Class PEZ Regular Interest due to Realized Losses;

(R)       the Certificate Factor for each Class of Regular Certificates or Class PEZ Regular Interest immediately following such Distribution Date;

(S)       the Principal Distribution Amount for such Distribution Date;

(T)       the aggregate amount of Principal Prepayments made during the related Prepayment Period, and the aggregate amount of any Prepayment Interest Excesses received and Prepayment Interest Shortfalls incurred in connection therewith;

(U)      the aggregate amount of losses on Mortgage Loans and Additional Trust Fund Expenses, if any, incurred with respect to the Trust Fund during the related Prepayment Period, and any Realized Loss for such Distribution Date;

(V)      any Appraisal Reduction Amounts on a loan-by-loan basis, and the total Appraisal Reduction Amounts, as of the related Determination Date;

(W)     identification of any material modification, extension or waiver of a Mortgage Loan;

(X)      identification of any material breach of the representations and warranties given with respect to a Mortgage Loan by the applicable Mortgage Loan Seller;

(Y)      the identity of the Operating Advisor;

(Z)      the amount of the Operating Advisor Fee, the Trustee/Certificate Administrator Fee and the CREFC® Intellectual Property Royalty License Fee paid with respect to such Distribution Date;

(AA)  an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period;

(BB)   the identity of the Controlling Class;

(CC)   the identity of the Controlling Class Representative;

(DD)   such additional information as contemplated by Exhibit D to this Agreement;

(EE)    the information required by Rule 15Ga-1(a), as promulgated under the Exchange Act, concerning all assets of the Trust Fund that were subject of a demand to repurchase or replace for breach of the representations and warranties in any of the Loan Purchase Agreements; and

(FF)    a reference to the most recent Form ABS-15G filed by the Depositor and each Mortgage Loan Seller, if applicable, and the Commission assigned “Central Index Key” number for each such filer.

In the case of information furnished pursuant to subclauses (A), (B), (C) and (Q) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per single Certificate of a specified minimum denomination.  The form of any Distribution Date Statement may change over time.

On each Distribution Date, the Certificate Administrator shall make available via the Certificate Administrator’s Website to each Holder of a Class R Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R Certificates in respect of the related Trust REMIC on such Distribution Date.  Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

Absent manifest error, none of the Master Servicer or the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgagor or any Mortgage Loan Seller (including the information in the Prospectus Supplement) or any other third party that is included in any reports, statements, materials or information prepared or provided by the Master Servicer or the Special Servicer, as applicable.

The Certificate Administrator shall make available each month via the Certificate Administrator’s Website, to any Privileged Person (or, in the case of item (vii) below, solely to Certificateholders and Beneficial Owners and provided that the Prospectus Supplement, Distribution Date Statements, this Agreement, the Loan Purchase Agreements and the Commission EDGAR filings referred to below (collectively, the “Public Documents”) will be available to the general public), the following items:

(i)        the following “deal documents”:

(A)      the Prospectus and the Prospectus Supplement;

(B)       this Agreement, each Sub-Servicing Agreement delivered to the Certificate Administrator since the Closing Date (if any), the Loan Purchase Agreements and any amendments and exhibits hereto or thereto; and

(C)       CREFC® Loan Setup File delivered to the Certificate Administrator by the Master Servicer;

(ii)       the following “Commission EDGAR filings”:

(A)      any reports on Forms 10-D, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

(iii)      the following “periodic reports”:

(A)      the Distribution Date Statements;

(B)       the supplemental reports and the CREFC® data files identified as such in the definition of “CREFC® Investor Reporting Package (IRP)” (other than the CREFC® Loan Setup File), to the extent it has received or prepared such report or file; and

(C)       all Operating Advisor Annual Reports;

(iv)     the following “additional documents”:

(A)       the summary of any Final Asset Status Report delivered to the Certificate Administrator in electronic format pursuant to Section 3.21 of this Agreement; and

(B)       any other Third Party Reports (or updates thereto) delivered to the Certificate Administrator in electronic format;

(v)      the following “special notices”:

(A)       all Special Notices;

(B)       notice of any waiver, modification or amendment of any term of any Mortgage Loan;

(C)       notice of final payment on the Certificates;

(D)       all notices of the occurrence of any Servicer Termination Events received by the Certificate Administrator;

(E)        notice of termination or resignation of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Other Master Servicer, the Other Special Servicer or the Other Trustee (and appointments of successors to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Other Master Servicer, the Other Special Servicer or the Other Trustee);

(F)        any and all officer’s certificates and other evidence delivered to or by the Certificate Administrator to support its or the Master Servicer’s, the Special Servicer’s, or the Trustee’s as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(G)       notice of the termination of the Trust;

(H)       notice of the occurrence and continuance of a Control Termination Event;

(I)         notice of the occurrence and continuance of a Consultation Termination Event;

(J)        the annual assessments as to compliance (in the case of the Master Servicer and the Special Servicer) and the officer’s certificates delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.09 of this Agreement; and

(K)       the annual independent public accountants’ servicing report caused to be delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.10 of this Agreement;

(vi)     the Investor Q&A Forum; and

(vii)    solely to Certificateholders and Beneficial Owners, the Investor Registry.

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of information provided pursuant to this Section and assumes no responsibility therefor.  In addition, the Certificate Administrator disclaims responsibility for any information distributed by the Certificate Administrator for which it is not the original source.  In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and acceptance of a disclaimer and may require a recipient of any of the information set forth above (other than the Public Documents) to execute a confidentiality agreement (which may be in the form of a web page “click-through”).  The Certificate Administrator shall not be liable for the dissemination of information in accordance with this Agreement.  The Certificate Administrator shall provide assistance in using the Certificate Administrator’s Website through the Certificate Administrator’s customer service desk at telephone number 1-888-855-9695.

The Certificate Administrator may provide such information through means other than (and in lieu of) the Certificate Administrator’s Website; provided that (i) the Depositor shall have consented to such alternative means and (ii) Certificateholders shall have received notice of such alternative means (which notice may be given via the Certificate Administrator’s Website).

Any Person that is a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of the foregoing, or an agent of any Mortgagor shall be entitled to access only the Prospectus Supplement, Distribution Date Statements, this Agreement, the Loan Purchase Agreements and the Commission EDGAR filings on the Certificate Administrator’s Website which are being made available to the general public.  The provisions in this Section shall not limit the Master Servicer’s ability to make accessible certain information regarding the Mortgage Loans at a website maintained by the Master Servicer.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate and requests in writing a statement containing the information as to the applicable Class set forth in clauses (A), (B) and (C) of the description of Distribution Date Statements above aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as the Certificate Administrator determines to be necessary to enable Certificateholders to prepare their tax returns for such calendar year.  Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum.  The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners may (i)(a) submit questions to the Certificate Administrator relating to the Distribution Date Statement, (b) submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the servicing reports prepared by that party and being made available pursuant to this Section 4.02(a), the Mortgage Loans or the Mortgaged Properties and (c) submit questions to the Operating Advisor relating to the Operating Advisor Annual Reports or actions by the Master Servicer or the Special Servicer as to which the Operating Advisor has consultation rights, whether or not referenced in any Operating Advisor Annual Report (collectively, “Inquiries”), and (ii) view Inquiries that have been previously submitted and answered, together with the answers thereto.  Upon receipt of an Inquiry for the Operating Advisor, the Master Servicer or the Special Servicer, the Certificate Administrator shall forward the Inquiry to the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, in each case within a commercially reasonable period following receipt thereof.

Within a commercially reasonable time following receipt of an Inquiry, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Operating Advisor, the Master Servicer or Special Servicer shall be by e-mail to the Certificate Administrator.  The Certificate Administrator shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website.  If the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) any Inquiry is not of a type described above, (ii) answering any Inquiry (A) would not be in the best interests of the Trust and/or the Certificateholders, (B) would be in violation of applicable law, this Agreement or the applicable Loan Documents, (C) would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, or (D) would reasonably be expected to result in the waiver of an attorney client privilege or the disclosure of attorney work product or (iii) it is otherwise, for any reason, not advisable to answer, it shall not be required to answer such Inquiry and, in the case of the Operating Advisor, the Master Servicer or the Special Servicer, shall promptly notify the Certificate Administrator.  The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered.  The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature.  The Investor Q&A Forum will not reflect questions, answers and other communications which are not submitted via the Certificate Administrator’s Website.  Answers posted on the Investor Q&A Forum shall be attributable only to the respondent, and no other Person will certify as to the accuracy, or will have any responsibility or liability for the content of any such information.  No party to this Agreement shall disclose Privileged Information in the Investor Q&A Forum.

The Certificate Administrator shall make available to any Certificateholder and Beneficial Owner (other than a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor), the Investor Registry.  The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners can register and thereafter obtain information with respect to any other Certificateholder or Beneficial Owner that has so registered.  Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder or a Beneficial Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to other registered Certificateholders and registered Beneficial Owners.  Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and e-mail address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned.  If any Certificateholder or Beneficial Owner notifies the Certificate Administrator that it wishes to be removed from the

Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry.  The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon.  The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

Notwithstanding the foregoing, in no event shall any provision of this Agreement be construed to require the Master Servicer, the Special Servicer or the Certificate Administrator to produce any ad hoc or non-standard written reports (in addition to the CREFC® reports, inspection reports, reports required under each Co-Lender Agreement and other specific periodic reports otherwise required).  If the Master Servicer, the Special Servicer or the Certificate Administrator elects to provide any ad hoc or non-standard reports, it may require the Person requesting such report to pay a reasonable fee to cover the costs of the preparation thereof.

Upon filing with the IRS, the Certificate Administrator shall furnish to the Holders of the Class R Certificates the IRS Form 1066 for each Trust REMIC and shall furnish their respective Schedules Q thereto at the times required by the Code or the IRS, and shall provide from time to time such information and computations with respect to the entries on such forms as any Holder of the Class R Certificates may reasonably request.

The specification of information to be furnished by the Certificate Administrator in this Section 4.02 (and any other terms of this Agreement requiring or calling for delivery or reporting of information by the Certificate Administrator to Certificateholders and Beneficial Owners) shall not limit the Certificate Administrator in furnishing, and the Certificate Administrator is hereby authorized to furnish, to any Privileged Person any other information (such other information, collectively, “Additional Information”) with respect to the Mortgage Loans, the Mortgaged Properties or the Trust Fund as may be provided to it by the Depositor, the Master Servicer or the Special Servicer or gathered by it in any investigation or other manner from time to time, provided that (A) while there exists any Servicer Termination Event, any such Additional Information shall only be furnished with the consent or at the request of the Depositor (except pursuant to clause (E) below or to the extent such information is requested by a Certifying Certificateholder), (B) the Certificate Administrator shall be entitled to indicate the source of all information furnished by it, and the Certificate Administrator may affix thereto any disclaimer it deems appropriate in its sole discretion (together with any warnings as to the confidential nature and/or the uses of such information as it may, in its sole discretion, determine appropriate), (C) the Certificate Administrator may notify any Privileged Person of the availability of any such information in any manner as it, in its sole discretion, may determine, (D) the Certificate Administrator shall be entitled (but not obligated) to require payment from each recipient of a reasonable fee for, and its out-of-pocket expenses incurred in connection with, the collection, assembly, reproduction or delivery of any such Additional Information, and (E) the Certificate Administrator shall be entitled to distribute or make available such Additional Information in accordance with such reasonable rules and procedures as it may deem necessary or appropriate (which may include the requirement that an agreement that provides such information shall be used solely for purposes of evaluating the investment characteristics or valuation of the Certificates be executed by the recipient, if and to the extent the Certificate Administrator deems the same to be necessary or appropriate).  Nothing herein shall be construed to impose upon the Certificate Administrator any obligation or duty to furnish or distribute any Additional Information to any Person in any instance, and the Certificate Administrator shall neither have any liability for furnishing nor for refraining from furnishing Additional Information in any instance.  The Certificate Administrator shall be entitled (but not required) to request and receive direction from the Depositor as to the manner of delivery of any such Additional Information, if and to the extent the Certificate Administrator deems necessary or advisable, and to require that any consent, direction or request given to it pursuant to this Section be made in writing.

The Depositor hereby authorizes the Certificate Administrator to, and the Certificate Administrator shall, make available to Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Markit Group Limited or such other vendor chosen by the Depositor that submits to the Certificate Administrator a certification in the form of Exhibit M-3 to this Agreement, all the Distribution Date Statements, CREFC® reports and supplemental notices delivered or made available pursuant to this Section 4.02(a) to Privileged Persons.

(b)           No later than the Business Day prior to each Distribution Date, subject to the penultimate paragraph of this subsection (b), the Master Servicer shall deliver or cause to be delivered to the Certificate Administrator, the Operating Advisor, the Special Servicer and any master servicer of a securitization of a Companion Loan in electronic form mutually acceptable to the Certificate Administrator, the Operating Advisor, the Special Servicer and the Master Servicer the following reports or information (and any other files as may be, or have been, adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time):  (1) a CREFC® REO Status Report, (2) a CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (3) CREFC® Total Loan Report, (4) the CREFC® Servicer Watch List/Portfolio Review Guidelines, (5) the CREFC® Financial File, (6) the CREFC® Property File, (7) except for the first two Distribution Dates, the CREFC® Comparative Financial Status Report, (8) the CREFC® Loan Level Reserve/LOC Report, (9) the CREFC® Advance Recovery Report and (10) the CREFC® Delinquent Loan Status Report.

No later than the Business Day prior to each Distribution Date except for the first two Distribution Dates, the Master Servicer shall deliver to the Certificate Administrator and the Operating Advisor (by electronic means) the CREFC® Comparative Financial Status Report for each Mortgage Loan or related Mortgaged Property as of the Determination Date immediately preceding the preparation of such report for each of the following three periods (but only to the extent the related Mortgagor is required by the Mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, such information):  (a) the most current available year-to-date; (b) each of the previous two full fiscal years stated separately (to the extent such information is in the Master Servicer’s possession); and (c) the “base year” (representing the original analysis of information used as of the Cut-Off Date).

No later than 2:00 p.m., New York City time, on the second Business Day prior to each Distribution Date, the Master Servicer shall deliver to the Certificate Administrator and the Operating Advisor a CREFC® Loan Periodic Update File setting forth certain information with respect to the Mortgage Loans and Mortgaged Properties.

The Master Servicer shall provide to the Certificate Administrator and the Operating Advisor the CREFC® Loan Setup File within 60 days of the first Distribution Date hereunder to the extent it has received from the Mortgage Loan Sellers one or more spreadsheets (with the data fields filled) containing the data necessary for the completion of the aggregate pool-wide CREFC® Loan Setup File.

In addition, the Master Servicer or Special Servicer, as applicable, shall prepare with respect to each Mortgaged Property and REO Property (other than with respect to the Outside Serviced Trust Loan):

(i)       Within 30 days after receipt of a quarterly operating statement, if any, for each calendar quarter, commencing with the calendar quarter ending March 31, 2014, a CREFC® Operating Statement Analysis Report (but only to the extent the related Mortgagor is required by the Mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, such information) for such Mortgaged Property or REO Property as of the end of such calendar quarter; provided, however, that any analysis or report with respect to the first calendar quarter of each year shall not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the Closing Date, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List).  The Master Servicer or Special Servicer, as applicable, shall deliver to the Certificate Administrator and the Operating Advisor by electronic means the CREFC® Operating Statement Analysis Report upon request; and

(ii)      Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans) or the Master Servicer (with respect to Performing Loans) of an annual operating statement for each calendar year, commencing with the calendar year ending December 31, 2014, a CREFC® NOI Adjustment Worksheet (but only to the extent the related Mortgagor is required by the Mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, such information), presenting the computation to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer in preparing the CREFC® Comparative Financial Status Report above.  The Special Servicer or the Master Servicer shall deliver to the Certificate Administrator and the Operating Advisor by electronic means the CREFC® NOI Adjustment Worksheet upon request.  Notwithstanding anything to the contrary contained herein, with respect to any Mortgage Loan related to a Significant Obligor, the Master Servicer shall be required to complete any CREFC files, reports and/or templates necessary in order to comply with the Master Servicer’s obligations under Section 10.11 of this Agreement and the Depositor’s Exchange Act filing obligations with respect to such Significant Obligor.

The Certificate Administrator shall deliver or shall cause to be delivered, upon request, to the Rule 17g-5 Information Provider (for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement), to each Certificateholder, to each party hereto, to any Underwriter and/or to any Initial Purchaser and to each Person that provides the Certificate Administrator with an Investor Certification a copy of the CREFC® Operating Statement Analysis Report and CREFC® NOI Adjustment Worksheet most recently performed by the Master Servicer with respect to any Mortgage Loan and delivered to the Certificate Administrator.

Upon request (and in any event, not more frequently than once per month), the Master Servicer shall forward to the Certificate Administrator (as to the Collection Account), the Operating Advisor and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider a statement, setting forth the status of the Collection Account as of the close of business on such Master Servicer Remittance Date, stating that all remittances to the Certificate Administrator required by this Agreement to be made by the Master Servicer have been made (or, in the case of any such required remittance that has not been made by the Master Servicer, specifying the nature and status thereof) and showing, for the period from the preceding Master Servicer Remittance Date (or, in the case of the first Master Servicer Remittance Date, from the Cut-Off Date) to such Master Servicer Remittance Date, the aggregate of deposits into and withdrawals from the Collection Account for each category of deposit specified in Section 3.05(a) of this Agreement and each category of withdrawal specified in Section 3.06 of this Agreement.  The Master Servicer shall also deliver to the Certificate Administrator, upon reasonable request of the Certificate Administrator, any and all additional information relating to the Mortgage Loans in the possession of the Master Servicer (which information shall be based upon reports delivered to the Master Servicer by the Special Servicer with respect to Specially Serviced Loans and REO Properties).

Further, the Master Servicer shall cooperate with the Special Servicer and provide the Special Servicer with the information in the possession of the Master Servicer reasonably requested by the Special Servicer, in writing, to the extent required to allow the Special Servicer to perform its obligations under this Agreement with respect to those Mortgage Loans serviced by the Master Servicer.

The obligation of the Master Servicer to deliver the reports required to be delivered by it pursuant to this subsection is subject to the Master Servicer having received from the Special Servicer in a timely manner the related reports and information in the possession of the Special Servicer necessary or required to enable the Master Servicer to prepare and deliver such reports.  The Master Servicer shall not be responsible for the accuracy or content of any report, document or information furnished by the Special Servicer to the Master Servicer pursuant to this Agreement and accepted by the Master Servicer in good faith pursuant to this Agreement.

The obligation of the Special Servicer to deliver the reports required to be delivered by it pursuant to this subsection is subject to the Special Servicer having received from the Master Servicer in a timely manner the related reports and information in the possession of the Master Servicer necessary or required to enable the Special Servicer to prepare and deliver such reports.  The Special Servicer shall not be responsible for the accuracy or content of any report, document or information furnished by the Master Servicer to the Special Servicer pursuant to this Agreement and accepted by the Special Servicer in good faith pursuant to this Agreement.

With respect to the Outside Serviced Trust Loan, the Master Servicer shall deliver information comparable to the above-described information to the same Persons as described above in this Section 4.02(b) and according to the same time frames as described above in this Section 4.02(b), with reasonable promptness following such Master Servicer’s receipt of such information from the Other Master Servicer under the Other Pooling and Servicing Agreement.

(c)           Not later than 5:00 p.m. New York time on the first Business Day after each Determination Date, the Special Servicer shall forward to the Master Servicer, for each Specially Serviced Loan and REO Property, a CREFC® Special Servicer Loan File.  The Special Servicer shall also deliver to the Certificate Administrator, upon the reasonable written request of the Certificate Administrator, any and all additional information in the possession of the Special Servicer relating to the Specially Serviced Loans and the REO Properties.

The Special Servicer shall cooperate with the Master Servicer and provide the Master Servicer with the information in the possession of the Special Servicer reasonably requested by the Master Servicer, in writing, to the extent required to allow the Master Servicer to perform its obligations under this Agreement with respect to the Specially Serviced Loans and REO Properties.

The Master Servicer may make available to Privileged Persons copies of any reports or files prepared by the Master Servicer pursuant to this Agreement.  The Master Servicer may make information concerning the Mortgage Loans available on any website that it has established.

With respect to the Outside Serviced Trust Loan, the Master Servicer shall deliver information comparable to the above-described information to the extent received from the Other Master Servicer or the Other Special Servicer, as applicable, to the same Persons as described above in this Section 4.02(c) and according to the same time frames as described above in this Section 4.02(c), with reasonable promptness following such Master Servicer’s receipt of such information from the Other Master Servicer under the Other Pooling and Servicing Agreement.

(d)           The Master Servicer shall withdraw from the Collection Account and pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.06(a)(vi) on a monthly basis, from funds on deposit in the Collection Account.

Section 4.03     Compliance with Withholding Requirements.   Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Paying Agent reasonably believes are applicable under the Code.  The consent of Certificateholders shall not be required for any such withholding.  In the event the Paying Agent or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder.  Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

Section 4.04     REMIC Compliance.

(a)       The parties intend that each Trust REMIC shall constitute, and that the affairs of each Trust REMIC shall be conducted so as to qualify it as, a “real estate mortgage investment conduit” as defined in, and in accordance with, the REMIC Provisions, and the provisions hereof shall be interpreted consistently with this intention.  In furtherance of such intention, the Certificate Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each Trust REMIC and shall on behalf of each Trust REMIC:  (i) prepare, timely deliver to the Trustee for execution (and the Trustee shall timely execute) and file, or cause to be prepared and filed, all required Tax Returns for each Trust REMIC, using a calendar year as the taxable year for each Trust REMIC when and as required by the REMIC Provisions and other applicable federal, state or local income tax laws; (ii) make an election, on behalf of each Trust REMIC, to be treated as a REMIC on IRS Form 1066 for its first taxable year ending December 31, 2013, in accordance with the REMIC Provisions; (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders (other than the Holders of the Class S Certificates) and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions of the Code; (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of each Trust REMIC as a REMIC or is otherwise required by the Code, prepare, sign and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law; (v) obtain a taxpayer identification number for the Upper-Tier REMIC and Lower-Tier REMIC on IRS Form SS-4, and, within thirty days of the Closing Date, furnish or cause to be furnished to the IRS, on IRS Form 8811 or as otherwise may be required by the Code, the name, title and address of the Person that the holders of the Certificates may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of each Trust REMIC for this purpose), together with such additional information as may be required by such IRS Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Master Servicer or the Certificate Administrator and necessary to make such filing); and (vi) maintain such records relating to each Trust REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

The Holder of the largest Percentage Interest in the Class R Certificates shall be the tax matters person of each Trust REMIC pursuant to Treasury Regulations Section 1.860F-4(d).  If more than one Holder should hold an equal Percentage Interest in the Class R Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R Certificates shall be such tax matters person.  The Certificate Administrator shall act as attorney-in-fact and agent for the tax matters person of each Trust REMIC, and each Holder of a Percentage Interest in the Class R Certificates, by acceptance hereof, is deemed to have consented to the Certificate Administrator’s appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Certificate Administrator in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund.

The Certificate Administrator shall not intentionally take any action or intentionally omit to take any action within its control and the scope of its duties if, in taking or omitting to take such action, the Certificate Administrator knows that such action or omission (as the case may be) would cause the termination of the REMIC status of a Trust REMIC or the imposition of tax on a Trust REMIC (other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement).

Notwithstanding any provision of this paragraph or the three preceding paragraphs to the contrary, the Certificate Administrator shall not be required to take any action that the Certificate Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Certificate Administrator be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Certificate Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor or the Master Servicer which does not enable the Certificate Administrator to comply with any of clauses (i) through (vi) of the third preceding paragraph or which results in any action contemplated by clauses (i) through (iii) of the next succeeding sentence.  In this regard the Certificate Administrator shall (i) not allow the occurrence of any “prohibited transactions” within the meaning of Code Section 860F(a), unless the party seeking such action shall have delivered to the Certificate Administrator an Opinion of Counsel (at such party’s expense) that such occurrence would not (a) result in a taxable gain, (b) otherwise subject a Trust REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (c) cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes; (ii) not allow a Trust REMIC to receive income from the performance of services or from assets not permitted under the REMIC Provisions to be held by such Trust REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause); and (iii) not permit the creation of any “interests,” within the meaning of the REMIC Provisions, in the Upper-Tier REMIC other than the Regular Certificates, the Class A-S Regular Interest, the Class B Regular Interest, the Class C Regular Interest and the Upper-Tier REMIC Residual Interest, or in the Lower-Tier REMIC other than the Lower-Tier Regular Interests and the Lower-Tier Residual Interest.  None of the Trustee, the Master Servicer, the Special Servicer or the Depositor shall be responsible or liable for any failure by the Certificate Administrator to comply with the provisions of this Section 4.04.  The Depositor, the Master Servicer and the Special Servicer shall cooperate in a timely manner with the Certificate Administrator in supplying any information within the Depositor’s, the Master Servicer’s or the Special Servicer’s control (other than any confidential information) that is reasonably necessary to enable the Certificate Administrator to perform its duties under this Section 4.04.

(b)           The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates, the Class A-S Regular Interest, the Class B Regular Interest and the Class C Regular Interest:  (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans in the aggregate will prepay in accordance with the Prepayment Assumption; (ii) none of the Master Servicer, the Special Servicer, the Depositor and the Class R Certificateholder will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased or substituted for by the applicable Mortgage Loan Seller pursuant to Article II of this Agreement.

Section 4.05     Imposition of Tax on the Trust REMICs.  In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on a Trust REMIC, such tax shall be charged against amounts otherwise distributable with respect to the Regular Certificates, the Class PEZ Regular Interests and the Class R Certificates; provided that any taxes imposed on any net income from foreclosure property pursuant to Code Section 860G(d) or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Proceeds with respect to the REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from the REO Account and transfer to the Certificate Administrator for deposit into the Distribution Accounts amounts reasonably determined by the Certificate Administrator to be necessary to pay such taxes, and the Certificate Administrator shall return to the Special Servicer the excess determined by the Certificate Administrator from time to time of the amount in excess of the amount necessary to pay such taxes); provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(a)(vii) of this Agreement and the next sentence.  Except as provided in the preceding sentence, the Certificate Administrator is hereby authorized to and shall retain or cause to be retained from the Distribution Account in determining the amount of Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by a Trust REMIC (but such authorization shall not prevent the Certificate Administrator from contesting, at the expense of the Trust Fund, any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings).  The Certificate Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income from any “prohibited transaction” under Code Section 860F(a) or (ii) the amount of any contribution to a Trust REMIC after the Startup Day that is subject to tax under Code Section 860G(d) and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the related Distribution Account).  To the extent that any such tax is paid to the IRS, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R Certificates in respect of the related residual interest and shall distribute such retained amounts to the Holders of Regular Certificates or to the Certificate Administrator in respect of the Lower-Tier Regular Interests and the Class PEZ Regular Interests until they are fully reimbursed and then to the Holders of the Class R Certificates in respect of the related residual interest.  None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any taxes imposed on a Trust REMIC except to the extent such tax is attributable to a breach of a representation or warranty of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or an act or omission of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in contravention of this Agreement in both cases, provided, further, that such breach, act or omission could result in liability under Section 6.03, in the case of the Master Servicer or the Special Servicer, as applicable, or Section 4.04 or Section 8.01, in the case of the Certificate Administrator or the Trustee.  Notwithstanding

anything in this Agreement to the contrary, in each such case, the Master Servicer or the Special Servicer shall not be responsible for the Certificate Administrator’s, the Authenticating Agent’s, the Certificate Registrar’s, the Paying Agent’s or the Trustee’s breaches, acts or omissions, and the Trustee shall not be responsible for the breaches, acts or omissions of the Certificate Administrator, the Master Servicer, the Special Servicer, the Authenticating Agent, the Certificate Registrar or the Paying Agent, and the Certificate Administrator shall not be responsible for the breaches, acts or omissions of the Trustee, the Master Servicer, the Special Servicer and, in each case if a different entity than the Certificate Administrator, the Authenticating Agent, the Certificate Registrar or the Paying Agent.

Section 4.06     Remittances; P&I Advances.

(a)         On the Master Servicer Remittance Date immediately preceding each Distribution Date, the Master Servicer shall:

(i)          remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the Yield Maintenance Charges applicable to the Mortgage Loans received by the Master Servicer in the Prepayment Period relating to such Distribution Date (or, in the case of the Outside Serviced Trust Loan, received by the Master Servicer as of the close of business on the Business Day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator);

(ii)         remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the Available Funds applicable to the Mortgage Loans (other than the amounts referred to in clause (iv) below and clause (d) of the definition of “Available Funds”);

(iii)        remit to CREFC® the CREFC® Intellectual Property Royalty License Fee;

(iv)        make a P&I Advance by remittance to the Certificate Administrator for deposit into the Lower-Tier Distribution Account, in an amount equal to the sum of the Applicable Monthly Payments for each Mortgage Loan (including any REO Mortgage Loan) to the extent such amounts were not received on such Mortgage Loan as of the close of business on the Determination Date in the same month as such Master Servicer Remittance Date), except that the portion of such P&I Advance equal to the CREFC® Intellectual Property Royalty License Fee for each such Mortgage Loan shall not be remitted to the Certificate Administrator but shall instead be remitted to CREFC®; and

(v)         remit to the Certificate Administrator for deposit in the Excess Interest Distribution Account all Excess Interest for the related Distribution Date then on deposit in the Collection Account after giving effect to withdrawals of funds pursuant to Section 3.06(a)(ii) through Section 3.06(a)(ix) of this Agreement.

Neither the Master Servicer nor the Trustee shall be required or permitted to make an advance for Balloon Payments, Default Interest, Excess Interest or Yield Maintenance Charges, or delinquent Monthly Payments on the Companion Loans.  The amount required to be advanced in respect of Applicable Monthly Payments on Mortgage Loans that have been subject to an Appraisal Reduction Event will equal (i) the amount required to be advanced by the Master Servicer without giving effect to such Appraisal Reduction Amounts less (ii) an amount equal to the product of (x) the amount required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amounts, and (y) a fraction, the numerator of which is the Appraisal Reduction Amount with respect to such Mortgage Loan and the denominator of which is the Stated Principal Balance as of the last day of the related Collection Period.

Any amount advanced by the Master Servicer pursuant to Section 4.06(a)(iv) of this Agreement shall constitute a P&I Advance for all purposes of this Agreement and the Master Servicer shall be entitled to reimbursement (with interest at the Advance Rate).

The Certificate Administrator shall notify the Master Servicer and the Trustee by telephone if as of 3:00 p.m., New York City time, on the Master Servicer Remittance Date, the Certificate Administrator has not received the amount of a required P&I Advance hereunder.  If as of 11:00 a.m., New York City time, on any Distribution Date the Master Servicer shall not have made the P&I Advance required to have been made on the related Master Servicer Remittance Date pursuant to Section 4.06(a)(iv) of this Agreement, the Certificate Administrator shall notify the Trustee and the Trustee shall no later than 1:00 p.m., New York City time, on such Business Day deposit into the Lower-Tier Distribution Account in immediately available funds an amount equal to the P&I Advances otherwise required to have been made by the Master Servicer.

Neither the Master Servicer nor the Trustee shall be obligated to make a P&I Advance as to any Monthly Payment on any date on which a P&I Advance is otherwise required to be made by this Section 4.06 if the Master Servicer or the Trustee, as applicable, or the Special Servicer determines that such Advance will be a Nonrecoverable Advance.  The determination by any Person with an obligation hereunder to make P&I Advances that it has made (or in the case of a determination by the Special Servicer, that the Master Servicer or the Trustee has made) a Nonrecoverable Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable Advance, shall be made by such Person (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard or (ii) in the case of the Trustee, in its good faith business judgment, and shall be evidenced by an Officer’s Certificate as set forth in Section 4.06(b).  In making such recoverability determination, such Person will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries.  In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and may obtain at the expense of the Trust Fund any analysis, Appraisals or market value estimates or other information for such purposes.  In addition, the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee and, prior to the occurrence and continuance of a

Consultation Termination Event, the Controlling Class Representative notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee (but this statement shall not be construed to entitle the Special Servicer to reverse any other authorized Person’s determination, or to prohibit any such other authorized Person from making a determination, that a P&I Advance constitutes or would constitute a Nonrecoverable Advance).  The Master Servicer shall be required to provide notice to the Trustee on or prior to the Master Servicer Remittance Date of any such non-recoverability determination made on or prior to such date.  The Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer or Special Servicer that a P&I Advance, if made, would be a Nonrecoverable Advance; provided, however, that if the Master Servicer has failed to make a P&I Advance for reasons other than a determination by the Master Servicer or Special Servicer that such Advance would be a Nonrecoverable Advance, the Trustee shall make such advance within the time periods required by this Section 4.06 unless the Trustee, in its good faith business judgment, or the Special Servicer, in accordance with the Servicing Standard, makes a determination prior to the times specified in this Section 4.06 that such advance would be a Nonrecoverable Advance.  The Special Servicer shall report, promptly upon making a determination contemplated in this paragraph, to the Master Servicer the Special Servicer’s determination as to whether any P&I Advance made with respect to any previous Distribution Date or required to be made with respect to a future Distribution Date with respect to any Specially Serviced Loan is a Nonrecoverable P&I Advance.  The Master Servicer and the Trustee shall be entitled to conclusively rely on such determination.

The Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes (together with interest thereon) to the extent permitted pursuant to Section 3.06(a)(ii) of this Agreement and each of the Master Servicer and Special Servicer hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Mortgagors to the extent permitted by applicable law and the related Mortgage Loan.

With respect to P&I Advances and the Outside Serviced Trust Loan, the Master Servicer and the Trustee shall be entitled to rely on the “appraisal reduction amount” calculated by the Other Special Servicer or the Other Master Servicer in accordance with the terms of the Other Pooling and Servicing Agreement.

(b)         The determination by the Master Servicer, the Trustee or the Special Servicer that a P&I Advance has become a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made pursuant to this Section 4.06 with respect to any Mortgage Loan (or with respect to any successor REO Mortgage Loan with respect to any of the foregoing), would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer’s Certificate delivered on or prior to the next Master Servicer Remittance Date to the Trustee (unless it is the Person making the determination), the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Master Servicer (unless it is the Person making the determination), the Special Servicer (unless it is the Person making the determination) and, if the Trustee is making the determination, the Depositor, setting forth the basis for such determination, together with any other information that supports such determination together with a copy of any Appraisal of the related Mortgaged Property or REO Property, as the case may be (which Appraisal shall be an expense of the Trust, shall take into account any material change in circumstances of which such Person is aware or such Person has received new information, either of which has a material effect on the value and shall have been conducted in accordance with the standards of the Appraisal Institute within the twelve months preceding such determination of nonrecoverability), and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property (to the extent available and/or in such Person’s possession) and any engineers’ reports, environmental surveys or similar reports that such Person may have obtained and that support such determination.  The Master Servicer and the Special Servicer shall consider Unliquidated Advances with respect to prior P&I Advances for the purpose of nonrecoverability determinations as if such amounts were unreimbursed P&I Advances.

(c)         With respect to the Outside Serviced Trust Loan, if (1) the Other Master Servicer has determined that a proposed debt service advance with respect to the Outside Serviced Trust Loan or an Outside Serviced Companion Loan, if made, would be, or any outstanding debt service advance previously made with respect to such Outside Serviced Companion Loan is, as applicable, a “nonrecoverable advance,” and the Other Master Servicer has provided written notice of such determination to the Master Servicer, or (2) if the Master Servicer or the Special Servicer has determined that a P&I Advance with respect to the Outside Serviced Trust Loan related to such Outside Serviced Companion Loan would be a Nonrecoverable P&I Advance, then neither the Master Servicer nor the Trustee shall make any additional P&I Advance with respect to the Outside Serviced Trust Loan until the Master Servicer or the Special Servicer, as applicable, has consulted with the Other Master Servicer under the Other Pooling and Servicing Agreement and they agree that circumstances with respect to such Mortgage Loans have changed such that a proposed future debt service advance would not be a “nonrecoverable advance.”  With respect to the Outside Serviced Trust Loan, if the Master Servicer has determined that a proposed P&I Advance with respect to such mortgage loan would be a Nonrecoverable Advance, the Master Servicer shall provide the Other Master Servicer written notice of such determination within two (2) Business Days after such determination was made.

In connection with the Outside Serviced Trust Loan, any determination by the Master Servicer that any P&I Advance made or to be made with respect to the Outside Serviced Trust Loan (or any successor REO Mortgage Loan with respect thereto) is or, if made, would be a Nonrecoverable P&I Advance may be made independently from any determinations (or the absence of any determinations) made under the Other Pooling and Servicing Agreement regarding nonrecoverability of debt service advances on the Outside Serviced Companion Loan.

(d)         If the Trustee, the Master Servicer or the Special Servicer has received written notice from Moody’s, Fitch or KBRA to the effect that continuation of the Master Servicer or the Special Servicer in such capacity would result in the downgrade, qualification or withdrawal of any rating then assigned by Moody’s, Fitch or KBRA, as applicable, to any Class of Certificates and citing servicing concerns with such Master Servicer or Special Servicer, as applicable, as the sole or material factor in such rating action, and such notice is not rescinded within 60 days, then the Trustee, the Master Servicer or the Special Servicer, as applicable, shall promptly notify the other such parties and the Certificate Administrator.

Section 4.07     Grantor Trust Reporting.

(a)         The Certificate Administrator shall maintain adequate books and records to account for the separate entitlements of the Grantor Trust.

(b)         The parties intend that the Grantor Trust shall be treated as a “grantor trust” under the Code, and the provisions thereof shall be interpreted consistently with this intention.  In furtherance of such intention, none of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall vary the assets of the Grantor Trust so as to take advantage of market fluctuations or so as to improve the rate of return of the Exchangeable Certificates, and shall otherwise comply with Treasury Regulations Section 301.7701-4(c).  The Certificate Administrator shall file or cause to be filed with the IRS Form 1041, Form 1099 or such other form as may be applicable and shall furnish or cause to be furnished to the Holders of the Classes of Exchangeable Certificates and the Class S Certificates, their allocable share of income and expense with respect to the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets and the Class S Specific Grantor Trust Assets and proceeds thereof, respectively, as such amounts are received or accrue, as applicable.

(c)         (i) The Grantor Trust is a WHFIT that is a WHMT.  The Certificate Administrator shall report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis.  With respect to each Class of Exchangeable Certificates, the Certificate Administrator is hereby directed to assume that DTC is the only “middleman” as defined by the WHFIT Regulations unless it has actual knowledge to the contrary or the Depositor provides the Certificate Administrator with the identities of the other “middlemen” that are Certificateholders.  The Certificate Administrator will not be liable for any tax reporting penalties that may arise under the WHFIT Regulations in the event that the IRS makes a determination that is contrary to the first sentence of this paragraph.

(ii)         The Certificate Administrator, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method.  The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method.  The Certificate Administrator shall make available (via the Certificate Administrator’s Website) WHFIT information to Certificateholders annually.  In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(iii)        The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to:  (i) the lack of reasonably necessary information that is not in its possession being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator.  Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale.  Absent receipt of information regarding any sale of Certificates, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(d)         To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on the Certificate Administrator’s Website the CUSIP Numbers for the Certificates that represent ownership of a WHFIT.  The CUSIP Number so published will represent the Rule 144A CUSIP Numbers.  The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIP Numbers have been received.  Absent the receipt of a CUSIP Number, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP Number.  The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP Number information.

ARTICLE V

THE CERTIFICATES

Section 5.01     The Certificates.  (a)  The Certificates consist of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-AB Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class X-C Certificates, the Class X-D Certificates, the Class A-S Certificates, the Class B Certificates, the Class PEZ Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class R Certificates and the Class S Certificates.

Each Class of Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-19 respectively, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof.

(b)         The Public Certificates (other than the Class X-A, Class X-B and Class PEZ Certificates) shall be issued in minimum denominations of $10,000 and integral multiples of $1 in excess thereof.  The Class PEZ Certificates do not have a minimum denomination.  However, in connection with an exchange of Class A-S, Class B and Class C Certificates for Class PEZ Certificates and vice versa, each of the Class A-S, Class B, and Class C Certificates exchanged (whether surrendered or received) in such exchange shall be in denominations no smaller than the minimum denominations described above.  The Private Certificates (other than the Class X-C, Class X-D, Class R and Class S Certificates) shall be issued in minimum denominations of $100,000 and integral multiples of $1 in excess thereof.  The Class X-A, Class X-B, Class X-C and Class X-D Certificates shall be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess thereof.  If the initial Certificate Principal Amount or initial Notional Amount, as applicable, of any Class of Certificates (exclusive of the Class R and Class S Certificates) does not equal an integral multiple of $1, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Principal Amount or initial Notional Amount, as applicable, that includes the excess of (i) the initial Certificate Principal Amount or initial Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1 that does not exceed such amount.  The Class R Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class R Certificates and in integral multiples of 1% in excess thereof.  The Class S Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class S Certificates and in integral multiples of 1% in excess thereof.

(c)         One authorized signatory shall sign the Certificates for the Certificate Administrator by manual or facsimile signature.  If an authorized signatory whose signature is on a Certificate no longer holds that office at the time the Certificate Administrator countersigns the Certificate, the Certificate shall be valid nevertheless.  A Certificate shall not be valid until an authorized signatory of the Certificate Administrator (who may be the same officer who executed the Certificate) manually countersigns the Certificate.  The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

Section 5.02     Form and Registration.

(a)         Each Class of Public Certificates shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto, which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository.  The aggregate Certificate Principal Amount of a Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(b)         Unless and until Definitive Certificates are issued in respect of a Class of Global Certificates, beneficial ownership interests in such Certificates will be maintained and transferred on the book-entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures.

(c)         No transfer of any Private Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification.  If a transfer is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then:

(i)            The Certificates of each Class of the Private Certificates (other than the Class S and Class R Certificates) sold in offshore transactions in reliance on Regulation S under the Act shall initially be represented by a temporary global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Global Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Private Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream.  Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Global Certificate may be held only through Euroclear or Clearstream.  After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Global Certificate may be exchanged for an interest in the related permanent global certificate of the same Class of Private Certificates (a “Regulation S Global Certificate”) in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.03(f) of this Agreement.  During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Global Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification.  After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Global Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Global Certificate of the same Class is improperly withheld or refused.  The aggregate Certificate Principal Amount of a Temporary Regulation S Global Certificate or a Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Global Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph.

(ii)           The Certificates of each Class of Private Certificates (other than the Class S and Class R Certificates) offered and sold to Qualified Institutional Buyers in reliance on Rule 144A shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each, a “Rule 144A Global Certificate”), which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository.  The aggregate Certificate Principal Amount of a Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(iii)          The Certificates of each Class of Private Certificates offered and sold in the United States to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers, the Class S Certificates and the Class R Certificates (collectively, the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners.

(d)           Owners of beneficial interests in Global Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless:  (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Global Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such Class; or (iii) in the case of a Private Certificate, all of the applicable requirements of Section 5.03 of this Agreement are satisfied; provided, however, that under no circumstances will certificated Private Certificates be issued to beneficial owners of a Temporary Regulation S Global Certificate.  Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Global Certificates and upon surrender by the Depository of any Global Certificate of such Class and receipt from the Depository of instructions for reregistration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Global Certificate, the same legends regarding transfer restrictions borne by such Global Certificate), and thereafter the Certificate Registrar shall recognize the holders of such Definitive Certificates as Certificateholders under this Agreement.

(e)           If any Beneficial Owner wishes to transfer its interest in a Rule 144A Global Certificate to an Institutional Accredited Investor that is not a Qualified Institutional Buyer, or wishes to transfer its interest in a Regulation S Global Certificate to a “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) that is an Institutional Accredited Investor but not a Qualified Institutional Buyer, then the transferee shall take delivery in the form of a Non-Book Entry Certificate, subject to the restrictions on the transfer of such Non-Book Entry Certificate in Section 5.03(h) of this Agreement.  No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer complies with the provisions of Section 5.03(h) of this Agreement applicable to transfers of Non-Book Entry Certificates.  Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate for a Non-Book Entry Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the denomination of such Global Certificate equal to the denomination of such Non-Book Entry Certificate issued in exchange therefor or upon transfer thereof.

Section 5.03     Registration of Transfer and Exchange of Certificates.

(a)           The Certificate Administrator shall keep or cause to be kept at its principal offices books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”).  In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class of Private Certificates represented by a Temporary Regulation S Global Certificate, a Regulation S Global Certificate and a Rule 144A Global Certificate and accepting Certificates for exchange and registration of transfer and (ii) transmitting to the Depositor, the Master Servicer and the Special Servicer any notices from the Certificateholders.

(b)           Subject to the restrictions on transfer set forth in this Article V, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)            Rule 144A Global Certificate to Temporary Regulation S Global Certificate.  If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time during the Restricted Period to exchange its interest in such Rule 144A Global Certificate for an interest in the Temporary Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Global Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Global Certificate.  Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit E to this Agreement given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Principal Amount of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Principal Amount of the Temporary Regulation S Global Certificate by the aggregate Certificate Principal Amount of the beneficial interest in the

Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Global Certificate equal to the reduction in the Certificate Principal Amount of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(d)           Rule 144A Global Certificate to Regulation S Global Certificate.  If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time following the Restricted Period to exchange its interest in such Rule 144A Global Certificate for an interest in the Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Global Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Global Certificate.  Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit F to this Agreement given by the holder of such beneficial interest, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Principal Amount of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Principal Amount of the Regulation S Global Certificate by the aggregate Certificate Principal Amount of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate equal to the reduction in the Certificate Principal Amount of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(e)           Temporary Regulation S Global Certificate or Regulation S Global Certificate to Rule 144A Global Certificate.  If a holder of a beneficial interest in a Temporary Regulation S Global Certificate or Regulation S Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate for an interest in the Rule 144A Global Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Global Certificate of the same Class.  Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) instructions from

Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Global Certificate equal to the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Global Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Global Certificate (but not the Regulation S Global Certificate) for an interest in the Rule 144A Global Certificate at any time during the Restricted Period, a certificate in the form of Exhibit G to this Agreement given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Global Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Global Certificate is a Qualified Institutional Buyer and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Principal Amount of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to increase, or cause to be increased, the Certificate Principal Amount of the Rule 144A Global Certificate by the aggregate Certificate Principal Amount of the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Global Certificate equal to the reduction in the Certificate Principal Amount of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to debit, or cause to be debited, from the account of the Person making such transfer the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate that is being transferred.

(f)            Temporary Regulation S Global Certificate to Regulation S Global Certificate.  Interests in a Temporary Regulation S Global Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit H to this Agreement from the holder of a beneficial interest in such Temporary Regulation S Global Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Global Certificate of the same Class or Private Certificates.  The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Global Certificate, representing the aggregate Certificate Principal Amount of interests in the Temporary Regulation S Global Certificate initially exchanged for interests in the Regulation S Global Certificate.  The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Global Certificate.  Upon any exchange of interests in the Temporary Regulation S Global Certificate for interests in the Regulation S Global Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Global Certificate to reflect the reduction in the Certificate Principal Amount represented thereby by the amount so exchanged and shall endorse the Regulation S

Global Certificate to reflect the corresponding increase in the amount represented thereby.  Until so exchanged in full and except as provided therein, the Temporary Regulation S Global Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Global Certificate and Rule 144A Global Certificate authenticated and delivered hereunder.

(g)           Non-Book Entry Certificate to Global Certificate.  If a holder of a Non-Book Entry Certificate that is a Private Certificate (other than a Class S or Class R Certificate) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Global Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Global Certificate of the same Class.  Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Global Certificate equal to the portion of the Certificate Principal Amount of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit I to this Agreement (in the event that the applicable Global Certificate is the Temporary Regulation S Global Certificate), in the form of Exhibit J to this Agreement (in the event that the applicable Global Certificate is the Regulation S Global Certificate) or in the form of Exhibit K to this Agreement (in the event that the applicable Global Certificate is the Rule 144A Global Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, and shall, if applicable, direct the Certificate Administrator to execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Principal Amount of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Global Certificate by the aggregate Certificate Principal Amount of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Global Certificate equal to the Certificate Principal Amount of the portion of the Non-Book Entry Certificate so canceled.

(h)           Exchanges of Non-Book Entry Certificates.  If a holder of a Rule 144A Global Certificate, Regulation S Global Certificate or Non-Book Entry Certificate (other than a Public Certificate) wishes at any time to transfer its interest in such Rule 144A Global Certificate, Regulation S Global Certificate or Non-Book Entry Certificate to a Person who is required to take delivery thereof in the form of a Non-Book Entry Certificate, then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon):  (i) an investment representation letter from the proposed transferee substantially in the form attached as (A) with respect to a transfer of an interest in any Certificate other than the Class S Certificates, Exhibit L-4 to this Agreement and (B) with respect to a transfer of an interest in the Class S Certificates, Exhibit L-5 to this Agreement; and (ii) if required by the Certificate Registrar, an opinion of counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities

Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or the proposed transferee on which such opinion of counsel is based (such opinion of counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or the Certificate Registrar in their respective capacities as such).

(i)           Other Exchanges.  In the event that a Global Certificate is exchanged for a Definitive Certificate (other than as otherwise set forth in Section 5.02(d) of this Agreement), such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (c) through (f) and (h) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(j)           Restricted Period.  Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Global Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of clause (e) above.

(k)         If Private Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Private Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Act or, with respect to Non-Book Entry Certificates, that such Certificates are not “restricted” within the meaning of Rule 144 under the Act.  Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(l)          All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(m)        No Class R Certificate or Class S Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be an employee benefit plan or other plan subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (each, a “Plan”), or any Person acting on behalf of any such Plan or using the assets of a Plan to purchase such Certificate.  In addition, no ERISA Restricted Certificate or interest therein may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan, or to any Person acting on behalf of any such Plan or using the assets of a Plan to purchase such ERISA Restricted Certificate or interest therein, unless (i) such purchaser or transferee is an insurance company, (ii) the source of funds used to acquire or hold such ERISA Restricted Certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60, and (iii) the conditions in Sections I and III of PTCE 95-60 have been satisfied.  Furthermore, no ERISA Restricted Certificate, Class R Certificate or Class S Certificate may be

purchased by or transferred to any prospective purchaser or transferee that is or will be a governmental plan subject to any federal, state or local law that is, to a material extent, similar to the fiduciary provisions of ERISA or Code Section 4975 (“Similar Law”), or to any Person acting on behalf of any such plan or using the assets of such plan to acquire such Certificate unless, in the case of an ERISA Restricted Certificate, its acquisition, holding and disposition of such Certificate would not constitute or otherwise result in a non-exempt violation of Similar Law.  Except in connection with the transfer thereof by an Initial Purchaser or the Depositor, each prospective transferee of an ERISA Restricted Certificate, a Class S Certificate or a Class R Certificate in Non-Book Entry Certificate form shall deliver to the transferor, the Depositor, the Certificate Registrar, the Certificate Administrator and the Trustee a representation letter, substantially in the form of (i) with respect to a transfer of an ERISA Restricted Certificate or a Class R Certificate in Non-Book Entry Certificate form, Exhibit L-3 to this Agreement and (ii) with respect to a transfer of a Class S Certificate in Non-Book Entry Certificate form, Exhibit L-5 to this Agreement.  Each beneficial owner of a Certificate (other than a Class R or Class S Certificate) or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) in the case of a Certificate other than an ERISA Restricted Certificate, it has acquired and is holding the Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Certificates must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by a rating agency that meets the requirements of the Underwriter Exemption and that such Certificate is so rated and that it is an Institutional Accredited Investor or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the Certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.  Each beneficial owner of a Certificate or an interest therein which is a governmental plan subject to Similar Law shall be deemed to have represented, by virtue of its acquisition or holding of such Certificate or interest therein that the acquisition, holding and disposition of such Certificate by the purchaser will not constitute or otherwise result in a non-exempt violation of Similar Law.  Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

(n)         Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)          Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee.  Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee.  Any acquisition described in the first sentence of this Section 5.03(n) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted

Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)         No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto.  In connection with any proposed Transfer of any Residual Ownership Interest, other than in connection with the initial Transfer thereof to the Initial Purchasers, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit L-1 to this Agreement (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur tax liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Tax Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to comply with the provisions of this Section 5.03(n) and (y) other than in connection with the initial issuance of a Class R Certificate or the Transfer of any Class R Certificate by any Initial Purchaser in connection with the initial offering of the Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit L-2 to this Agreement (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the preceding clauses (x)(B)(1) or (3) are false.

(iii)        Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (n)(ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.  Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Code Section 860E(e) as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer.  At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, such Persons shall in no event be excused from furnishing such information.

(iv)       The Class R Certificates may only be represented by Definitive Certificates and may only be transferred to and owned by Qualified Institutional Buyers.

(o)         The Class S Certificates may only be represented by Definitive Certificates and may only be transferred to and owned by (i) a Person that is both (a) a Holder or a Beneficial Owner of both the Class S Certificates and Class G Certificates, and (b) a Person that is not a “U.S. person” as defined in Regulation S, that is acquiring both the Class S Certificates and Class G Certificates in an offshore transaction (as defined in Regulation S) in reliance on the exemption from Securities Act registration provided by Regulation S, and/or (ii) a Person that is either (a) a Qualified Institutional Buyer or (b) an Institutional Accredited Investor.

(p)         Any attempted or purported transfer in violation of the transfer restrictions set forth in this Article V shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

Section 5.04     Mutilated, Destroyed, Lost or Stolen Certificates.   If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Certificate Registrar, the Trustee and the Certificate Administrator such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall direct the Certificate Administrator to execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust Fund.  In connection with the issuance of any new Certificate under this Section 5.04, the Certificate Registrar and the Certificate Administrator may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith.  Any replacement Certificate issued pursuant to this Section 5.04 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.05     Persons Deemed Owners.  The Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Registrar, nor any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such Beneficial Owner (or prospective transferee).

Section 5.06     Appointment of Paying Agent.   The Certificate Administrator may appoint (and, if it does not so appoint, shall act as) a paying agent for the purpose of making distributions to Certificateholders pursuant to Section 4.01 of this Agreement.  The Certificate Administrator shall cause such Paying Agent, if other than the Certificate Administrator or the Master Servicer, to execute and deliver to the Master Servicer and the Certificate Administrator an instrument that is consistent in all material respects with this Agreement and in which such Paying Agent shall agree with the Master Servicer and the Certificate Administrator that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein.  The initial Paying Agent shall be the Certificate Administrator.  The Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least “BBB+” by Fitch and “Baa1” by Moody’s, or shall be otherwise acceptable to each Rating Agency.

Section 5.07     Access to Certificateholders’ Names and Addresses; Special Notices.

(a)         If any Certifying Certificateholder or the Master Servicer (for purposes of this Section 5.07, an “Applicant”) applies or requests in writing to the Certificate Registrar, and such application or request states that the Applicant desires to communicate with the Certificateholders, the Certificate Registrar shall promptly furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the Certificate Register, at the expense of the Applicant.

(b)         Every Certificateholder, by receiving and holding its Certificate, agrees with the Certificate Administrator that the Certificate Administrator and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

(c)         Upon the written request of any Certifying Certificateholder that (a) states that such Certificateholder desires the Certificate Administrator to transmit a notice to all Certificateholders stating that such Certificateholder wishes to be contacted by other Certificateholders, setting forth the relevant contact information and briefly stating the reason for the requested contact and (b) provides a copy of the Special Notice which such Certifying Certificateholder proposes to transmit, the Certificate Administrator shall post such Special Notice to the Certificate Administrator’s Website and shall mail such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register.  The costs and expenses of the Certificate Administrator associated with delivering with any such Special

Notice shall be borne by the party requesting such Special Notice.  Every Certificateholder, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

Section 5.08     Actions of Certificateholders.

(a)         Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and, when required, to the Depositor, the Master Servicer or the Special Servicer.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee, the Certificate Administrator, the Depositor, the Special Servicer and the Master Servicer, if made in the manner provided in this Section.

(b)         The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator deems sufficient.

(c)         Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee, the Certificate Administrator, the Depositor, the Special Servicer or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)         The Certificate Administrator or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.08 as it shall deem necessary.

Section 5.09     Authenticating Agent.   The Certificate Administrator may appoint an Authenticating Agent to execute and to authenticate Certificates.  The Authenticating Agent must be acceptable to the Depositor and must be an entity organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities.  The Certificate Administrator shall serve as the initial Authenticating Agent and the Certificate Administrator hereby accepts such appointment.

Any entity into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any entity succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

The Authenticating Agent may at any time resign by giving at least 30 days’ advance written notice of resignation to the Certificate Administrator and the Depositor.  The Certificate Administrator may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent and the Depositor.  Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 5.09, the Certificate Administrator promptly shall appoint a successor Authenticating Agent, which shall be acceptable to the Depositor, and shall mail notice of such appointment to all Certificateholders.  Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein.  No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 5.09.

The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.  Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Certificate Administrator.  The appointment of an Authenticating Agent shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of the Authenticating Agent.

Section 5.10     Appointment of Custodian.   The Certificate Administrator may appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Certificate Administrator, by entering into a Custodial Agreement (in the event the Certificate Administrator is not the Custodian) that is consistent in all material respects with this Agreement.  The Certificate Administrator shall give prompt written notice to the Depositor of any appointment of a Custodian.  The Certificate Administrator agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders.  Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least “BBB+” by Fitch and “Baa1” from Moody’s, and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File.  Each Custodial Agreement may be amended only as provided in Section 11.07 of this Agreement.  Any compensation paid to the Custodian shall be an unreimbursable expense of the Certificate Administrator.  The Certificate Administrator shall serve as the initial Custodian and shall be deemed appointed as Custodian at all times that no other party is so appointed in accordance with this Section 5.10.  The Custodian, if the Custodian is not the Certificate Administrator, shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement, with the Certificate Administrator named as loss payee.  The Custodian shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian.  In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement, with the Certificate Administrator named as loss payee.  All fidelity bonds and policies of errors and omissions insurance obtained under this Section 5.10 shall be issued by a Qualified Insurer, or by any other insurer with respect to which the Rating Agencies have provided to the Certificate Administrator a Rating Agency Confirmation.  The appointment of a Custodian shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of the Custodian.  In the event the Certificate Administrator is the Custodian, the Custodian may self-insure.

Section 5.11     Maintenance of Office or Agency.  The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served.  The Certificate Registrar initially designates its office at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention - Citibank Agency & Trust, CGCMT 2013-GC17, as its office for such purposes.  The Certificate Registrar shall give prompt written notice to the Certificateholders of any change in the location of the Certificate Register or any such office or agency.

Section 5.12     Exchanges of Exchangeable Certificates.

(a)           At all times, the Class A-S, Class B and Class C Certificates shall represent beneficial ownership interests in the Class A-S Percentage Interest, the Class B Percentage Interest and the Class C Percentage Interest, respectively, in the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, respectively.  At all times, the Class PEZ Certificates shall represent beneficial ownership interests in the Class PEZ Components.

(b)           On the Closing Date, the Grantor Trust shall issue the several Classes of Exchangeable Certificates.  Each Class of Exchangeable Certificates shall be initially issued on the Closing Date with the respective aggregate Certificate Principal Amount set forth for such Class in the Preliminary Statement.

(c)           Following the Closing Date and subject to the conditions set forth in Section 5.12(d), (i) if a Certificateholder holds Class A-S Certificates, the Class B Certificates and the Class C Certificates in an Exchangeable Proportion, then those Exchangeable Certificates may be exchanged on the books of the Depository for Class PEZ Certificates that represent the same Tranche Percentage Interest in each Class PEZ Regular Interest as the Certificates to be surrendered and (ii) a Certificateholder that holds Class PEZ Certificates may exchange its Certificates on the books of the Depository for Class A-S Certificates, Class B Certificates and Class C Certificates that evidence the same Tranche Percentage Interest in the Class PEZ Regular Interests as the Class PEZ Certificates being surrendered.

(d)           An exchange of Exchangeable Certificates may only occur if the Class A-S, Class B and Class C Certificates being surrendered or received in such exchange have denominations no smaller than the minimum Denominations set forth in Section 5.01.  No exchange of Exchangeable Certificates may occur pursuant to this Section 5.12 after the date when the then-current Certificate Principal Amount of the Class A-S Regular Interest (and correspondingly, the Class A-S Certificates and, to the extent evidencing an interest in the Class A-S Regular Interest, the Class PEZ Certificates)  has been reduced to zero as a result of the payment in full of all interest and principal thereon.  There shall be no limitation on the number of exchanges of Exchangeable Certificates authorized pursuant to this Section 5.12.  In addition, the Depositor shall have the right to make or cause exchanges on the Closing Date pursuant to instructions delivered to the Certificate Administrator on the Closing Date.

(e)           At the request of the Holder of a Class or Classes of Exchangeable Certificates, and upon the surrender of such Exchangeable Certificates (in the case of an exchange of Class A-S, Class B and Class C Certificates for Class PEZ Certificates, in the applicable Exchangeable Proportion), the Certificate Administrator, on behalf of the Trustee, shall deliver (by the means set forth in the penultimate sentence of Section 5.12(h)) the corresponding Exchangeable Certificates to which such Certificateholder is entitled as set forth in Section 5.12(c).

(f)            In connection with any exchange of Exchangeable Certificates, the Certificate Registrar shall reduce the outstanding aggregate Certificate Principal Amount of the Class or Classes of Exchangeable Certificates surrendered by the applicable Holder on the Certificate Register and shall increase the outstanding aggregate Certificate Principal Amount of the related Class or Classes of Exchangeable Certificates received by such Holder in such exchange on the Certificate Register, and the Certificate Registrar or the Certificate Administrator, as applicable, shall approve the instructions at the Depository and make appropriate notations on the Global Certificate for each Class of Exchangeable Certificates to reflect such reductions and increases.

(g)           In order to effect an exchange of Exchangeable Certificates, the Certificateholder shall notify the Certificate Administrator by e-mail at “ctssfexchanges@citi.com” and setting forth the proposed Exchange Date) no later than three (3) Business Days before the proposed exchange date (the “Exchange Date”).  The Exchange Date may be any Business Day other than the first or last Business Day of the month. An exchange notice must (i) be set forth on the applicable Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: the CUSIP Number of each Exchangeable Certificate to be exchanged and each Exchangeable Certificate to be received; the original and outstanding Certificate Principal Amount of the Exchangeable Certificates to be exchanged and the original and outstanding Certificate Principal Amount of the Exchangeable Certificates to be received; the Certificateholder’s Depository participant number; and the proposed Exchange Date.  After receiving the notice, the Certificate Administrator shall e-mail the Certificateholder (at such address specified in writing by such Certificateholder) with wire payment instructions relating to the exchange fee and expenses set forth in Section 5.12(h).  The Certificateholder and the Certificate Registrar shall utilize the “deposit and withdrawal system” at the Depository to effect the exchange of the applicable Exchangeable Certificates.  A notice shall become irrevocable on the second (2nd) Business Day before the proposed Exchange Date.  Exchangeable Certificates shall be exchangeable on the books of the Depository for the corresponding Exchangeable Certificates on and after the Closing Date, by notice to the Certificate Administrator substantially in the form of Exhibit EE.

(h)           In connection with each exchange (other than any exchanges on the Closing Date pursuant to instructions from the Depositor), the Certificateholder shall pay the Certificate Administrator an exchange fee of $5,000 (together with any other expenses related to such exchange (including fees charged by Depository)) and such fee and expenses must be received by the Certificate Administrator prior to the Exchange Date or the Certificate Administrator shall not be required to complete the requested exchange.  The Certificate Administrator shall make the first distribution on an Exchangeable Certificate received by a Certificateholder in any exchange on the Distribution Date in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such Certificate and Distribution Date. If an Exchange Date occurs in any month before the Distribution Date in such month, then any distributions to be made on such Distribution Date on any Certificates surrendered in the exchange shall be so made to the Certificateholder of record as of the applicable Record Date for such Certificates and such Distribution Date.  Neither the Certificate Administrator, the Trustee nor the Depositor shall have any obligation to ensure the availability of the applicable Certificates in the market to accomplish any exchange.

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE
OPERATING ADVISOR AND THE CONTROLLING CLASS REPRESENTATIVE

Section 6.01     Liability of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor.   The Depositor, the Master Servicer, the Special Servicer and the Operating Advisor each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.  Each of the Master Servicer, the Special Servicer and the Operating Advisor shall indemnify the Depositor (and any employee, director or officer of the Depositor) and the Trust Fund and hold the Depositor (and any employee, director or officer of the Depositor) and the Trust Fund harmless against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties (i) as a result of any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Master Servicer, the Special Servicer or the Operating Advisor, as the case may be, or by reason of negligent disregard of the Master Servicer’s, the Special Servicer’s or the Operating Advisor’s, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Master Servicer, the Special Servicer or the Operating Advisor, as the case may be, of any of its representations or warranties contained herein.  The Depositor shall indemnify the Trust Fund and the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor, and any employee, director or officer of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor and hold the Trust Fund and the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor and any employee, director or officer of either the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor harmless against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties (i) in connection with any willful misconduct, bad faith, fraud and/or negligence in the performance of duties of the Depositor or by reason of negligent disregard of the Depositor obligations or duties hereunder, or (ii) as a result of the breach by the Depositor of any of its representations or warranties contained herein.

Section 6.02     Merger or Consolidation of the Master Servicer, the Special Servicer and the Operating Advisor.   Subject to the following paragraph, each of the Master Servicer, the Special Servicer and the Operating Advisor shall keep in full effect its existence, rights and good standing as a national banking association, a corporation or a limited liability company, as applicable, under the laws of the state of its organization and shall not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties are located, to the extent necessary to perform its obligations under this Agreement, or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

Each of the Master Servicer, the Special Servicer and the Operating Advisor may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing or, in the case of the Operating Advisor, may be limited to all or substantially all of its assets related to acting as an advisor for commercial mortgage securitizations) to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business, shall be the successor of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, hereunder, and shall be deemed to have assumed all of the liabilities of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, hereunder, if each of the Rating Agencies has provided a Rating Agency Confirmation; provided that if the Master Servicer, the Special Servicer or the Operating Advisor enters into a merger and the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, is the surviving entity under applicable law, then the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation.

Section 6.03     Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and Others.   None of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or any of the directors, members, officers, employees or agents of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be under any liability to the Trust Fund, the Certificateholders or any other Person for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or any such Person against liability which would be imposed by reason of (i) any breach of warranty or representation by such respective party in this Agreement or (ii) any willful misconduct, bad faith, fraud or negligence on the part of such respective party in the performance of its obligations and duties hereunder or by reason of negligent disregard on the part of such respective party of its obligations or duties hereunder.  The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and any director, member, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder.  The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and any director, member, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be indemnified and held harmless by the Trust Fund (which indemnification amounts shall be payable out of the Collection Account) against any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses) incurred in connection with, or relating to, this Agreement or the Certificates, other than any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses) (i) incurred by reason of willful misconduct, bad faith, fraud or negligence in the performance of obligations or duties hereunder or by reason of negligent disregard of obligations or duties hereunder, in each case by the Person being indemnified, (ii) with respect to any such party, resulting from the breach by such party of any of its representations or warranties contained herein, (iii) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms hereof or (iv) which constitutes an Advance that is otherwise reimbursable hereunder.  None of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured; provided, however, that the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may in its discretion undertake any such action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder.  In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund (payable out of the Collection Account), and the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.06 of this Agreement.

Each of the Other Master Servicer, the Other Special Servicer or the Other Trustee, as applicable, shall be entitled to reimbursement out of general collections in the Collection Account for the Trust’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Outside Serviced Whole Loan as to which the securitization trust created under the Other Pooling and Servicing Agreement or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Other Pooling and Servicing Agreement and the Co-Lender Agreement (to the extent amounts on deposit in the related “Serviced Loan Combination Collection Account” (as defined in the Other Pooling and Servicing Agreement) are insufficient for reimbursement of such amounts).

Section 6.04     Limitation on Resignation of the Master Servicer, the Special Servicer or the Operating Advisor.

(a)           Each of the Master Servicer, the Special Servicer and the Operating Advisor may assign its respective rights and delegate its respective duties and obligations under this Agreement; provided that, with respect to any of the Master Servicer, the Special Servicer or the Operating Advisor:  (i) the successor accepting such assignment and delegation (A) shall be an established mortgage finance entity, bank or other entity regularly engaged in the servicing of commercial mortgage loans (or, in the case of the Operating Advisor, an Eligible Operating Advisor), organized and doing business under the laws of any state of the United States, the District of Columbia or the United States, authorized under such laws to perform the duties of a servicer of mortgage loans or of an operating advisor, as applicable, or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02 of this Agreement, and (B) shall execute and deliver to the Trustee and the Certificate Administrator an agreement which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer, the Special Servicer or the Operating Advisor, as the case may be, under this Agreement from and after the date of such agreement; (ii) each Rating Agency has delivered to the Trustee a Rating Agency Confirmation; (iii) the Master Servicer, the Special Servicer or the Operating Advisor shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; (iv) the rate at which the Operating Advisor Fee, the Servicing Fee or Special Servicing Compensation, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect; and (v) the resigning Master Servicer, Special Servicer or Operating Advisor, as applicable, shall be responsible for the reasonable costs and expenses of each other party hereto, the Trust and the Rating Agencies in connection with such transfer.  Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer, Special Servicer or Operating Advisor, as applicable, hereunder.

(b)           Except as provided in this Section 6.04, the Master Servicer, the Special Servicer and the Operating Advisor shall not resign from their respective obligations and duties hereby imposed on them except upon determination that such duties hereunder are no longer permissible under applicable law; provided that, on and after the time the Trustee receives notice of resignation by the Master Servicer or the Special Servicer upon determination that such duties hereunder are no longer permissible under applicable law, the Trustee (solely with respect to the Master Servicer or the Special Servicer) shall, subject to the terms and provisions of Section 7.02 of this Agreement as if the resigning party was a Terminated Party, be its successor in all respects in its capacity as Master Servicer or Special Servicer, as applicable, as though the Master Servicer or the Special Servicer, as the case may be, had received a notice of termination.  Any such determination permitting the resignation of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer’s, Special Servicer’s or Operating Advisor’s expense) to such effect delivered to the Trustee and the Certificate Administrator.

Except as provided in the immediately preceding paragraph, no resignation or removal of the Master Servicer, the Special Servicer or the Operating Advisor as contemplated herein shall become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer, Special Servicer or Operating Advisor shall have assumed the Master Servicer’s, the Special Servicer’s or the Operating Advisor’s, as applicable, responsibilities, duties, liabilities and obligations hereunder.  If no successor Master Servicer, Special Servicer or Operating Advisor can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer, Special Servicer or Operating Advisor would have been entitled, additional amounts payable to such successor Master Servicer, Special Servicer or Operating Advisor shall be treated as a shortfall resulting in Realized Losses; provided that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee shall consult with the Controlling Class Representative prior to the appointment of a successor Master Servicer, Special Servicer or Operating Advisor at a servicing or operating advisor compensation in excess of that permitted to the terminated Master Servicer, Special Servicer or Operating Advisor, as applicable.

If the Trustee or an Affiliate acts pursuant to this Section 6.04 as successor to the resigning Master Servicer, it may reduce the Excess Servicing Fee Rate to the extent that the Trustee’s or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation.  If the Trustee elects to appoint a successor to the resigning Master Servicer other than itself or an Affiliate pursuant to this Section 6.04, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 6.04.

Section 6.05     Rights of the Depositor, the Trustee and the Certificate Administrator in Respect of the Master Servicer and Special Servicer.   The Master Servicer and the Special Servicer shall afford the Depositor, the Trustee, the Certificate Administrator and, subject to Section 11.13 of this Agreement, each Rating Agency, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations, if reasonably related to the performance of the obligations of such Person under this Agreement.  Upon request, if reasonably related to the performance of the obligations of such Person under this Agreement, the Master Servicer and the Special Servicer shall furnish to the Depositor, each of the Underwriters, the Initial Purchasers, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator its most recent publicly available annual financial statements or those of its public parent.  The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise its rights hereunder, provided that the Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee.  In the event the Depositor or its designee undertakes any such action it will be reimbursed by the Trust Fund from the Collection Account as provided in Section 3.06 and Section 6.03 of this Agreement to the extent not recoverable from the Master Servicer or Special Servicer, as applicable.  None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer (with respect to the Special Servicer) or the Special Servicer (with respect to the Master Servicer) shall have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer, and no such Person is obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise.  Neither the Master Servicer nor the Special Servicer shall have any responsibility or liability for any action or failure to act by the Depositor, the Trustee or the Certificate Administrator and neither such Person is obligated to monitor or supervise the performance of the Depositor, the Trustee or the Certificate Administrator under this Agreement or otherwise.

Each of the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, and the Special Servicer shall furnish such reports, certifications and information as are reasonably requested by the Trustee, the Certificate Administrator, the Depositor, the Master Servicer or the Special Servicer, as applicable, in order to enable such requesting party to perform its duties hereunder, provided that for the avoidance of doubt, this shall not require any Person to prepare any reports, Certificates and information not required to be prepared hereunder.

Neither the Master Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

Section 6.06     Master Servicer, Special Servicer as Owner of a Certificate.   The Master Servicer or an Affiliate of the Master Servicer or the Special Servicer or an Affiliate of the Special Servicer may become the Holder (or with respect to a Global Certificate, Beneficial Owner) of any Certificate with the same rights it would have if it were not the Master Servicer or the Special Servicer or an Affiliate thereof, except as otherwise expressly provided herein.  If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is the Holder or Beneficial Owner of any Certificate, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Master Servicer’s or the Special Servicer’s good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Master Servicer’s or the Special Servicer’s good faith judgment, be considered by other Persons to violate the Servicing Standard, the Master Servicer or the Special Servicer may seek the approval of the Certificateholders to such action by delivering to the Trustee and the Certificate Administrator a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, and (iii) describes in reasonable detail the action that the Master Servicer or the Special Servicer proposes to take.  The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Certificate Administrator shall reasonably determine.  If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates) shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard.  The Certificate Administrator shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph.  It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

Section 6.07     Rating Agency Fees.   The Depositor shall pay (or cause to be paid) the annual fees of each Rating Agency including, but not limited to, surveillance fees.

Section 6.08     Termination of the Special Servicer Without Cause.

(a)           At any time prior to the occurrence and continuance of any Control Termination Event, the Controlling Class Representative shall be entitled to terminate the rights (subject to Section 3.12 and Section 6.03 of this Agreement) and obligations of the Special Servicer under this Agreement, with or without cause, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Certificate Administrator and the Trustee.  Upon a termination (pursuant to the prior sentence) or a resignation (pursuant to Section 6.04(b) of this

Agreement) of the Special Servicer, the Controlling Class Representative shall appoint a successor Special Servicer; provided, however, that (i) such successor will meet the requirements set forth in Section 7.02 of this Agreement and (ii) the Controlling Class Representative shall (at no expense to the Trust) obtain and deliver to the Certificate Administrator and the Trustee a Rating Agency Confirmation with respect to such proposed successor acting as a Special Servicer.

Following the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of the Certificates requesting a vote to terminate and replace the Special Servicer with a proposed successor Special Servicer, (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such Holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation with respect to the termination of the existing Special Servicer and the replacement thereof with the proposed successor (with the reasonable fees and out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmation to be an expense of such Holders), the Certificate Administrator shall promptly provide written notice thereof to all Certificateholders by posting such notice on its internet website and by mailing at their addresses appearing in the Certificate Register.  Upon the written direction of (a) Holders of Certificates (other than the Class R and Class S Certificates) evidencing at least 75% of the Voting Rights of the Certificates (other than the Class R and Class S Certificates) or (b) Holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights of each Class of Non-Reduced Certificates (considering each Class of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component with the same alphabetical designation as a single “Class” for such purpose), the Trustee shall terminate all of the rights (subject to Section 3.12 and Section 6.03 of this Agreement) and obligations of the Special Servicer under this Agreement, and the proposed successor Special Servicer shall succeed to the duties of the Special Servicer all as if a removal and replacement were occurring pursuant to Section 7.01 and Section 7.02 of this Agreement; provided that if such written direction is not provided within 180 days of the initial request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect. The provisions set forth in the foregoing sentences of this paragraph shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other.  The Special Servicer shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions.  As between the Special Servicer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Special Servicer.

The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Beneficial Owner may register to receive e-mail notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(b)           At any time after the occurrence and during the continuance of a Consultation Termination Event, if the Operating Advisor determines that the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation in the form of Exhibit T attached hereto (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement special servicer meeting the applicable requirements of this Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer if appointed in accordance herewith.  In such event, the Certificate Administrator shall promptly post a copy of such recommendation on the Certificate Administrator’s Website and by mail send notice to all Certificateholders, asking them to vote whether they wish to remove the Special Servicer.  Upon (i) the written direction (as evidenced by votes cast) of Holders of each Class of Non-Reduced Certificates evidencing greater than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates (considering each Class of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component with the same alphabetical designation as a single “Class” for such purpose) within 180 days of the initial request for a vote and (ii) receipt of Rating Agency Confirmation from each Rating Agency by the Certificate Administrator following satisfaction of the foregoing clause (i), the Trustee shall (x) terminate all of the rights (subject to Section 3.12 and Section 6.03 of this Agreement) and obligations of the Special Servicer under this Agreement, (y) appoint the recommended successor Special Servicer and (z) promptly notify such outgoing Special Servicer of the effective date of such termination.  The reasonable fees and out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmation and administering such vote shall be an Additional Trust Fund Expense.  If the Certificate Administrator does not receive the required written direction contemplated by clause (i) of the second preceding sentence within 180 days of the initial request for such vote, then the Trustee shall have no obligation to remove the Special Servicer and such recommendation shall lapse and have no force or effect.  Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement, and to act as the Special Servicer’s successor hereunder.  No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 6.08(b).

(c)           In no event may a successor Special Servicer be a current or former Operating Advisor or any Affiliate of such current or former Operating Advisor.  Further, such successor must be a Person that (i) satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement, (ii) is not obligated or allowed to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement or (y) for the appointment of the successor Special Servicer or the recommendation by the Operating Advisor for the replacement Special Servicer to become the Special Servicer, (iii) is not entitled to waive any compensation from the Operating Advisor and (iv) is not entitled to receive any fee from the Operating Advisor for its appointment as successor Special Servicer, in each case, unless expressly approved by 100% of the Certificateholders.

(d)           The appointment of any such successor Special Servicer shall not relieve the Master Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, the initial Special Servicer specified in Section 3.21(a) of this Agreement shall not be liable for any actions or any inaction of such successor Special Servicer.  Any termination fee payable to the terminated Special Servicer and any costs incurred by the Trust or the terminated Special Servicer in connection with the replacement of a Special Servicer shall be paid by the Controlling Class Representative or the Certificateholders so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund.

(e)           No termination of the Special Servicer and appointment of a successor Special Servicer shall be effective until (i) the successor Special Servicer shall have executed and delivered to the Trustee and the Certificate Administrator an agreement which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Special Servicer under this Agreement from and after the date of such agreement and (ii) subject to Section 11.13 of this Agreement, each Rating Agency has delivered to the Trustee and the Certificate Administrator a Rating Agency Confirmation with respect to such termination and appointment of a successor.

(f)           Any successor Special Servicer shall be deemed to make the representations and warranties provided for in Section 2.06(a) of this Agreement mutatis mutandis as of the date of its succession.

(g)           In the event that the Special Servicer is terminated pursuant to this Section 6.08, the Trustee shall, by notice in writing to the Special Servicer, terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than any rights the Special Servicer may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 of this Agreement and the right to receive ongoing Workout Fees in accordance with the terms hereof).

Section 6.09     The Controlling Class Representative.

(a)           For so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative shall be entitled to (1) advise the Special Servicer with respect to each Specially Serviced Loan, (2) advise the Special Servicer with respect to each Performing Loan as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer for a Major Decision and (3) with respect to the Outside Serviced Trust Loan, exercise consultation rights in respect of “Major Decisions” under, and within the meaning of, the Other Pooling and Servicing Agreement and attend an annual meeting with the Other Master Servicer and the Other Special Servicer, in each case, to the extent the holder of the Outside Serviced Trust Loan is entitled to such rights pursuant to the Co-Lender Agreement.  In addition, notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to Section 6.09(b) and the second and third paragraphs of this Section 6.09(a), both (a) the Master Servicer shall not be permitted to take any of the actions constituting a Major Decision unless it has obtained the consent of the Special Servicer, who shall have 15 Business Days (or 60 days with respect to the determination of an Acceptable Insurance Default) (from the date that the Special Servicer receives the information from the Master Servicer) to analyze and make a recommendation regarding such Major Decision (subject, however, to the right of the Special Servicer to process such Major Decision directly pursuant to Section 3.09 or Section 3.24; and provided that if the Special Servicer does not consent, or notify the Master Servicer that it will not consent, to such Major Decision (or the Master Servicer’s recommendation with respect thereto) within the required 15 Business Days or 60 days, as applicable, the Special Servicer shall be deemed to have consented to such Major Decision) and (b) for so long as no Control Termination Event has occurred and is continuing, the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any of the actions constituting a Major Decision nor will the Special Servicer itself be permitted to take any of the actions constituting a Major Decision as to which the Controlling Class Representative has objected in writing within ten (10) Business Days (or in the case of a determination of an Acceptable Insurance Default, twenty (20) days) after receipt of the written recommendation and analysis from the Special Servicer; provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day period or twenty (20) day period, as applicable, then the Controlling Class Representative will be deemed to have approved such action; provided further, that, in the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to a Major Decision, or any other matter requiring consent of the Controlling Class Representative prior to the occurrence and continuance of a Control Termination Event in this Agreement, is necessary to protect the interests of the Certificateholders, the Special Servicer or Master Servicer, as applicable, may take any such action without waiting for the Controlling Class Representative’s (or, if applicable, the Special Servicer’s) response.  The Special Servicer is not required to obtain the consent of the Controlling Class Representative for any Major Decision following the occurrence and during the continuance of a Control Termination Event; provided that, after the occurrence and during the continuance of a Control Termination Event, the Special Servicer shall consult (on a non-binding basis) with the Controlling Class Representative (until the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor in connection with any Major Decision and consider alternative actions recommended by the Controlling Class Representative and the Operating Advisor, but only to the extent such consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event.

In addition, for so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan as the Controlling Class Representative may deem advisable or as to which provision is otherwise made herein.  Notwithstanding anything herein to the contrary, no such direction, and no objection contemplated by the preceding paragraph or this paragraph, may require or cause the Master Servicer or the Special Servicer to violate any provision of any Loan Documents, any intercreditor agreement, applicable law, this Agreement or the REMIC Provisions, including without limitation each of the Master Servicer’s and the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Fund or the Trustee to liability, or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities hereunder or cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of the Master Servicer or the Special Servicer is not in the best interests of the Certificateholders.

In the event the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by the Controlling Class Representative or any advice from the Controlling Class Representative would otherwise cause the Special Servicer or Master Servicer, as applicable, to violate the terms of any Loan Documents, any related mezzanine intercreditor agreement, applicable law, the REMIC Provisions or this Agreement, including without limitation, the Servicing Standard, the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify in writing the Controlling Class Representative, the Trustee and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider of its determination, including a reasonably detailed explanation of the basis therefor.  The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of the Controlling Class Representative that does not violate any law or the Servicing Standard or any other provisions of this Agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

The Controlling Class Representative will have no liability to the Trust Fund or Certificateholders for any action taken, or for refraining from the taking of any action, pursuant to this Agreement, or for error in judgment; provided, however, that the Controlling Class Representative will not be protected against any liability to any Controlling Class Certificateholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

By its acceptance of a Certificate, each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that:  (i) the Controlling Class Representative may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Controlling Class Representative may act solely in the interests of the Holders of the Controlling Class; (iii) the Controlling Class Representative does not have any liability or duties to the Holders of any Class of Certificates other than the Controlling Class; (iv) the Controlling Class Representative may take actions that favor interests of the Holders of the Controlling Class over the interests of the Holders of one or more other Classes of Certificates; and (v) the Controlling Class Representative shall have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in clauses (i)-(iv) of this paragraph, and no Certificateholder may take any action whatsoever against the Controlling Class Representative or any affiliate, director, member, officer, employee, shareholder, member, partner, agent or principal thereof for having so acted; provided, however, that the rights of the Controlling Class Representative are subject to any related mezzanine intercreditor agreement.

(b)           Notwithstanding anything to the contrary contained herein:  (i) after the occurrence and during the continuance of any Control Termination Event, the Controlling Class Representative shall have no right to consent to any action taken or not taken by any party to this

Agreement; (ii) after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Master Servicer, Special Servicer and any other applicable party shall consult with the Controlling Class Representative in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) after the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative shall have no consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Controlling Class Representative.

(c)           [Reserved]

(d)           Each Certificateholder and Beneficial Owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of a Controlling Class Representative or the resignation or removal thereof.  Any such Certificateholder (or Beneficial Owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or Beneficial Owner) or designee is appointed Controlling Class Representative and when it is removed or resigns.  Upon receipt of such notice, the Certificate Administrator shall notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal thereof and/or any new Holder or Beneficial Owner of a Control Eligible Certificate.  In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator shall provide the identity of the then-current Controlling Class and a list of the Certificateholders (or Beneficial Owners, if applicable, at the expense of the Trust if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to this Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under Section 3.29(d)(ii) of this Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee shall be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator shall promptly contact the current Holder of the Controlling Class (or its designee) or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether such entity is the Holder (or Beneficial Owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Principal Amount.  If at any time  the current Holder of the Controlling Class (or its designee) or one of its Affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the Holder (or Beneficial Owner) of at least a majority of the Controlling Class by Certificate Principal Amount and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders of at least a majority of the Controlling Class by Certificate Principal Amount nor (ii) received notice of a replacement Controlling Class Representative pursuant to this Agreement, then a Control Termination Event and a Consultation Termination Event shall be deemed to have occurred and shall be deemed to continue until such time as the Certificate Administrator receives either such notice.

Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator shall promptly forward notice thereof to each other party to this Agreement.

(e)           Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Trustee and each other Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Principal Amount, or such Controlling Class Representative shall have notified the Certificate Administrator, the Master Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative.  Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator shall request the Certificateholders of the Controlling Class to select a new Controlling Class Representative.

(f)             If at any time a book-entry certificate belongs to the Controlling Class, the Certificate Administrator shall notify the related Beneficial Owner or Beneficial Owners (through the Depository, unless the Certificate Administrator shall have been previously provided with the name and address of such Beneficial Owner or Beneficial Owners) of such event and shall request that it be informed of any change in the identity of the related Beneficial Owner from time to time.

(g)           Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor and the Trustee and the Certificate Administrator shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the Controlling Class Representative.

(h)           Notwithstanding anything to the contrary contained herein, during such time as the Class E Certificates is the Controlling Class, the Holder of more than 50% of the Controlling Class Certificates (by Certificate Principal Amount) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or to cause the exercise of the rights of the Controlling Class Representative as set forth in this Agreement by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor (any such Holder or group of affiliated Holders that makes such an election, the “Opting-Out Party”).  Any such waiver shall remain effective, and a Control Termination Event and a Consultation Termination Event shall be deemed to have occurred and shall be deemed to continue, with respect to such Holder and such Class until such time as either (x) the Class E Certificates are no longer the Controlling Class of Certificates or (y) the Opting-Out Party (i) sells a majority of the Class E Certificates (by Certificate Principal Amount) to an unaffiliated third party and (ii) certifies to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (A) the Opting-Out Party retains no direct or indirect voting rights with respect to the Class E Certificates that it does not own, (B) there is no voting agreement between the Opting-Out Party and the transferee and (C) the Opting-Out Party retains no direct or indirect economic interest in the Class E Certificates (such sale and certification, a “Class E Transfer”).  Following any such Class E Transfer, or if the Class E Certificates are no longer the Controlling Class of Certificates, the successor holder of more than 50% of the Controlling Class of Certificates (by Certificate Principal Amount) shall again have the rights of the Controlling Class Representative as set forth herein (including the rights to appoint a Controlling Class Representative or cause the exercise of the rights of the Controlling Class Representative) without regard to any prior waiver by the predecessor Certificateholder.  The successor Certificateholder shall also have the right as provided in this Section 6.09(h) to irrevocably waive its rights to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or to cause the exercise of the rights of the Controlling Class Representative as set forth in this Agreement.  No successor Certificateholder described above shall have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to the Class E Transfer and had not also become a Corrected Loan prior to such Class E Transfer until such time as such Mortgage Loan becomes a Corrected Loan.

ARTICLE VII

DEFAULT

Section 7.01     Servicer Termination Events.

(a)         “Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)       (A) any failure by the Master Servicer to make any deposit or payment required to be made by the Master Servicer to the Collection Account on the day and by the time such deposit or remittance is required to be made under the terms of this Agreement, which failure is not remedied within one (1) Business Day or (B) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

(ii)      any failure by the Special Servicer to deposit into any REO Account, within two (2) Business Days after such deposit is required to be made or to remit to the Master Servicer for deposit into the Collection Account any amount required to be so deposited or remitted by the Special Servicer pursuant to, and within one (1) Business Day after the time specified by, the terms of this Agreement; or

(iii)      any failure on the part of the Master Servicer or the Special Servicer, as applicable, duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement which continues unremedied for a period of 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under this Agreement or such shorter period (not less than two (2) Business Days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Holders of Certificates of any Class evidencing, as to such Class, not less than 25% of the Voting Rights allocable thereto (considering each Class of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component with the same alphabetical designation as a single “Class” for such purpose); provided, however, if any such failure with a 30-day cure period is capable of being cured and the Master Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 60 days (provided that the Master Servicer, or Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure); or

(iv)     any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty contained in this Agreement, which materially and adversely affects the interests of any Class of Certificateholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the Holders of Certificates entitled to not less than 25% of the Voting Rights; provided, however, if such breach is capable of being cured and the Master Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 60 days (provided that the Master Servicer, or Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure); or

(v)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or the Special Servicer, as applicable, and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days; or

(vi)     the Master Servicer or the Special Servicer, as applicable, shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or the Special Servicer or of or relating to all or substantially all of its property; or

(vii)    the Master Servicer or the Special Servicer, as applicable, shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

(viii)   Moody’s or KBRA has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (ii) placed one or more Classes of Certificates on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency, within 60 days of such event); or

(ix)      with respect to the Master Servicer, the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch and that rating is not reinstated within 60 days or, with respect to the Special Servicer, the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(x)       the Master Servicer or the Special Servicer, as applicable, or any primary servicer or Sub-Servicer appointed by the Master Servicer or the Special Servicer after the Closing Date (but excluding any Sub-Servicer set forth on Exhibit S), shall fail to deliver during any period in which the Trust is subject to the reporting requirements of the Exchange Act the items required to be delivered by this Agreement to enable the Certificate Administrator or Depositor to comply with the Trust’s reporting obligations under the Exchange Act within five (5) Business Days of such failure to comply with Article X (any primary servicer or Sub-Servicer that defaults in accordance with this Section 7.01(a)(x) shall be terminated at the direction of the Depositor);

then, and in each and every such case, so long as a Servicer Termination Event shall not have been remedied, either (i) the Trustee may or (ii) upon the written direction of the Holders of at least 25% of the aggregate Voting Rights of all Certificates to the Trustee, then the Trustee shall, terminate the Master Servicer or the Special Servicer, as applicable.

In the event that the Master Servicer is also the Special Servicer and the Master Servicer is terminated as provided in this Section 7.01, the Master Servicer shall also be terminated as Special Servicer.

(b)      If the Master Servicer receives notice of termination under Section 7.01(c) solely due to a Servicer Termination Event under Section 7.01(a)(viii) or Section 7.01(a)(ix) and if the Master Servicer to be terminated pursuant to Section 7.01(c) provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days following such termination notice, then the Master Servicer shall continue to service as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(b).  Upon receipt of the “request for proposal” materials, Trustee shall promptly thereafter (using such “request for proposal” materials provided by the Master Servicer pursuant to Section 7.01(c)) solicit good faith bids for the rights to service the Mortgage Loans under this Agreement from at least three (3) Persons qualified to act as a successor Master Servicer hereunder in accordance with Section 6.02 (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, the Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans under this Agreement.  The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the Master Servicer.  The Trustee shall select the Qualified Bidder with the highest cash bid (the “Successful Bidder”) to act as successor Master Servicer hereunder; provided, however, that if the Trustee does not receive a Rating Agency Confirmation from each Rating Agency within 10 days after the selection of such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above-described 45-day time period) until such confirmation is obtained.  The Trustee shall request the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the Master Servicer.

Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.12 of this Agreement) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the Master Servicer to be terminated pursuant to Section 7.01(c) of this Agreement, the amount of such cash bid received from the Successful Bidder (net of “out-of-pocket” expenses incurred in connection with obtaining such bid and transferring servicing).

The Master Servicer to be terminated pursuant to Section 7.01(c) of this Agreement shall be responsible for all out-of-pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above-described time period or no Successful Bidder was identified within the above-described time period, the Master Servicer to be terminated pursuant to Section 7.01(c) shall reimburse the Trustee for all reasonable “out-of-pocket” expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(b).  The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with Section 7.02.

(c)           In the event that the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be (the “Terminated Party”), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than any rights the Master Servicer or Special Servicer may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 and subsection (b) above notwithstanding any such termination).  On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise.  The Master Servicer and the Special Servicer each agrees that, in the event it is terminated pursuant to this Section 7.01, to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Trustee (or the successor Master Servicer selected by the Trustee pursuant to Section 7.01(b) of this Agreement or the successor Master Servicer or Special Servicer, as applicable, otherwise appointed pursuant to Section 7.02 of this Agreement) with all documents and records requested by the Trustee (or the successor Master Servicer selected  by the Trustee pursuant to Section 7.01(b) of this Agreement or the successor Master Servicer or Special Servicer, as applicable, otherwise appointed pursuant to Section 7.02 of this Agreement) to enable the Trustee or other successor to its responsibilities hereunder to assume its functions hereunder, and to cooperate with the Trustee and the successor to its responsibilities hereunder in effecting the termination and transfer of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or successor Special Servicer or the Trustee, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to the Collection Account, any REO Account or Lock-Box Account shall thereafter be received with respect to the Mortgage Loans, and shall promptly provide the Trustee or such successor Master Servicer or Special Servicer (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Trustee or such successor Master Servicer or Special Servicer shall reasonably request (including electromagnetic form), to enable it to assume the Master Servicer’s or Special Servicer’s function hereunder.  All reasonable costs and expenses actually incurred by the Trustee, the Certificate Administrator or the successor Master Servicer or successor Special Servicer in connection with transferring Mortgage Files, Servicing Files and related information, records and reports to the successor Master Servicer or Special Servicer and amending this Agreement to reflect (as well as providing appropriate notices to Mortgagors, ground lessors, insurers and other applicable third parties regarding) such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses.  If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Trustee, the Certificate

Administrator or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses.

(d)       [Reserved]

(e)       If the Trustee, the Certificate Administrator or the Master Servicer has received notice from Moody’s, Fitch or KBRA that the Master Servicer no longer is an approved master servicer then such party shall promptly notify the others and the Special Servicer.

Section 7.02     Trustee to Act; Appointment of Successor.   On and after the time the Master Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01, the Trustee shall be its successor in all respects in its capacity as Master Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof; provided, however, that (i) the Trustee shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or moneys shall not be considered a default by such successor hereunder.  The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided the Master Servicer or Special Servicer, as applicable, under this Agreement prior to the Master Servicer’s or the Special Servicer’s termination.  The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as Master Servicer or Special Servicer.  The Trustee shall not be liable for any of the representations, liabilities or warranties of the Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.07 of this Agreement nor shall the Trustee be required to purchase any Mortgage Loan hereunder.  As compensation therefor, the Trustee as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Fee or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans that accrue after the date of the Trustee’s succession to which the Master Servicer or Special Servicer would have been entitled if the Master Servicer or Special Servicer, as applicable, had continued to act hereunder.  In the event any Advances made by the Master Servicer and the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full.  Notwithstanding the above and subject to Section 6.08, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, or if the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights so request in writing to the Trustee, or if the Rating Agencies do not provide Rating Agency Confirmations with respect to the Trustee so acting, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution for which a Rating Agency Confirmation from each Rating Agency has been obtained (at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Trust Fund), as the successor to the Master Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder; provided that, for so long as no Control Termination Event has occurred or is continuing, the Controlling Class Representative shall have the right to approve any such successor Special Servicer.  No appointment of a successor to the Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Master Servicer’s or Special Servicer’s responsibilities, duties and liabilities hereunder.  Pending appointment of a successor to the Master Servicer (or the Special Servicer if the Special Servicer is also the Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided.  Pending the appointment of a successor to the Special Servicer, unless the Master Servicer is also the Special Servicer, the Master Servicer shall act in such capacity.  In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Terminated Party hereunder; provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses; provided, further that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee shall consult with the Controlling Class Representative prior to the appointment of a successor to the Terminated Party at such amounts in excess of that permitted the Terminated Party.  The Depositor, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the terminated Master Servicer, it may reduce the Excess Servicing Fee Rate to the extent that the Trustee’s or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation.  If the Trustee elects to appoint a successor to the terminated Master Servicer other than itself or an Affiliate pursuant to this Section 7.02, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 7.02.

Section 7.03     Notification to Certificateholders.

(a)       Upon any termination pursuant to Section 7.01 above or appointment of a successor to the Master Servicer or the Special Servicer, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and electronically, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, to the Rule 17g-5 Information Provider.

(b)      Within 30 days after the occurrence of any Servicer Termination Event or Operating Advisor Termination Event of which a Responsible Officer of the Certificate

Administrator has actual knowledge, the Certificate Administrator shall transmit by mail to all Holders of Certificates and electronically, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, to the Rule 17g-5 Information Provider notice of such Servicer Termination Event or Operating Advisor Termination Event, unless such Servicer Termination Event or Operating Advisor Termination Event shall have been cured or waived.

Section 7.04     Other Remedies of Trustee.   During the continuance of any Servicer Termination Event, so long as such Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith).  In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the defaulting Master Servicer or Special Servicer, as applicable.  If the Master Servicer or Special Servicer, as applicable, fails to remedy, after the presentation of reasonable documentation, the Trustee shall be entitled to be reimbursed for such expenses, costs and liability from the Collection Account as provided in Section 3.06 of this Agreement; provided that the Master Servicer or the Special Servicer, as applicable, shall not be relieved of such liability for such expenses, costs and liabilities.  Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event of the Master Servicer or the Special Servicer.

Section 7.05     Waiver of Past Servicer Termination Events and Operating Advisor Termination Events; Termination.   The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates may, on behalf of all Holders of Certificates, waive any Servicer Termination Event on the part of the Master Servicer, Special Servicer or any Operating Advisor Termination Event on the part of the Operating Advisor in the performance of its obligations hereunder and its consequences, except a Servicer Termination Event in connection with making any required deposits (including, with respect to the Master Servicer, P&I Advances) to or payments from the Collection Account or the Lower-Tier Distribution Account or in remitting payments as received, in each case in accordance with this Agreement.  Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Termination Event or Operating Advisor Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.  Any costs and expenses incurred by the Certificate Administrator in connection with such default and prior to such waiver shall be reimbursed by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, promptly upon demand therefor and if not reimbursed to the Certificate Administrator within 90 days of such demand, from the Trust Fund; provided that the Trust Fund shall be reimbursed by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, to the extent such amounts are reimbursed to the Certificate Administrator from the Trust Fund.  Notwithstanding the foregoing, (a) a Servicer Termination Event under any of

Section 7.01(a)(i) and Section 7.01(a)(ii) of this Agreement may be waived only by all of the Certificateholders of the affected Classes, and (b) a Servicer Termination Event under Section 7.01(a)(x) of this Agreement may be waived only with the consent of the Depositor.

Section 7.06     Termination of the Operating Advisor.

(a)            An “Operating Advisor Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)            any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure shall have been given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure with the initial 30-day period and has provided the Trustee and the Certificate Administrator with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)           any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure shall continue unremedied for a period of 30 days;

(iii)          any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure shall continue unremedied for a period of 30 days;

(iv)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Operating Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(v)           the Operating Advisor shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(vi)          the Operating Advisor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders by posting such notice on its internet website, unless the Certificate Administrator has received notice that it has been remedied. If an Operating Advisor Termination Event shall occur then, and in each and every such case, so long as such Operating Advisor Termination Event shall not have been remedied, either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Non-Reduced Certificates, the Trustee shall, terminate all of the rights and obligations of the Operating Advisor under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Operating Advisor.  Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Operating Advisor Termination Event of which the Depositor becomes aware.

(b)           Upon (i) the written direction of holders of Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Operating Advisor and to all Certificateholders by (i) posting such notice on its internet website, and (ii) mailing such notice to all Certificateholders at their addresses appearing in the Certificate Register.  Upon the written direction of holders of Certificates evidencing more than 50% of the Voting Rights of the Non-Reduced Certificates that exercise their right to vote (provided that Holders of at least 50% of the Voting Rights of the Non-Reduced Certificates exercise their right to vote), the Trustee shall terminate all of the rights and obligations of the Operating Advisor under this Agreement by notice in writing to the Operating Advisor.  The provisions set forth in the foregoing sentences of this Section 7.06(b) shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other.  The Operating Advisor shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions.  As between the Operating Advisor, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Operating Advisor.  The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Beneficial Owner may register to receive e-mail notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(c)           On or after the receipt by the Operating Advisor of such written notice of termination, subject to the foregoing, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Operating Advisor shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination.  As soon as practicable, but in no event later than 15 Business Days after (1) the Operating Advisor resigns pursuant to Section 6.04 of this Agreement or (2) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee shall appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an Affiliate of the Trustee and shall be the proposed Operating Advisor in the case of a termination pursuant to Section 7.06(b) of this Agreement; provided, however, that if the Trustee is the successor Master Servicer or successor Special Servicer, neither the Trustee nor any of its Affiliates shall be the successor Operating Advisor.  The Trustee shall provide written notice of the appointment of an Operating Advisor to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Depositor, the Controlling Class Representative (if a Consultation Termination Event does not exist) and each Certificateholder within one Business Day of such appointment.  Except as contemplated by Section 7.06(b) of this Agreement, the appointment of the Operating Advisor shall not be subject to the vote, consent or approval of the holder of any Class of Certificates.

The Operating Advisor shall not at any time be the Depositor, the Master Servicer, the Special Servicer, a Sponsor or an Affiliate of any of them.  If any of such entities becomes the Operating Advisor, including by means of an Affiliation arising after the date hereof, the Operating Advisor shall immediately resign or cause an assignment under Section 6.04 of this Agreement and the Trustee shall appoint a successor Operating Advisor subject to and in accordance with this Section 7.06(c), which successor Operating Advisor may be an Affiliate of the Trustee.  Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor shall be permitted to find a replacement.  Unless and until a replacement Operating Advisor is appointed, no party shall act as the Operating Advisor and the provisions in this Agreement relating to consultation with respect to the Operating Advisor shall not be applicable until a replacement Operating Advisor is appointed hereunder.

(d)           Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Certificate Administrator (who shall, as soon as possible, give written notice thereof to the Certificateholders), the Depositor and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider.  In the event that the Operating Advisor is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations  that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

ARTICLE VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.01     Duties of the Trustee and the Certificate Administrator.

(a)           The Trustee, prior to the occurrence of a Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge and after the curing or waiver of all Servicer Termination Events which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty.  During the continuance of a Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Section 7.02 and Section 7.04 of this Agreement, shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.  The Certificate Administrator undertakes to perform at all times such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Certificate Administrator shall be construed as a duty.

(b)           Each of the Trustee and the Certificate Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as applicable, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement to the extent specifically set forth herein; provided, however, that neither the Trustee nor the Certificate Administrator shall be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder if accepted in good faith.  If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator, as applicable, shall request a corrected instrument, and if the instrument is not corrected to the Trustee’s or the Certificate Administrator’s, as applicable, reasonable satisfaction, the Certificate Administrator (if the Certificate Administrator requested the corrected instrument or upon direction from the Trustee if the Trustee requested the corrected instrument) will provide notice thereof to the Certificateholders.

(c)           Neither the Trustee, the Certificate Administrator nor any of their respective officers, directors, employees, agents or “control” persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided that, subject to Section 8.02 of this Agreement, no provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator, as applicable, or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

(i)            Prior to the occurrence of a Servicer Termination Event or Operating Advisor Termination Event of which a Responsible Officer of the Trustee has actual knowledge, and after the curing or waiver of all such Servicer Termination Events which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Certificate Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, the Trustee or the Certificate Administrator, as applicable, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as applicable, that conform on their face to the requirements of this Agreement without responsibility for investigating the contents thereof;

(ii)            Neither the Trustee nor the Certificate Administrator shall be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers, unless it shall be proved that the Trustee or the Certificate Administrator, as applicable, was negligent in ascertaining the pertinent facts;

(iii)          Neither the Trustee nor the Certificate Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under this Agreement;

(iv)          Neither the Trustee, the Certificate Administrator nor any of their respective directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not the same Person as, or an Affiliate of, the Trustee or the Certificate Administrator, as applicable, and that is selected other than by the Trustee or the Certificate Administrator, as applicable, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicer, Special Servicer, the Depositor, the Operating Advisor or any other third Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

(v)           Neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action unless such action is incidental to its respective duties as Trustee or Certificate Administrator, as applicable, in accordance with this Agreement (and, if it does, all reasonable legal expenses and costs of such action shall be expenses and costs of the Trust Fund) and in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, and the Trustee or the Certificate Administrator, as applicable, shall be entitled to be reimbursed therefor from the Collection Account, unless such legal action arises (i) as a result of any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Trustee or the Certificate Administrator, as the case may be, or by reason of negligent disregard of the Trustee’s or the Certificate Administrator’s, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Trustee or the Certificate Administrator, as the case may be, of any of its representations or warranties contained herein; provided, however, that the Trustee or the Certificate Administrator may in its discretion undertake any such action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder;

(vi)          Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of any act, failure to act or breach of any Person unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, obtains actual knowledge of such failure or receives notice of such act, failure to act or breach from any other party to this Agreement, any Certificateholder or Beneficial Owner or the Controlling Class Representative; and

(vii)         In no event shall the Trustee or the Certificate Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

None of the provisions contained in this Agreement shall require the Trustee or the Certificate Administrator, in its capacity as Trustee or the Certificate Administrator, as applicable, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Certificate Administrator, as applicable, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator, as applicable, to perform, or, with respect to the Trustee, be responsible for the manner of performance of, any of the obligations of the Master Servicer, the Special Servicer or the Operating Advisor under this Agreement, except, with respect to the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of this Agreement.  Neither the Trustee nor the Certificate Administrator shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and neither the Trustee nor the Certificate Administrator shall be liable for any loss on any investment of funds pursuant to this Agreement (other than any funds invested with it in its commercial capacity or at its discretion).

(d)           The Operating Advisor, the Master Servicer, the Special Servicer or the Trustee may at any time request from the Certificate Administrator written confirmation of whether a Control Termination Event occurred during the previous calendar year and the Certificate Administrator shall deliver such confirmation, based on information in its possession, to the requesting party within 10 days of such request.

Section 8.02      Certain Matters Affecting the Trustee and the Certificate Administrator.

(a)            Except as otherwise provided in Section 8.01 of this Agreement:

(i)             Each of the Trustee and the Certificate Administrator may request and/or rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Trustee nor the Certificate Administrator shall have any responsibility to ascertain or confirm the genuineness of any such party or parties;

(ii)            Each of the Trustee and the Certificate Administrator may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

(iii)          (A)       Neither the Trustee nor the Certificate Administrator shall be under any obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby;

 (B)        the right of the Trustee or the Certificate Administrator, as applicable, to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and neither the Trustee nor the Certificate Administrator shall be answerable for other than its negligence or willful misconduct in the performance of any such act; and

 (C)         provided that subject to the foregoing clause (A), nothing contained herein shall relieve the Trustee of the obligations, upon the occurrence of a Servicer Termination Event (which has not been cured or waived) of which a Responsible Officer of the Trustee has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(iv)          Neither the Trustee, the Certificate Administrator nor any of their respective directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Certificate Administrator, as applicable, to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)           Neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% (or such other percentage as is specified herein) of the Percentage Interests of any affected Class; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator, as applicable, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, as applicable, not reasonably assured to the Trustee or the Certificate Administrator, as applicable, by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as applicable, may require reasonable indemnity against such expense or liability as a condition to taking any such action.  The reasonable expense of every such investigation shall be paid by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, if a Servicer Termination Event or Operating Advisor Termination Event shall have occurred and be continuing relating to the Master Servicer, the Special Servicer or the Operating Advisor, respectively and if such investigation results from such Servicer Termination Event or Operating Advisor Termination Event, and otherwise by the Certificateholders requesting the investigation;

(vi)          Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder; and

(vii)         For purposes of this Agreement, the Trustee or the Certificate Administrator, as applicable, shall have notice of an event only when a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

(b)           Following the Startup Day, neither the Trustee nor the Certificate Administrator shall, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee or the Certificate Administrator, as applicable, shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust, at any time that any Certificates are outstanding or subject a Trust REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(c)           All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee or the Certificate Administrator, as applicable, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

Neither the Trustee nor the Certificate Administrator shall have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Depositor pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

(d)           Neither the Trustee nor the Certificate Administrator shall be responsible for delays or failures in performance resulting from acts beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

(e)           In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Laws”), the Trustee is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee.  Accordingly, each of the parties agrees to provide to the Trustee, upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable Laws.

(f)            Each of the Certificate Administrator, Custodian, Rule 17g-5 Information Provider, Authenticating Agent, Paying Agent and Certificate Registrar shall be entitled to the same rights, indemnities, immunities, benefits (other than compensation), privileges and protections afforded to the Trustee hereunder in the same manner as if such party were the named Trustee herein mutatis mutandis.

(g)           Notwithstanding anything to the contrary herein, any and all e-mail communications (both text and attachments) by or from the Trustee or the Certificate Administrator that the Trustee or the Certificate Administrator, as applicable, deems to contain confidential, proprietary, and/or sensitive information may be encrypted.  The recipient (the “E-mail Recipient”) of the encrypted e-mail communication will be required to complete a registration process.  Instructions on how to register and/or retrieve an encrypted message will be included in the first secure e-mail sent by the Trustee or the Certificate Administrator, as  applicable, to the E-mail Recipient.

(h)           No provision of this Agreement or any Loan Document shall be deemed to impose any duty or obligation on the Trustee or the Certificate Administrator to take or omit to take any action, or suffer any action to be taken or omitted, in the performance of its duties or obligations under the Loan Documents, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action or suffering such action to be taken or omitted would violate applicable law binding upon it (which determination may be based on Opinion of Counsel).

Section 8.03     Neither the Trustee Nor the Certificate Administrator Is Liable for Certificates or Mortgage Loans.   The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, and the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor assume no responsibility for their correctness.  The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any prospectus used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan or related document.  Neither the Trustee nor the Certificate Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement.  Without limiting the foregoing, neither the Trustee nor the Certificate Administrator shall be liable or responsible for:  the existence, condition and ownership of any Mortgaged Property; the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) or the enforceability thereof; the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer); the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; the completeness of any Mortgage File (except for its review thereof pursuant to Section 2.02); the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer); the compliance by the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee’s receipt of notice or other discovery of any non-compliance therewith or any breach thereof; any investment of moneys by or at the direction of the Master Servicer or any loss resulting therefrom (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer), it being understood that the Trustee shall remain responsible for any Trust Fund property that it may hold in its individual capacity; the acts or omissions of any of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) or any Sub-Servicer or any Mortgagor; any action of the Master Servicer, the Special Servicer or the Operating Advisor (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) or any Sub-Servicer taken in the name of the Trustee except to the extent such action is taken at the express written direction of the Trustee; the failure of the Master Servicer or the Special Servicer or any Sub-Servicer to act or perform any duties required of it on behalf of the Trust Fund or the Trustee as applicable hereunder; or any action by or omission of the Trustee taken at the instruction of the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee or the Certificate Administrator, as applicable, of its obligation to perform its duties as specifically set forth in this Agreement.  Neither the Trustee nor the Certificate Administrator

shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Lock Box Account, the Escrow Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account or any other account maintained by or on behalf of the Master Servicer or the Special Servicer, other than any funds held by the Trustee or the Certificate Administrator, as applicable.  Neither the Trustee nor the Certificate Administrator shall have responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless in the case of the Trustee, the Trustee shall have become the successor Master Servicer) or to record this Agreement.  In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate “to the extent permitted by applicable law,” the Trustee or the Certificate Administrator, as applicable, shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect that such payment is not permitted by applicable law.

Section 8.04     Trustee and Certificate Administrator May Own Certificates.   The Trustee, the Certificate Administrator and any agent of the Trustee or the Certificate Administrator, each, in its individual capacity or any other capacity, may become the owner or pledgee of Certificates, and may deal with the Depositor and the Master Servicer in banking transactions, with the same rights it would have if it were not Trustee, the Certificate Administrator or such agent, as the case may be.

Section 8.05     Payment of Trustee/Certificate Administrator Fees and Expenses; Indemnification.

(a)           As compensation for the performance of its duties hereunder, the Trustee shall be paid its portion of the Trustee/Certificate Administrator Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee.  As compensation for the performance of its duties hereunder, the Certificate Administrator shall be paid its portion of the Trustee/Certificate Administrator Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Certificate Administrator.  The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Trustee/Certificate Administrator Fee.  The Trustee/Certificate Administrator Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan basis.  The Trustee/Certificate Administrator Fee (which in each case shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee’s and the Certificate Administrator’s sole form of compensation for all services rendered by each of them in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee or the Certificate Administrator, as applicable, hereunder.  In the event that the Trustee assumes the servicing responsibilities of the Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, the

Trustee shall be entitled to the compensation to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled.

(b)           Each of the Trustee and the Certificate Administrator shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and, except for Advances otherwise reimbursable hereunder, advances incurred or made by the Trustee or the Certificate Administrator, as applicable, pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) to the extent such payments are “unanticipated expenses” as described in clause (d) below, except any such expense, disbursement or advance as may arise from its negligence, bad faith or willful misconduct; provided, however, that, subject to Section 8.01 and Section 8.02 of this Agreement, neither the Trustee nor the Certificate Administrator shall refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee/Certificate Administrator Fee or the Trustee’s expenses or the Certificate Administrator’s expenses, as applicable.

The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable out-of-pocket expenses incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expenses as may arise from the negligence or bad faith of the Trustee.

(c)           Each of the Paying Agent, the Authenticating Agent, the Certificate Administrator, the Certificate Registrar, the Custodian, the Trustee, the Depositor, the Master Servicer and the Special Servicer (each, an “Indemnifying Party”) shall indemnify the Trustee, the Paying Agent, the Authenticating Agent, the Certificate Administrator, the Certificate Registrar, the Custodian and their respective Affiliates and each of the directors, officers, employees and agents of the Paying Agent, the Authenticating Agent, the Trustee, the Certificate Administrator, the Certificate Registrar, the Custodian and their respective Affiliates (each, an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from each such Indemnifying Party’s respective willful misconduct, bad faith, fraud and/or negligence in the performance of each of its respective obligations or duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder.  Each of the Paying Agent, the Authenticating Agent, the Trustee, the Certificate Registrar, the Custodian and the Certificate Administrator shall indemnify each of the Master Servicer and the Special Servicer and its Affiliates and each of the directors, officers, employees and agents of each of the Master Servicer and the Special Servicer and its Affiliates (each, a “Servicer Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Servicer Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Servicer Indemnified Party in any action or proceeding between the Trustee, the Paying Agent, the Authenticating Agent, the Certificate Registrar, the Custodian or the Certificate Administrator, as applicable, and the Servicer Indemnified Party or between the Servicer Indemnified Party and any third party or otherwise) related to the Trustee’s, the Authenticating Agent’s, the Paying Agent’s, the Certificate Registrar’s, the Custodian’s or the Certificate Administrator’s respective willful misconduct, bad faith, fraud and/or negligence in the performance of each of its respective duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder.  Each of the Authenticating Agent, the Paying Agent, the Certificate Registrar, the Custodian, the Certificate Administrator and the Trustee shall indemnify the Depositor, any employee, director or officer of the Depositor, and the Trust Fund and hold the Depositor, any employee, director or officer of the Depositor, and the Trust Fund harmless against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties (i) as a result of any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Authenticating Agent, the Paying Agent, the Certificate Registrar, the Custodian, the Certificate Administrator or the Trustee, as the case may be, or by reason of negligent disregard of the Authenticating Agent, the Paying Agent’s, the Certificate Registrar’s, the Custodian’s, the Certificate Administrator’s or the Trustee’s, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Authenticating Agent, the Paying Agent, the Certificate Registrar, the Custodian, the Certificate Administrator or the Trustee, as the case may be, of any of its representations or warranties contained herein.

(d)           The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the Indemnified Party in any action or proceeding between the Trust Fund and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement or the Certificates, in each case to the extent and only to the extent, such payments are expressly reimbursable under this Agreement, or are unanticipated expenses (as defined below), other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct, or negligent disregard of obligations and duties hereunder, of the Indemnified Party and (ii) except to the extent such amounts are not paid pursuant to this Section 8.05, those as to which such Indemnified Party is entitled to indemnification pursuant to Section 8.05(c).  The term “unanticipated expenses” shall include any fees, expenses and disbursements of the Trustee or the Certificate Administrator or any separate trustee or co-trustee or certificate administrator appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date, and the losses, liabilities, damages, claims or incremental expenses (including reasonable attorneys’ fees) incurred or, except in the case of an Advance otherwise reimbursable hereunder, advanced by an Indemnified Party in connection with (i) a default under any Mortgage Loan and (ii) any litigation arising out of this Agreement, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and Section 7.01 of this Agreement.  The right of reimbursement of the Indemnified Parties under this Section 8.05(d) shall be senior to the rights of all Certificateholders.

(e)           Notwithstanding anything herein to the contrary, this Section 8.05 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee or the Certificate Administrator, as applicable, as regards rights accrued prior to such resignation or removal and (with respect to any acts or omissions during their respective tenures) the resignation, removal or termination of the Master Servicer, the Special Servicer, the Paying Agent, the Authenticating Agent, the Certificate Registrar or the Custodian.

(f)            This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

Section 8.06     Eligibility Requirements for the Trustee and the Certificate Administrator.   Each of the Trustee and the Certificate Administrator hereunder shall at all times be a corporation or association organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $50,000,000, and subject to supervision or examination by federal or state authority, and the Trustee shall not be an Affiliate of the Master Servicer (except during any period when the Trustee has assumed the duties of the Master Servicer pursuant to Section 7.02).  Further, (i) the Trustee is required to maintain a rating on its unsecured long term debt of at least (A) “A” by Fitch and (B) ”A1” by Moody’s (or “A2” by Moody’s if the Trustee has a short term debt rating of at least “P-1” from Moody’s) (or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation), and (ii) the Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) ”BBB+” by Fitch and (B) ”Baa2” by Moody’s (or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation).  If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  In the event that the place of business from which the Trustee or the Certificate Administrator, as applicable, administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of a Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee or the Certificate Administrator, as applicable, shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax from its own funds and continue as Trustee or Certificate Administrator, as applicable, or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax.  In case at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Certificate Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.07.

Section 8.07     Resignation and Removal of the Trustee or the Certificate Administrator.   Either the Trustee or the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator (as applicable), the Trustee (as applicable), the Operating Advisor, the Certificateholders and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider.  Upon such notice of resignation, the Master Servicer shall promptly appoint a successor Trustee or the Certificate Administrator, as applicable, with respect to which the Rating Agencies have provided a Rating Agency Confirmation to the resigning Trustee or Certificate Administrator, as applicable, and the successor Trustee or Certificate Administrator, as applicable.  If no successor Trustee or Certificate Administrator, as applicable, shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for the appointment of a successor Trustee or Certificate Administrator, as applicable.  The Trustee or the Certificate Administrator, as applicable, will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with its resignation (including, but not limited to, the costs of assigning Mortgage Loans by reason of change in Trustee).

If at any time either the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or Master Servicer, or if at any time either the Trustee or the Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator, as applicable, or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or the Certificate Administrator, as applicable, or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor may remove the Trustee or the Certificate Administrator, as applicable, and promptly appoint a successor Trustee or the Certificate Administrator, as applicable, by written instrument, which shall be delivered to the Trustee or the Certificate Administrator, as applicable, so removed and to the successor Trustee or Certificate Administrator, as applicable.  The Holders of Certificates entitled to more than 50% of the Voting Rights of all of the Certificates may at any time remove the Trustee or the Certificate Administrator and appoint a successor Trustee or the Certificate Administrator, as applicable, by written instrument or instruments, in five originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Master Servicer, one complete set to the Trustee (in connection with the removal of the Certificate Administrator), one complete set to the Certificate Administrator (in connection with the removal of the Trustee), one complete set to the Trustee or Certificate Administrator, as applicable, so removed and one complete set to the successor Trustee or Certificate Administrator, as applicable, so appointed.

In the event that the Trustee or the Certificate Administrator is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts (including Advances and any accrued interest thereon) accrued or owing to it under this Agreement, with respect to periods prior to the date of such termination or removal, and no termination without cause shall be effective until the payment of such amounts to the Trustee or the Certificate Administrator, as applicable).  The Trustee or the Certificate

Administrator, as applicable, will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with its termination or removal; provided that if the Trustee or the Certificate Administrator, as applicable, is terminated without cause by the Holders of Certificates evidencing more than 50% of the Voting Rights of all Certificates as provided in the immediately preceding paragraph, then such Holders will be required to pay all the reasonable costs and expenses of the Trustee or the Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations of the Trustee or Certificate Administrator, as applicable, to a successor trustee or certificate administrator.

Any resignation or removal of the Trustee or the Certificate Administrator and appointment of a successor Trustee or Certificate Administrator, as applicable, pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor Trustee or successor Certificate Administrator, as applicable, as provided in Section 8.08.

Upon the resignation or upon the termination of the Trustee, the outgoing Trustee shall (subject to the terms of the third paragraph of this Section 8.07), at its own expense, ensure that prior to its transfer of duties to any successor (to the extent such Loan Document was assigned or endorsed to the Trustee), (A) the original executed Note for each Mortgage Loan, is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered holders of Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass Through Certificates, Series 2013-GC17” or in blank, and (B) in the case of the other Loan Documents, are assigned (and, other than in connection with the removal of the Trustee without cause, recorded as appropriate) to such successor, and such successor shall review the documents delivered to it or the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made.  The outgoing Trustee shall provide copies of the documentation provided for in items (A) and (B) above to the Master Servicer, in each case to the extent such copies are not already in the Master Servicer’s possession.  If the Trustee is removed without cause, the Loan Documents identified in clause (B) of the preceding sentence shall, if appropriate, be recorded by the successor trustee if so required by the Master Servicer or the Special Servicer and at the expense of the Trust for so long as no Control Termination Event is continuing, with the consent of the Controlling Class Representative, and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, after consultation with the Controlling Class Representative.

Section 8.08     Successor Trustee or Successor Certificate Administrator.

(a)           Any successor Trustee or Certificate Administrator appointed as provided in Section 8.07 of this Agreement shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Special Servicer and to the predecessor Trustee or Certificate Administrator, as applicable, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator, as applicable, shall become effective and such successor Trustee or Certificate Administrator, as applicable, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator, as applicable, herein, provided that a Rating Agency Confirmation shall be obtained from each Rating Agency with respect to the appointment of such successor Trustee or Certificate Administrator.  The predecessor Certificate Administrator shall deliver to the successor Certificate Administrator all Mortgage Files and related documents and statements held by it hereunder.  The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the predecessor Trustee or Certificate Administrator, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee or Certificate Administrator, as applicable, all such rights, powers, duties and obligations.  No successor Trustee or Certificate Administrator shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor Trustee or Certificate Administrator, as applicable, shall be eligible under the provisions of Section 8.06.

Upon acceptance of appointment by a successor Trustee or Certificate Administrator, as applicable, as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee or Certificate Administrator, as applicable, hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register and to the Companion Loan Holders.  If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor Trustee or Certificate Administrator, the successor Trustee or Certificate Administrator, as applicable, shall cause such notice to be mailed at the expense of the Depositor.

(b)           Any successor Trustee or Certificate Administrator appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

Section 8.09     Merger or Consolidation of the Trustee or the Certificate Administrator.   Any entity into which the Trustee or the Certificate Administrator may be merged or converted, or with which the Trustee or the Certificate Administrator, as applicable, may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator, as applicable, shall be a party, or any entity succeeding to the corporate trust business of the Trustee or the Certificate Administrator, as applicable, shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder, provided such entity shall be eligible under the provisions of Section 8.06 without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.10     Appointment of Co-Trustee or Separate Trustee.   Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trustee) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable.  If the Depositor shall not be in existence or shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment.  Except as required by applicable law, the appointment of a co-trustee or separate trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder.  No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee solely at the direction of the Trustee.

The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee, or if the separate trustee or co-trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate trustee or co-trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them.  Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII.  Every such instrument shall be filed with the Trustee.  Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee.  In no event shall any such separate trustee or co-trustee be entitled to any provision relating to the conduct of, affecting the liability of, or affording protection to, such separate trustee or co-trustee that imposes a standard of conduct less stringent than that imposed on the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name.  If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 8.11     Access to Certain Information.

(a)           The Certificate Administrator and the Custodian shall afford to any Privileged Person (including the Operating Advisor and the Controlling Class Representative) access to any documentation (other than any Privileged Information) regarding the Mortgage Loans or the other assets of the Trust Fund that are in its possession or within its control.  Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian.

(b)           The Certificate Administrator shall maintain at its offices (and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available) for review by any Privileged Person originals and/or copies of the following items (to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format):

(i)             the Prospectus and the Prospectus Supplement;

(ii)            this Agreement, each Sub-Servicing Agreement delivered to the Certificate Administrator since the Closing Date (if any), the Loan Purchase Agreements and any amendments and exhibits hereto or thereto;

(iii)           all Certificate Administrator reports made available to holders of each relevant class of Certificates since the Closing Date;

(iv)           all Distribution Date Statements and all CREFC® reports actually delivered or otherwise made available to Certificateholders pursuant to Section 4.02 of this Agreement since the Closing Date;

(v)            the annual assessments as to compliance (in the case of the Master Servicer and the Special Servicer) and the Officer’s Certificates delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.10 of this Agreement;

(vi)           the annual independent public accountants’ servicing report caused to be delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.10 of this Agreement;

(vii)          the most recent inspection report prepared by or on behalf of the Master Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator in respect of each Mortgaged Property pursuant to Section 3.18 of this Agreement;

(viii)         any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing contemplated by Section 3.10(e) of this Agreement revealed that neither of the conditions set forth in clauses (i) and (ii) thereof was satisfied;

(ix)           the Mortgage File, including any and all modifications, waivers and amendments of the terms of the Mortgage Loans entered into or consented to by the Master Servicer, the Special Servicer, the Other Master Servicer or the Other Special Servicer and delivered to the Certificate Administrator pursuant to Section 3.24 of this Agreement;

(x)            the summary of each Final Asset Status Report delivered to the Certificate Administrator pursuant to Section 3.21(b) of this Agreement and the annual, quarterly and monthly operating statements, if any, collected by or on behalf of the Master Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator for each Mortgaged Property, together with the other information specified in Section 4.02(b) of this Agreement;

(xi)           any and all Officer’s Certificates and other evidence delivered to or by the Certificate Administrator to support its or the Master Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(xii)          notice of termination or resignation of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Other Master Servicer, the Other Special Servicer or the Other Trustee (and appointments of successors thereto);

(xiii)         all Special Notices;

(xiv)         any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and

(xv)          any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A.

The Certificate Administrator shall provide, or cause to be provided, copies of any and all of the foregoing items upon reasonable written request of any of the parties set forth in the previous sentence.

The Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement.

ARTICLE IX

TERMINATION; OPTIONAL MORTGAGE LOAN PURCHASE

Section 9.01     Termination; Optional Mortgage Loan Purchase.

(a)           The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as hereinafter set forth in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to subsection (c), (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to subsection (h) and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

(b)           In connection with a termination contemplated by Section 9.01(a) of this Agreement, the Trust REMICs outstanding shall be terminated and the assets of the Lower-Tier REMIC shall be sold or otherwise disposed of in connection therewith, pursuant to a “plan of complete liquidation” within the meaning of Code Section 860F(a)(4)(A) providing for the actions contemplated by the provisions hereof pursuant to which the applicable Notice of Termination is given and requiring that the assets of the Lower-Tier REMIC shall be sold for cash and that each such Trust REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation.  For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Certificate Administrator in the final federal income tax returns of each Trust REMIC.  Notwithstanding the termination of the Trust REMICs, or the Trust Fund, the Certificate Administrator shall be responsible for filing the final Tax Returns for the Trust REMICs and for the Grantor Trust for the period ending with such termination, and shall maintain books and records with respect to the Trust REMICs and the Grantor Trust for the period for which it maintains its own tax returns or other reasonable period.

(c)           The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to this Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to this subsection (c).

(d)           If the Trust Fund has not been previously terminated pursuant to subsection (c) or subsection (h) of this Section 9.01, the Certificate Administrator shall determine as soon as practicable the Distribution Date on which the Certificate Administrator reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular Certificates, and to the Trustee in respect of the Lower-Tier Regular Interests, notwithstanding that such distribution may be insufficient to distribute in full an amount equal to the remaining Certificate Principal Amount or Lower-Tier Principal Balance, as applicable, of each such Class of Certificates and Lower Tier Regular Interest, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01 of this Agreement, (ii) to the Holders of the Class S Certificates, Excess Interest with respect to the Mortgage Loans received and not previously distributed pursuant to Section 4.01(m) of this Agreement or (iii) if no such Regular Certificates are then outstanding, to the Holders of the Class R Certificates of any amount remaining in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the Excess Liquidation Proceeds Reserve Account, in any case, following the later to occur of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund or (b) the liquidation or disposition pursuant to Section 3.17 of this Agreement of the last asset held by the Trust Fund.

(e)           Notice of any termination of the Trust Fund pursuant to this Section 9.01 shall be mailed by the Certificate Administrator to affected Certificateholders at their addresses shown in the Certificate Register (with a copy to the Master Servicer, the Special Servicer and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider) as soon as practicable after the Certificate

Administrator shall have received, given or been deemed to have received a Notice of Termination but in any event not more than thirty days, and not less than ten days, prior to the Anticipated Termination Date.  The notice mailed by the Certificate Administrator to affected Certificateholders shall:

(i)            specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

(ii)           specify the amount of any such final distribution, if known; and

(iii)          state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Certificate Administrator shall promptly mail notice thereof to each affected Certificateholder.

(f)           Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01.

(g)           For purposes of this Section 9.01, the Remaining Certificateholder shall have the first option to terminate the Trust Fund pursuant to subsection (h), and then the Holders of the Controlling Class representing more than 50% of the Certificate Principal Amount of the Controlling Class, and then the Special Servicer, and then the Master Servicer, and then the Holders of Class R Certificates representing more than 50% of the Percentage Interests in such Class, in each of the last four cases, pursuant to subsection (c).

(h)           Following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount and the aggregate Certificate Principal Amount of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class D Certificates and the Class PEZ

Regular Interests are reduced to zero, the Remaining Certificateholder shall have the right to exchange all of its Certificates (but excluding the Class S and Class R Certificates) for all of the Mortgage Loans and each REO Property (and including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange; provided that such Remaining Certificateholder shall pay the Master Servicer an amount equal to (i) the product of (A) the Prime Rate, (B) the aggregate Certificate Principal Amount of the then-outstanding Sequential Pay Certificates as of the day of the exchange and (C) three, divided by (ii) 360.  In the event that the Remaining Certificateholder elects to exchange all of the Certificates (other than the Class S and Class R Certificates) for all of the Mortgage Loans and each REO Property (and including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) remaining in the Trust Fund in accordance with the preceding sentence, such Remaining Certificateholder, not later than the Termination Date, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Collection Account or a Distribution Account, but only to the extent that such amounts are not already on deposit in the Collection Account.  Upon confirmation that such final deposits have been made and following the surrender of all remaining Certificates (other than the Class S and Class R Certificates) by the Remaining Certificateholder on the Termination Date, the Custodian shall, upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Remaining Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Remaining Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties (and including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Section 9.01.  Thereafter, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee (other than the making of certain payments to Certificateholders, sending of certain notices, the maintenance of books and records and the preparation and filing of final tax returns), shall terminate.  Such transfers shall be subject to any rights of any Sub-Servicers to service (or to perform select servicing functions with respect to) the Mortgage Loans.  For federal income tax purposes, the Remaining Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Principal Amount of its remaining Certificates (other than the Class S and Class R Certificates), plus accrued and unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributed in respect of the Lower-Tier Regular Interests and such Certificates.  The remaining Mortgage Loans and REO Properties (or the Trust’s interests therein) are deemed distributed to the Remaining Certificateholder in liquidation of the Trust Fund pursuant to this Section 9.01.

ARTICLE X

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 10.01     Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article X of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission.  The Depositor shall not exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Act, the Exchange Act and the Sarbanes-Oxley Act.  The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with requests made by the Depositor in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB.  In connection with the Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, each of the parties to this Agreement shall cooperate fully with the Depositor and the Certificate Administrator, as applicable, to deliver to the Depositor (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information in its possession or reasonably available to it and necessary in the reasonable good faith determination of the Depositor or the Certificate Administrator, as applicable, to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loans, reasonably believed by the Depositor to be necessary in order to effect such compliance.

Section 10.02     Succession; Sub-Servicers; Subcontractors.

(a)           For so long as the Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 10.07 of this Agreement), in connection with the succession to the Master Servicer, the Special Servicer or any Sub-Servicer as servicer or sub-servicer (to the extent such Sub-Servicer is a “servicer” as contemplated by Item 1108(a)(2) of Regulation AB) under this Agreement by any Person (i) into which the Master Servicer, the Special Servicer or such Sub-Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Master Servicer, the Special Servicer or any such Sub-Servicer, the Master Servicer (other than if pursuant to an appointment under Section 7.01 or Section 7.02 of this Agreement) or the Special Servicer, as applicable, shall provide to the Depositor, at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, and otherwise no later than one (1) Business Day after such effective date of succession, (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information relating to such successor servicer reasonably requested by the Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(b)           For so long as the Trust is subject to the reporting requirements of the Exchange Act, each of the Master Servicer, the Special Servicer, the Sub-Servicer and the Certificate Administrator (each of the Master Servicer, the Special Servicer and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 10.02(b) and Section 10.02(c), a “Servicer”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder.  Such Servicer shall promptly upon request provide to the Depositor a written description (in form and substance satisfactory to the Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicer during the preceding calendar year, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor.  Each Servicer shall cause any Subcontractor determined to be a Servicing Function Participant used by such Servicer for the benefit of the Depositor to comply with the provisions of Section 10.09 and Section 10.10 of this Agreement to the same extent as if such Subcontractor were such Servicer.  Such Servicer shall obtain from each such Subcontractor (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 10.09 and Section 10.10 of this Agreement, in each case, as and when required to be delivered.

(c)           For so long as the Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicer engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB.  If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, and the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator of any such Sub-Servicer and Sub-Servicing Agreement.  No Sub-Servicing Agreement (other than such agreements set forth on Exhibit S hereto) shall be effective until five (5) Business Days after such written notice is received by the Depositor and the Certificate Administrator.  Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable the Certificate Administrator to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 10.07 of this Agreement (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)           For so long as the Trust is subject to the reporting requirements of the Exchange Act, in connection with the succession to the Trustee or Certificate Administrator under this Agreement by any Person (i) into which the Trustee or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee or Certificate Administrator, the Trustee or Certificate Administrator as applicable, shall notify the Depositor, at least ten (10) Business Days prior to the effective date of such succession or appointment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 10.07 of this Agreement)

and shall furnish pursuant to Section 10.07 of this Agreement to the Depositor in writing and in form and substance reasonably satisfactory to the Depositor, all information reasonably necessary for the Certificate Administrator and Trustee to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 10.07 of this Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

Section 10.03  Filing Obligations.

(a)           The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall (and shall cause (or, in the case of a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause) each Additional Servicer and Servicing Function Participant utilized thereby to) reasonably cooperate with the Depositor in connection with the satisfaction of the Trust’s reporting requirements under the Exchange Act.  Pursuant to Section 10.04, Section 10.05 and Section 10.07, the Certificate Administrator shall prepare for execution by the Depositor any Forms 10-D, 10-K and 8-K required by the Exchange Act with respect to the Trust, in order to permit the timely filing thereof, and the Certificate Administrator shall file (via the Commission’s Electronic Data Gathering and Retrieval System) such Forms executed by the Depositor.

(b)           In the event that the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement with respect to the Trust because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Certificate Administrator shall promptly as soon as practicable, but in no event later than twenty-four (24) hours after determination (but if the next calendar day is not a Business Day, then in no event later than 10:00 a.m., New York time, on the next Business Day), notify the Depositor thereof.  In the case of Forms 10-D and 10-K, the Depositor and the Certificate Administrator will thereupon cooperate to prepare and file a Form 12b-25 and a Form 10-D/A or Form 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act.  In the case of Form 8-K, the Certificate Administrator will, upon receipt of all required Form 8-K Disclosure Information, include such disclosure information on the next succeeding Form 10-D to be filed for the Trust.  In the event that any previously filed Form 8-K or Form 10-K needs to be amended, the Certificate Administrator will notify the Depositor thereof, and such other parties as needed and the parties hereto will cooperate with the Certificate Administrator to prepare any necessary Form 8-K/A or Form 10-K/A.  In the event that any previously filed Form 10-D needs to be amended, the Certificate Administrator shall notify the Depositor thereof, and such other parties as needed, and the parties hereto shall cooperate to prepare any necessary Form 10-D/A.  Any Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by an officer of the Depositor.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.03 related to the timely preparation and filing of Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Article X.  The Certificate Administrator shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 10.04  Form 10-D Filings.

(a)           Within 15 calendar days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D then required by the Exchange Act, in form and substance as then required by the Exchange Act.  The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto; provided that the Certificate Administrator shall redact from such Distribution Date Statement any information relating to the ratings of the Certificates and the identity of the Rating Agencies.  Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the following paragraph, be reported by the parties set forth on Exhibit U to this Agreement to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure absent such reporting, direction and approval.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, within one (1) Business Day after the related Distribution Date (using commercially reasonable efforts), but in no event later than noon (New York City time) on the third Business Day after the related Distribution Date, (i) certain parties to this Agreement, as set forth on Exhibit U to this Agreement, shall be required to provide to the Certificate Administrator and the Depositor, to the extent a Servicing Officer or Responsible Officer thereof has knowledge thereof (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party) in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such parties, the form and substance of the Additional Form 10-D Disclosure, if applicable, (ii) the parties listed on Exhibit U to this Agreement shall include with such Additional Form 10-D Disclosure application to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit W to this Agreement and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D with respect to the Trust.  The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit U to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information.  The Depositor will be responsible for any reasonable fees assessed or expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D with respect to the Trust pursuant to this paragraph.

The Certificate Administrator shall include in any Form 10-D filed by it with respect to the Trust (i) the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(a) of this Agreement, (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the Commission’s assigned “Central Index Key” for the Depositor, which information the Depositor shall deliver to the Certificate Administrator, and (iii) a reference to the most recent Form ABS-15G filed by each Mortgage Loan Seller and the Commission’s assigned “Central Index Key” for each such filer, which information each Mortgage Loan Seller is required to deliver to the Certificate Administrator pursuant to Section 6(i) of the applicable Loan Purchase Agreement.

(b)           After preparing a Form 10-D with respect to the Trust, the Certificate Administrator shall forward electronically a copy of such Form 10-D to the Depositor for review.  Within two (2) Business Days after receipt of such copy, but no later than the 9th calendar day after the related Distribution Date or, if the 9th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D.  Within two (2) Business Days after receipt of such copy, but no later than two (2) Business Days prior to the 15th calendar day after the related Distribution Date, an officer of the Depositor shall sign the Form 10-D with respect to the Trust and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  Upon receipt of such signed Form 10-D (in electronic form or by fax copy), the Certificate Administrator shall deem such report to be approved by the Depositor and shall proceed with filing such report with the Commission.  If a Form 10-D with respect to the Trust cannot be filed on time or if a previously filed Form 10-D with respect to the Trust needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.03(b) of this Agreement.  Promptly after filing with the Commission, the Certificate Administrator will make available on its internet website a final executed copy of each Form 10-D with respect to the Trust prepared and filed by the Certificate Administrator.  The signing party at the Depositor can be contacted at Citigroup Commercial Mortgage Securities Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention:  Paul Vanderslice, telecopy number:  (212) 723-8599, e-mail: paul.t.vanderslice@citi.com, with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 19th Floor, New York, New York  10013, Attention: Richard Simpson, telecopy number: (646) 328-2943, e-mail: richard.simpson@citi.com, and with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 17th Floor, New York, New York 10013, Attention: Ryan M. O’Connor, telecopy number: (646) 862-8988, e-mail: ryan.m.oconnor@citi.com, or such other address as the Depositor may direct.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.04 related to the timely preparation and filing of Form 10-D with respect to the Trust is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.04.  The Certificate Administrator shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any Form 10-D with respect to the Trust, where such failure results because required disclosure information was either not delivered to the Certificate Administrator or delivered to the Certificate Administrator after the delivery deadlines set forth in this Agreement, not resulting from its own negligence, bad faith or willful misconduct.

(c)           Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby instructs the Certificate Administrator, with respect to each Form 10-D with respect to the Trust, to check “yes” for each item unless the Certificate Administrator has received prior written notice (which may be furnished electronically) from the Depositor that the answer should be “no” for an item which notice shall be delivered to the Certificate Administrator no later than the day on which the Depositor provided its signature for such filing pursuant to Section 10.04(b) of this Agreement.

Section 10.05     Form 10-K Filings. (a)  Within 90 days after the end of each fiscal year of the Trust (it being understood that the fiscal year of the Trust ends on December 31 of each year) or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”), commencing within 90 days after December 31, 2013, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-K then required by the Exchange Act, in form and substance as then required by the Exchange Act.  Each such Form 10-K with respect to the Trust shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator (in the form required by this Agreement) within the applicable time frames set forth in this Agreement:

(i)           an annual compliance statement for each Certifying Servicer and each Additional Servicer engaged by each Certifying Servicer, as described under Section 10.08;

(ii)         (A)       the annual reports on assessment of compliance with Servicing Criteria for each Reporting Servicer, as described under Section 10.09; and

(B)        if any such report on assessment of compliance with Servicing Criteria described under Section 10.09 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if such report on assessment of compliance with Servicing Criteria described under Section 10.09 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included;

(iii)         (A)       the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 10.10; and

(B)        if any registered public accounting firm attestation report described under Section 10.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included; and

(iv)         a certification in the form attached to this Agreement as Exhibit X, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the “Sarbanes-Oxley Certification”), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the second following paragraph, be reported by the parties set forth on Exhibit V to this Agreement to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, absent such reporting, direction and approval.

Not later than the end of each fiscal year for which the Trust is required to file a Form 10-K, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee shall provide the other parties to this Agreement and the Mortgage Loan Sellers with written notice of the name and address of each Servicing Function Participant retained by such party, if any, during such fiscal year.  Not later than the end of each fiscal year for which the Trust is required to file a Form 10-K, the Certificate Administrator shall, upon request (which can be in the form of electronic mail and which may be continually effective), provide to each Mortgage Loan Seller written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, no later than March 1, commencing in March 2014, (i) the parties listed on Exhibit V to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to the Certificate Administrator and the Depositor, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure described on Exhibit V to this Agreement applicable to such party, (ii) the parties listed on Exhibit V to this Agreement shall include with such Additional Form 10-K Disclosure applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit W to this Agreement, and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K with respect to the Trust.  The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit V to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.  The Depositor will be responsible for any reasonable fees assessed and expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K with respect to the Trust pursuant to this paragraph.

After preparing a Form 10-K with respect to the Trust, the Certificate Administrator shall forward electronically a preliminary copy of such Form 10-K to the Depositor for review no later than March 15 in the year immediately following the year as to which such Form 10-K relates, or, if March 15 is not a Business Day, on the immediately following Business Day.  Within three (3) Business Days after receipt of such copy, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes or approval to such preliminary Form 10-K.  The Certificate Administrator shall provide a complete Form 10-K with respect to the Trust to the Depositor for review no later than March 21 in the year immediately following the year as to which such Form 10-K relates, or if March 21 is not a Business Day, on the immediately following Business Day.  Within three (3) Business Days after receipt of such complete Form 10-K, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes or approval to such complete Form 10-K.  No later than 5:00 p.m. (New York City time) on the third Business Day prior to the 10-K Filing Deadline, a senior officer of the Depositor shall sign the Form 10-K with respect to the Trust and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  Upon receipt of such signed Form 10-K (in electronic form or by fax copy), the Certificate Administrator shall deem such report to be approved by the Depositor and shall proceed with filing such report with the Commission.  If a Form 10-K with respect to the Trust cannot be filed on time or if a previously filed Form 10-K with respect to the Trust needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.03(b).  Promptly after filing with the Commission, the Certificate Administrator will make available on the Certificate Administrator’s Website a final executed copy of each Form 10-K prepared and filed by the Certificate Administrator.  The signing party at the Depositor can be contacted at Citigroup Commercial Mortgage Securities Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention:  Paul Vanderslice, telecopy number:  (212) 723-8599, e-mail: paul.t.vanderslice@citi.com, with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 19th Floor, New York, New York  10013, Attention: Richard Simpson, telecopy number: (646) 328-2943, e-mail: richard.simpson@citi.com, and with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 17th Floor, New York, New York 10013, Attention: Ryan M. O’Connor, telecopy number: (646) 862-8988, e-mail: ryan.m.oconnor@citi.com, or such other address as the Depositor may direct.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.05 related to the timely preparation and filing of Form 10-K with respect to the Trust is contingent upon the parties to this Agreement (and any Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 10.05.  The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any Form 10-K with respect to the Trust, where such failure results because required disclosure information was either not delivered to the Certificate Administrator or delivered to the Certificate Administrator after the delivery deadlines set forth in this Agreement, not resulting from its own negligence, bad faith or willful misconduct.

(b)           Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby instructs the Certificate Administrator, with respect to each Form 10-K with respect to the Trust, to check “yes” for each item unless the Certificate Administrator has received prior written notice (which may be furnished electronically) from the Depositor that the answer should be “no” for an item which notice shall be delivered to the Certificate Administrator no later than the day on which the Depositor provided its signature for such filing pursuant to Section 10.05(a) of this Agreement.

Section 10.06     Sarbanes-Oxley Certification. Each Form 10-K with respect to the Trust shall include a Sarbanes-Oxley Certification in the form attached to this Agreement as Exhibit X required to be included therewith pursuant to the Sarbanes-Oxley Act.  The Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor shall provide (and (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”) no later than March 15 in the year immediately following the year as to which such Form 10-K relates or, if March 15 is not a Business Day, on the immediately following Business Day, a certification in the form attached to this Agreement as Exhibit Y-1, Exhibit Y-2, Exhibit Y-3 and Exhibit Y-4, as applicable, on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely.  With respect to the Outside Serviced Trust Loan serviced under the Other Pooling and Servicing Agreement, the Master Servicer will use commercially reasonable efforts to procure, and upon receipt deliver to the Certifying Person, a Sarbanes-Oxley back-up certification similar in form and substance to the applicable certification from the Other Master Servicer, the Other Special Servicer, the Other Paying Agent and the Other Trustee.  In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 10.06 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

Section 10.07     Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and if requested by the Depositor, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K with respect to the Trust in connection with the issuance of the Certificates.  Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) that is approved by the Depositor shall, pursuant to the following paragraph, be reported by the applicable parties set forth on Exhibit Z to this Agreement to the Depositor and the Certificate Administrator, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K with respect to the Trust, absent such reporting, direction and approval.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, to the extent a Servicing Officer or Responsible Officer thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party), within one (1) Business Day after the occurrence of a Reportable Event (using commercially reasonable efforts), but in no event later than 1:00 p.m. (New York City time) on the second Business Day after the occurrence of a Reportable Event, (i) the parties set forth on Exhibit Z to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to the Depositor and the Certificate Administrator, in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by the Depositor, the Certificate Administrator and such providing parties any Form 8-K Disclosure Information described on Exhibit Z to this Agreement as applicable to such party, if applicable (ii) the parties listed on Exhibit Z to this Agreement shall include with such Form 8-K Disclosure Information applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit W, and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K with respect to the Trust.  The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Z of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable fees assessed or expenses incurred by the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K with respect to the Trust pursuant to this paragraph.

After preparing any Form 8-K with respect to the Trust, the Certificate Administrator shall forward electronically a copy of the Form 8-K to the Depositor for review no later than 1:00 p.m. (New York City time) on the third Business Day after the related Reportable Event (but in no event earlier than 24 hours after having received approved Form 8-K Disclosure Information pursuant to the immediately preceding paragraph).  Promptly, but no later than the close of business on the third Business Day after the related Reportable Event, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K.  No later than noon on the fourth Business Day after the related Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K with respect to the Trust and return an electronic or fax copy of such signed

Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  If a Form 8-K with respect to the Trust cannot be filed on time or if a previously filed Form 8-K with respect to the Trust needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.03(b) of this Agreement.  Promptly after filing with the Commission, the Certificate Administrator will, make available on its internet website a final executed copy of each Form 8-K with respect to the Trust, to the extent such Form 8-K has been prepared and filed by the Certificate Administrator.  The signing party at the Depositor can be contacted at Citigroup Commercial Mortgage Securities Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention:  Paul Vanderslice, telecopy number:  (212) 723-8599, e-mail: paul.t.vanderslice@citi.com, with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 19th Floor, New York, New York  10013, Attention: Richard Simpson, telecopy number: (646) 328-2943, e-mail: richard.simpson@citi.com, and with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 17th Floor, New York, New York 10013, Attention: Ryan M. O’Connor, telecopy number: (646) 862-8988, e-mail: ryan.m.oconnor@citi.com, or such other address as the Depositor may direct.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.07 related to the timely preparation and filing of Form 8-K with respect to the Trust is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.07.  The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any Form 8-K with respect to the Trust, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 10.08     Annual Compliance Statements. The Master Servicer, the Special Servicer and the Certificate Administrator shall furnish (and each of the Master Servicer, the Special Servicer and the Certificate Administrator (i) with respect to any Additional Servicer of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Additional Servicer to furnish, and (ii) with respect to any other Additional Servicer of such party (other than any party to this Agreement), shall cause such Additional Servicer to furnish) (each such Additional Servicer and each of the Master Servicer, the Special Servicer and the Certificate Administrator, a “Certifying Servicer”) to the Certificate Administrator, the Operating Advisor (only in the case of an Officer’s Certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before March 15 of each year, commencing in March 2014, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.  The Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall cause (or, in the case of an

Additional Servicer that is a Mortgage Loan Seller Sub-Servicer, shall use its commercially reasonable efforts to cause) each Additional Servicer hired by it to, forward a copy of each such statement to, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13, the Rule 17g-5 Information Provider.  Promptly after receipt of each such Officer’s Certificate, the Depositor may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, respectively, or any related Additional Servicer with which the Master Servicer or the Special Servicer, as applicable, has entered into a servicing relationship with respect to the Mortgage Loans or the Companion Loans in the fulfillment of any Certifying Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement.  The obligations of each Certifying Servicer under this Section apply to each Certifying Servicer that serviced a Mortgage Loan or Companion Loan during the applicable period, whether or not the Certifying Servicer is acting in such capacity at the time such Officer’s Certificate is required to be delivered.

With respect to the Outside Serviced Trust Loan serviced under the Other Pooling and Servicing Agreement, the Certificate Administrator shall use commercially reasonable efforts to obtain, and upon receipt deliver to the Depositor, from the Other Master Servicer, Other Special Servicer, Other Trustee and Other Paying Agent or Other Certificate Administrator an Officer’s Certificate in form and substance similar to the Officer’s Certificate described in this Section or such other form as is set forth in the Other Pooling and Servicing Agreement.

Section 10.09     Annual Reports on Assessment of Compliance with Servicing Criteria.

(a)           On or before March 15 of each year commencing in March 2014, the Master Servicer, the Special Servicer, the Certificate Administrator and the Operating Advisor, each at its own expense, shall furnish (and each of the preceding parties, as applicable, (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and any Servicing Function Participant, as the case may be, a “Reporting Servicer”) to the Certificate Administrator, the Operating Advisor (only in the case of a report furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor, a report on an assessment of compliance with the Relevant Servicing Criteria that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of the end of and for the preceding calendar year, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period.  Copies of all compliance reports delivered pursuant to this Section 10.09 shall be provided to any Certificateholder, upon the written request thereof, by the Certificate Administrator.

Each such report shall be addressed to the Depositor (if addressed) and signed by an authorized officer of the applicable company, and shall address each of the Relevant Servicing Criteria specified on a certification substantially in the form of Exhibit O to this Agreement delivered to the Depositor on the Closing Date.  Promptly after receipt of each such report, (i) the Depositor may review each such report and, if applicable, consult with the each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria, and (ii) the Certificate Administrator shall confirm that the assessments, taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit O to this Agreement and notify the Depositor of any exceptions.

(b)           On the Closing Date, the Master Servicer, the Special Servicer, the Certificate Administrator and the Operating Advisor each acknowledge and agree that Exhibit O to this Agreement sets forth the Relevant Servicing Criteria for such party.

(c)           No later than the end of each fiscal year for the Trust, the Master Servicer, the Special Servicer, the Certificate Administrator and the Operating Advisor shall notify the Certificate Administrator and the Depositor as to the name of each Servicing Function Participant utilized by it, and the Certificate Administrator shall notify the Depositor as to the name of each Servicing Function Participant utilized by it, during such fiscal year, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant.  When the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and any Servicing Function Participant submit their assessments pursuant to Section 10.09(a) of this Agreement, such parties will also at such time include the assessment (and related attestation pursuant to Section 10.10 of this Agreement) of each Servicing Function Participant engaged by it.  The fiscal year for the Trust shall be January 1 through and including December 31 of each calendar year.

(d)           In the event the Master Servicer, the Special Servicer, the Certificate Administrator or the Operating Advisor is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause (or, if the Servicing Function Participant is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause) any Servicing Function Participant of such party to provide (and the Master Servicer, the Special Servicer and the Certificate Administrator shall, with respect to any Servicing Function Participant that resigns or is terminated under any applicable servicing agreement, cause such Servicing Function Participant (or, in the case of each Servicing Function Participant that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant) to provide) an annual assessment of compliance pursuant to this Section 10.09, coupled with an attestation as required in Section 10.10 of this Agreement with respect to the period of time that the Master Servicer or the Special Servicer was subject to this Agreement or the period of time that the applicable Servicing Function Participant was subject to such other servicing agreement.

With respect to the Outside Serviced Trust Loan serviced under the Other Pooling and Servicing Agreement, the Certificate Administrator shall use commercially reasonable efforts to obtain, and upon receipt deliver to the Depositor, an annual report on assessment of compliance as described in this Section and an attestation as described in Section 10.10 from the Other Master Servicer, Other Special Servicer, Other Trustee and Other Paying Agent or Other Certificate Administrator and in form and substance similar to the annual report on assessment of compliance described in this Section 10.09 and the attestation described in Section 10.10.

Section 10.10    Annual Independent Public Accountants’ Servicing Report. On or before March 15 of each year, commencing in March 2014, the Master Servicer, the Special Servicer, the Certificate Administrator and the Operating Advisor, each at its own expense, shall cause (and each of the preceding parties, as applicable, (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to cause, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to cause) a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Certificate Administrator, the Operating Advisor (only in the case of a report furnished on behalf of the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor, and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion that such Reporting Servicer has complied with the Relevant Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it is not expressing an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria.  In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion.  Each such related accountant’s attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Act and the Exchange Act.  Such report must be available for general use and not contain restricted use language.  Copies of such statement will be provided to any Certificateholder, upon the written request thereof, by the Certificate Administrator.

Promptly after receipt of such report from the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or any Servicing Function Participant, (i) the Depositor may review the report and, if applicable, consult with the Master Servicer, the Special Servicer, the Certificate Administrator or the Operating Advisor as to the nature of any defaults by the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans or the Companion Loans, as the case may be, in the fulfillment of any of the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Operating Advisor’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub servicing or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each accountants’ attestation report submitted pursuant to this Section relates to an assessment of compliance meeting the requirements of Section 10.09 of this Agreement and notify the Depositor of any exceptions.

Section 10.11     Significant Obligors. It is hereby acknowledged that the Mortgaged Property related to the Ernst & Young Tower Mortgage Loan is a Significant Obligor, and, accordingly, Item 6 of Form 10-D and Item 1112(b)(1) of Form 10-K provide for the inclusion of updated net operating income for such Mortgaged Property, as required by Item 1112(b)(1) of Regulation AB, on each Form 10-D to be filed with respect to the Trust with respect to a Distribution Date immediately following the date in which each financial statement or other financial information (to the extent such financial information relates to updated net operating income) of the Significant Obligor is required to be delivered to the lender under the related Loan Documents (which, for the avoidance of doubt, is 30 calendar days following the end of each fiscal quarter of the related Mortgagor or 75 calendar days following the end of each fiscal year of the related Mortgagor, as applicable, as set forth in Section 11.1(c) of the related loan agreement), or on each Form 10-K filed with respect to the Trust, as applicable.  After receipt of the updated net operating income information, the Master Servicer shall update the following columns of the CREFC® Loan Periodic Update File for (i) the next applicable Distribution Date if the Master Servicer receives such updated net operating income information at least ten (10) Business Days prior to the Determination Date related to such Distribution Date or (ii) the second succeeding Distribution Date if the Master Servicer does not receive such updated net operating income information prior to the date set forth in clause (i):  BB, BP, BT and BU (corresponding fields 54 – “Preceding Fiscal Year NOI,” 68 – “Most Recent NOI,” 72 – “Most Recent Financial As of Start Date” and 73 – “Most Recent Financial As of End Date”), as such column references and field numbers may change from time to time.

If the Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of the Significant Obligor with respect to the Ernst & Young Tower Mortgage Loan within ten (10) Business Days after the date such financial information is required to be delivered under the related Loan Documents, the Master Servicer shall notify the Depositor (and the Master Servicer shall cause each applicable Sub-Servicing Agreement to require any related Sub-Servicer to notify the Depositor) that it has not received them.  The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of the Depositor under the Exchange Act) to obtain the periodic financial statements of the related Mortgagor under the related Loan Documents.

The Master Servicer shall (and shall cause each applicable Sub-Servicing Agreement to require any related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the Mortgagor related to the Ernst & Young Tower Mortgage Loan to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed with respect to the Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Certificate Administrator and the Depositor.

If the Certificate Administrator has not received financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, it shall include the following statement with respect to Item 6 on the related Form 10-D with respect to the Trust or Item 1112(b)(1) on the related Form 10-K with respect to the Trust:  “The information required for this [Item 6] [Item 1112(b)(1)] rests with a person or entity which is not affiliated with the registrant.  Oral and written requests have been made on behalf of the registrant, to the extent required under the related pooling and servicing agreement, to obtain the information required for this [Item 6] [Item 1112(b)(1)], and the registrant has been unable to obtain such information to include on this [Form 10-D] [Form 10-K] by the related filing deadline.  The information is therefore being omitted herefrom in reliance on Rule 12b-21 under the Securities Exchange Act of 1934, as amended” or such other statement as directed by the Depositor.

Section 10.12     Indemnification. Each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor and any employee, director or officer of the Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such indemnified party arising out of (i) an actual breach by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, of its obligations under this Article X or (ii) negligence, bad faith or willful misconduct on the part of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, in the performance of such obligations.

The Master Servicer, the Special Servicer and the Certificate Administrator shall cause each Servicing Function Participant of such party that is not a Mortgage Loan Seller Sub-Servicer (and with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant) to indemnify and hold harmless each Certification Party, the Depositor and any employee, director or officer of the Depositor from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such indemnified party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports pursuant to the applicable sub-servicing or primary servicing agreement or (ii) negligence, bad faith or willful misconduct its part in the performance of such obligations or (iii) any failure by a Servicer (as defined in Section 10.02(b)) to identify a Servicing Function Participant pursuant to Section 10.02(c).

If the indemnification provided for in, or contemplated by, either of the prior two paragraphs is unavailable or insufficient to hold harmless any Certification Party, the Depositor or any employee, director or officer of the Depositor, then the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall contribute to the amount paid or payable to the indemnified party as a result of the losses, claims, damages or liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article X (or breach of its obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith.  The Master Servicer, the Special Servicer and the Certificate Administrator shall cause each Servicing Function Participant of such party that is not a Mortgage Loan Seller Sub-Servicer (and with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant) to agree to the foregoing indemnification and contribution obligations.  This Section 10.12 shall survive the termination of this Agreement or the earlier resignation or removal of the Master Servicer, the Special Servicer or the Certificate Administrator.

Section 10.13     Amendments.  This Article X may be amended by the parties hereto pursuant to Section 11.07 of this Agreement for purposes of complying with Regulation AB, the Act or the Exchange Act and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act or for purposes of designating the Certifying Person without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement.

Section 10.14     Regulation AB Notices.  With respect to any notice required to be delivered by the Certificate Administrator to the Depositor pursuant to this Article X, the Certificate Administrator may deliver such notice, notwithstanding any contrary provision in this Agreement, via facsimile and electronic mail to Citigroup Commercial Mortgage Securities Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention:  Paul Vanderslice, telecopy number:  (212) 723-8599, e-mail: paul.t.vanderslice@citi.com, with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 19th Floor, New York, New York  10013, Attention: Richard Simpson, telecopy number: (646) 328-2943 e-mail: richard.simpson@citi.com, and with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 17th Floor, New York, New York 10013, Attention: Ryan M. O’Connor, telecopy number: (646) 862-8988, e-mail: ryan.m.oconnor@citi.com, or to such other address(es), facsimile numbers and/or electronic mail addresses as may be designated by the Depositor.

Section 10.15     Termination of the Certificate Administrator.  Notwithstanding anything to the contrary contained in this Agreement, the Depositor may terminate the Certificate Administrator upon five (5) Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article X; provided that (a) such termination shall not be effective until a successor Certificate Administrator shall have accepted the appointment, (b) the Certificate Administrator may not be terminated if (i) it cannot perform its obligations due to its failure to properly prepare or file on a timely basis, on behalf of the Trust, any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 where such failure results from the Certificate Administrator’s inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, or(ii) following the Certificate Administrator’s failure to comply with any of such obligations under this Article X on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections, the Certificate Administrator subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 10.15, and (c) if the Certificate Administrator’s failure to comply does not cause it to fail in its obligations to timely file, on behalf of the Trust, the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D or Form 10-K, then the Depositor shall cease to have the right to terminate the Certificate Administrator under this Section 10.15 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

Section 10.16     Termination of the Master Servicer or the Special Servicer.  Notwithstanding anything to the contrary contained in this Agreement, the Depositor may terminate the Master Servicer or the Special Servicer upon five (5) Business Days’ notice if the Master Servicer or the Special Servicer, as applicable, fails to comply with any of its respective obligations under this Article X; provided that such termination shall not be effective until a successor master servicer or special servicer, as applicable, shall have accepted the appointment.

Section 10.17     Termination of Sub-Servicing Agreements. For so long as the Trust is subject to the reporting requirements of the Exchange Act, each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, shall (i) cause each Sub-Servicing Agreement to which it is a party to entitle the Depositor to terminate such agreement (without compensation, termination fee or the consent of any other Person) at any time following any failure of the applicable Sub-Servicer to deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article X and (ii) promptly notify the Depositor following any failure of the applicable Sub-Servicer to deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article X.  The Depositor is hereby authorized to exercise the rights described in clause (i) of the preceding sentence in its sole discretion.  The rights of the Depositor to terminate a Sub-Servicing Agreement as aforesaid shall not limit any right Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, may have to terminate such Sub-Servicing Agreement.

Section 10.18     Termination of Exchange Act Filings with Respect to the Trust.  On or prior to January 30th of the first year in which the Depositor shall provide notice to the Certificate Administrator of its ability under applicable law, to suspend its Exchange Act filings with respect to the Trust, the Certificate Administrator shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act or any other form necessary to be filed with the Commission to suspend such reporting obligations.  With respect to any reporting period occurring after the filing of such form, the obligations of the parties to this Agreement under Section 10.04, Section 10.05 and Section 10.07, solely insofar as they relate to the Trust, shall be suspended.  The Certificate Administrator shall provide prompt notice to the Mortgage Loan Sellers and all other parties hereto that such form has been filed. If, after the filing of a Form 15 Suspension Notification or other applicable form, the Depositor shall provide notice to the Certificate Administrator that it is required to resume its Exchange Act filings with respect to the Trust, the Certificate

Administrator shall recommence preparing and filing reports on Forms 10-K, 10-D and 8-K with respect to the Trust as required pursuant to Section 10.04, Section 10.05 and Section 10.07, and all parties’ obligations under this Article X shall recommence.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01     Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

Section 11.02     Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless such Holder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of at least 25% of the Voting Rights of any Class of Certificates affected thereby (considering each Class of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component of the same alphabetical designation as a single “Class” for such purpose) shall have made written request upon the Trustee (with a copy to the Certificate Administrator) to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding.  It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class.  For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 11.03     Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 11.04     Notices. Unless otherwise specifically provided in this Agreement, any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid (except for notices to the Trustee or the Certificate Administrator which shall be deemed to have been duly given only when received), to:  (i) in the case of the Depositor, Citigroup Commercial Mortgage Securities Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention: Paul Vanderslice, fax number (212) 723-8599, and 388 Greenwich Street, 19th Floor, New York, New York 10013, Attention: Richard Simpson, fax number (646) 328-2943, and 388 Greenwich Street, 17th Floor, New York, New York 10013, Attention: Ryan M. O’Connor, fax number (646) 862-8988, and with an electronic copy e-mailed to Richard Simpson at richard.simpson@citi.com and to Ryan M. O’Connor at ryan.m.oconnor@citi.com; (ii) in the case of the Master Servicer, Wells Fargo Bank, National Association, Commercial Mortgage Servicing, MAC D1086, 550 South Tryon Street, 14th Floor, Charlotte, North Carolina 28202, Attention:  CGCMT 2013-GC17 Asset Manager, fax number:  (704) 715-0036, with a copy to Wells Fargo Bank, National Association, Legal Department, 301 South College Street, TW-30, D1053-300, Charlotte, North Carolina 28202-6000, Attention:  Commercial Mortgage Servicing Legal Support, fax number:  (704) 383-3663, with a copy to K&L Gates LLP, Hearst Tower, 214 North Tryon Street, Charlotte, North Carolina 28202, Attention:  Stacy G. Ackermann, fax number:  (704) 353-3190, and with respect to e-mail pursuant to Section 11.06 and Section 11.13 of this Agreement, at RAInvRequest@wellsfargo.com; (iii)  in the case of the Certificate Administrator, Citibank, N.A., 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention:  Citibank Agency & Trust - CGCMT 2013-GC17, fax number:  (212) 816-5527, and with respect to e-mail pursuant to Section 11.06 and Section 11.13 of this Agreement, at ratingagencynotice@citi.com; (iv) in the case of the Special Servicer, LNR Partners, LLC, 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, Attention: Thomas F. Nealon III, Esq., Carlos R. Piñeiro, Esq. and Job Warshaw, fax number: (305) 695-5601, e-mail: tnealon@lnrproperty.com, cpineiro@lnrproperty.com and jwarshaw@lnrproperty.com; (v) in the case of the Trustee, U.S. Bank National Association, 190 South LaSalle Street, 7th Floor, Mail Code MK-IL-SL7C, Chicago, Illinois 60603, Attention:  CMBS-Management-CGCMT 2013-GC17, fax number:  (866) 807-8670, and with respect to e-mail pursuant to Section 11.06 and Section 11.13 of this Agreement, at cmbs.transactions@usbank.com, and with respect to any notice or delivery of information under Article X of this Agreement, by facsimile to (312) 332-7992 and by e-mail to

cmbs.transactions@usbank.com; (vi) in the case of the Operating Advisor, Pentalpha Surveillance LLC, 375 N. French Road, Suite 100, Amherst, New York 14228, Attention:  Don Simon, Chief Operating Officer, with copies sent contemporaneously via e-mail to don.simon@pentalphasurveillance.com and notices@pentalphasurveillance.com; (vii) in the case of the Rating Agencies:  (a) Moody’s Investors Service, Inc., 7 World Trade Center, New York, New York 10007, Attention:  Commercial Mortgage Surveillance Group, fax number:  (212) 553 0300, (b) Fitch Ratings, Inc., One State Street Plaza, 31st Floor, New York, New York  10004, Attention:  Commercial Mortgage Surveillance Group, fax number:  (212) 635 0295, and (c) Kroll Bond Rating Agency, Inc., 845 Third Avenue, 4th Floor, New York, New York 10022, Attention:  CMBS Surveillance, fax number:  (646) 731 2395; (viii) in the case of the Mortgage Loan Sellers, (a) Goldman Sachs Mortgage Company, 200 West Street, New York, New York 10282, Attention:  Leah Nivison, fax number: (212) 428-1439, e-mail: leah.nivison@gs.com, with copies to: Peter Morreale, fax number: (212) 902-3000, e-mail: peter.morreale@gs.com and Joe Osborne, fax number: 212-291-5318, e-mail: joe.osborne@gs.com, (b) Citigroup Global Markets Realty Corp., 390 Greenwich Street, 5th Floor, New York, New York 10013, to the attention of Paul Vanderslice, fax number (212) 723-8599, and 388 Greenwich Street, 19th Floor, New York, New York 10013, to the attention of Richard Simpson, fax number (646) 328-2943, with copies by electronic mail to Richard Simpson at richard.simpson@citi.com, Ryan M. O’Connor at ryan.m.oconnor@citi.com and, in the case of each Rule 15Ga-1 Notice, cmbs.notice@citi.com, (c) Starwood Mortgage Funding I LLC, 1601 Washington Ave., Suite 800, Miami Beach, Florida 33139, Attention:  Leslie K. Fairbanks, Senior Vice President, fax number:  (305) 695 5449, with a copy to:  LNR Property LLC, 1601 Washington Ave., Suite 800, Miami Beach, Florida 33139, Attention:  Vincent Kallaher, Senior Vice President, fax number:  (305) 695 5449, with a copy to:  LNR Property LLC, 1601 Washington Ave., Suite 800, Miami Beach, Florida 33139, Attention:  General Counsel, fax number:  (305) 695 5449, (d) Cantor Commercial Real Estate Lending, L.P., 110 East 59th Street, 6th Floor, New York, NY 10022, Attention: Anthony Orso, fax number: (212) 610-3623, with a copy to: General Counsel, and a copy to Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281, Attention: Patrick T. Quinn, and (e) The Bancorp Bank, Alex Leybov, e-mail: aleybov@thebancorp.com; (ix) in the case of the Underwriters, (a) Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention:  Leah Nivison, fax number: (212) 428-1439, e-mail: leah.nivison@gs.com, with copies to: Peter Morreale, fax number: (212) 902-3000, e-mail: peter.morreale@gs.com and Joe Osborne, fax number: 212-291-5318, e-mail: joe.osborne@gs.com; (b) Citigroup Global Markets Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention:  Paul Vanderslice, fax number:  (212) 723-8599, and 388 Greenwich Street, 19th Floor, New York, New York 10013, Attention:  Richard Simpson, fax number:  (646) 328-2943, with copies by electronic mail to Richard Simpson at richard.simpson@citi.com and Ryan M. O’Connor at ryan.m.oconnor@citi.com; (c) Drexel Hamilton, LLC, 77 Water Street, New York, New York 10005, Attention:  John D. Kerin, Director of Debt Syndicate, fax number:  (646) 412-1500; and (d) RBS Securities Inc., 600 Washington Blvd., Stamford, Connecticut 06901, Attention:  Jim Barnard, fax number:  (203) 873-4310, with a copy to RBS Legal Department, fax number:  (203) 873-4737, email: rbslegalsecuritizaton@rbs.com; (xi) in the case of the Initial Purchasers, (a) Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention:  Leah Nivison, fax number: (212) 428-1439, e-mail: leah.nivison@gs.com, with copies to: Peter Morreale, fax number: (212) 902-3000, e-mail: peter.morreale@gs.com and Joe Osborne, fax number: 212-291-5318, e-mail: joe.osborne@gs.com; (b) Citigroup Global Markets Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention:  Paul Vanderslice, fax number:  (212) 723-8599, and 388 Greenwich Street, 19th Floor, New York, New York 10013, Attention:  Richard Simpson, fax number:  (646) 328-2943, with copies by electronic mail to Richard Simpson at richard.simpson@citi.com and Ryan M. O’Connor at ryan.m.oconnor@citi.com; (c) Drexel Hamilton, LLC, 77 Water Street, New York, New York 10005, Attention: John D. Kerin, Director of Debt Syndicate, fax number: (646) 412-1500; and (d) RBS Securities Inc., 600 Washington Blvd., Stamford, Connecticut 06901, Attention:  Jim Barnard, fax number:  (203) 873-4310, with a copy to RBS Legal Department, fax number:  (203) 873-4737, email rbslegalsecuritization@rbs.com; and (xii) in the case of the initial Controlling Class Representative, Raith Capital Management, LLC, 295 Madison Avenue, 38th Floor, New York New York 10017, fax: 212-938-6995 Attention: Nelson Hioe; or as to each such Person such other address or e-mail address as may hereafter be furnished by such Person to the parties hereto in writing.  Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.  Any communication required or permitted to be delivered to a Beneficial Owner shall be deemed to have been duly given to the extent delivered through the Depository.  Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

Section 11.05     Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 11.06     Notice to the Rule 17g-5 Information Provider, Depositor and Each Rating Agency.

(a)           The Certificate Administrator shall use its best efforts to promptly prepare a written notice, and provide such notice by e-mail to the Rule 17g-5 Information Provider (if the Certificate Administrator is for any reason not the Rule 17g-5 Information Provider) and the Depositor, with respect to each of the following items of which a Responsible Officer of the Certificate Administrator has actual knowledge, and the Rule 17g-5 Information Provider shall promptly upload such notice to the Rule 17g-5 Information Provider’s Website within two (2) Business Days and shall, promptly following the posting of such notice to the Rule 17g-5 Information Provider’s Website, notify, or cause the notification of, each Registered Rating Agency by electronic mail of the posting of such notice:

(i)            any material change or amendment to this Agreement;

(ii)           the occurrence of any Servicer Termination Event that has not been cured;

(iii)          the merger, consolidation, resignation or termination of the Master Servicer, Special Servicer, the Trustee or the Certificate Administrator or any Other Master Servicer, Other Special Servicer or Other Trustee;

(iv)          the repurchase of, or substitution of, Mortgage Loans pursuant to Section 2.03;

(v)           the final payment to any Class of Certificateholders;

(vi)         any change in the location of the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account or any Distribution Account;

(vii)         any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Master Servicer; and

(viii)        any change in the lien priority of a Mortgage Loan.

(b)           The Master Servicer or the Special Servicer shall promptly furnish by e-mail to the Rule 17g-5 Information Provider and the Depositor copies of the following (to the extent not already delivered or made available pursuant to the terms of this Agreement), and the Rule 17g-5 Information Provider shall promptly upload such documents to the Rule 17g-5 Information Provider’s Website within two (2) Business Days, and the Rule 17g-5 Information Provider shall, promptly following the posting of such documents to the Rule 17g-5 Information Provider’s Website, notify, or cause the notification of, each Registered Rating Agency by electronic mail of the posting of such documents:

(i)            each of its annual statements as to compliance described in Section 10.09of this Agreement;

(ii)           each of its annual independent public accountants’ servicing reports described in Section 10.10 of this Agreement;

(iii)         a copy of each operating and other financial statements, rent rolls, occupancy reports, and sales reports to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 4.02; and

(iv)          upon request, each inspection report prepared in connection with any inspection conducted pursuant to Section 3.18 of this Agreement.

(c)           The Certificate Administrator shall promptly furnish by e-mail to the Rule 17g-5 Information Provider (if the Certificate Administrator is for any reason not the Rule 17g-5 Information Provider) and the Depositor copies of the items set forth in Section 8.11(b) of this Agreement (to the extent not already delivered or made available pursuant to the terms of this Agreement and to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format), and the Rule 17g-5 Information Provider shall promptly upload such documents to the Rule 17g-5 Information Provider’s Website within five (5) Business Days.

Section 11.07     Amendment.  This Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)            to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)          to correct or supplement any of its provisions which may be inconsistent with any other provisions of this Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)          to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)          to make any other provisions with respect to matters or questions arising under this Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)          to modify the procedures herein relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under this Agreement); provided, further that notice of such modification is provided to all parties to this Agreement;

(vii)        to amend or supplement any provision of this Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)        in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of this Agreement (A) to the extent necessary to effect the qualification of this Agreement under the TIA or under any similar federal statute hereafter enacted and to add to this Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of this Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided, further that no amendment pursuant to any of clauses (i)-(viii) above may be made that would:  (i) reduce the consent or consultation rights or the right to receive information under this Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under this Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under this Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

This Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)            reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate;

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding;

(iii)         change in any manner the obligations or rights of any Mortgage Loan Seller under this Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)          change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)          without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under this Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to this Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to this Agreement;

(vi)          adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders; or

(vii)        change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

In the event that neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 11.07 shall be effective with the consent of the Trustee, the Operating Advisor, the Certificate Administrator, the Special Servicer, the Master Servicer, in writing, and to the extent required by this Section, the Certificateholders, the Mortgage Loan Sellers, the Underwriters and/or the Initial Purchasers, as applicable.  Promptly after the execution of any amendment, the Master Servicer shall forward a copy thereof to the Trustee, the Operating Advisor, the Certificate Administrator, the Special Servicer, each Mortgage Loan Seller, each Underwriter, each Initial Purchaser and the Certificate Administrator and shall furnish written notification of the substance of such amendment to each Certificateholder, as applicable, and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider.  It shall not be necessary for the consent of Certificateholders, the Mortgage Loan Sellers, Underwriters or the Initial Purchasers, as applicable, under this Section 11.07 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.  The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders, the Mortgage Loan Sellers, Underwriters or the Initial Purchasers, as applicable, shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless, if requested by the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator, such party shall have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (i) or (ii) of the first sentence of this Section, then at the expense of the Trust Fund), to the effect that such amendment will not cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust at any time that any Certificates are outstanding, and will not cause a tax to be imposed on the Trust Fund (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property pursuant to Code

Section 860G(c)).  Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (i), (ii), (iii) or (v) (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first sentence of this Section, then at the expense of the Trust Fund) stating that the execution of such amendment is authorized or permitted by this Agreement.  Each of the Trustee and the Certificate Administrator may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s or the Certificate Administrator’s, as applicable, own rights, duties or immunities under this Agreement.  The party requesting an amendment to this Agreement shall provide to the Rule 17g-5 Information Provider, for posting on the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, prior written notice of such proposed amendment.

Section 11.08     Confirmation of Intent. The Depositor intends that the conveyance of the Depositor’s right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan.  If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement.  The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Mortgage Loans, all principal and interest received or receivable with respect to the Mortgage Loans (other than principal and interest payments due and payable prior to the Cut-Off Date and Principal Prepayments received prior to the Cut-Off Date), all amounts held from time to time in the Collection Account, each Distribution Account, the Interest Reserve Account and, if established, the Excess Liquidation Proceeds Reserve Account and the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor’s right, title and interest in and to any Insurance Proceeds related to such Mortgage Loans and (ii) this Agreement shall constitute a security agreement under applicable law.  This Section 11.08 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

Section 11.09     Third-Party Beneficiaries.  Except as provided in the next sentence, no Persons other than a party to this Agreement and any Certificateholder, shall have any rights with respect to the enforcement of any of the rights or obligations hereunder.  Any Underwriter or Initial Purchaser (with respect to its rights to receive any documents, certifications, information and/or indemnification hereunder and its rights under Section 2.02, Section 5.03 and Section 11.07 of this Agreement), any Mortgage Loan Seller (with respect to its rights under Section 2.03(a), Section 2.03(b), Section 2.03(c), Section 3.09(d)(i) and Section 11.07 of this Agreement and its rights as a Privileged Person) and, subject to Section 11.02 of this Agreement, any Certificateholder (which are intended third-party beneficiaries of this Agreement) shall have the right to enforce their respective rights and obligations hereunder as if each such Person was a party hereto.

Without limiting the foregoing, the parties to this Agreement specifically state that no Mortgagor, property manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

Section 11.10     Request by Certificateholders. Where information or reports are required to be delivered to a Certificateholder upon request pursuant to the terms of this Agreement, such request can be in the form of a single blanket request by a Certificateholder to the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, and, with respect to such Certificateholder such request shall be deemed to relate to each date such report or information may be requested.  The notice shall set forth the applicable Sections where such reports and information are requested.

Section 11.11     Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.12     Submission to Jurisdiction.  EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

Section 11.13     Exchange Act Rule 17g-5 Procedures.

(a)           Except as otherwise provided in Section 11.06 of this Agreement or this Section 11.13 or otherwise in this Agreement or as required by law, none of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian shall provide any information directly to, or communicate with, either orally or in writing, any Rating Agency regarding the Certificates or the Mortgage Loans relevant to the Rating Agencies’ surveillance of the Certificates or the Mortgage Loans, including, but not limited to, providing responses to inquiries from a Rating Agency regarding the Certificates or the Mortgage Loans relevant to such Rating Agency’s surveillance of the Certificates. To the extent that a Rating Agency makes an inquiry or initiates communications with the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian regarding the Certificates or the Mortgage Loans relevant to such Rating Agency’s surveillance of the Certificates, all responses to such inquiries or communications from such Rating Agency shall be made in writing by the responding party and shall be provided to the Rule 17g-5 Information Provider as provided in Section 11.13(h), whereupon the Rule 17g-5 Information Provider shall post such written response to the Rule 17g-5 Information Provider’s Website within two (2) Business Days of receipt (or, if the responding party is the Rule 17g-5 Information Provider, within two (2) Business Days of preparation) of such response, and the Rule 17g-5 Information Provider shall, promptly after such response has been posted to the Rule 17g-5 Information Provider’s Website, notify, or cause the notification of, each Registered Rating Agency by electronic mail of the posting of such response.

(b)           To the extent that any of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian is required to provide any information to, or communicate with, any Rating Agency in accordance with its obligations under this Agreement, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian, as applicable, shall do so in writing and shall provide such written information or communication to the Rule 17g-5 Information Provider electronically as provided in Section 11.13(h), whereupon the Rule 17g-5 Information Provider shall upload such information or communication to the Rule 17g-5 Information Provider’s Website within two (2) Business Days of receipt (or, if the applicable party is the Rule 17g-5 Information Provider, within two (2) Business Days of preparation) of such written information or communication, and the Rule 17g-5 Information Provider shall, promptly after such written information or communication has been uploaded to the Rule 17g-5 Information Provider’s Website, notify, or cause the notification of, each Registered Rating Agency by electronic mail of the posting of such written information or communication.  The foregoing shall include any Rating Agency Confirmation request made pursuant to this Agreement, which shall be in writing, with a cover letter indicating the nature of the request and shall include all information the requesting party believes is reasonably necessary for the applicable Rating Agency to make its decision.

(c)           Notwithstanding the provisions of Section 11.13(a) or Section 11.13(b)of this Agreement, the Depositor may authorize, in its sole discretion, any of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian to provide information directly to, or communicate with, a Rating Agency (including, but not limited to, responses to inquiries from such Rating Agency).  Any such authorization shall be in writing (which writing may be electronic mail) by a Responsible Officer of the Depositor, and shall set forth the procedures that the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian, as applicable, shall follow if it elects (in its sole discretion) to provide information directly to the applicable Rating Agency, which procedures shall be reasonable and customary as is necessary to allow compliance with Rule 17g-5.

(d)           Each of the Rule 17g-5 Information Provider, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and the Custodian (each, an “Indemnifying Party”) hereby expressly agrees to indemnify and hold harmless the Depositor and its respective officers, directors, shareholders, members, managers, employees, agents, Affiliates and controlling persons, and the Trust Fund (each, an “Indemnified Party”), from and against any and all losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses), joint or several, to which any such Indemnified Party may become subject, under the Act, the

Exchange Act or otherwise, pursuant to a third-party claim, insofar as such losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) arise out of or are based upon (i) such Indemnifying Party’s breach of Section 11.06, Section 11.13(a), Section 11.13(b), Section 11.13(c), Section 11.13(g) or Section 11.13(h) of this Agreement or (ii) a determination by any Rating Agency that it cannot reasonably rely on representations made by the Depositor or any Affiliate thereof pursuant to Exchange Act Rule 17g-5(a)(3), to the extent caused by any such breach referred to in clause (i) above by the applicable Indemnifying Party, and will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, as such expenses are incurred.  The Depositor shall notify each of the Master Servicer and the Special Servicer in writing of any change in the identity or contact information of the Rule 17g-5 Information Provider (if it is not also the Certificate Administrator).

(e)           None of the Master Servicer, the Special Servicer, the Certificate Administrator (unless the Certificate Administrator is acting in the capacity of the Rule 17g-5 Information Provider), the Trustee, the Operating Advisor or the Custodian shall have any liability for (i) the Rule 17g-5 Information Provider’s failure to post information provided by the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian in accordance with the terms of this Agreement, (ii) any malfunction or disabling of the Rule 17g-5 Information Provider’s Website or (iii) such party’s failure to perform any of its obligations under this Agreement regarding providing information or communication to the Rating Agencies that are required to be performed after the Rule 17g-5 Information Provider posts the related information or communication if the Rule 17g-5 Information Provider fails to notify such party that it has posted such information or communication on the Rule 17g-5 Information Provider’s Website.

(f)           None of the foregoing restrictions in this Section 11.13 prohibit or restrict oral or written communications, or providing information, between the Master Servicer or the Special Servicer, on the one hand, and any Rating Agency, on the other hand, with regard to (i) such Rating Agency’s review of the ratings it assigns to the Master Servicer or the Special Servicer, as applicable, (ii) such Rating Agency’s approval of the Master Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s evaluation of the Master Servicer’s or the Special Servicer’s, as applicable, servicing operations in general; provided, however, that the Master Servicer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to such Rating Agency in connection with such review and evaluation by such Rating Agency unless:  (x) borrower, property or deal specific identifiers are redacted; or (y) such information has already  been provided to the Rule 17g-5 Information Provider and has been uploaded on to the Rule 17g-5 Information Provider’s Website.

(g)           The Rule 17g-5 Information Provider shall establish and maintain the Rule 17g-5 Information Provider’s Website in the form of a password-protected Internet Website in accordance with this Section 11.13 and Section 11.06 of this Agreement.

(h)           The Rule 17g-5 Information Provider shall post on the Rule 17g-5 Information Provider’s Website and make available solely to the Rating Agencies and other NRSROs, the following items, to the extent such items are delivered to it in an electronic document format suitable for website posting (and the parties required to deliver the following information to the Rule 17g-5 Information Provider agree to do so in such format) via electronic mail at ratingagencynotice@citi.com, specifically with a subject reference of “CGCMT 2013-GC17” and an identification of the type of information being provided in the body of such electronic mail (or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the Rule 17g-5 Information Provider if or as may be necessary or beneficial):

(A)           all items delivered to the Rule 17g-5 Information Provider pursuant to Section 11.06;

(B)           all information and communications delivered to the Rule 17g-5 Information Provider pursuant to Section 11.13(a) and (b); and

(C)           any other information delivered to the Rule 17g-5 Information Provider pursuant to this Agreement.

The Rule 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be.  If any information is delivered or posted in error, the Rule 17g-5 Information Provider may remove it from the Rue 17g-5 Information Provider’s Website.  The Certificate Administrator and the Rule 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information only by receipt and posting to the Rule 17g-5 Information Provider’s Website.  Access will be provided by the Rule 17g-5 Information Provider to (i) the Rating Agencies upon registration at the Rule 17g-5 Information Provider’s Website as a user thereof and (ii) other NRSROs upon registration at the Rule 17g-5 Information Provider’s Website as a user thereof and receipt by the Rule 17g-5 Information Provider of an NRSRO Certification (which certification may be submitted via e-mail to the Rule 17g-5 Information Provider).  Questions regarding delivery of information to the Rule 17g-5 Information Provider may be directed to (800) 422-2066 and ratingagencynotice@citi.com (or to such other telephone number or e-mail address as the Rule 17g-5 Information Provider may designate).

In connection with providing access to the Rule 17g-5 Information Provider’s Website, the Rule 17g-5 Information Provider may require registration and the acceptance of a disclaimer.  The Rule 17g-5 Information Provider shall not be liable for the dissemination of information in accordance with the terms of this Agreement, makes no representations or warranties as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information.  The Rule 17g-5 Information Provider shall not be liable for its failure to make any information available to the Rating Agencies or other NRSROs unless such information was delivered to the Rule 17g-5 Information Provider at the e-mail address set forth herein, with a subject heading of “CGCMT 2013-GC17” and sufficient detail to indicate that such information is required to be posted on the Rule 17g-5 Information

Provider’s Website.  In connection with notifying a Registered Rating Agency of any information posted to the Rule 17g-5 Information Provider’s Website, the Rule 17g-5 Information Provider shall only be responsible for sending such notices to the electronic mail address of such Registered Rating Agency as provided by such Registered Rating Agency upon its registration as user of the Rule 17g-5 Information Provider’s Website or upon any subsequent update of such electronic mail address made by such Registered Rating Agency through the Rule 17g-5 Information Provider’s Website, and the Rule 17g-5 Information Provider shall not be responsible for sending any notices to any electronic mail address of any Registered Rating Agency that is not provided to the Rule 17g-5 Information in the manner described in this sentence.

(i)            In connection with the delivery by the Master Servicer to the Rule 17g-5 Information Provider of any information, report, notice or document for posting to the Rule 17g-5 Information Provider’s Website, the Rule 17g-5 Information Provider shall notify the Master Servicer of when such information, report, notice or other document has been posted to the Rule 17g-5 Information Provider’s Website, and the Master Servicer may (but is not obligated to) send such information, report, notice or other document to the applicable Rating Agency promptly following the earlier of (a) receipt of notification from the Rule 17g-5 Information Provider that such information, report, notice or other document has been posted to the Rule 17g-5 Information Provider’s Website and (b)  the second Business Day after it has provided such information, report, notice or other document to the Rule 17g-5 Information Provider.

Section 11.14     Precautionary Trust Indenture Act Provisions.

In the event that the Depositor, upon consultation with the Trustee, notifies the parties to this Agreement that it has determined that the TIA applies to this Agreement or that that qualification under the Trust Indenture Act of 1939, as amended (the “TIA”), or any similar federal statute hereafter enacted is required (any such determination by the Depositor, a “TIA Applicability Determination”), then, (i) in the case of the TIA, pursuant to Section 318 of the TIA (assuming such section is then in effect), the provisions of Sections 310 to and including Section 317 of the TIA that impose duties on any person shall be part of and govern this Agreement, whether or not physically contained herein, as and to the extent provided in Section 318 of the TIA; provided, however, that it shall be deemed that the parties to this Agreement have agreed that, to the extent permitted under the TIA, this Agreement shall expressly exclude any non-mandatory provisions that (x) conflict with the provisions of this Agreement or would otherwise alter the provisions of this Agreement or (y) increase the obligations, liabilities or scope of responsibility of any party hereto; (ii) the parties agree to cooperate in good faith with the Depositor to make such amendments to modify, eliminate or add to the provisions of this Agreement to such extent as shall be necessary to effect the qualification of this Agreement under the TIA or such similar statute and to add to this Agreement such other provisions as may be expressly required by the TIA or as may be determined by the parties to be beneficial for compliance with the TIA; and (iii) upon the direction of the Depositor, the Trustee shall file a Form T-1 or such other form as the Depositor informs the Trustee is required, with the Commission or other appropriate institution.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

CITIGROUP COMMERCIAL MORTGAGE
SECURITIES INC.

By:	/s/ Richard W. Simpson
Name: Richard W. Simpson
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ Cynthia L. Schwartz
Name: Cynthia L. Schwartz
Title: Vice President

LNR PARTNERS, LLC

By:	/s/ Carlos R. Piñeiro
Name: Carlos R. Piñeiro
Title: Vice President

PENTALPHA SURVEILLANCE LLC

By:	/s/ James Callahan
Name: James Callahan
Title: Executive Director and Solely
Authorized Signatory

CGCMT 2013-GC17 - Pooling and Servicing Agreement

CITIBANK, N.A.

By:	/s/ John Hannon
Name: John Hannon
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Daniel R. Radick
Name: Daniel R. Radick
Title: Vice President

CGCMT 2013-GC17 - Pooling and Servicing Agreement

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

On this 6th day of December 2013, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Richard Simpson, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he resides at New York, New York; that s/he is the VP of CCMSI, a corporation, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Nannette L. Edwards
Notary Public in and for the
State of New York

My Commission expires:  Jan. 08, 2015

[NOTARIAL SEAL]

CGCMT 2013-GC17 - Pooling and Servicing Agreement

STATE OF NORTH CAROLINA	)
) ss.:
COUNTY OF MECKLENBURG	)

On this 26th day of November 2013, personally appeared before me Cynthia L. Schwartz, to me known (or proved to me on the basis of satisfactory evidence) to be a Director of Wells Fargo Bank, National Association, a national banking association, that executed the within and foregoing instrument, and acknowledged that said instrument to be the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument, and that by her signature on the instrument the entity upon behalf of which she acted, executed the instrument.

/s/ Erica L. Smith
Notary
Name:

My Commission expires:  July 15, 2017

[NOTARIAL SEAL]

CGCMT 2013-GC17 - Pooling and Servicing Agreement

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the 25th day of November 2013, before me, a notary public in and for said State, personally appeared Carlos R. Piñeiro known to me to be a Vice President of LNR Partners, LLC, that executed the within instrument, and also known to me to be the person who executed it on behalf of such limited liability company, and acknowledged to that such limited liability company executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Robert F. Alleman
Notary Public

My Commission expires:  August 20, 2016

[NOTARIAL SEAL]

CGCMT 2013-GC17 - Pooling and Servicing Agreement

STATE OF CONNECTICUT	)
) ss.:
COUNTY OF FAIRFIELD	)

On this 4th day of December 2013, before me, the undersigned, a Notary Public in and for the State of Connecticut, duly commissioned and sworn, personally appeared James Callahan, to me known who, by me duly sworn, did depose and acknowledge before me and say that he resides at 26 Greenwich Office Park, Greenwich, CT 06831; that he is the Executive Director of Pentalphia Surveillance, an LLP, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Melonie S. Williams
Notary Public in and for the
State of Connecticut

My Commission expires:  July 31, 2014

[NOTARIAL SEAL]

CGCMT 2013-GC17 - Pooling and Servicing Agreement

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

On this 22nd day of November 2013, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared John Hannon, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he resides at 388 Greenwich St., NY, NY 10013; that s/he is the Vice President of Citibank, N.A., a national banking association, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Noreen Iris Santos
Notary Public in and for the
State of New York

My Commission expires: Sept. 27, 2014

[NOTARIAL SEAL]

CGCMT 2013-GC17 - Pooling and Servicing Agreement

STATE OF IL	)
) ss:
COUNTY OF Cook	)

On this 22 day of November 2013, before me, the undersigned, a Notary Public in and for the State of IL, duly commissioned and sworn, personally appeared Daniel Radick, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he resides at 190 S. LaSalle St., 7th Fl, Chicago, IL 60603; that s/he is the Vice President of U.S. Bank, a National Association, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Erika Forshtay
Notary Public in and for the State of Il

My Commission expires: 12.8.2014

[NOTARIAL SEAL]

CGCMT 2013-GC17 - Pooling and Servicing Agreement

EXHIBIT A-1

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS A-1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

A-1-1

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-GC17, CLASS A-1

Pass-Through Rate: 1.102% per annum

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Certificate Principal Amount of the Class A-1 Certificates: $46,093,000	Scheduled Final Distribution Date: the Distribution Date in September 2018

CUSIP: 17321R AA4	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17321RAA41 Common Code: 099958294
No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class A-1 Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in

A-1-2

each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-1 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the

A-1-3

Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to

A-1-4

comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

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(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing

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Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-1 Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-1 Certificates referred to in the Pooling and Servicing Agreement.

Dated: December 9, 2013

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ _______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-1 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-1 Certificate of the entire Percentage Interest represented by the within Class A-1 Certificates to the above-named Assignee(s) and to deliver such Class A-1 Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-1-10

EXHIBIT A-2

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS A-2

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS A-2

Pass-Through Rate: 2.962% per annum

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Certificate Principal Amount of the Class A-2 Certificates: $192,952,000	Scheduled Final Distribution Date: the Distribution Date in November 2018.

CUSIP: 17321R AB2	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17321RAB24 Common Code: 100173077

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class A-2 Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in

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each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-2 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the

A-2-3

Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to

A-2-4

comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

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(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing

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Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-2 Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated: December 9, 2013

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ _______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-2 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-2 Certificate of the entire Percentage Interest represented by the within Class A-2 Certificates to the above-named Assignee(s) and to deliver such Class A-2 Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-3

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS A-3

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS A-3

Pass-Through Rate: 3.854% per annum

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Certificate Principal Amount of the Class A-3 Certificates: $120,000,000	Scheduled Final Distribution Date: the Distribution Date in October 2023

CUSIP: 17321R AC0	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17321RAC07 Common Code: 100173085

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class A-3 Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in

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each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class A-3 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-3 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the

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Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements amd the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to

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comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

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(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing

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Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-3 Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-3 Certificates referred to in the Pooling and Servicing Agreement.

Dated: December 9, 2013

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ _______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-3 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-3 Certificate of the entire Percentage Interest represented by the within Class A-3 Certificates to the above-named Assignee(s) and to deliver such Class A-3 Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ____________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-3-10

EXHIBIT A-4

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS A-4

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS A-4

Pass-Through Rate: 4.131% per annum

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Certificate Principal Amount of the Class A-4 Certificates: $192,342,000	Scheduled Final Distribution Date: the Distribution Date in November 2023

CUSIP: 17321R AD8	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17321RAD89 Common Code: 100173336
No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-4 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class A-4 Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in

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each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class A-4 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-4 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the

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Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to

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comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

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(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing

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Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-4 Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-4 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto _____________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-4 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-4 Certificate of the entire Percentage Interest represented by the within Class A-4 Certificates to the above-named Assignee(s) and to deliver such Class A-4 Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-4-10

EXHIBIT A-5

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS A-AB

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1     Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2    Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS A-AB

Pass-Through Rate: 3.675% per annum

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Certificate Principal Amount of the Class A-AB Certificates: $55,534,000	Scheduled Final Distribution Date: the Distribution Date in September 2023

CUSIP: 17321R AE6	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17321RAE62 Common Code: 100173344
No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-AB Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class A-AB Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in

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each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class A-AB Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-AB Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the

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Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to

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comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

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(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing

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Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-AB Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-AB Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ___________________________________ _____________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-AB Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-AB Certificate of the entire Percentage Interest represented by the within Class A-AB Certificates to the above-named Assignee(s) and to deliver such Class A-AB Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-6

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS X-A

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE PRINCIPAL AMOUNTS OF THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4 AND CLASS A-AB CERTIFICATES AND THE CLASS A-S REGULAR INTEREST.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CLASS X-A CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS X-A

Pass-Through Rate: Variable IO1

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Notional Amount of the Class X-A Certificates: $676,284,000	Scheduled Final Distribution Date: the Distribution Date in November 2023

CUSIP: 17321R AF3	Initial Notional Amount of this Certificate: $[_____]
ISIN: US17321RAF38
Common Code: 100175606
No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-A Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class X-A Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

1 The approximate Pass-Through Rate as of the Closing Date is 1.559% per annum.

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Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, with respect to the Class X-A Certificates for such Distribution Date, all as more fully described the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class X-A Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under

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any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of

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the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

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(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing

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Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-A Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class X-A Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class X-A Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class X-A Certificate of the entire Percentage Interest represented by the within Class X-A Certificates to the above-named Assignee(s) and to deliver such Class X-A Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-6-10

EXHIBIT A-7

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS X-B

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE PRINCIPAL AMOUNT OF THE CLASS B REGULAR INTEREST.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CLASS X-B CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1    Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2    Global Certificate legend.

A-7-1

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS X-B

Pass-Through Rate: Variable IO1

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Notional Amount of the Class X-B Certificates: $54,189,000	Scheduled Final Distribution Date: the Distribution Date in November 2023

CUSIP: 17321R AG1	Initial Notional Amount of this Certificate: $[_____]
ISIN: US17321RAG11
Common Code: 100175614

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-B Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class X-B Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

1 The approximate Pass-Through Rate as of the Closing Date is 0.011% per annum.

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Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, with respect to the Class X-B Certificates for such Distribution Date, all as more fully described the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class X-B Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under

A-7-3

any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of

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the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

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(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing

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Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-B Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class X-B Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________________________________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class X-B Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class X-B Certificate of the entire Percentage Interest represented by the within Class X-B Certificates to the above-named Assignee(s) and to deliver such Class X-B Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-8

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS X-C

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE PRINCIPAL AMOUNT OF THE CLASS E CERTIFICATES.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CLASS X-C CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

1     Temporary Regulation S Global Certificate legend.

2     Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3     Global Certificate legend.

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THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS X-C

Pass-Through Rate: Variable IO1

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Notional Amount of the Class X-C Certificates: $17,341,000	Scheduled Final Distribution Date: the Distribution Date in November 2023

CUSIP: 17321R AV82 U1737H AE73 17321R AW64	Initial Notional Amount of this Certificate: $[_____]
ISIN: US17321RAV875 USU1737HAE726 US17321RAW607

Common Code: 100179954

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-C Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class X-C Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

1 The approximate Pass-Through Rate as of the Closing Date is 0.856% per annum.

2 For Rule 144A Certificates

3 For Regulation S Certificates

4 For IAI Certificates

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For Regulation S Certificates

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This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, with respect to the Class X-C Certificates for such Distribution Date, all as more fully described the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class X-C Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

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This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as

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evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

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The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have

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been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-C Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class X-C Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ _______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class X-C Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class X-C Certificate of the entire Percentage Interest represented by the within Class X-C Certificates to the above-named Assignee(s) and to deliver such Class X-C Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-8-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-9

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS X-D

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE PRINCIPAL AMOUNTS OF THE CLASS F AND CLASS G CERTIFICATES.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CLASS X-D CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

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THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS X-D

Pass-Through Rate: Variable IO1

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Notional Amount of the Class X-D Certificates: $43,351,987	Scheduled Final Distribution Date: the Distribution Date in November 2013

CUSIP: 17321R AX42 U1737H AF43 17321R AY24	Initial Notional Amount of this Certificate: $[_____]
ISIN: US17321RAX445 USU1737HAF486 US17321RAY277

Common Code: 100182718

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-D Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class X-D Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

1 The approximate Pass-Through Rate as of the Closing Date is 0.856% per annum.

2 For Rule 144A Certificates

3 For Regulation S Certificates

4 For IAI Certificates

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For Regulation S Certificates

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This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, with respect to the Class X-D Certificates for such Distribution Date, all as more fully described the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class X-D Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

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This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as

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evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

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The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have

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been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-D Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class X-D Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ _______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class X-D Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class X-D Certificate of the entire Percentage Interest represented by the within Class X-D Certificates to the above-named Assignee(s) and to deliver such Class X-D Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-10

CITIGROUP COMMERCIAL MORTAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS A-S

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE, TOGETHER WITH CERTAIN OTHER EXCHANGEABLE CERTIFICATES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, MAY BE EXCHANGED FOR THE CLASS PEZ CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT (INCLUDING, WITHOUT LIMITATION, PAYMENT OF THE APPLICABLE EXCHANGE FEE).

THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS A-S

Pass-Through Rate: 4.544% per annum

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Certificate Principal Amount of the Class A-S Certificates:  $69,363,000.  The Aggregate Initial Certificate Principal Amount of the Class A-S Certificates represents the maximum aggregate Certificate Principal Amount of the Class A-S  Certificates (without giving effect to any exchanges for other Exchangeable Certificates or any issuance of the Class PEZ Certificates).
Scheduled Final Distribution Date: the Distribution Date in November 2023

CUSIP: 17321R AH9	Initial Certificate Principal Amount of this Certificate: $[_____] (subject to exchanges for Exchangeable Certificates on or after the Closing Date)
ISIN: US17321RAH93 Common Code: 100174391
No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-S Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class A-S Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents beneficial ownership of a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class A-S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-S Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in

A-10-3

the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

Subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate, together with certain other Exchangeable Certificates set forth in the Pooling and Servicing Agreement, may be exchanged for the Class PEZ Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement (including, without limitation, payment of the applicable exchange fee).

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

A-10-4

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than

A-10-5

66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

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Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-S Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-S Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-10-8

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ _______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-S Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-S Certificate of the entire Percentage Interest represented by the within Class A-S Certificates to the above-named Assignee(s) and to deliver such Class A-S Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-10-9

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-10-10

EXHIBIT A-11

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS B

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE, TOGETHER WITH CERTAIN OTHER EXCHANGEABLE CERTIFICATES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, MAY BE EXCHANGED FOR THE CLASS PEZ CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT (INCLUDING, WITHOUT LIMITATION, PAYMENT OF THE APPLICABLE EXCHANGE FEE).

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS B

Pass-Through Rate: The lesser of 5.095% per annum and the WAC Rate

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Certificate Principal Amount of the Class B Certificates:  $54,189,000.  The Aggregate Initial Certificate Principal Amount of the Class B Certificates represents the maximum aggregate Certificate Principal Amount of the Class B Certificates (without giving effect to any exchanges for other Exchangeable Certificates or any issuance of the Class PEZ Certificates).
Scheduled Final Distribution Date: the Distribution Date in November 2023

CUSIP: 17321R AJ5	Initial Certificate Principal Amount of this Certificate: $[_____] (subject to exchange for Exchangeable Certificates on or after the Closing Date)
ISIN: US17321RAJ59 Common Code: 100175517

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class B Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents beneficial ownership of a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class B Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in

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the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

Subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate, together with certain other Exchangeable Certificates set forth in the Pooling and Servicing Agreement, may be exchanged for the Class PEZ Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement (including, without limitation, payment of the applicable exchange fee).

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

A-11-4

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than

A-11-5

66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

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Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class B Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class B Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ _______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class B Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class B Certificate of the entire Percentage Interest represented by the within Class B Certificates to the above-named Assignee(s) and to deliver such Class B Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-12

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS PEZ

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE MAY BE EXCHANGED FOR OTHER EXCHANGEABLE CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT (INCLUDING, WITHOUT LIMITATION, PAYMENT OF THE APPLICABLE EXCHANGE FEE).

THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF MULTIPLE “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS PEZ

Pass-Through Rate:  The Class PEZ Certificates will be entitled to receive the sum of the interest distributable on the percentage interests of the Class A-S, Class B and Class C Regular Interests represented by the Class PEZ Certificates.

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Certificate Principal Amount of the Class PEZ Certificates:  $157,150,000.  The Aggregate Initial Certificate Principal Amount of the Class PEZ Certificates is equal to the aggregate of the maximum initial Certificate Principal Amounts of the Class A-S, Class B and Class C Certificates (without giving effect to any exchanges for other Exchangeable Certificates), representing the maximum Certificate Principal Amount of the Class PEZ Certificates that could be issued in an exchange.
Scheduled Final Distribution Date: the Distribution Date in November 2023

CUSIP: 17321R AK2	Initial Certificate Principal Amount of this Certificate: $[_____] (subject to exchanges for Exchangeable Certificates on or after the Closing Date)
ISIN: US17321RAK23 Common Code: 100175568

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class PEZ Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class PEZ Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate

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Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents beneficial ownership of multiple “regular interests” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, with respect to the Class PEZ Certificates for such Distribution Date, all as more fully described the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class PEZ Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

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This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

Subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate may be exchanged for other Exchangeable Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement (including, without limitation, payment of the applicable exchange fee).

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of

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any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the

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Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class PEZ Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class PEZ Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-12-8

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ _______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class PEZ Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class PEZ Certificate of the entire Percentage Interest represented by the within Class PEZ Certificates to the above-named Assignee(s) and to deliver such Class PEZ Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-12-10

EXHIBIT A-13

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS C

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE, TOGETHER WITH CERTAIN OTHER EXCHANGEABLE CERTIFICATES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, MAY BE EXCHANGED FOR THE CLASS PEZ CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT (INCLUDING, WITHOUT LIMITATION, PAYMENT OF THE APPLICABLE EXCHANGE FEE).

THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

A-13-1

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS C

Pass-Through Rate: The WAC Rate1

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Certificate Principal Amount of the Class C Certificates:  $33,598,000.  The Aggregate Initial Certificate Principal Amount of the Class C Certificates represents the maximum aggregate Certificate Principal Amount of the Class C Certificates (without giving effect to any exchanges for other Exchangeable Certificates or any issuance of the Class PEZ Certificates).
Scheduled Final Distribution Date: the Distribution Date in November 2023

CUSIP: 17321R AL0	Initial Certificate Principal Amount of this Certificate: $[_____] (subject to exchange for Exchangeable Certificates on or after the Closing Date)
ISIN: US17321RAL06 Common Code: 100175533

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class PEZ, Class B, Class D, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class C Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

1      The initial approximate Pass-Through Rate as of the Closing Date is 5.106% per annum.

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This Certificate represents beneficial ownership of a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to s share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class C Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

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As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

Subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate, together with certain other Exchangeable Certificates set forth in the Pooling and Servicing Agreement, may be exchanged for the Class PEZ Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement (including, without limitation, payment of the applicable exchange fee).

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the

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Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master

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Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances,

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if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class C Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class C Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ _______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class C Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class C Certificate of the entire Percentage Interest represented by the within Class C Certificates to the above-named Assignee(s) and to deliver such Class C Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-14

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS D

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

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THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-GC17, CLASS D
Pass-Through Rate: The WAC Rate1

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Certificate Principal Amount of the Class D Certificates: $42,267,000	Scheduled Final Distribution Date: the Distribution Date in November 2023

CUSIP: 17321R AM82 U1737H AA53 17321R AN64	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17321RAM885 USU1737HAA506 US17321RAN617

Common Code: 100176122

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class PEZ, Class B, Class C, Class E, Class F, Class G, Class S and Class R Certificates (together with the Class D Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

1 The initial approximate Pass-Through Rate as of the Closing Date is 5.106% per annum.

2 For Rule 144A Certificates

3 For Regulation S Certificates

4 For IAI Certificates

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For IAI Certificates

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This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class D Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to

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surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)	to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account,

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provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master

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Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances,

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if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class D Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class D Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-14-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ _______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class D Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class D Certificate of the entire Percentage Interest represented by the within Class D Certificates to the above-named Assignee(s) and to deliver such Class D Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-14-10

DISTRIBUTION INSTRUCTIONS
The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-14-11

EXHIBIT A-15

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS E

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

A-15-1

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-15-2

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS E

Pass-Through Rate: The lesser of 4.250% per annum and the WAC Rate

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Certificate Principal Amount of the Class E Certificates: $17,341,000	Scheduled Final Distribution Date: the Distribution Date in November 2023

CUSIP: 17321R AP11 U1737H AB32 17321R AQ93	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17321RAP104 USU1737HAB345 US17321RAQ926

Common Code: 100176351

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class PEZ, Class B, Class C, Class D, Class F, Class G, Class S and Class R Certificates (together with the Class E Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For IAI Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For IAI Certificates

A-15-3

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class E Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class E Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

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This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as

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evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

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The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have

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been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class E Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class E Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class E Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class E Certificate of the entire Percentage Interest represented by the within Class E Certificates to the above-named Assignee(s) and to deliver such Class E Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-15-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-15-11

EXHIBIT A-16

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS F

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

A-16-1

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS F

Pass-Through Rate: The lesser of 4.250% per annum and the WAC Rate

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Certificate Principal Amount of the Class F Certificates: $8,670,000	Scheduled Final Distribution Date: the Distribution Date in November 2023

CUSIP: 17321R AR71 U1737H AC12 17321R AS53	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17321RAR754 USU1737HAC175 US17321RAS586

Common Code: 100179903

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class PEZ, Class B, Class C, Class D, Class E, Class G, Class S and Class R Certificates (together with the Class F Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For IAI Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For IAI Certificates

A-16-3

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class F Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

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This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as

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evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

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The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have

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been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class F Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class F Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class F Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class F Certificate of the entire Percentage Interest represented by the within Class F Certificates to the above-named Assignee(s) and to deliver such Class F Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-16-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-16-11

EXHIBIT A-17

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS G

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

A-17-1

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS G

Pass-Through Rate: The lesser of 4.250% per annum and the WAC Rate

First Distribution Date: January 10, 2014	Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

Aggregate Initial Certificate Principal Amount of the Class G Certificates: $34,681,987	Scheduled Final Distribution Date: the Distribution Date in November 2023

CUSIP: 17321R AT31 U1737H AD92 17321R AU03	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17321RAT324 USU1737HAD995 U17321RAU056

Common Code: 100179911

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class PEZ, Class B, Class C, Class D, Class E, Class F, Class S and Class R Certificates (together with the Class G Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For IAI Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For IAI Certificates

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This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class G Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

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This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as

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evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

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The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have

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been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class G Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class G Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class G Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class G Certificate of the entire Percentage Interest represented by the within Class G Certificates to the above-named Assignee(s) and to deliver such Class G Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-17-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-17-11

EXHIBIT A-18

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS R

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY ONLY BE TRANSFERRED TO AND OWNED BY A QIB.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTIONS 5.02 AND 5.03 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR

A-18-1

ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT.  ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.  THIS CERTIFICATE REPRESENTS MULTIPLE “NON-ECONOMIC RESIDUAL INTERESTS,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES.  IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

TRANSFERS OF THIS CERTIFICATE AND/OR INTERESTS HEREIN ARE SUBJECT TO THE DELIVERY OF SUCH CERTIFICATIONS, OPINIONS, AND OTHER EVIDENCE OF COMPLIANCE WITH APPLICABLE TRANSFER RESTRICTIONS, AND ARE FURTHER SUBJECT TO SUCH DEEMED REPRESENTATIONS AND WARRANTIES ON THE PART OF THE TRANSFEROR AND/OR TRANSFEREE, AS ARE SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS R

Percentage Interest: [ ]%

Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

CUSIP: 17321R AZ9
ISIN: US17321RAZ91
No.: [1]

This certifies that [           ] is the registered owner of an interest in a Trust Fund, including the distributions to be made with respect to the Class R Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and, other than in the case of the Outside Serviced Loan, serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans (other than the Outside Serviced Trust Loan) are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class PEZ, Class B, Class C, Class D, Class E, Class F, Class G and Class S Certificates (together with the Class R Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents the “residual interest” in two “real estate mortgage investment conduits,” as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of the aggregate amount, if any, with respect to the Class R Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

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All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

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As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless

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such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the

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Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the

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last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class R Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class R Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class R Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class R Certificate of the entire Percentage Interest represented by the within Class R Certificates to the above-named Assignee(s) and to deliver such Class R Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-18-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-18-11

EXHIBIT A-19

CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS S

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) (1) TO A PERSON THAT IS BOTH (I) A HOLDER OR A BENEFICIAL OWNER OF BOTH THE CLASS S CERTIFICATES AND CLASS G CERTIFICATES AND (II) A PERSON THAT IS NOT A “U.S. PERSON” AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, AND IS ACQUIRING BOTH THE CLASS S CERTIFICATES AND CLASS G CERTIFICATES IN AN OFFSHORE TRANSACTION (AS DEFINED IN REGULATION S) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY REGULATION S, (2) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY ONLY BE TRANSFERRED TO AND OWNED BY (I) A PERSON THAT IS BOTH (A) A HOLDER OR A BENEFICIAL OWNER OF BOTH THE CLASS S CERTIFICATES AND CLASS G CERTIFICATES, AND (B) A PERSON THAT IS NOT A “U.S. PERSON” AS DEFINED IN REGULATION S, THAT IS ACQUIRING BOTH THE CLASS S CERTIFICATES AND CLASS G CERTIFICATES IN AN OFFSHORE TRANSACTION (AS DEFINED IN REGULATION S) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY REGULATION S, AND/OR (II) A PERSON THAT IS EITHER (A) A QIB OR (B) OTHER INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

TRANSFERS OF THIS CERTIFICATE AND/OR INTERESTS HEREIN ARE SUBJECT TO THE DELIVERY OF SUCH CERTIFICATIONS, OPINIONS, AND OTHER EVIDENCE OF COMPLIANCE WITH APPLICABLE TRANSFER RESTRICTIONS, AND ARE FURTHER SUBJECT TO SUCH DEEMED REPRESENTATIONS

A-19-1

AND WARRANTIES ON THE PART OF THE TRANSFEROR AND/OR TRANSFEREE, AS ARE SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC17
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-GC17, CLASS S

Percentage Interest: [ ]%

Cut-Off Date: With respect to each Mortgage Loan, the Due Date in December 2013 for that Mortgage Loan.

CUSIP: 17321R BB11 17321R BC92 U1737H AH03
ISIN: U17321RBB154 U17321RBC975 U1737H AH046

No.: [1]

This certifies that [           ] [as nominee] is the registered owner of an interest in a Trust Fund, including the distributions to be made with respect to the Class S Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and, other than in the case of the Outside Serviced Trust Loan, serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans (other than the Outside Serviced Trust Loan) are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class PEZ, Class B, Class C, Class D, Class E, Class F, Class G and Class R Certificates (together with the Class S Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a beneficial ownership interest in a grantor trust consisting primarily of any collections of Excess Interest and the Excess Interest Distribution Account.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in

1 For Rule 144A Certificates

2 For IAI Certificates

3 For Regulation S Certificates

4 For Rule 144A Certificates

5 For IAI Certificates

6 For Regulation S Certificates

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accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in January 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of the aggregate amount then distributable, if any, with respect to the Class S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, Excess Interest actually collected in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of the Outside Serviced Trust Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s

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rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has

A-19-5

determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; or (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

A-19-6

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, or

(vii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loan) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing

A-19-7

Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates and the Mortgage Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-19-8

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class S Certificate to be duly executed.

CITIBANK, N.A.,
not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  December 9, 2013

CERTIFICATE OF AUTHENTICATION

This is one of the Class S Certificates referred to in the Pooling and Servicing Agreement.

Dated:  December 9, 2013

CITIBANK, N.A.,
not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-19-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class S Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class S Certificate of the entire Percentage Interest represented by the within Class S Certificates to the above-named Assignee(s) and to deliver such Class S Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-19-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-19-11

EXHIBIT B

MORTGAGE LOAN SCHEDULE

CGCMT 2013-GC17 Mortgage Loan Schedule

									Original	Remaining		Remaining				Crossed With
Control		Loan						Cut-Off Date	Mortgage	Term To		Amortization Term	Subservicing	Servicing	Mortgage	Other Loans	ARD	Final	ARD
Number	Footnotes	Number	Property Name	Address	City	State	Zip Code	Balance ($)	Loan Rate (%)	Maturity/ARD (Mos.)	Maturity/ARD Date	(Mos.)	Fee Rate (%)	Fee Rate (%)	Loan Seller	(Crossed Group)	(Yes/No)	Maturity Date	Revised Rate
1	1	6351	Ernst & Young Tower	950 Main Avenue	Cleveland	Ohio	44113	92,000,000	5.34000%	59	11/6/2018	360	0.03000%	0.01000%	CGMRC	NAP	No
2		38MRF6	The Outlet Shoppes at Atlanta	915 Ridgewalk Parkway	Woodstock	Georgia	30188	79,902,085	4.90000%	119	11/6/2023	359	0.00000%	0.01000%	GSMC	NAP	No
3	2	8030	Miracle Mile Shops	3663 Las Vegas Boulevard South	Las Vegas	Nevada	89109	75,000,000	5.25000%	117	9/6/2023	360	0.00500%	0.00500%	CGMRC	NAP	No
4		8064	One Union Square	212 Stockton Street	San Francisco	California	94108	50,000,000	5.12300%	118	10/6/2023	0	0.00000%	0.01000%	CGMRC	NAP	No
5		1	Renaissance Woodbridge	515 United States Highway 1 South	Iselin	New Jersey	08830	34,834,936	5.26500%	57	9/6/2018	297	0.00000%	0.01000%	SMF I	NAP	No
6		2	Kings Crossing	7141 Youree Drive	Shreveport	Louisiana	71105	27,500,000	5.11500%	118	10/6/2023	360	0.00000%	0.01000%	SMF I	NAP	No
7		3	Rivergate Station	1647 Gallatin Pike North	Madison	Tennessee	37115	21,562,500	4.98000%	119	11/6/2023	360	0.00000%	0.01000%	SMF I	NAP	No
8		38P621	Old Mill District	450-680 Southwest Powerhouse Drive	Bend	Oregon	97702	18,954,873	4.77800%	118	10/6/2023	358	0.00000%	0.01000%	GSMC	NAP	No
9		4	Park Place Shopping Center	4300 Sonoma Boulevard	Vallejo	California	94589	17,850,000	4.98000%	119	11/6/2023	360	0.00000%	0.01000%	SMF I	NAP	No
10		3863A8	22 East 60th	22 East 60th Street	New York	New York	10022	16,000,000	4.42550%	117	9/6/2023	0	0.00000%	0.01000%	CCRE	NAP	No
11		5	Riverwalk Plaza	23-29 MacCorkle Avenue Southwest	Charleston	West Virginia	25303	15,300,000	4.98000%	119	11/6/2023	360	0.00000%	0.01000%	SMF I	NAP	No
12		6	Holiday Inn Columbia	2200 Interstate 70 Drive Southwest	Columbia	Missouri	65203	15,051,409	5.64200%	119	11/6/2023	191	0.00000%	0.01000%	SMF I	NAP	No
13		3863A8	Marianos Elmhurst	678 North York Street	Elmhurst	Illinois	60126	14,382,375	4.90000%	119	11/6/2023	359	0.00000%	0.01000%	CCRE	NAP	Yes	11/6/2033	6.9000%
14		7633	SpringHill Suites - Willow Grove, PA	2480 Maryland Road	Willow Grove	Pennsylvania	19090	13,728,486	5.47000%	119	11/6/2023	299	0.05000%	0.00500%	CGMRC	NAP	No
15		8046	666 Old Country Road	666 Old Country Road	Garden City	New York	11530	13,100,000	4.33000%	58	10/6/2018	0	0.00000%	0.01000%	CGMRC	NAP	No
16		7824	Keystone Plaza	13503-13715 Biscayne Boulevard	North Miami Beach	Florida	33181	12,724,759	5.64000%	118	10/6/2023	358	0.05000%	0.00500%	CGMRC	NAP	No
17		7	The Center at Stockton	1880 East Hammer Lane	Stockton	California	95210	12,484,925	4.98000%	119	11/6/2023	359	0.00000%	0.01000%	SMF I	NAP	No
18		382C41	The Atrium	85 Northeast Loop 410	San Antonio	Texas	78216	11,987,768	5.87600%	59	11/6/2018	359	0.05000%	0.00500%	GSMC	NAP	No
19		8060	100 Merrick Road	100 Merrick Road	Rockville Centre	New York	11570	11,975,145	4.33000%	58	10/6/2018	0	0.00000%	0.01000%	CGMRC	NAP	No
20		8	Town Center at Twin Hickory	11351-11571 & 11321-11391 Nuckols Road	Glen Allen	Virginia	23059	11,360,000	5.16000%	118	10/6/2023	360	0.00000%	0.01000%	SMF I	NAP	No
21		8014	Courtyard by Marriott - Homestead, FL	2905 Northeast 9th Street	Homestead	Florida	33030	11,000,000	5.00000%	119	11/6/2023	360	0.00000%	0.01000%	CGMRC	NAP	No
22		3863A8	Sheffield Square Professional Center	2835 North Sheffield Avenue & 945 West George Street	Chicago	Illinois	60657	10,627,000	5.01700%	119	11/6/2023	360	0.00000%	0.01000%	CCRE	NAP	No
23		8059	114 Old Country Road	114 Old Country Road	Mineola	New York	11501	9,950,000	4.33000%	58	10/6/2018	0	0.00000%	0.01000%	CGMRC	NAP	No
24		9	Holiday Inn Express Raleigh SW - NC State	3741 Thistledown Drive	Raleigh	North Carolina	27606	9,835,015	5.65500%	119	11/6/2023	299	0.00000%	0.01000%	SMF I	NAP	No
25		8002	Steele Creek Crossing	12810 South Tryon Street	Charlotte	North Carolina	28273	9,526,000	5.07000%	118	10/6/2023	0	0.03000%	0.01000%	CGMRC	NAP	No
26		10	South Industrial Portfolio					9,489,136	5.26600%	119	11/6/2023	359	0.05000%	0.00500%	SMF I	NAP	No
26.01		10.01	2705 South Industrial	2705 South Industrial Highway	Ann Arbor	Michigan	48104
26.02		10.02	2725 South Industrial	2725 South Industrial Highway	Ann Arbor	Michigan	48104
26.03		10.03	2805 South Industrial	2805 South Industrial Highway	Ann Arbor	Michigan	48104
27		3863A8	Carrollwood Palms Apartments	4302 Gunn Highway	Tampa	Florida	33618	9,478,631	5.04100%	118	10/6/2023	358	0.00000%	0.01000%	CCRE	NAP	No
28		11	Sawgrass Apartments	10 Sandpiper Trail Southeast	Warren	Ohio	44484	9,300,000	5.26500%	118	10/6/2023	360	0.04000%	0.01000%	SMF I	NAP	No
29		7998	Cherry Road Crossing	2186 Cherry Road	Rock Hill	South Carolina	29732	9,275,000	5.17000%	117	9/6/2023	360	0.02000%	0.01000%	CGMRC	NAP	No
30		8089	Pearl Self Storage	1323 Northwest 16th Avenue	Portland	Oregon	97209	9,200,000	4.83000%	118	10/6/2023	0	0.00000%	0.01000%	CGMRC	NAP	No
31		8072	Devonshire Apartments	5419 Meredith Street	Portage	Michigan	49002	9,085,000	4.64000%	59	11/6/2018	360	0.03000%	0.01000%	CGMRC	NAP	No
32		12	Sun Shadow Square	10050 West Bell Road	Sun City	Arizona	85351	8,490,074	5.15400%	119	11/6/2023	359	0.05000%	0.01000%	SMF I	NAP	No
33		3863A8	Springhill Suites Quakertown	1930 John Fries Highway	Quakertown	Pennsylvania	18951	8,486,851	5.54500%	119	11/6/2023	299	0.00000%	0.01000%	CCRE	NAP	No
34		13	Mr. Stor-it Portfolio					8,290,752	5.40500%	119	11/6/2023	359	0.00000%	0.01000%	SMF I	NAP	No
34.01		13.01	3308 Bayside Lakes Boulevard	3308 Bayside Lakes Boulevard Southeast	Palm Bay	Florida	32909
34.02		13.02	500 North Cocoa Boulevard	500 North Cocoa Boulevard	Cocoa	Florida	32922
34.03		13.03	500 Cone Road	500 Cone Road	Merritt Island	Florida	32952
35		14	Atlantic Station Shopping Center	1010 West Fort Macon Road	Atlantic Beach	North Carolina	28512	8,250,000	4.69400%	59	11/6/2018	360	0.00000%	0.01000%	SMF I	NAP	No
36		15	Hagerstown Shopping Center	565 Dual Highway	Hagerstown	Maryland	21740	8,200,000	4.98000%	119	11/6/2023	360	0.00000%	0.01000%	SMF I	NAP	No
37		8073	The Chimneys Apartments	4990 Old Spartanburg Road	Taylors	South Carolina	29687	8,000,000	5.11000%	119	11/6/2023	360	0.05000%	0.00500%	CGMRC	NAP	No
38		38P639	500 Seaview	500 Seaview Avenue	Staten Island	New York	10305	8,000,000	4.95000%	119	11/6/2023	360	0.00000%	0.01000%	GSMC	NAP	No
39		The Bancorp Bank 39	Page Plaza	5100-5120 South Cleveland Avenue	Fort Myers	Florida	33907	7,790,749	5.07000%	119	11/5/2023	359	0.00000%	0.01000%	The Bancorp Bank	NAP	No
40		3863A8	Highlands Ranch Village Center	9553, 9555, 9557 & 9559 South University Boulevard	Highlands Ranch	Colorado	80126	7,684,287	5.50000%	118	10/6/2023	358	0.00000%	0.01000%	CCRE	NAP	No
41		3863A8	411 Granby Street	411 Granby Street	Norfolk	Virginia	23510	7,176,311	5.27950%	117	9/6/2023	357	0.00000%	0.01000%	CCRE	NAP	No
42		16	Market Strategies Building	17430 College Parkway	Livonia	Michigan	48152	6,987,202	5.42500%	119	11/6/2023	275	0.00000%	0.01000%	SMF I	NAP	No
43		The Bancorp Bank 43	Holly Hill Plaza	1541 North Nova Road	Daytona Beach	Florida	32117	6,985,091	5.30000%	118	10/5/2023	358	0.00000%	0.01000%	The Bancorp Bank	NAP	No
44		7911	Woodlands Village Self Storage	1501 West Forest Meadows Street	Flagstaff	Arizona	86001	6,977,389	5.37000%	117	9/6/2023	357	0.03000%	0.01000%	CGMRC	NAP	No
45		The Bancorp Bank 45	Renton Central Highlands Plaza	4601-4621 Northeast Sunset Boulevard	Renton	Washington	98059	6,542,057	4.95000%	119	11/5/2023	359	0.00000%	0.01000%	The Bancorp Bank	NAP	No
46		17	710 Avis and Liberty Plaza Portfolio					6,392,659	5.25000%	119	11/6/2023	359	0.05000%	0.00500%	SMF I	NAP	No
46.01		17.01	710 Avis	710 Avis Drive	Ann Arbor	Michigan	48108
46.02		17.02	Liberty Plaza	213-289 East Liberty Street	Ann Arbor	Michigan	48104
47		18	Civic Center Plaza	331 Fulton Street	Peoria	Illinois	61602	6,217,218	4.78500%	59	11/6/2018	359	0.00000%	0.01000%	SMF I	NAP	No
48		8074	Denton Towne Crossing	17191, 1723, 1805 and 1931 South State Road Loop 288 and 1920 Brinker Road	Denton	Texas	76205	5,940,000	4.75000%	118	10/6/2023	0	0.03000%	0.01000%	CGMRC	NAP	No
49		3863A8	Canyon View Marketplace	632 Market Street	Grand Junction	Colorado	81505	5,618,806	5.46800%	119	11/6/2023	359	0.00000%	0.01000%	CCRE	NAP	No
50		19	Churton Grove Center	101 North Scotswood Boulevard	Hillsborough	North Carolina	27278	5,493,539	5.12200%	119	11/6/2023	359	0.00000%	0.01000%	SMF I	NAP	No
51		The Bancorp Bank 51	Best Western Oceanfront	305 1st Street North	Jacksonville Beach	Florida	32250	5,192,203	5.75000%	119	11/5/2023	299	0.06000%	0.00500%	The Bancorp Bank	NAP	No
52		20	St. Cloud Retail	4037-4077 13th Street	Saint Cloud	Florida	34769	4,993,848	5.82800%	119	11/6/2023	329	0.00000%	0.01000%	SMF I	NAP	No
53		7621	McCreless Shopping Center	2336-2368 East Southcross Boulevard	San Antonio	Texas	78223	4,789,491	5.17000%	118	10/6/2023	358	0.00000%	0.01000%	CGMRC	NAP	No
54		3863A8	340 Court Street	340 Court Street	Brooklyn	New York	11231	4,750,000	5.27850%	118	10/6/2023	0	0.00000%	0.01000%	CCRE	NAP	No
55		The Bancorp Bank 55	301 South Livingston Ave	301 South Livingston Avenue	Livingston	New Jersey	07039	4,739,969	5.34000%	118	10/5/2023	358	0.00000%	0.01000%	The Bancorp Bank	NAP	No
56		8005	Stanford Townhomes	26666 Stanford Drive West	Southfield	Michigan	48033	4,439,947	5.02000%	118	10/6/2023	358	0.05000%	0.00500%	CGMRC	NAP	No
57		The Bancorp Bank 57	The Villages at Laurel Meadows	100 Laurel Circle	Bartow	Florida	33830	4,271,360	5.55000%	118	10/5/2023	358	0.05000%	0.01000%	The Bancorp Bank	NAP	No
58		7560	Walgreens - Rock Hill, SC	1645 Cranium Drive	Rock Hill	South Carolina	29732	3,886,914	5.42000%	118	10/6/2023	358	0.00000%	0.01000%	CGMRC	NAP	No
59		The Bancorp Bank 59	Honeytree Apartments	4344 Saint James Church Road	Raleigh	North Carolina	27604	3,800,000	5.05000%	119	11/5/2023	360	0.00000%	0.01000%	The Bancorp Bank	NAP	No
60		3863A8	Plantation Center	807 & 811 William Hilton Parkway	Hilton Head	South Carolina	29928	3,795,912	5.59200%	59	11/6/2018	359	0.00000%	0.01000%	CCRE	NAP	No
61		The Bancorp Bank 61	Sooner Crossing	1115 Biloxi Drive	Norman	Oklahoma	73071	2,896,692	5.28000%	119	11/5/2023	359	0.00000%	0.01000%	The Bancorp Bank	NAP	No
62		The Bancorp Bank 62	540 Officenter Place	540 Officenter Place	Gahanna	Ohio	43230	2,893,731	5.23000%	118	10/5/2023	358	0.00000%	0.01000%	The Bancorp Bank	NAP	No
63		The Bancorp Bank 63	Willow Pond Plaza	1040-1060 Sutton Road	Streamwood	Illinois	60107	2,397,348	5.45000%	119	11/5/2023	359	0.05000%	0.01000%	The Bancorp Bank	NAP	No
64		The Bancorp Bank 64	Office Depot	1620 South Boulevard	Charlotte	North Carolina	28203	2,197,646	5.62000%	119	11/5/2023	359	0.05000%	0.01000%	The Bancorp Bank	NAP	No
65		21	Mill River Retail	17601-17673 Hall Road	Macomb	Michigan	48044	1,997,899	5.71700%	119	11/6/2023	359	0.05000%	0.00500%	SMF I	NAP	No

1
The Ernst & Young Tower Loan is additionally secured by an accommodation second mortgage lien given by the Cleveland-Cuyahoga County Port Authority on such entity’s fee interest in the related property.

2
The Cut-off Date Principal Balance of $75,000,000 represents the non-controlling Note A-3-2 of a $580.0 million whole loan evidenced by six pari passu notes, the other five of which are the controlling Note A-1, non-controlling Note A-2, non-controlling Note A-3-1, non-controlling Note A-4-1, and non-controlling Note A-4-2 pari passu companion loans, with original principal balances of $145.0 million, $145.0 million, $70.0 million, $110.0 million and $35.0 million, respectively. The controlling Note A-1 pari passu companion loan, with an original principal balance of $145.0 million, was contributed to the COMM 2013-CCRE12 transaction. The non-controlling Note A-2 pari passu companion loan, with an original principal balance of $145.0 million, was contributed to the COMM 2013-CCRE11 transaction. The non-controlling Note A-3-1 pari passu companion loan, with an original principal balance of $70.0 million, is expected to be contributed to the GSMS 2013-GCJ16 transaction.  The non-controlling Note A-4-1 pari passu companion loan, with an original principal balance of $110.0 million, was contributed to the JPMBB 2013-C15 transaction. The non-controlling Note A-4-2 pari passu companion loan, with an original principal balance of $35.0 million, is expected to be contributed to the JPMCC 2013-C16 transaction.

B-1

EXHIBIT C

FORM OF REQUEST FOR RELEASE
(for Custodian/Certificate Administrator)

Loan Information:
Name of Mortgagor: __________________
Master Servicer Loan No.: __________________
Custodian
Name: __________________
Address:                __________________
                                __________________
                                __________________
Custodian Mortgage File No.: __________________
[Seller]
Name: __________________
Address: __________________

__________________

Certificates:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Class [____]

The undersigned [Master Servicer][Special Servicer] hereby acknowledges that it has received from Citibank, N.A., as Custodian, for the Holders of Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, the documents referred to below (the “Documents”).  All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.

(  )           Note dated _________, _____, in the original  principal sum of $_____, made by _______, payable to, or  endorsed to the order of, the Trustee.

(  )           Mortgage recorded on ____________ as instrument no. ________ in the County Recorder’s Office of the County of _______________, State of _________________ in book/reel/docket ___________ of  official records at page/image ________.

(  )           Deed of Trust recorded on __________ as instrument no. ________  in the County Recorder’s Office of the County of ____________, State of _______ in book/reel/docket ____________ of official  records at page/image.

(  )           Assignment of Mortgage or Deed of Trust to the Trustee,  recorded on _____________ as instrument no. _______ in the  County Recorder’s Office of the County of

C-1

_________, State of _______ in book/reel/docket __________ of official records at page/image _____________.

(  )           Other documents, including any amendments, assignments or other assumptions of the Note or Mortgage.

(  )           ___________________________

(  )           ___________________________

(  )           ___________________________

(  )           ___________________________

The undersigned [Master Servicer][Special Servicer] hereby acknowledges and agrees as follows:

(i)           The [Master Servicer][Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Agreement.

(ii)          The [Master Servicer][Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the [Master Servicer][Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof.

(iii)         The [Master Servicer][Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan relating to the Documents has been liquidated and the proceeds thereof have been remitted to the Collection Account and except as  expressly provided in the Agreement.

                               (iv)          The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the [Master Servicer][Special Servicer] shall at all times be earmarked for the account of the Trustee, and the [Master Servicer][Special Servicer] shall keep the Documents and any proceeds separate and distinct from all other property in the [Master Servicer][Special Servicer]’s possession, custody or control.

[MASTER SERVICER/SPECIAL SERVICER]

By:
Name:
Title :

cc: U.S. Bank National Association

Dated:

C-2

EXHIBIT D

FORM OF DISTRIBUTION DATE STATEMENT

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

CONTACT INFORMATION		CONTENTS

Depositor	Citigroup Commercial Mortgage Securities Inc.	Distribution Summary	2
	388 Greenwich Street, 19th Floor
	New York City, NY 10013	Distribution Summary (Factors)	3

		Interest Distribution Detail	4
Master Servicer	Wells Fargo Bank, National Association
	550 South Tryon Street	Principal Distribution Detail	5
	Charlotte, NC 28202
		Reconciliation Detail	6

Trustee	U.S. Bank National Association	Stratification Detail	7
	190 South LaSalle Street
	7th Floor	Mortgage Loan Detail	11
	Chicago, IL 60603
		NOI Detail	12

Special Servicer	LNR Partners, LLC,	Delinquency Loan Detail	13
	a Florida limited liability company
	1601 Washington Avenue	Appraisal Reduction Detail	15
	Suite 700
	Miami Beach, Florida 33139	Loan Modification Detail	17

		Specially Serviced Loan Detail	19

		Unscheduled Principal Detail	21

		Liquidated Loan Detail	23

Deal Contact:	John Hannon	Citibank, N.A.
	john.hannon@citi.com	Agency and Trust
	Tel: (212) 816-5693	388 Greenwich Street, 14th Floor
	Fax: (212) 816-5527	New York, NY 10013

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

PER $1,000 OF ORIGINAL BALANCE

Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Interest Distribution Detail

DISTRIBUTION IN DOLLARS

	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)

Totals	0.00				0.96	0.00	0.00	0.00	0.96	0.00	0.96	0.00

Notional Classes

Totals	0.00				0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Principal Distribution Detail

DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Scheduled Principal Distribution (4)	Unscheduled Principal Distribution (5)	Accreted Principal (6)	Current Realized Loss (7)	Current Principal Recoveries (8)	Current Principal Balance (9)=(3)-(4)-(5)+(6)-(7)+(8)	Cumulative Realized Loss (10)	Original Class (%) (11)	Current Class (%) (12)	Original Credit Support (13)	Current Credit Support (14)

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Sub-Servicing Fee
Prepayment Interest Shortfall	Master Servicing Fee
Interest Adjustments	Trustee Fee
Realized Loss in Excess of Principal Balance	Guarantee Fee
Total Interest Funds Available:	Total Scheduled Fees:
Principal Funds Available	Additional Fees, Expenses, etc.
Scheduled Principal	Special Servicing Fee
Curtailments	Workout Fee
Principal Prepayments	Liquidation Fee
Net Liquidation Proceeds	Additional Trust Fund Expenses
Repurchased Principal	Reimbursement for Interest on Advances
Substitution Principal	Other Expenses
Other Principal	Total Additional Fees, Expenses, etc.:
Total Principal Funds Available:	Distribution to Certificateholders
Other Funds Available	Interest Distribution
Yield Maintenance Charges	Principal Distribution
Static Prepayment Premiums	Yield Maintenance Charges Distribution
Other Charges	Static Prepayment Premiums Distribution
Total Other Funds Available:	Total Distribution to Certificateholders:
Total Funds Available	Total Funds Allocated

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17
Stratification Detail

Ending Scheduled Balance							State

Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals							Totals

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17
Stratification Detail

Seasoning							Property Type

Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17
Stratification Detail

Debt Service Coverage Ratio							Loan Rate

Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term

Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Mortgage Loan Detail

									Neg	Beginning	Ending	Paid	Apprasial	Apprasial	Payment	Workout	Mod.
		Property			Interest	Principal	Gross	Maturity	Am	Scheduled	Scheduled	Through	Reduction	Reduction	Status of	Strategy	Code
Loan	OMCR	Type	City	State	Payment	Payment	Coupon	Date	Flag	Balance	Balance	Date	Date	Amount	Loan (1)	(2)	(3)

Totals
Payment Status of Loan (1)		Workout Strategy (2)					Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7.	REO	13.	Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8.	Resolved	98.	Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9.	Pending Return to Master Servicer			3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10.	Deed In Lieu of Foreclosure			4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11.	Full Payoff			5. Temporary Rate Reduction
		6. DPO	12.	Reps and Warranties			6. Capitalization of Interest

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

NOI Detail

					Ending	Most	Most	Most Recent	Most Recent
Loan					Scheduled	Recent	Recent	NOI	NOI
Number	OMCR	Property Type	City	State	Balance	Fiscal NOI	NOI	Start Date	End Date

Totals

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals
Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Historical Delinquency Information

Distribution Date	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO

	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Appraisal Reduction Detail

Loan Number	OMCR	Property Name	Appraisal Reduction Amount	Appraisal Reduction Date	Most Recent ASER Amount	Cumulative ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at www.sf.citidirect.com		© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no historical Appraisal Reduction activity.

Totals

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals
Modification Code (1)
1.	Maturity Date Extension	7.	Capitalization of Taxes
2.	Amortization Change	8.	Other
3.	Principal Write-Off	9.	Combination
4.	Blank (formerly Combination)
5.	Temporary Rate Reduction
6.	Capitalization of Interest

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description

There is no historical Loan Modification activity.

Totals
Modification Code (1)
1.	Maturity Date Extension	7.	Capitalization of Taxes
2.	Amortization Change	8.	Other
3.	Principal Write-Off	9.	Combination
4.	Blank (formerly Combination)
5.	Temporary Rate Reduction
6.	Capitalization of Interest

Reports Available at www.sf.citidirect.com		© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Specially Serviced Property Detail

		Workout	Most Recent	Most Recent
		Strategy	Inspection	Specially Serviced	Most Recent	Most Recent	Other REO
Loan	OMCR	(1)	Date	Transfer Date	Appraisal Date	Appraisal Value	Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals
Workout Strategy (1)
1.	Modification	7.	REO	13.	Other or TBD
2.	Foreclosure	8.	Resolved	98.	Not Provided By Servicer
3.	Bankruptcy	9.	Pending Return to Master Servicer
4.	Extension	10.	Deed In Lieu of Foreclosure
5.	Note Sale	11.	Full Payoff
6.	DPO	12.	Reps and Warranties

Reports Available at www.sf.citidirect.com		© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Historical Specially Serviced Property Detail

			Spec.	Workout	Spec.			Property				Net	Net
Distribution	Loan		Serviced	Strategy	Serviced	Scheduled	Actual	Type		Interest	Note	Operating	Operating	DSC	DSC	Maturity
Date	Number	OMCR	Transfer Date	(1)	Loan to MS	Balance	Balance	(2)	State	Rate	Date	Income	Income Date	Ratio	Date	Date	WART
There is no historical Specially Serviced Loan activity.

Totals
Workout Strategy (1)
1. Modification	7.	REO	13.	Other or TBD
2. Foreclosure	8.	Resolved	98.	Not Provided By Servicer
3. Bankruptcy	9.	Pending Return to Master Servicer
4. Extension	10.	Deed In Lieu of Foreclosure
5. Note Sale	11.	Full Payoff
6. DPO	12.	Reps and Warranties

Reports Available at www.sf.citidirect.com		© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

Totals
Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7.	Not Used
2. Payoff Prior To Maturity	8.	Payoff With Penalty
3. Disposition / Liquidation	9.	Payoff With Yield Maintenance
4. Repurchase / Substitution	10.	Curtailment With Penalty
5. Full Payoff At Maturity	11.	Curtailment With Yield
6. DPO		Maintenance

Reports Available at www.sf.citidirect.com		© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Historical Unscheduled Principal Detail

Distribution	Loan		Liquidation /	Liquidation /	Unscheduled	Unscheduled	Other	Prepayment Interest	Prepayment	Yield Maintenance
Date	Number	OMCR	Prepayment Date	Prepayment Code	Principal Collections	Principal Adjustments	Interest Adjustment	Excess (Shortfall)	Penality	Premium

Totals
Liquidation / Prepayment Code (1)

1.	Partial Liquidation (Curtailment)	7.	Not Used
2.	Payoff Prior To Maturity	8.	Payoff With Penalty
3.	Disposition / Liquidation	9.	Payoff With Yield Maintenance
4.	Repurchase / Substitution	10.	Curtailment With Penalty
5.	Full Payoff At Maturity	11.	Curtailment With Yield
6.	DPO		Maintenance

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Liquidated Loan Detail

Loan		Final Recovery	Most Recent	Most Recent	Actual	Gross	Proceeds	Liquidation	Net Liquidation	Net Proceeds	Realized	Repurchased by
Number	OMCR	Determ Date	Appraisal Date	Appraisal Value	Balance	Proceeds	as a % of Act Bal	Expenses	Proceeds	as a % of Act Bal	Loss	Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2013-GC17
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2013-GC17

Historical Liquidated Loan Detail

Distribution	Loan		Final Recovery	Most Recent	Most Recent	Actual	Gross	Gross Proceeds	Liquidation	Net Liquidation	Net Proceeds	Realized	Repurchased by
Date	Number	OMCR	Determ Date	Appraisal Date	Appraisal Value	Balance	Proceeds	as a % of Act Bal	Expenses	Proceeds	as a % of Act Bal	Loss	Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at www.sf.citidirect.com	© Copyright 2013 Citigroup

EXHIBIT E

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.03(c) of the Pooling and Servicing Agreement)

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, New Jersey 07310
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the “United States” (as defined in Regulation S);

*      Select appropriate depository.

E-1

[(2)         at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)         the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined in Regulation S) and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)           no “directed selling efforts” (as defined in Regulation S) have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:  _______

cc:  Citigroup Commercial Mortgage Securities Inc.

**      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

E-2

EXHIBIT F

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(d) of the Pooling and Servicing Agreement)
Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, New Jersey 07310
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Global Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a person in the “United States” (as defined in Regulation S),

F-1

[(2)          at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)          the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined in Regulation S) and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

                                (3)            no “directed selling efforts” (as defined in Regulation S) have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.**

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:  ________

cc:  Citigroup Commercial Mortgage Securities Inc.

*      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

**    Select (i) or (ii), as applicable.

F-2

EXHIBIT G

FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S GLOBAL CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE DURING RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.03(e) of the Pooling and Servicing Agreement)

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, New Jersey 07310
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

*      Select appropriate depository.

G-1

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:  _______

cc:  Citigroup Commercial Mortgage Securities Inc.

G-2

EXHIBIT H

FORM OF CERTIFICATION TO BE GIVEN BY
BENEFICIAL OWNER OF TEMPORARY
REGULATION S GLOBAL CERTIFICATE

(Exchanges pursuant to
Section 5.03(f) of the Pooling and Servicing Agreement)

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, New Jersey 07310
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Global Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Global Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Global Certificate of the Class specified above issued under the Pooling and Servicing Agreement certifies that it is not a “U.S. person” as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we

*      Select, as applicable.

H-1

irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

Dated:______________
By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, New Jersey 07310
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a person in the “United States” (as defined in Regulation S);

*      Select appropriate depository.

I-1

[(2)          at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)          the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined in Regulation S) and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **

(3)            no “directed selling efforts” (as defined in Regulation S) have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:  ________

cc:  Citigroup Commercial Mortgage Securities Inc.

**      Insert one of these two provisions, which come from the definition of “offshore transaction” in  Regulation S.

I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Citibank, N.A.,
as Certificate Registrar
388 Greenwich Street, 14th Floor,
New York, New York 10013
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Global Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)              the offer of the Certificates was not made to a person in the “United States” (as defined in Regulation S),

J-1

[(2)             at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)             the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined in Regulation S) and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

                                 (3)              no “directed selling efforts” (as defined in Regulation S) have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

                                 (4)             the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:  _______

cc:  Citigroup Commercial Mortgage Securities Inc.

*      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

J-2

EXHIBIT K

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, New Jersey 07310
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.

K-1

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:  _______

cc:  Citigroup Commercial Mortgage Securities Inc.

K-2

EXHIBIT L-1

FORM OF AFFIDAVIT PURSUANT TO
SECTIONS 860D(a)(6)(A) AND 860E(e)(4) OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED
Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, New Jersey 07310
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Re:
Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.

STATE OF	)
	)	ss.:
COUNTY OF	)

Capitalized terms not defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.           I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.           The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as the “Lower-Tier REMIC” and “Upper-Tier REMIC,” respectively, relating to the Certificates for which an election is to be or has been made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.           The Purchaser is not a “Disqualified Organization” (as defined below), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified Organization.  For the purposes hereof, a Disqualified Organization is

L-1-1

any of the following:  (i) the United States, a State or any political subdivision of a State, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (iii) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Code Section 521), (iv) rural electric and telephone cooperatives described in Code Section 1381(a)(2) or (v) any other Person so designated by the Certificate Registrar based upon an opinion of counsel to the effect that any transfer to such Person may cause either Trust REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding.  The terms “United States”, “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code.

4.          The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.           The Purchaser is a Permitted Transferee.  For the purpose hereof, a “Permitted Transferee” is any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Tax Person, (d) an entity treated as a U.S. partnership if any of its partners, directly or indirectly (other than through a U.S. corporation) is (or is permitted to be under the partnership agreement) a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to which income from a Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

6.           No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.           The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Tax Person.

8.           Check the applicable paragraph:

●          The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

L-1-2

(i)           the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

(ii)          the present value of the expected future distributions on such Class R Certificate; and

(iii)         the present value of the anticipated tax savings associated with holding such Class R Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

●          The transfer of the Class R Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)           the Purchaser is an “eligible corporation”, as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)         at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a Person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)         the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)         the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

●           None of the above.

9.           The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

L-1-3

10.         The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

11.         The Purchaser is aware that the Certificate Registrar will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement.  The Purchaser expressly agrees that it will not consummate any such transfer to any Person that does not provide an affidavit and agreement in substantially the same form as this affidavit and agreement or as to which the Purchaser has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee.

12.         The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

13.         The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

14.         The Purchaser has reviewed the provisions of Section 5.03 of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

15.         The Purchaser consents to the designation of the Certificate Administrator as the agent of the tax matters person of the Lower-Tier REMIC and Upper-Tier REMIC pursuant to Section 4.04 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

L-1-4

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name:
Title:

By:
Name:
Title:

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the
State of _______________

[SEAL]

My Commission expires:

L-1-5

EXHIBIT L-2

FORM OF TRANSFEROR LETTER

[Date]

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, New Jersey 07310
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Class R

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”).  The Certificates, including the Residual Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)          No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)          The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit L-1.  The Transferor has no actual knowledge that the Transferee is not a Permitted Transferee (as defined in such Transfer Affidavit and Agreement) and has no actual knowledge or reason to know that the Transferee’s representations in clause (9) of such Transfer Affidavit and Agreement are false.

(3)          The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future.  The Transferor understands that the transfer of the Residual Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable

L-2-1

for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name:
Title:

L-2-2

EXHIBIT L-3

FORM OF TRANSFEREE LETTER

[Date]

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, New Jersey 07310
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Citibank, N.A.,
as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, New York 10013
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

U.S. Bank National Association
190 South LaSalle Street, 7th Floor
Mail Code MK-IL-SL7C
Chicago, Illinois 60603
Attention:  CMBS-Management-CGCMT 2013-GC17

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street 5th Floor,
New York, New York 10013
Attention:  Paul Vanderslice

[Transferor]
[______]
[______]
Attention:  [______]

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase [$_____________ initial aggregate [principal amount] [notional amount]] [_____% Percentage Interest] of Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Class [_], CUSIP No. [____], in certificated fully registered form (such registered interest, the “Certificate”), issued pursuant to that certain pooling and servicing agreement, dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank,

L-3-1

National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

[FOR TRANSFERS OF CLASS X-C, CLASS X-D, CLASS E, CLASS F AND CLASS G CERTIFICATES: In connection with such transfer, the Purchaser hereby represents and warrants to you that the Purchaser (A) either (i) is not an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”, and any such employee benefit plan or other plan, a “Plan”) or an entity using assets of a Plan, or (ii) (1) is an insurance company, (2) the source of funds used to acquire or hold the Certificate or an interest therein is an “insurance company general account,” as such term is defined in Prohibited Transaction Class Exemption (“PTCE”) 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied and (B) is not and will not be a governmental plan subject to any federal, state or local law that is, to a material extent, similar to the fiduciary provisions of ERISA or Code Section 4975 (“Similar Law”) or any Person acting on behalf of any such governmental plan or using the assets of such governmental plan to acquire the Certificate unless its acquisition, holding and disposition of the Certificate would not constitute or otherwise result in a non-exempt violation of Similar Law.]

[FOR TRANSFERS OF CLASS R CERTIFICATES: In connection with such transfer, the Purchaser hereby represents and warrants to you that the Purchaser (A) is not an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”, and any such employee benefit plan or other plan, a “Plan”) or an entity using assets of a Plan and (B) is not and will not be a governmental plan subject to any federal, state or local law that is, to a material extent, similar to the fiduciary provisions of ERISA or Code Section 4975 (“Similar Law”) or any Person acting on behalf of any such governmental plan or using the assets of such governmental plan to acquire the Certificate.]

[FOR TRANSFERS OF CLASS R CERTIFICATES: The Purchaser hereby represents and warrants to you that the Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended.]

L-3-2

IN WITNESS WHEREOF, the Purchaser hereby executes this Representation Letter on the ___ day of _____, ____.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

L-3-3

EXHIBIT L-4

FORM OF INVESTMENT REPRESENTATION LETTER

[Date]

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, New Jersey 07310
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street
New York, New York 10013
Attention: Paul Vanderslice

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Class [__] (the “Class [___] Certificates”)

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.03 of the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Pentalpha Surveillance LLC, as operating advisor, Citibank, N.A., as certificate administrator, and U.S. Bank National Association, as trustee, on behalf of the holders of Commercial Mortgage Pass Through Certificates, Series 2013-GC17 (the “Certificates”), in connection with the transfer by [             ] (the “Seller”) to the undersigned (the “Purchaser”) of $______ aggregate [Certificate Principal Amount] [Notional Amount] of Class [   ] Certificates [representing a ___% Percentage Interest in the related Class], in certificated fully registered form (such registered interest, the “Transferred Certificate”). Terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

1.           The Purchaser is an “institutional accredited investor” (an “Institutional Accredited Investor”), (i.e. an entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Transferred Certificate, and the Purchaser and any accounts for which the Purchaser is acting are each able to bear the economic risk of our or its investment. The Purchaser is acquiring the Transferred Certificate for its own account or for one or more accounts (each of which is an Institutional Accredited Investor) as to

L-4-1

each of which the Purchaser exercises sole investment discretion.  [FOR TRANSFERS OF CLASS R CERTIFICATES: Furthermore, the Purchaser and any such account are each a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act).]The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

2.           The Purchaser’s intention is to acquire the Transferred Certificate (a) for investment for the Purchaser’s own account or (b) for resale to (i) “qualified institutional buyers” in transactions complying with Rule 144A, or (ii) Institutional Accredited Investors under the Securities Act, pursuant to any other exemption from the registration requirements of the Securities Act, subject in the case of this clause (ii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws (including applicable state and foreign securities laws), and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. It understands that the Transferred Certificate (and any subsequent Non-Book Entry Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

3.           The Purchaser acknowledges that the Transferred Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Transferred Certificate cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

4.           The Purchaser has reviewed the applicable Offering Circular dated November [__], 2013, relating to the Private Certificates (the “Offering Circular”) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

5.           The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Non-Book Entry Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto.  This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

6.           The Purchaser will not sell or otherwise transfer any portion of the Transferred Certificate, except in compliance with Section 5.03 of the Pooling and Servicing Agreement.

L-4-2

7.           Check one of the following:

☐  The Purchaser is a “U.S. Person” and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐  The Purchaser is not a “U.S. Person” and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to Distributions to be made on the Transferred Certificate(s).  The Purchaser has attached hereto (i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Transferred Certificate(s) and states that such Purchaser is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment) or (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Transferred Certificate(s) and state that interest and original issue discount on the Transferred Certificate(s) is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Administrator updated IRS Forms W-8BEN, IRS Forms W-8IMY or IRS Forms W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Administrator may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Administrator.

For purposes of this paragraph 7, “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).

Please make all payments due on the Transferred Certificates:**

(a)         by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Account number:

Institution:

**      Please select (a) or (b).

L-4-3

(b)         by mailing a check or draft to the following address:

Very truly yours,

[Insert Name of Purchaser]

By:
Name:
Title:

Dated: ________________, 20__

L-4-4

EXHIBIT L-5

FORM OF INVESTMENT REPRESENTATION LETTER
(Class S Certificates)

[Date]

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, New Jersey 07310
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Citibank, N.A.,
as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, New York 10013
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

U.S. Bank National Association
190 South LaSalle Street, 7th Floor
Mail Code MK-IL-SL7C
Chicago, Illinois 60603
Attention:  CMBS-Management-CGCMT 2013-GC17

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street 5th Floor,
New York, New York 10013
Attention:  Paul Vanderslice

Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Class S

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.03 of the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Pentalpha Surveillance LLC, as operating advisor, Citibank, N.A., as certificate administrator, and U.S. Bank National Association, as trustee, in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, Class S, CUSIP No. [____________], evidencing a [__]% Percentage Interest in such Class, in the form of Definitive Certificates (such registered interest, the “Class S Certificates”).  Capitalized terms used but not otherwise defined

L-5-1

herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, and in respect of such Class S Certificates, the Transferee does hereby certify that the Class S Certificates are being acquired by it (i) in accordance with the provisions set forth in the Pooling and Servicing Agreement and (ii) pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the “Securities Act”) and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

The Transferee hereby represents, warrants and covenants for the benefit of the Depositor, the Certificate Registrar, the Certificate Administrator, the Trustee and their respective counsel as follows:

(i)           The Transferee is (I) both (a) simultaneously acquiring the Class S Certificates and Class G Certificates, in each case, in reliance on Regulation S under the Securities Act and (b) a person that is not a “U.S. person” as defined in Regulation S under the Securities Act, and is acquiring both the Class S Certificates and Class G Certificates in an offshore transaction (as defined in Regulation S) in reliance on the exemption from Securities Act registration provided by Regulation S, and/or (II) a Person that is either (a) a Qualified Institutional Buyer or (b) an Institutional Accredited Investor;

(ii)          The Transferee understands that the Class S Certificates are being transferred to it only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, the Class S Certificates have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer the Class S Certificates, the Class S Certificates may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Pooling and Servicing Agreement and the legends on the Class S Certificates, including any requirement for written certifications. In particular, it understands that the Class S Certificates may be transferred solely in the form of a Definitive Certificate and only to a person that (I) is both (a) a Holder or a Beneficial Owner of the Class G Certificates and (b) a person that is not a “U.S. person” as defined in Regulation S under the Securities Act, and is acquiring the Class S Certificates in an offshore transaction (as defined in Regulation S) in reliance on the exemption from Securities Act registration provided by Regulation S and/or (II) is either (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act. The Transferee acknowledges that no representation is made as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Class S Certificates. The Transferee understands that the Depositor has not been registered under the Investment Company Act, and that the Depositor is exempt from registration as such by virtue of Section 3(c)(5)(C) of the Investment Company Act.

(iii)         In connection with the Transferee’s acquisition of the Class S Certificates: (i) none of the Transferee or any of its affiliates (as such term is defined in Rule 501(b) of Regulation D under the Securities Act) or any other Person acting on any of their behalf will engage, in connection with the Class S Certificates, in any form of (A) general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or (B) directed

L-5-2

selling efforts within the meaning of Rule 902(c) of Regulation S thereunder; (ii) the Transferee has not solicited and will not solicit offers for the Class S Certificates, and has not arranged and will not arrange commitments to purchase the Class S Certificates, except in accordance with the Pooling and Servicing Agreement and any applicable U.S. federal and state securities laws and the securities laws of any other jurisdiction in which the Class S Certificates have been offered; and (iii) the Transferee is not acquiring any Class S Certificate as part of a plan to reduce, avoid or evade U.S. federal income tax.

(iv)           The Transferee acknowledges and agrees that it shall comply with the transfer restrictions and representations set forth in Section 5.03 of the Pooling and Servicing Agreement, including the Exhibits referenced therein, and the legends on the Class S Certificates, and the Transferee further agrees that it shall provide notice to each person to whom the Transferee proposes to transfer any interest in the Class S Certificates of such transfer restrictions and representations.

(v)           In connection with the Transferee’s acquisition of the Class S Certificates, the Transferee hereby further represents and warrants that the Transferee (A) is not an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”, and any such employee benefit plan or other plan, a “Plan”) or an entity using assets of a Plan and (B) is not and will not be a governmental plan subject to any federal, state or local law that is, to a material extent, similar to the fiduciary provisions of ERISA or Code Section 4975 (“Similar Law”) or any Person acting on behalf of any such governmental plan or using the assets of such governmental plan to acquire the Class S Certificates.

(vi)           The Transferee understands and acknowledges that any attempted or purported transfer of the Class S Certificates by the Transferee in violation of the transfer restrictions set forth under Article V of the Pooling and Servicing Agreement shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the Transferee of any obligations with respect to the Class S Certificates.

(vii)           Check one of the following:

☐ The Purchaser is a “U.S. Person” and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐   The Purchaser is not a “U.S. Person” and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to Distributions to be made on the Transferred Certificate(s).  The Purchaser has attached hereto (i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Transferred Certificate(s) and states that such Purchaser is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachments) or (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Transferred Certificate(s) and state that interest and original issue discount on the Transferred Certificate(s) is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Administrator updated IRS Forms W-8BEN, IRS Forms W-8IMY or IRS Forms W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Administrator may reasonably request, on or before the date that any such IRS form or

L-5-3

certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Administrator.

For purposes of this paragraph (vii), “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).

(viii)      The Transferee understands that the Depositor, the Certificate Registrar, the Certificate Administrator, the Trustee and their respective counsel will rely upon the accuracy and truth of the foregoing representations, and the Transferee hereby consents to such reliance.

Please make all payments due on the Class S Certificates:**

(a)          by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Account number:

Institution:

(b)           by mailing a check or draft to the following address:

[The remainder of this page has been intentionally left blank.]

**      Please select (a) or (b).

L-5-4

IN WITNESS WHEREOF, the Transferee hereby executes this Transferee Representation Letter on the _____ day of _____________.

Very truly yours,

[INSERT NAME OF TRANSFEREE]

By:
Name:
Title:

L-5-5

EXHIBIT M-1

FORM OF INVESTOR CERTIFICATION FOR OBTAINING
INFORMATION AND NOTICES

[Date]
[Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086
550 South Tryon Street, 14th Floor
Charlotte, North Carolina  28202
Attention:  CGCMT 2013-GC17
Asset Manager]

[Citibank, N.A., as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, New York 10013
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17]

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, dated as of December 1, 2013 (the “Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee (the “Trustee”), with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is a [[Certificateholder][Beneficial Owner][prospective purchaser] of the Class ___ Certificates].

2.           The undersigned has received a copy of the Prospectus Supplement and the Prospectus.1

3.           The undersigned is not a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor of or investor in or of any of the foregoing.

4.           The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the [Master Servicer’s website][Certificate Administrator’s Website] and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Agreement.

1 Only required for a Certificateholder or a Beneficial Owner.

M-1-1

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with its purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part, unless required to do so by law.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.           The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.           The undersigned agrees that each time it accesses the [Master Servicer’s website][Certificate Administrator’s Website], the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

6.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

[Certificateholder] [Beneficial Owner][Prospective Purchaser]

By:

Name:

Title:

Company:

Phone:

M-1-2

EXHIBIT M-2

FORM OF INVESTOR CERTIFICATION FOR EXERCISING VOTING RIGHTS

[Date]
Citibank, N.A., as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, New York 10013
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Attention:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17

In accordance with the requirements for the exercise of Voting Rights pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2013 (the “Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee (the “Trustee”), with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is a [Certificateholder][Beneficial Owner] of the Class ___ Certificates.

2.           The undersigned has received a copy of the Prospectus Supplement and the Prospectus.

3.           The undersigned is not a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor.

4.           The undersigned intends to exercise Voting Rights under the Agreement and certifies that (please check one of the following):

___	The undersigned is the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor.

___
The undersigned is an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor and hereby certifies to the existence of an Affiliate Ethical Wall between it and the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor, as applicable.

M-2-1

___	The undersigned is not the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or an Affiliate of any of the foregoing.

5.           The undersigned shall be fully liable for any breach of this agreement by itself or any of its officers, directors, employees, agents or other authorized representatives (“Representatives”) and shall indemnify the Depositor, the Operating Advisor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

[Certificateholder] [Beneficial Owner]

By:

Name:

Title:

Company:

Phone:

M-2-2

EXHIBIT M-3

FORM OF ONLINE VENDOR CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor.  If you represent a Vendor Provider not listed herein and would like access to the information, please contact [the Certificate Administrator’s customer service desk at 800-422-2066]

In connection with the Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates Series 2013-GC17 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is an employee or agent of Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc. or Markit Group Limited, or a market data provider that has been given access to the Distribution Date Statements, CREFC reports and supplemental notices on [www.sf.citidirect.com] [“CitiDirect”]) by request of the Depositor.

2.           The undersigned agrees that each time it accesses [CitiDirect], the undersigned is deemed to have recertified that the representation above remains true and correct.

3.           The undersigned acknowledges and agrees that the provision to it of information and/or reports on [CitiDirect] is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor, and any confidentiality agreement applicable to the undersigned with respect to information obtained from the Rule 17g-5 Information Provider’s Website shall also be applicable to information obtained from [CitiDirect].

4.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement, dated as of December 1, 2013, by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Pentalpha Surveillance LLC, as operating advisor, Citibank, N.A., as certificate administrator, and U.S. Bank National Association, as trustee.

M-3-1

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[ ]

By:

Name:

Title:

Company:

Phone:

M-3-2

EXHIBIT M-4

FORM OF CONFIDENTIALITY AGREEMENT

[Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086
550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: CGCMT 2013-GC17
Asset Manager]

[Citibank, N.A., as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, New York 10013
Attention: Citibank Agency & Trust, CGCMT 2013-GC17]

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street
New York, New York 10013
Attention: Paul Vanderslice

Re:	Citigroup Commercial Mortgage Trust 2013-GC17 Commercial Mortgage Pass-Through Certificates, Series 2013-GC17

Ladies and Gentlemen:

In connection with the Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17 (the “Certificates”), we acknowledge that we will be furnished by Wells Fargo Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer (and may have been previously furnished) with certain information (the “Information”). For the purposes of this letter agreement (this “Agreement”), “Representative” of a Person refers to such Person’s directors, officers, employees, and agents; and “Person” refers to any individual, group or entity.

In connection with and in consideration of our being provided with Information, we hereby acknowledge and agree that we are requesting and will use the Information solely for purposes of making investment decisions and/or exercising the rights of the Controlling Class Representative with respect to the above-referenced Certificates and the related Mortgage Loans and will not disclose such Information to any Person other than (i) our Representatives, (ii) our auditors and regulators and (iii) any Person contemplating the purchase of any Certificate held by the undersigned or of an interest therein (or such outside Persons as are assisting it in making an evaluation in connection with purchasing the related Certificates (but only if such Persons confirm in writing such contemplation of a prospective ownership interest and agree in writing to keep such Information confidential)), (iv) our accountants and attorneys, and (v) such

M-4-1

governmental or banking authorities or agencies to which the undersigned is subject; and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its Representatives in any manner whatsoever, in whole or in part, unless required to do so by law.

The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

This Agreement shall not apply to any of the Information which:  (i) is or becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by us or any of our Representatives; (ii) becomes lawfully available to us on a non-confidential basis from a source other than you or one of your Representatives, which source is not bound by a contractual or other obligation of confidentiality to any Person; or (iii) was lawfully known to us on a non-confidential basis prior to its disclosure to us by you.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in that certain Pooling and Servicing Agreement, dated as of December 1, 2013, by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.

This Agreement, when signed by us, will constitute our agreement with respect to the subject matter contained herein.

Very truly yours,

[NAME OF ENTITY]

By:.
Name:
Title:
Company:
Phone:

cc:	Citigroup Commercial Mortgage Securities Inc. Trustee

M-4-2

EXHIBIT M-5

FORM OF NRSRO CERTIFICATION

Citibank, N.A., as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, New York 10013
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17

Ladies and Gentlemen:

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee, with respect to the Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.   The undersigned, a nationally recognized statistical rating organization, has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e); and

2.   The undersigned has access to the Depositor’s Rule 17g-5 website relating to the Certificates.

3.   The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Rule 17g-5 Information Provider’s Website pursuant to the provisions of the Pooling and Servicing Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential, and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents, or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

4.   The undersigned agrees that each time it accesses the Rule 17g-5 Information Provider’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

M-5-1

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the day and year first written above.

Very truly yours,

[NRSRO Name]

By:
Name:
Title:
Phone:
Email:
Dated:

M-5-2

EXHIBIT N

CUSTODIAN CERTIFICATION

[DATE]

[All Parties to Pooling and Servicing Agreement]
[Applicable Mortgage Loan Seller]
[Each Underwriter]
[Each Initial Purchaser]

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17

Ladies and Gentlemen:

In accordance with the provisions of Section 2.02(b) of the Pooling and Servicing Agreement, the undersigned hereby certifies that, with respect to each Mortgage Loan, and subject to the exceptions noted in the schedule of exceptions attached hereto, (i) all documents specified in clauses (1), (2), (3), (4) (other than with respect to the Outside Serviced Trust Loan), (5), (7), (15) and (20) (for the Outside Serviced Trust Loan) of the definition of “Mortgage File” are in its possession or the related Mortgage Loan Seller has otherwise satisfied the delivery requirements in accordance with the related Loan Purchase Agreement; (ii) the recordation/filing contemplated by Section 2.01(c) of the Pooling and Servicing Agreement has been completed (based solely on receipt by the undersigned or an agent on behalf of the undersigned of the particular recorded/filed documents); (iii) all documents received by the undersigned or an agent on behalf of the undersigned with respect to such Mortgage Loan have been reviewed by the undersigned or an agent on behalf of the undersigned and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) and Section 2.02(b) of the Pooling and Servicing Agreement and only as to the foregoing documents (together with any Loan Agreement that has been delivered by the related Mortgage Loan Seller), the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv) and (v)(B) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the Mortgage File.

The undersigned makes no representations as to:  (i) the validity, legality, sufficiency, enforceability or genuineness of any such documents contained in each Mortgage File or any of the Mortgage Loans identified in the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan.

Capitalized words and phrases used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.  This Certificate is subject in all respects to the terms of the Pooling and Servicing Agreement.

CITIBANK, N.A., as Custodian

By:
Name:
Title:

SCHEDULE OF EXCEPTIONS

[          ]

EXHIBIT O

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB).  For the avoidance of doubt, for purposes of this Exhibit O, other than with respect to Item 1122(d)(2)(iii), references to Master Servicer below shall include any Sub-Servicer engaged by a Master Servicer or Special Servicer.

	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA

Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Master Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Master Servicer Special Servicer Certificate Administrator
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
Master Servicer Special Servicer
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
Master Servicer
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.
Master Servicer Special Servicer Certificate Administrator

	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA

Reference	Criteria
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
Master Servicer Special Servicer Certificate Administrator
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.
Certificate Administrator Operating Advisor (with respect to (A) and (B))
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Reporting Servicer’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Master Servicer Special Servicer Certificate Administrator
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Certificate Administrator
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Master Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
Master Servicer
1122(d)(4)(v)	The Master Servicer’s records regarding the mortgage loans agree with the Master Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
Master Servicer Special Servicer

	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA

Reference	Criteria

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
Special Servicer Operating Advisor
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
Master Servicer
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

EXHIBIT P

SUPPLEMENTAL SERVICER SCHEDULE

P-1

CGCMT 2013-GC17 Supplemental Servicer Schedule

									Original	Remaining
Control		Loan	Mortgage			General	Original	Origination	Amortization Term	Amortization Term
Number	Footnotes	Number	Loan Seller	Property Name	Borrower Name	Property Type	Balance ($)	Date	(Mos.)	(Mos.)
1	4, 5	6351	CGMRC	Ernst & Young Tower	Flats East Office LLC	Office	92,000,000	10/11/2013	360	360
2	6	38MRF6	GSMC	The Outlet Shoppes at Atlanta	Atlanta Outlet Shoppes, LLC	Retail	80,000,000	10/11/2013	360	359
3	7, 8	8030	CGMRC	Miracle Mile Shops	Boulevard Invest LLC	Retail	75,000,000	9/3/2013	360	360
4	9	8064	CGMRC	One Union Square	Geary-Stockton Realty LLC	Mixed Use	50,000,000	9/16/2013	0	0
5	10	1	SMF I	Renaissance Woodbridge	44 Inn America Woodbridge Associates, L.L.C.	Hospitality	35,000,000	9/6/2013	300	297
6	11, 12	2	SMF I	Kings Crossing	ADD Kings Crossing LLC	Retail	27,500,000	9/18/2013	360	360
7	13	3	SMF I	Rivergate Station	BAI Rivergate LLC and BAI Rivergate OP LLC	Retail	21,562,500	10/18/2013	360	360
8		38P621	GSMC	Old Mill District	River Shops II, LLC	Retail	19,000,000	9/30/2013	360	358
9	14	4	SMF I	Park Place Shopping Center	BAI Park Place LP	Retail	17,850,000	10/18/2013	360	360
10	15, 16	3863A8	CCRE	22 East 60th	22 East 60 LLC	Mixed Use	16,000,000	9/5/2013	0	0
11		5	SMF I	Riverwalk Plaza	BAI Riverwalk LP	Retail	15,300,000	10/18/2013	360	360
12	17	6	SMF I	Holiday Inn Columbia	Columbia Center Affiliates, LLC	Hospitality	15,100,000	10/18/2013	192	191
13		3863A8	CCRE	Marianos Elmhurst	Chicagoland Grocery Venture II DST	Retail	14,400,000	10/18/2013	360	359
14		7633	CGMRC	SpringHill Suites - Willow Grove, PA	Waterford of Willow Grove, LLC	Hospitality	13,750,000	10/23/2013	300	299
15		8046	CGMRC	666 Old Country Road	666 OCR LL, LLC	Office	13,100,000	9/26/2013	0	0
16		7824	CGMRC	Keystone Plaza	Keystone Plaza, LLC	Retail	12,750,000	9/19/2013	360	358
17		7	SMF I	The Center at Stockton	BAI Stockton LP	Retail	12,500,000	10/18/2013	360	359
18		382C41	GSMC	The Atrium	Brass Atrium 2013, LLC	Office	12,000,000	10/22/2013	360	359
19		8060	CGMRC	100 Merrick Road	100 Merrick OCR LL, LLC	Office	11,975,145	9/26/2013	0	0
20	18	8	SMF I	Town Center at Twin Hickory	Twin Hickory MZL LLC	Retail	11,360,000	9/18/2013	360	360
21		8014	CGMRC	Courtyard by Marriott - Homestead, FL	Homestead VPE Hotel, LLC	Hospitality	11,000,000	10/30/2013	360	360
22	19	3863A8	CCRE	Sheffield Square Professional Center	Sheffield Square Professional Center LLC	Office	10,627,000	10/11/2013	360	360
23		8059	CGMRC	114 Old Country Road	114 OCR LL, LLC	Office	9,950,000	9/26/2013	0	0
24	20	9	SMF I	Holiday Inn Express Raleigh SW - NC State	Gorman at 440, LLC	Hospitality	9,850,000	10/15/2013	300	299
25		8002	CGMRC	Steele Creek Crossing	FS Steele Creek LLC	Retail	9,526,000	9/12/2013	0	0
26		10	SMF I	South Industrial Portfolio	2725/2805 Associates, LLC		9,500,000	10/21/2013	360	359
26.01		10.01	SMF I	2705 South Industrial		Industrial
26.02		10.02	SMF I	2725 South Industrial		Industrial
26.03		10.03	SMF I	2805 South Industrial		Industrial
27		3863A8	CCRE	Carrollwood Palms Apartments	Delsal LLC	Multifamily	9,500,000	9/19/2013	360	358
28	21, 22	11	SMF I	Sawgrass Apartments	MVC Advisors II, LLC	Multifamily	9,300,000	10/1/2013	360	360
29		7998	CGMRC	Cherry Road Crossing	A&J Cherry Road LLC and FS Cherry Road LLC	Retail	9,275,000	8/21/2013	360	360
30		8089	CGMRC	Pearl Self Storage	PG Cactus Portland I, LLC	Self Storage	9,200,000	10/3/2013	0	0
31		8072	CGMRC	Devonshire Apartments	Portage MI Investment Holdings, LLC	Multifamily	9,085,000	10/10/2013	360	360
32		12	SMF I	Sun Shadow Square	Sun Shadow Village, LLC and Sun Shadow Holding, LLC	Retail	8,500,000	10/16/2013	360	359
33		3863A8	CCRE	Springhill Suites Quakertown	Sohum, Inc.	Hospitality	8,500,000	10/18/2013	300	299
34		13	SMF I	Mr. Stor-it Portfolio	KE, LLC		8,300,000	10/18/2013	360	359
34.01		13.01	SMF I	3308 Bayside Lakes Boulevard		Self Storage
34.02		13.02	SMF I	500 North Cocoa Boulevard		Self Storage
34.03		13.03	SMF I	500 Cone Road		Self Storage
35	23	14	SMF I	Atlantic Station Shopping Center	Atlantic Station Partners, LLC	Retail	8,250,000	10/24/2013	360	360
36		15	SMF I	Hagerstown Shopping Center	BAI Hagerstown LLC	Retail	8,200,000	10/18/2013	360	360
37		8073	CGMRC	The Chimneys Apartments	HCG Chimneys, LLC	Multifamily	8,000,000	10/15/2013	360	360
38		38P639	GSMC	500 Seaview	Seaview DC, LLC	Office	8,000,000	10/22/2013	360	360
39		The Bancorp Bank 39	The Bancorp Bank	Page Plaza	Page Plaza Acquisition, L.P.	Retail	7,800,000	10/25/2013	360	359
40		3863A8	CCRE	Highlands Ranch Village Center	Highlands Shopping Center LLC	Retail	7,700,000	9/12/2013	360	358
41	24	3863A8	CCRE	411 Granby Street	415 Granby LLC	Mixed Use	7,200,000	8/30/2013	360	357
42	25	16	SMF I	Market Strategies Building	Schoolcraft Commons Unit 12, L.L.C.	Office	7,000,000	10/11/2013	276	275
43	26	The Bancorp Bank 43	The Bancorp Bank	Holly Hill Plaza	J-8 Land Partners, LLLP	Retail	7,000,000	9/17/2013	360	358
44		7911	CGMRC	Woodlands Village Self Storage	Flagstaff Storage, LLC	Self Storage	7,000,000	9/5/2013	360	357
45		The Bancorp Bank 45	The Bancorp Bank	Renton Central Highlands Plaza	Argo Renton, LLC	Retail	6,550,000	10/24/2013	360	359
46		17	SMF I	710 Avis and Liberty Plaza Portfolio	710 Associates, LLC and Liberty Plaza Associates, LLC		6,400,000	10/18/2013	360	359
46.01		17.01	SMF I	710 Avis		Industrial
46.02		17.02	SMF I	Liberty Plaza		Mixed Use
47	27	18	SMF I	Civic Center Plaza	Civic Center LLC	Mixed Use	6,225,000	10/11/2013	360	359
48		8074	CGMRC	Denton Towne Crossing	SC Denton Town Center LLC	Retail	5,940,000	9/19/2013	0	0
49	28, 29	3863A8	CCRE	Canyon View Marketplace	632 Market Street, LLC	Retail	5,625,000	10/10/2013	360	359
50		19	SMF I	Churton Grove Center	Churton Grove Center, LLC	Retail	5,500,000	10/15/2013	360	359
51		The Bancorp Bank 51	The Bancorp Bank	Best Western Oceanfront	Oceanfront Lodging Inc.	Hospitality	5,200,000	10/16/2013	300	299
52		20	SMF I	St. Cloud Retail	St. Cloud-Schippers, LLC	Retail	5,000,000	10/16/2013	330	329
53		7621	CGMRC	McCreless Shopping Center	McCreless Investors, Ltd.	Retail	4,800,000	9/27/2013	360	358
54		3863A8	CCRE	340 Court Street	Black Bear Court LLC	Retail	4,750,000	10/1/2013	0	0
55		The Bancorp Bank 55	The Bancorp Bank	301 South Livingston Ave	301 South Livingston, LLC	Office	4,750,000	9/18/2013	360	358
56		8005	CGMRC	Stanford Townhomes	Stanford Townhouses, L.L.C.	Multifamily	4,450,000	10/1/2013	360	358
57		The Bancorp Bank 57	The Bancorp Bank	The Villages at Laurel Meadows	VLM I, LLC	Multifamily	4,280,000	9/10/2013	360	358
58		7560	CGMRC	Walgreens - Rock Hill, SC	ZOSIME, LLC	Retail	3,895,000	9/11/2013	360	358
59		The Bancorp Bank 59	The Bancorp Bank	Honeytree Apartments	Honeytree Acquisition, LLC	Multifamily	3,800,000	10/8/2013	360	360
60	30	3863A8	CCRE	Plantation Center	Plantation Center of Hilton Head LLC	Retail	3,800,000	10/15/2013	360	359
61		The Bancorp Bank 61	The Bancorp Bank	Sooner Crossing	Sooner Crossing LLC	Multifamily	2,900,000	10/25/2013	360	359
62		The Bancorp Bank 62	The Bancorp Bank	540 Officenter Place	GFIG OHIO ONE, LLC	Office	2,900,000	10/4/2013	360	358
63		The Bancorp Bank 63	The Bancorp Bank	Willow Pond Plaza	Sherington Streamwood, LLC	Retail	2,400,000	10/25/2013	360	359
64		The Bancorp Bank 64	The Bancorp Bank	Office Depot	1620 South Charlotte LLC	Retail	2,200,000	10/9/2013	360	359
65		21	SMF I	Mill River Retail	Retail Works Funding LLC	Retail	2,000,000	10/17/2013	360	359

CGCMT 2013-GC17 Supplemental Servicer Schedule

Control		Loan	Mortgage				Upfront RE	Ongoing RE	Upfront	Ongoing	Upfront	Ongoing
Number	Footnotes	Number	Loan Seller	Property Name	Carve-out Guarantor	Letter of Credit	Tax Reserve ($)	Tax Reserve ($)	Insurance Reserve ($)	Insurance Reserve ($)	Replacement Reserve ($)	Replacement Reserve ($)
1	4, 5	6351	CGMRC	Ernst & Young Tower	The Wolstein Group, LLC, Scott A. Wolstein, Iris S. Wolstein and Iris S. Wolstein Trust	No	257,917	257,917	23,335	0	0	7,905
2	6	38MRF6	GSMC	The Outlet Shoppes at Atlanta	CBL & Associates Limited Partnership and Horizon Group Properties, L.P.	No	0	15,033	0	0	0	0
3	7, 8	8030	CGMRC	Miracle Mile Shops	Aby Rosen, Michael Fuchs, and David Edelstein	No	508,750	169,583	0	0	0	7,481
4	9	8064	CGMRC	One Union Square	Ben Ashkenazy	No	301,780	50,297	0	0	0	916
5	10	1	SMF I	Renaissance Woodbridge	Allen Weingarten and Hasu Shah	No	0	39,839	0	0	0	71,917
6	11, 12	2	SMF I	Kings Crossing	Rain Scott Investments, L.L.C.	No	327,948	24,396	28,753	2,875	0	0
7	13	3	SMF I	Rivergate Station	Bon Aviv Holdings LLC	No	250,978	25,098	16,877	1,875	0	3,004
8		38P621	GSMC	Old Mill District	William L. Smith	No	0	0	0	0	0	2,233
9	14	4	SMF I	Park Place Shopping Center	Bon Aviv Holdings LLC	No	56,403	14,101	39,453	4,384	0	2,282
10	15, 16	3863A8	CCRE	22 East 60th	French Institute-Alliance Francaise	No	11,200	3,733	66,000	11,000	0	0
11		5	SMF I	Riverwalk Plaza	Bon Aviv Holdings LLC	No	68,167	22,722	17,938	1,993	0	1,851
12	17	6	SMF I	Holiday Inn Columbia	Executive Affiliates, Inc.	No	319,678	26,640	120,170	13,374	0	41,464
13		3863A8	CCRE	Marianos Elmhurst	Inland Private Capital Corporation	No	0	0	0	0	0	0
14		7633	CGMRC	SpringHill Suites - Willow Grove, PA	Michael A. Santaro	No	0	0	0	0	0	0
15		8046	CGMRC	666 Old Country Road	Investcorp US Real Estate, LLC	No	171,926	85,963	0	0	0	3,006
16		7824	CGMRC	Keystone Plaza	Irwin Tauber and Tauber Family 2001 Dynasty Trust	No	235,641	21,422	28,501	5,700	0	770
17		7	SMF I	The Center at Stockton	Bon Aviv Holdings LLC	No	21,283	10,641	18,241	2,027	0	3,758
18		382C41	GSMC	The Atrium	Joe Richard Rodriguez	No	0	26,331	14,923	1,148	0	2,515
19		8060	CGMRC	100 Merrick Road	Investcorp US Real Estate, LLC	No	163,809	81,905	0	0	0	2,367
20	18	8	SMF I	Town Center at Twin Hickory	Daniel Katz and Paul Sub	No	0	9,916	0	0	0	825
21		8014	CGMRC	Courtyard by Marriott - Homestead, FL	Prime Hospitality Group, LLC	No	167,416	13,951	30,650	3,831	0	14,481
22	19	3863A8	CCRE	Sheffield Square Professional Center	Marc Harris	No	99,000	24,750	18,387	2,627	0	1,398
23		8059	CGMRC	114 Old Country Road	Investcorp US Real Estate, LLC	No	137,953	68,976	0	0	0	2,079
24	20	9	SMF I	Holiday Inn Express Raleigh SW - NC State	Nutan T. Shah	No	11,566	5,783	10,474	1,562	0	9,152
25		8002	CGMRC	Steele Creek Crossing	Howard S. Banchik, Howard S. Banchik, as Trustee of Howard and Jacqueline Banchik Family Trust u/t/a dated 12/31/1971, Steven J. Fogel, Steven J. Fogel, as Trustee of Steven J. Fogel 2006 Trust u/t/a dated 11/17/2006	No	28,450	2,586	0	0	0	966
26		10	SMF I	South Industrial Portfolio	Jeff Hauptman	No	144,949	24,158	2,358	472	0	1,664
26.01		10.01	SMF I	2705 South Industrial
26.02		10.02	SMF I	2725 South Industrial
26.03		10.03	SMF I	2805 South Industrial
27		3863A8	CCRE	Carrollwood Palms Apartments	Antonio Delgado and Salvador A. Jurado	No	124,000	15,500	82,919	9,443	0	5,202
28	21, 22	11	SMF I	Sawgrass Apartments	Steven R. Lewis	No	26,319	8,773	13,948	4,662	299,135	3,389
29		7998	CGMRC	Cherry Road Crossing	Howard S. Banchik, Howard S. Banchik, as Trustee of Howard and Jacqueline Banchik Family Trust u/t/a dated 12/31/1971, Steven J. Fogel, Steven J. Fogel, as Trustee of Steven J. Fogel 2006 Trust u/t/a dated 11/17/2006	No	133,383	14,820	0	0	0	986
30		8089	CGMRC	Pearl Self Storage	Timothy Davis and Robert Dailey	No	33,644	5,607	0	0	0	0
31		8072	CGMRC	Devonshire Apartments	Frank T. Sinito	No	11,100	11,100	47,009	7,835	885,000	8,479
32		12	SMF I	Sun Shadow Square	Bruce Ash and James C. Fissell	No	11,302	5,651	11,914	1,083	0	1,052
33		3863A8	CCRE	Springhill Suites Quakertown	Ramesh B. Petigara and Sanmukh B. Petigara	No	35,668	7,750	20,792	2,970	0	7,481
34		13	SMF I	Mr. Stor-it Portfolio	Michael H. Erdman, Joseph Kennedy and William Kennedy	No	17,371	8,686	30,713	6,792	0	1,330
34.01		13.01	SMF I	3308 Bayside Lakes Boulevard
34.02		13.02	SMF I	500 North Cocoa Boulevard
34.03		13.03	SMF I	500 Cone Road
35	23	14	SMF I	Atlantic Station Shopping Center	George Smedes York, Hal Venable Worth, III, George Smedes York, Jr. and Hal Venable Worth, IV	No	10,812	2,703	39,031	15,067	0	2,974
36		15	SMF I	Hagerstown Shopping Center	Bon Aviv Holdings LLC	No	56,942	14,236	9,449	1,050	0	2,200
37		8073	CGMRC	The Chimneys Apartments	John Kinzelberg, Jeffrey Katz and Scott Kinzelberg as trustee of the John D. Kinzelberg trust created under the Harvey Kinzelberg Trust under agreement dated as of December 1, 1988	No	95,255	8,660	5,521	2,761	222,639	3,500
38		38P639	GSMC	500 Seaview	Stanley Werb	No	78,339	15,668	0	0	0	1,066
39		The Bancorp Bank 39	The Bancorp Bank	Page Plaza	Ralph Sitt and David Sitt	No	0	13,507	69,750	7,750	19,313	3,658
40		3863A8	CCRE	Highlands Ranch Village Center	David H. Feinberg	No	161,250	17,917	10,500	1,313	0	468
41	24	3863A8	CCRE	411 Granby Street	Frank T. Gadams	No	3,222	3,222	8,022	1,146	0	1,572
42	25	16	SMF I	Market Strategies Building	Douglas M. Etkin, Marvin Walkon and James A. Ketai	No	53,056	10,611	6,999	538	0	747
43	26	The Bancorp Bank 43	The Bancorp Bank	Holly Hill Plaza	Richard P. Jaffe	No	0	0	0	0	0	2,515
44		7911	CGMRC	Woodlands Village Self Storage	Thomas S. Boggess IV and Jonette Boggess	No	14,769	7,385	2,436	812	0	996
45		The Bancorp Bank 45	The Bancorp Bank	Renton Central Highlands Plaza	Stephen B. Jaeger and Michael Karasik	No	11,484	11,484	892	892	125,000	1,178
46		17	SMF I	710 Avis and Liberty Plaza Portfolio	Jeff Hauptman	No	75,545	15,789	4,385	877	0	1,823
46.01		17.01	SMF I	710 Avis
46.02		17.02	SMF I	Liberty Plaza
47	27	18	SMF I	Civic Center Plaza	Shaul Kuperwasser and Yitzchok Klor	No	37,164	12,388	6,457	2,152	0	3,188
48		8074	CGMRC	Denton Towne Crossing	Howard S. Banchik, Howard S. Banchik, as Trustee of Howard and Jacqueline Banchik Family Trust u/t/a dated 12/31/1971, Steven J. Fogel, Steven J. Fogel, as Trustee of Steven J. Fogel 2006 Trust u/t/a dated 11/17/2006	No	188,322	18,832	0	0	0	446
49	28, 29	3863A8	CCRE	Canyon View Marketplace	Hendricks Commercial Properties, LLC	No	42,500	7,083	3,417	683	0	752
50		19	SMF I	Churton Grove Center	John P. Graham, Dennis A. Howell and Dennis H. Howell	No	16,317	5,439	2,221	740	0	802
51		The Bancorp Bank 51	The Bancorp Bank	Best Western Oceanfront	Bhagirath Bhikha and Prahlad Patel	No	7,250	7,250	7,917	7,917	0	5,938
52		20	SMF I	St. Cloud Retail	Jay M. Schippers	No	16,740	8,370	62,333	5,667	0	3,607
53		7621	CGMRC	McCreless Shopping Center	J. Alec Merriam and Gail A. Merriam	No	71,478	6,732	11,203	1,120	0	362
54		3863A8	CCRE	340 Court Street	William Fung	No	1,667	417	0	0	0	57
55		The Bancorp Bank 55	The Bancorp Bank	301 South Livingston Ave	Eldad M. Levy	No	38,272	12,467	16,750	1,396	0	1,134
56		8005	CGMRC	Stanford Townhomes	Francis Sehn and Marlin Wroubel	No	62,037	15,509	2,475	2,475	0	3,884
57		The Bancorp Bank 57	The Bancorp Bank	The Villages at Laurel Meadows	Robert Joel Adams and David Joel Adams	No	40,777	5,825	27,671	3,075	0	1,542
58		7560	CGMRC	Walgreens - Rock Hill, SC	Dena Platis	No	0	0	0	0	0	0
59		The Bancorp Bank 59	The Bancorp Bank	Honeytree Apartments	Matthew Millman	No	0	3,093	828	828	225,000	1,917
60	30	3863A8	CCRE	Plantation Center	Wolfe Miller	No	44,000	4,000	4,740	677	0	1,083
61		The Bancorp Bank 61	The Bancorp Bank	Sooner Crossing	Wayne Kao	No	6,452	3,226	18,863	3,773	0	3,039
62		The Bancorp Bank 62	The Bancorp Bank	540 Officenter Place	John D. Forbess	No	53,380	5,931	398	398	39,680	859
63		The Bancorp Bank 63	The Bancorp Bank	Willow Pond Plaza	Azam Sher	No	97,796	15,938	0	788	0	250
64		The Bancorp Bank 64	The Bancorp Bank	Office Depot	James M. Zanoni and Christopher J. Branch	No	0	0	0	0	434	217
65		21	SMF I	Mill River Retail	REDICO Properties LLC	No	6,539	1,635	701	140	0	143

CGCMT 2013-GC17 Supplemental Servicer Schedule

Control		Loan	Mortgage		Replacement	Upfront	Ongoing		Upfront Debt	Ongoing Debt	Upfront Deferred
Number	Footnotes	Number	Loan Seller	Property Name	Reserve Caps ($)	TI/LC Reserve ($)	TI/LC Reserve ($)	TI/LC Caps ($)	Service Reserve ($)	Service Reserve ($)	Maintenance Reserve ($)
1	4, 5	6351	CGMRC	Ernst & Young Tower	0	0	39,512	0	0	0	0
2	6	38MRF6	GSMC	The Outlet Shoppes at Atlanta	0	0	0	742,196	0	0	0
3	7, 8	8030	CGMRC	Miracle Mile Shops	0	1,310,955	56,104	0	0	0	162,000
4	9	8064	CGMRC	One Union Square	0	0	8,333	300,000	0	0	0
5	10	1	SMF I	Renaissance Woodbridge	0	0	0	0	0	0	583,125
6	11, 12	2	SMF I	Kings Crossing	0	200,000	8,651	375,000	0	0	52,844
7	13	3	SMF I	Rivergate Station	0	250,000	10,013	750,000	0	0	559,262
8		38P621	GSMC	Old Mill District	80,382	0	12,500	300,000	0	0	0
9	14	4	SMF I	Park Place Shopping Center	0	150,000	6,282	500,000	0	0	199,588
10	15, 16	3863A8	CCRE	22 East 60th	0	0	0	0	0	0	114,209
11		5	SMF I	Riverwalk Plaza	0	50,000	6,169	400,000	0	0	366,354
12	17	6	SMF I	Holiday Inn Columbia	0	0	0	0	0	0	0
13		3863A8	CCRE	Marianos Elmhurst	0	0	0	0	0	0	0
14		7633	CGMRC	SpringHill Suites - Willow Grove, PA	0	0	0	0	450,000	0	0
15		8046	CGMRC	666 Old Country Road	0	350,000	0	0	0	0	95,925
16		7824	CGMRC	Keystone Plaza	27,726	82,564	7,189	150,000	0	0	1,188
17		7	SMF I	The Center at Stockton	0	250,000	6,364	700,000	0	0	0
18		382C41	GSMC	The Atrium	0	0	16,667	500,000	0	0	0
19		8060	CGMRC	100 Merrick Road	0	300,000	0	0	0	0	401,875
20	18	8	SMF I	Town Center at Twin Hickory	0	0	2,750	100,000	0	0	41,520
21		8014	CGMRC	Courtyard by Marriott - Homestead, FL	0	0	0	0	0	0	0
22	19	3863A8	CCRE	Sheffield Square Professional Center	0	0	9,435	339,675	0	0	0
23		8059	CGMRC	114 Old Country Road	0	300,000	0	0	0	0	31,913
24	20	9	SMF I	Holiday Inn Express Raleigh SW - NC State	500,000	0	0	0	0	0	1,000
25		8002	CGMRC	Steele Creek Crossing	0	0	4,960	0	0	0	0
26		10	SMF I	South Industrial Portfolio	0	0	4,993	375,000	0	0	0
26.01		10.01	SMF I	2705 South Industrial
26.02		10.02	SMF I	2725 South Industrial
26.03		10.03	SMF I	2805 South Industrial
27		3863A8	CCRE	Carrollwood Palms Apartments	0	0	0	0	0	0	0
28	21, 22	11	SMF I	Sawgrass Apartments	0	0	0	0	0	0	49,188
29		7998	CGMRC	Cherry Road Crossing	35,502	0	4,025	144,900	0	0	0
30		8089	CGMRC	Pearl Self Storage	0	0	0	0	0	0	0
31		8072	CGMRC	Devonshire Apartments	0	0	0	0	0	0	0
32		12	SMF I	Sun Shadow Square	0	100,000	5,334	200,000	0	0	210,704
33		3863A8	CCRE	Springhill Suites Quakertown	0	0	0	0	0	0	0
34		13	SMF I	Mr. Stor-it Portfolio	0	0	0	0	0	0	0
34.01		13.01	SMF I	3308 Bayside Lakes Boulevard
34.02		13.02	SMF I	500 North Cocoa Boulevard
34.03		13.03	SMF I	500 Cone Road
35	23	14	SMF I	Atlantic Station Shopping Center	98,496	0	5,900	325,000	0	0	0
36		15	SMF I	Hagerstown Shopping Center	0	200,000	5,158	500,000	0	0	227,132
37		8073	CGMRC	The Chimneys Apartments	0	0	0	0	0	0	69,111
38		38P639	GSMC	500 Seaview	0	0	4,167	300,000	0	0	0
39		The Bancorp Bank 39	The Bancorp Bank	Page Plaza	219,452	0	3,976	238,535	0	0	7,250
40		3863A8	CCRE	Highlands Ranch Village Center	0	0	1,874	0	65,291	0	0
41	24	3863A8	CCRE	411 Granby Street	0	0	0	0	0	0	0
42	25	16	SMF I	Market Strategies Building	0	0	0	0	0	0	0
43	26	The Bancorp Bank 43	The Bancorp Bank	Holly Hill Plaza	60,370	0	4,837	0	0	0	47,938
44		7911	CGMRC	Woodlands Village Self Storage	36,000	0	0	0	0	0	0
45		The Bancorp Bank 45	The Bancorp Bank	Renton Central Highlands Plaza	0	100,000	1,500	200,000	0	0	44,563
46		17	SMF I	710 Avis and Liberty Plaza Portfolio	0	250,000	5,881	250,000	0	0	0
46.01		17.01	SMF I	710 Avis
46.02		17.02	SMF I	Liberty Plaza
47	27	18	SMF I	Civic Center Plaza	0	0	0	0	0	0	200,000
48		8074	CGMRC	Denton Towne Crossing	16,071	0	0	0	0	0	0
49	28, 29	3863A8	CCRE	Canyon View Marketplace	0	0	3,042	250,000	0	0	17,088
50		19	SMF I	Churton Grove Center	0	0	3,500	84,000	0	0	0
51		The Bancorp Bank 51	The Bancorp Bank	Best Western Oceanfront	0	0	0	0	0	0	0
52		20	SMF I	St. Cloud Retail	0	0	5,517	0	0	0	63,688
53		7621	CGMRC	McCreless Shopping Center	0	100,000	2,310	100,000	0	0	114,664
54		3863A8	CCRE	340 Court Street	0	0	0	0	0	0	0
55		The Bancorp Bank 55	The Bancorp Bank	301 South Livingston Ave	0	0	3,239	120,000	0	0	14,938
56		8005	CGMRC	Stanford Townhomes	0	0	0	0	0	0	76,688
57		The Bancorp Bank 57	The Bancorp Bank	The Villages at Laurel Meadows	0	0	0	0	0	0	0
58		7560	CGMRC	Walgreens - Rock Hill, SC	0	0	0	0	0	0	0
59		The Bancorp Bank 59	The Bancorp Bank	Honeytree Apartments	0	0	0	0	0	0	44,750
60	30	3863A8	CCRE	Plantation Center	0	100,000	2,901	0	0	0	0
61		The Bancorp Bank 61	The Bancorp Bank	Sooner Crossing	0	0	0	0	0	0	17,625
62		The Bancorp Bank 62	The Bancorp Bank	540 Officenter Place	0	0	3,304	0	0	0	20,969
63		The Bancorp Bank 63	The Bancorp Bank	Willow Pond Plaza	0	0	1,471	100,000	0	0	0
64		The Bancorp Bank 64	The Bancorp Bank	Office Depot	0	2,283	1,141	0	0	0	0
65		21	SMF I	Mill River Retail	0	0	1,192	71,500	0	0	0

CGCMT 2013-GC17 Supplemental Servicer Schedule

											Grace	Grace
Control		Loan	Mortgage		Ongoing Deferred	Upfront	Ongoing	Upfront	Ongoing	Other Reserve	Period-	Period-	Residual Value
Number	Footnotes	Number	Loan Seller	Property Name	Maintenance Reserve ($)	Environmental Reserve ($)	Environmental Reserve ($)	Other Reserve ($)	Other Reserve ($)	Description	Default	Late Fee	Insurance
1	4, 5	6351	CGMRC	Ernst & Young Tower	0	0	0	23,807,727	0	Closing Unfunded Leasing Costs Reserve ($9,779,988); Holdback Reserve ($7,053,516); Free Rent Reserve ($3,207,839.32); Gilbane Office Draw Costs Reserve ($2,418,783); Gilbane Outside GMP Reserve ($1,164,426); Ground Lease Escrow Fund ($183,174.85) and Monthly; Operating Expense Funds Monthly	0	5	No
2	6	38MRF6	GSMC	The Outlet Shoppes at Atlanta	0	0	0	9,996,144	0	Unfunded Obligations	0	0	No
3	7, 8	8030	CGMRC	Miracle Mile Shops	0	0	0	0	0		3 days grace, once per calendar year, other than the payment due on the Maturity Date	0	No
4	9	8064	CGMRC	One Union Square	0	0	0	0	0		0	0	No
5	10	1	SMF I	Renaissance Woodbridge	0	0	0	0	0		0	0	No
6	11, 12	2	SMF I	Kings Crossing	0	0	0	1,403,651	0	Conn’s Inc. Tenant Reserve ($1,394,651); Simply Mac Tenant Reserve ($9,000)	0	0	No
7	13	3	SMF I	Rivergate Station	0	0	0	1,983,095	0	Tenant Buildout Reserve ($1,727,202); Conn’s Inc. Rent Reserve ($255,893)	0	0	No
8		38P621	GSMC	Old Mill District	0	0	0	60,000	0	Simply Mac TI Reserve	0	0	No
9	14	4	SMF I	Park Place Shopping Center	0	0	0	692,296	0	Tenant Buildout Reserve	0	0	No
10	15, 16	3863A8	CCRE	22 East 60th	0	0	0	0	0		0	0	No
11		5	SMF I	Riverwalk Plaza	0	0	0	0	0		0	0	No
12	17	6	SMF I	Holiday Inn Columbia	0	0	0	1,200,000	0	PIP Reserve	0	0	No
13		3863A8	CCRE	Marianos Elmhurst	0	0	0	0	0		0	0	No
14		7633	CGMRC	SpringHill Suites - Willow Grove, PA	0	0	0	335,471	0	Seasonality Reserve ($65,850 Monthly only in months August, September, October each year); Manager FF&E ($173,220.98 Initial); PIP Contingency Reserve ($96,400)	0	0	No
15		8046	CGMRC	666 Old Country Road	0	0	0	80,210	0	Outstanding Tenant Obligations Reserve ($80,210)	0	0	No
16		7824	CGMRC	Keystone Plaza	0	0	0	250,000	2,139	Holdback Reserve ($250,000); Roof Reserve	0	0	No
17		7	SMF I	The Center at Stockton	0	0	0	0	0		0	0	No
18		382C41	GSMC	The Atrium	0	0	0	309,651	0	Unfunded Obligations ($101,156.46); Free Rent Holdback ($91,864.06); Chris Bush Holdback ($75,000); Medrec 2013 Rollover Reserve ($41,630)	0	0	No
19		8060	CGMRC	100 Merrick Road	0	0	0	32,119	0	Outstanding Tenant Obligations Reserve ($32,119)	0	0	No
20	18	8	SMF I	Town Center at Twin Hickory	0	0	0	0	0		0	0	No
21		8014	CGMRC	Courtyard by Marriott - Homestead, FL	0	0	0	1,200,000	0	Holdback Reserve	0	0	No
22	19	3863A8	CCRE	Sheffield Square Professional Center	0	0	0	0	0		0	0	No
23		8059	CGMRC	114 Old Country Road	0	0	0	0	0		0	0	No
24	20	9	SMF I	Holiday Inn Express Raleigh SW - NC State	0	0	0	0	0		0	0	No
25		8002	CGMRC	Steele Creek Crossing	0	0	0	300,000	0	Publix Renovation Collateral Reserve	0	0	No
26		10	SMF I	South Industrial Portfolio	0	0	0	106,222	0	Tenant Buildout Reserve ($67,500); NWP Abated Rent Reserve ($38,722)	0	0	No
26.01		10.01	SMF I	2705 South Industrial
26.02		10.02	SMF I	2725 South Industrial
26.03		10.03	SMF I	2805 South Industrial
27		3863A8	CCRE	Carrollwood Palms Apartments	0	0	0	0	0		0	0	No
28	21, 22	11	SMF I	Sawgrass Apartments	0	0	0	0	0		0	0	No
29		7998	CGMRC	Cherry Road Crossing	0	0	0	0	0		0	0	No
30		8089	CGMRC	Pearl Self Storage	0	0	0	0	0		0	0	No
31		8072	CGMRC	Devonshire Apartments	0	0	0	0	0		0	0	No
32		12	SMF I	Sun Shadow Square	0	0	0	0	0		0	0	No
33		3863A8	CCRE	Springhill Suites Quakertown	0	0	0	0	0		0	0	No
34		13	SMF I	Mr. Stor-it Portfolio	0	0	0	100,000	0	Performance Holdback Reserve	0	0	No
34.01		13.01	SMF I	3308 Bayside Lakes Boulevard
34.02		13.02	SMF I	500 North Cocoa Boulevard
34.03		13.03	SMF I	500 Cone Road
35	23	14	SMF I	Atlantic Station Shopping Center	0	0	0	0	20,038	I/O Insurance Backstop Reserve ($10,038.41); Supplemental Insurance Reserve ($10,000.00)	0	0	No
36		15	SMF I	Hagerstown Shopping Center	0	0	0	0	0		0	0	No
37		8073	CGMRC	The Chimneys Apartments	0	0	0	8,250	0	Environmental Holdback	0	0	No
38		38P639	GSMC	500 Seaview	0	0	0	184,610	0	Unfunded Obligations	0	0	No
39		The Bancorp Bank 39	The Bancorp Bank	Page Plaza	0	0	0	0	0		0	0	No
40		3863A8	CCRE	Highlands Ranch Village Center	0	0	0	0	0		0	0	No
41	24	3863A8	CCRE	411 Granby Street	0	0	0	0	0		0	7	No
42	25	16	SMF I	Market Strategies Building	0	0	0	8,429	8,429	Ground Lease Reserve	0	0	No
43	26	The Bancorp Bank 43	The Bancorp Bank	Holly Hill Plaza	0	0	0	0	0		0	0	No
44		7911	CGMRC	Woodlands Village Self Storage	0	0	0	0	0		0	0	No
45		The Bancorp Bank 45	The Bancorp Bank	Renton Central Highlands Plaza	0	0	0	0	0		0	0	No
46		17	SMF I	710 Avis and Liberty Plaza Portfolio	0	0	0	343,000	0	Outstanding TI Reserve	0	0	No
46.01		17.01	SMF I	710 Avis
46.02		17.02	SMF I	Liberty Plaza
47	27	18	SMF I	Civic Center Plaza	0	0	0	96,451	0	JMP Radio Tenant Estoppel Reserve ($87,500); Indiana State Tax Lien Reserve ($8,951.34)	0	0	No
48		8074	CGMRC	Denton Towne Crossing	0	0	0	0	0		0	0	No
49	28, 29	3863A8	CCRE	Canyon View Marketplace	0	0	0	100,000	0	Lane Bryant Reserve: (Upfront: 100,000)	0	0	No
50		19	SMF I	Churton Grove Center	0	0	0	0	0		0	0	No
51		The Bancorp Bank 51	The Bancorp Bank	Best Western Oceanfront	0	0	0	0	7,000	Seasonality Reserve	0	0	No
52		20	SMF I	St. Cloud Retail	0	0	0	42,525	0	Mizu Rent Abatement Reserve	0	0	No
53		7621	CGMRC	McCreless Shopping Center	0	0	0	0	0		0	0	No
54		3863A8	CCRE	340 Court Street	0	0	0	98,496	0	Free Rent Holdback Reserve ($98,496)	0	0	No
55		The Bancorp Bank 55	The Bancorp Bank	301 South Livingston Ave	0	0	0	0	0		0	0	No
56		8005	CGMRC	Stanford Townhomes	0	0	0	0	0		0	0	No
57		The Bancorp Bank 57	The Bancorp Bank	The Villages at Laurel Meadows	0	0	0	0	0		0	0	No
58		7560	CGMRC	Walgreens - Rock Hill, SC	0	0	0	0	0		0	0	No
59		The Bancorp Bank 59	The Bancorp Bank	Honeytree Apartments	0	0	0	0	0		0	0	No
60	30	3863A8	CCRE	Plantation Center	0	0	0	70,374	0	Palmetto Therapy Reserve (Upfront 70,374)	0	0	No
61		The Bancorp Bank 61	The Bancorp Bank	Sooner Crossing	0	0	0	0	0		0	0	No
62		The Bancorp Bank 62	The Bancorp Bank	540 Officenter Place	0	0	0	0	0		0	0	No
63		The Bancorp Bank 63	The Bancorp Bank	Willow Pond Plaza	0	0	0	0	0		0	0	No
64		The Bancorp Bank 64	The Bancorp Bank	Office Depot	0	0	0	0	0		0	0	No
65		21	SMF I	Mill River Retail	0	0	0	30,000	0	Tenant Allowance Reserve	0	0	No

CGCMT 2013-GC17 Supplemental Servicer Schedule

												Monthly	Interest
Control		Loan	Mortgage		Lease Enhancement	Environmental	O&M	Cash		Units, Pads,	Unit	Debt	Accrual	Administrative	Ground
Number	Footnotes	Number	Loan Seller	Property Name	Insurance	Insurance	Required	Management	Lockbox	Rooms, Sq Ft	Description	Service ($) (1)	Method	Fee Rate (%) (2)	Lease Y/N	Prepayment Provision (3)
1	4, 5	6351	CGMRC	Ernst & Young Tower	No	No	None	In Place	Hard	475,708	sf	513,167.94	Actual/360	0.04425%	Yes	Lockout/25_>YM or 1%/28_0%/7
2	6	38MRF6	GSMC	The Outlet Shoppes at Atlanta	No	No	None	Springing	Hard	371,098	sf	424,581.38	30/360	0.01425%	No	Lockout/11_>YM or 1%/105_0%/4
3	7, 8	8030	CGMRC	Miracle Mile Shops	No	No	None	In Place	Hard	448,835	sf	414,152.78	Actual/360	0.01425%	No	Lockout/27_Defeasance/89_0%/4
4	9	8064	CGMRC	One Union Square	No	No	Asbestos	Springing	Hard	42,256	sf	216,423.03	Actual/360	0.01425%	No	Lockout/26_Defeasance/90_0%/4
5	10	1	SMF I	Renaissance Woodbridge	No	No	Asbestos	Springing	Springing	311	Rooms	210,046.55	Actual/360	0.01425%	No	Lockout/27_Defeasance/29_0%/4
6	11, 12	2	SMF I	Kings Crossing	No	No	Asbestos, Lead Based Paint	Springing	Springing	270,805	sf	149,564.76	Actual/360	0.01425%	No	Lockout/26_Defeasance/89_0%/5
7	13	3	SMF I	Rivergate Station	No	No	Asbestos	Springing	Soft Springing	240,318	sf	115,488.74	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
8		38P621	GSMC	Old Mill District	No	No	None	Springing	Springing	167,462	sf	99,433.91	Actual/360	0.01425%	No	Lockout/2_>YM or 1%/115_0%/3
9	14	4	SMF I	Park Place Shopping Center	No	No	Asbestos	Springing	Soft Springing	150,766	sf	95,604.60	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
10	15, 16	3863A8	CCRE	22 East 60th	No	No	Asbestos	In Place	Springing	58,453	sf	59,826.20	Actual/360	0.01425%	No	Lockout/37_Defeasance/79_0%/4
11		5	SMF I	Riverwalk Plaza	No	No	Asbestos	Springing	Soft Springing	148,059	sf	81,946.80	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
12	17	6	SMF I	Holiday Inn Columbia	No	No	None	None	None	311	Rooms	119,585.70	Actual/360	0.01425%	No	Lockout/25_>YM or 1%/85_0%/10
13		3863A8	CCRE	Marianos Elmhurst	No	No	None	Springing	Springing	76,236	sf	76,424.65	Actual/360	0.01425%	No	Lockout/25_>YM or 1%/91_0%/4
14		7633	CGMRC	SpringHill Suites - Willow Grove, PA	No	No	None	In Place	Hard	155	Rooms	84,190.87	Actual/360	0.05925%	No	Lockout/25_Defeasance/91_0%/4
15		8046	CGMRC	666 Old Country Road	No	No	Asbestos	Springing	Hard	120,238	sf	47,925.68	Actual/360	0.01425%	No	Lockout/26_Defeasance/30_0%/4
16		7824	CGMRC	Keystone Plaza	No	No	None	In Place	Hard	61,616	sf	73,516.98	Actual/360	0.05925%	No	Lockout/26_Defeasance/91_0%/3
17		7	SMF I	The Center at Stockton	No	No	Asbestos	Springing	Soft Springing	152,719	sf	66,950.00	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
18		382C41	GSMC	The Atrium	No	No	None	Springing	Springing	131,216	sf	70,992.20	Actual/360	0.05925%	No	Lockout/25_Defeasance/31_0%/4
19		8060	CGMRC	100 Merrick Road	No	No	Asbestos	Springing	Hard	142,041	sf	43,810.46	Actual/360	0.01425%	No	Lockout/26_Defeasance/30_0%/4
20	18	8	SMF I	Town Center at Twin Hickory	No	No	None	Springing	Springing	65,939	sf	62,098.59	Actual/360	0.01425%	No	Lockout/35_>YM or 1%/81_0%/4
21		8014	CGMRC	Courtyard by Marriott - Homestead, FL	No	No	None	Springing	Hard	100	Rooms	59,050.38	Actual/360	0.01425%	No	Lockout/25_Defeasance/92_0%/3
22	19	3863A8	CCRE	Sheffield Square Professional Center	No	No	Asbestos	Springing	Springing	83,876	sf	57,158.50	Actual/360	0.01425%	No	Lockout/25_Defeasance/92_0%/3
23		8059	CGMRC	114 Old Country Road	No	No	Asbestos	Springing	Hard	114,317	sf	36,401.57	Actual/360	0.01425%	No	Lockout/26_Defeasance/30_0%/4
24	20	9	SMF I	Holiday Inn Express Raleigh SW - NC State	No	No	None	Springing	Springing	108	Rooms	61,402.76	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
25		8002	CGMRC	Steele Creek Crossing	No	No	None	Springing	Hard	77,301	sf	40,806.34	Actual/360	0.04425%	No	Lockout/26_Defeasance/90_0%/4
26		10	SMF I	South Industrial Portfolio	No	No		Springing	Soft Springing	99,859	sf	52,553.54	Actual/360	0.05925%	No	Lockout/25_Defeasance/90_0%/5
26.01		10.01	SMF I	2705 South Industrial		No	None			37,875	sf				No
26.02		10.02	SMF I	2725 South Industrial		No	None			37,526	sf				No
26.03		10.03	SMF I	2805 South Industrial		No	Asbestos			24,458	sf				No
27		3863A8	CCRE	Carrollwood Palms Apartments	No	No	Asbestos	Springing	Springing	204	Units	51,236.37	Actual/360	0.01425%	No	Lockout/26_Defeasance/90_0%/4
28	21, 22	11	SMF I	Sawgrass Apartments	No	No	None	None	None	148	Units	51,441.38	Actual/360	0.05425%	No	Lockout/26_Defeasance/90_0%/4
29		7998	CGMRC	Cherry Road Crossing	No	No	None	Springing	Hard	78,890	sf	50,758.28	Actual/360	0.03425%	No	Lockout/27_Defeasance/89_0%/4
30		8089	CGMRC	Pearl Self Storage	No	No	None	Springing	Springing	68,646	sf	37,544.31	Actual/360	0.01425%	No	Lockout/26_Defeasance/91_0%/3
31		8072	CGMRC	Devonshire Apartments	No	No	Asbestos, Lead Based Paint	Springing	Springing	407	Units	46,791.17	Actual/360	0.04425%	No	Lockout/25_Defeasance/32_0%/3
32		12	SMF I	Sun Shadow Square	No	No	Asbestos	Springing	Springing	84,139	sf	46,433.18	Actual/360	0.06425%	No	Lockout/25_Defeasance/91_0%/4
33		3863A8	CCRE	Springhill Suites Quakertown	No	No	None	Springing	Hard	89	Rooms	52,426.11	Actual/360	0.01425%	No	Lockout/25_Defeasance/92_0%/3
34		13	SMF I	Mr. Stor-it Portfolio	No	No		None	None	155,954	sf	46,632.96	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
34.01		13.01	SMF I	3308 Bayside Lakes Boulevard		No	None			68,431	sf				No
34.02		13.02	SMF I	500 North Cocoa Boulevard		No	Asbestos			40,623	sf				No
34.03		13.03	SMF I	500 Cone Road		No	None			46,900	sf				No
35	23	14	SMF I	Atlantic Station Shopping Center	No	No	Asbestos	Springing	Springing	142,746	sf	42,757.87	Actual/360	0.01425%	No	Lockout/25_Defeasance/31_0%/4
36		15	SMF I	Hagerstown Shopping Center	No	No	Asbestos	Springing	Soft Springing	123,777	sf	43,919.20	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
37		8073	CGMRC	The Chimneys Apartments	No	No	Asbestos	Springing	Springing	168	Units	43,485.15	Actual/360	0.05925%	No	Lockout/25_Defeasance/92_0%/3
38		38P639	GSMC	500 Seaview	No	No	None	None	None	39,979	sf	42,701.60	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
39		The Bancorp Bank 39	The Bancorp Bank	Page Plaza	No	No	None	Springing	Hard	95,414	sf	42,206.41	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
40		3863A8	CCRE	Highlands Ranch Village Center	No	No	None	Springing	Hard	28,103	sf	43,719.75	Actual/360	0.01425%	No	Lockout/26_Defeasance/89_0%/5
41	24	3863A8	CCRE	411 Granby Street	No	No	Asbestos, Lead Based Paint	Springing	Springing	49	Units	39,890.32	Actual/360	0.01425%	No	Lockout/49_Defeasance/68_0%/3
42	25	16	SMF I	Market Strategies Building	No	No	None	Springing	Hard	59,742	sf	44,443.82	Actual/360	0.01425%	Yes	Lockout/25_Defeasance/91_0%/4
43	26	The Bancorp Bank 43	The Bancorp Bank	Holly Hill Plaza	No	No	Asbestos	Springing	Springing	116,096	sf	38,871.33	Actual/360	0.01425%	No	Lockout/26_Defeasance/90_0%/4
44		7911	CGMRC	Woodlands Village Self Storage	No	No	None	Springing	Springing	119,465	sf	39,176.17	Actual/360	0.04425%	No	Lockout/27_Defeasance/90_0%/3
45		The Bancorp Bank 45	The Bancorp Bank	Renton Central Highlands Plaza	No	No	Asbestos	Springing	Springing	94,233	sf	34,961.93	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
46		17	SMF I	710 Avis and Liberty Plaza Portfolio	No	No		Springing	Soft Springing	70,568	sf	35,341.04	Actual/360	0.05925%	No	Lockout/25_Defeasance/90_0%/5
46.01		17.01	SMF I	710 Avis		No	None			47,332	sf				No
46.02		17.02	SMF I	Liberty Plaza		No	Asbestos			23,236	sf				No
47	27	18	SMF I	Civic Center Plaza	No	No	Asbestos, Lead Based Paint	Springing	Soft	116	Units	32,604.00	Actual/360	0.01425%	No	Lockout/25_Defeasance/31_0%/4
48		8074	CGMRC	Denton Towne Crossing	No	No	None	Springing	Hard	35,716	sf	23,839.06	Actual/360	0.04425%	No	Lockout/26_Defeasance/90_0%/4
49	28, 29	3863A8	CCRE	Canyon View Marketplace	No	No	None	Springing	Hard	37,554	sf	31,825.29	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
50		19	SMF I	Churton Grove Center	No	No	None	Springing	Springing	64,136	sf	29,936.63	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
51		The Bancorp Bank 51	The Bancorp Bank	Best Western Oceanfront	No	No	None	Springing	Hard	51	Rooms	32,713.53	Actual/360	0.06925%	No	Lockout/25_Defeasance/91_0%/4
52		20	SMF I	St. Cloud Retail	No	No	None	Springing	Soft Springing	88,264	sf	30,435.38	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
53		7621	CGMRC	McCreless Shopping Center	No	No	Asbestos	Springing	Hard	33,456	sf	26,268.44	Actual/360	0.01425%	No	Lockout/26_Defeasance/90_0%/4
54		3863A8	CCRE	340 Court Street	No	No	None	In Place	Hard	3,426	sf	21,184.26	Actual/360	0.01425%	No	Lockout/26_Defeasance/91_0%/3
55		The Bancorp Bank 55	The Bancorp Bank	301 South Livingston Ave	No	No	Asbestos	Springing	Soft	38,864	sf	26,495.08	Actual/360	0.01425%	No	Lockout/26_Defeasance/90_0%/4
56		8005	CGMRC	Stanford Townhomes	No	No	Asbestos, Lead Based Paint	Springing	Springing	118	Units	23,942.98	Actual/360	0.05925%	No	Lockout/26_Defeasance/91_0%/3
57		The Bancorp Bank 57	The Bancorp Bank	The Villages at Laurel Meadows	No	No	None	Springing	Springing	74	Units	24,435.81	Actual/360	0.06425%	No	Lockout/26_Defeasance/90_0%/4
58		7560	CGMRC	Walgreens - Rock Hill, SC	No	No	None	Springing	Springing	14,550	sf	21,920.28	Actual/360	0.01425%	No	Lockout/26_Defeasance/90_0%/4
59		The Bancorp Bank 59	The Bancorp Bank	Honeytree Apartments	No	No	None	Springing	Soft	92	Units	20,515.50	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
60	30	3863A8	CCRE	Plantation Center	No	No	Asbestos	Springing	Hard	46,419	sf	21,795.84	Actual/360	0.01425%	No	Lockout/25_Defeasance/31_0%/4
61		The Bancorp Bank 61	The Bancorp Bank	Sooner Crossing	No	No	Asbestos, Lead Based Paint	Springing	Soft	118	Units	16,067.84	Actual/360	0.01425%	No	Lockout/25_Defeasance/91_0%/4
62		The Bancorp Bank 62	The Bancorp Bank	540 Officenter Place	No	No	None	Springing	Springing	39,653	sf	15,978.00	Actual/360	0.01425%	No	Lockout/26_Defeasance/90_0%/4
63		The Bancorp Bank 63	The Bancorp Bank	Willow Pond Plaza	No	No	None	Springing	Springing	17,562	sf	13,551.74	Actual/360	0.06425%	No	Lockout/25_Defeasance/91_0%/4
64		The Bancorp Bank 64	The Bancorp Bank	Office Depot	No	No	None	Springing	Soft	13,697	sf	12,657.50	Actual/360	0.06425%	No	Lockout/25_Defeasance/89_0%/6
65		21	SMF I	Mill River Retail	No	No	None	None	None	11,440	sf	11,629.56	Actual/360	0.05925%	No	Lockout/25_Defeasance/91_0%/4

1
Ongoing Replacement Reserves are $112,004.42 for the Due Dates occurring in November 2013 through December 2014 and beginning in January 2015, one-twelfth of 4% of the operating income of the Mortgaged Property for the previous twelve month period as determined based on the quarterly operating statements for the fiscal quarter ending on September 30 of each calendar year, with such payment effective on the Due Dates occurring in January through December of the subsequent calendar year.

2
The cut-off date principal balance of $70,000,000 represents the non-controlling Note A-3-1 of a $580.0 million whole loan evidenced by six pari passu notes, the other five of which are the controlling note A-1, non-controlling note A-2, non-controlling note A-3-2, non-controlling note A-4-1, and non-controlling note A-4-2 pari passu companion loans, with original principal balances of $145.0 million, $145.0 million, $75.0 million, $110.0 million and $35.0 million, respectively. The controlling note A-1 pari passu companion loan, with an original principal balance of $145.0 million, was contributed to the COMM 2013-CCRE12 transaction. The non-controlling note A-2 pari passu companion loan, with an original principal balance of $145.0 million, was contributed to the COMM 2013-CCRE11 transaction. The non-controlling note A-3-2 pari passu companion loan, with an original principal balance of $75.0 million, is expected to be contributed to the CGCMT 2013-GC17 transaction.  The non-controlling note A-4-1 pari passu companion loan, with an original principal balance of $110.0 million, was contributed to the JPMBB 2013-C15 transaction. The non-controlling note A-4-2 pari passu companion loan, with an original principal balance of $35.0 million, is expected to be contributed to the JPMCC 2013-C16 transaction.  Loan Per Unit, Debt Yield on Underwritten Net Operating Income, Underwritten NCF DSCR, Debt Yield on Underwritten Net Cash Flow and Cut-off Date LTV Ratio calculations are based on the aggregate cut-off date principal balance of $580,000,000 and the LTV Ratio at Maturity calculation is based on the aggregate Balloon Balance of $536,883,806.

3
The lockout period will be at least 26 payment dates beginning with and including the first payment date of October 6, 2013. Defeasance of the full $580.0 million Miracle Mile whole loan is permitted after the Due Date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) December 6, 2016. For the purposes of this free writing prospectus, the assumed lockout period of 26 months is based on the expected GS Mortgage Securities Trust 2013-GCJ16 securitization closing date in November 2013. The actual lockout period may be longer. The release of certain vacant, non-income producing and unimproved collateral is permitted. With respect to one such parcel, the borrower has requested release.

4
The Ernst & Young Tower Loan is additionally secured by an accommodation second mortgage lien given by the Cleveland-Cuyahoga County Port Authority on such entity’s fee interest in the related property.

5
As of the origination date of the Ernst & Young Tower Loan, the annual rent payable under the Lease was $2,198,098.14, consisting of $2,164,281.24 for base rent and approximately $33,816.90 for additional rent. The portion of the Lease payments representing base rent correlates to the borrower’s payment obligations under the subordinate loans, and the additional rent represents an annual fee due and owing to the ground lessor equal to 0.125% of the outstanding principal balance of the subordinate loans.

6
Upon the earlier to occur of (i) July 18, 2016 and (ii) the occurrence of an Outlet Shoppes at Atlanta trigger period or an event of default, the borrower will be required to fund a tenant improvements and leasing commissions reserve on each Due Date in an amount equal to $30,924.83, up to a cap of $742,196.

7
The loan provides, on a single occasion in any 12 month period, for a three day grace period following a default in debt service payment. The grace period excludes the payment on the maturity date of the mortgage loan.

8
The lockout period will be at least 27 payment dates beginning with and including the first payment date of October 6, 2013. Defeasance of the full $580.0 million Miracle Mile whole loan is permitted after the due date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) January 6, 2016. For the purposes of this free writing prospectus, the assumed lockout period of 27 months is based on the expected CGCMT 2013-GC17 securitization closing date in December 2013. The actual lockout period may be longer. The release of certain vacant, non-income producing and unimproved collateral is permitted. With respect to one such parcel, the borrower has requested release.

9	The One Union Square Property is a 42,256 SF, seven-story, mixed use building with approximately 27,085 SF of retail space, 14,630 SF of office space and 541 SF of non-revenue storage/basement space.
10	The borrower is required to fund an ongoing replacement reserve in the monthly amount of one-twelfth of 5% of the annual gross revenue generated at the Mortgaged Property.
11	Tenant reserves in the amount of $1,403,651 was escrowed at origination to cover outstanding tenant improvement and leasing obligations required under the Conn’s Inc. and Simply Mac tenant leases.
12
Commencing on the Due Date occurring in November 2013 and continuing up to and including the Due Date occurring in December 2016, the borrower is required to fund an ongoing TI/LC reserve in the monthly amount of $8,651, subject to a cap of $375,000.  Commencing on the Due Date occurring in January 2017 and continuing on each monthly Due Date until the Mortgage Loan is paid in full, the borrower is required to fund an ongoing TI/LC reserve in the monthly amount of $8,651, subject to a cap of $250,000.

13
A tenant buildout reserve in the amount of $1,727,202 was escrowed at origination to cover outstanding tenant improvement and leasing obligations required under the Conn’s Inc. and El Alteno Mexican Restaurant tenant leases.

14
A tenant buildout reserve in the amount of $692,296 was escrowed at origination to cover outstanding tenant improvement and leasing obligations required under the Satellite Healthcare, Inc. and 24 Hour Fitness tenant leases.

15
The monthly tax escrow represents the estimated monthly taxes associated with the retail tenant. The portion of the 22 East 60th Property leased by FIAF was exempt from real estate taxes due to, among other things, FIAF’s not-for-profit status. In connection with the transfer of the Mortgaged Property to the borrower, the borrower reapplied for a new exemption.

16	With respect to the 22 East 60th Loan, which Mortgage Loan is described as having a springing lockbox, with respect to the Le Bilboquet restaurant tenant, the lockbox is hard.
17	The borrower is required to fund an ongoing replacement reserve in the monthly amount of one-twelfth of 5% of the annual gross revenue generated at the Mortgaged Property.
18
During the continuance of a Food Lion Trigger Period (as defined in the Mortgage Loan documents), the borrower is required to deposit all excess cash flow into a TI/LC reserve relating to the Food Lion space.

19	The borrower is required to fund an ongoing TI/LC reserve in the monthly amount of $9,435.42 at the Sheffield Square Professional Center Mortgaged Property, subject to a cap of $339,675.
20
The borrower is required to fund an ongoing replacement reserve in the monthly amount of one-twelfth of 4% of the annual gross revenue generated at the Mortgaged Property, subject to a cap of $500,000.

21
Commencing on the due date occurring in November 2020 and continuing on each monthly Due Date until the Mortgage Loan is paid in full, the borrower is required to fund a replacement reserve in the monthly amount of $3,389.

22
The borrower is required to maintain a minimum replacement reserve balance of $258,468.74 prior to the Due Date occurring in November 2014, $217,802.74 prior to the Due Date occurring in November 2015, $177,136.74 prior to the Due Date occurring in November 2016, $136,470.74 prior to the Due Date occurring in November 2017, $95,804.74 prior to the Due Date occurring in November 2018, $55,138.74 prior to the Due Date occurring in November 2019 and $14,472.74 prior to the Due Date occurring in November 2020.

23
The borrower is required to fund a I/O Insurance Backstop Reserve in the monthly amount of $10,038.41, subject to a cap of $240,921.84 and an Supplemental Insurance Reserve in the monthly amount of $10,000, subject to a cap of $240,000.

24	The property is comprised of 49 multifamily units and 8,550 SF of retail space.
25	During the continuance of a Tenant Trigger Period (as defined in the loan documents), the borrower is required to deposit all excess cash flow into a TI/LC reserve, subject to a cap of $1,792,260.
26
The TI/LC Cap shall be $50,000 at any time subsequent to (i) Winn Dixie renewing its lease for substantially all of the portion of its space, or (ii) an acceptable replacement tenant takes occupancy of the Winn Dixie space at terms acceptable to lender.

27
The Mortgaged Property is comprised of 116 multifamily units and 55,947 SF of office space. The occupancy presented in the annex is based on only the multifamily portion of the Mortgaged Property. The office space portion of the Mortgaged Property is 74.1% occupied as of 8/1/2013.

28
Commencing on the due date occurring in October 2013 and continuing up to and including the due date occurring in October 2016, the borrower is required to fund a TI/LC reserve in the monthly amount of $3,042.29.  Commencing on the due date occurring in November 2016 and continuing on each monthly due date until the Mortgage Loan is paid in full, the borrower is required to fund a TI/LC reserve in the monthly amount of $4,473.96. Monthly deposits into the TI/LC reserve are only required if the balance of the TI/LC reserve is less than $250,000.

29	Upon an Ulta Trigger Event, as defined in the Mortgage Loan documents, the Mortgage Loan requires the borrower to post a letter of credit or cash deposit in amount equal to $250,000.
30
With respect to the Plantation Center Loan, which Mortgage Loan is described as having a hard lockbox, with respect to all tenants other than Palmetto Therapy, Inc., Santa Fe Café and Plantation Gallery, the lockbox is Springing.

EXHIBIT Q

[RESERVED]

Q-1

EXHIBIT R

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date:  Report will be delivered annually (after the occurrence and during the continuance of a Control Termination Event) no later than [INSERT DATE].
Transaction:  Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17
Operating Advisor:  [                    ]
Special Servicer:  [                    ]
Controlling Class Representative:  [                    ]

I.             Population of Mortgage Loans that Were Considered in Compiling This Report

[  ] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)           [  ] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)           [  ] of such Specially Serviced Loans had executed Final Asset Status Reports.  This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued.  The Final Asset Status Reports may not yet be fully implemented.

II.            Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee, as well as the items listed below, the Operating Advisor has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard in accordance with the Operating Advisor’s requirements outlined in the Pooling and Servicing Agreement.  Based on such review, the Operating Advisor [believes, does not believe] there are material deviations [(i)] from the Servicing Standard [and/or (ii)] from the Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution or liquidation of Specially

1      This report is an indicative report and does not reflect the final form of annual report to be used in any particular year.  The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Serviced Loans.  In addition, the Operating Advisor notes the following:  [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

Reviewed any assessment of compliance and/or attestation report delivered to the Operating Advisor pursuant to the Pooling and Servicing Agreement with respect to the Special Servicer, and the Asset Status Reports, net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [  ] Specially Serviced Loans:  [LIST APPLICABLE MORTGAGE LOANS]

III.          Specific Items of Review

1.           The Operating Advisor reviewed the following items in connection with the generation of this report:  [LIST MATERIAL ITEMS].

2.           During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans:  [LIST].  The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.  The Special Servicer [agreed with/did not agree with] the recommendations made by the Operating Advisor.  Such recommendations generally included the following:  [LIST].

3.           Appraisal Reduction calculations and net present value calculations:

(a)         The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

(b)         The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(c)         After consultation with the Special Servicer to resolve any inaccuracy in the mathematical calculations or the application of the non discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

4.           The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report:  [LIST CONCERNS].

5.           In addition to the other information presented herein, the Operating Advisor notes the following additional items:  [LIST ADDITIONAL ITEMS].

IV.          Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.           In accordance with the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and the Controlling Class Representative’s discussion(s) regarding any Specially Serviced Loan.  The Operating Advisor does not have authority to speak with the Controlling Class Representative directly pursuant to the Pooling and Servicing Agreement.  As such, the Operating Advisor generally relied upon its interaction with the Special Servicer in gathering the relevant information to generate this report.

2.           The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement.  The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.           Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement.  As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.           The Operating Advisor is not empowered to directly communicate with investors pursuant to the Pooling and Servicing Agreement.  If investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s Website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[                    ]

By:
Name:
Title:

EXHIBIT S

SUBSERVICING AGREEMENTS

Mortgage Loan	Sub-Servicer Name
Ernst & Young Tower	RiverCore Servicing, LLC
Miracle Mile Shops	Midland Loan Services, a Division of PNC Bank, National Association
SpringHill Suites - Willow Grove, PA	Berkadia Commercial Mortgage LLC
Keystone Plaza	Northmarq Capital, LLC
The Atrium	Northmarq Capital, LLC
Steele Creek Crossing	Holliday Fenoglio Fowler, L.P.
South Industrial Portfolio	Bernard Financial Corporation
Sawgrass Apartments	PFG Servicing Corporation
Cherry Road Crossing	Holliday Fenoglio Fowler, L.P.
Devonshire Apartments	RiverCore Servicing, LLC
Sun Shadow Square	NRC Group, Inc.
The Chimneys Apartments	Berkadia Commercial Mortgage LLC
Woodlands Village Self Storage	The BSC Group, LLC
710 Avis and Liberty Plaza Portfolio	Bernard Financial Corporation
Denton Towne Crossing	Holliday Fenoglio Fowler, L.P.
Best Western Oceanfront	Grandbridge Real Estate Capital LLC
Stanford Townhomes	Bernard Financial Corporation
The Villages at Laurel Meadows	NorthMarq Capital, LLC
Willow Pond Plaza	GEMSA Loan Services, L.P.
Office Depot	GEMSA Loan Services, L.P.
Mill River Retail	Bernard Financial Corporation

S-1

EXHIBIT T

FORM OF RECOMMENDATION OF SPECIAL SERVICER TERMINATION

U.S. Bank National Association,
as Trustee
190 South LaSalle Street, 7th Floor
Mail Code MK-IL-SL7C
Chicago, Illinois 60603
Attention:  CMBS Management - CGCMT 2013-GC17

Citibank, N.A.,
as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, New York 10013
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

LNR Partners, LLC,
as Special Servicer
1601 Washington Avenue, Suite 700
Miami Beach, Florida 33139
Attention: Thomas F. Nealon III, Esq.,Carlos R. Piñeiro, Esq. and Job Warshaw

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17

Ladies and Gentlemen:

This letter is delivered pursuant to Section 6.08(b) of the Pooling and Servicing Agreement, dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee, on behalf of the holders of Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17 (the “Certificates”) regarding the replacement of the Special Servicer.  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Based upon our review of the Special Servicer’s operational practices conducted pursuant to and in accordance with the Pooling and Servicing Agreement, it is our assessment that [________], in its current capacity as Special Servicer, is not [performing its duties under the Pooling and Servicing Agreement][acting in accordance with the Servicing Standard].  The following factors support our assessment: [________].

Based upon such assessment, we further hereby recommend that [_______] be removed as Special Servicer and that [________] be appointed its successor in such capacity.

T-1

Very truly yours,

[The Operating Advisor]

By:
Name:
Title:

Dated:

T-2

EXHIBIT U

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.04 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of net operating income, financial statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) (in each case, after complying with its affirmative obligations, if any, under the Pooling and Servicing Agreement to obtain such information) of such information (other than information as to such party itself which such party is obligated to provide).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers.  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this CGCMT 2013-GC17 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-D	Party Responsible
Item 1: Distribution and Pool Performance Information Any information required by Item 1121 of Regulation AB which is NOT included on the Monthly Statement
Certificate Administrator
Depositor
Master Servicer
(only with respect to Item 1121(a)(12) of Regulation AB as to Performing Loans)
Special Servicer
Each Mortgage Loan Seller (only with respect to Item 1121(c)(2) of Regulation AB as to itself)

Item 2: Legal Proceedings per Item 1117 of Regulation AB
(i) All parties to the Pooling and Servicing Agreement (as to themselves), (ii) any other Reporting Servicer (as to itself), (iii) the Trustee, the Master Servicer and the Special Servicer as to the Trust (in the case of the Master Servicer and the Special Servicer, to be reported by the party controlling such litigation), (iv) each Mortgage Loan Seller as to itself and as to each Regulation AB Item

U-1

Item on Form 10-D	Party Responsible
1110(b) originator and Regulation AB Item 1100(d)(1) party relating to a Mortgage Loan sold by such Mortgage Loan Seller to the Depositor
Item 3: Sale of Securities and Use of Proceeds	Depositor
Item 4: Defaults Upon Senior Securities	Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders	Certificate Administrator
Item 6: Significant Obligors of Pool Assets	Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) Special Servicer (as to REO Properties)
Item 7: Significant Enhancement Provider Information	Depositor
Item 8: Other Information	Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 9: Exhibits	Certificate Administrator Depositor

U-2

EXHIBIT V

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.05 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of net operating income, financial statements, budgets and/or rent rolls required to be provided in connection with the Additional Item below consisting of disclosure per Item 1112(b) of Regulation AB, possession) (in each case, after complying with its affirmative obligations, if any, under the Pooling and Servicing Agreement to obtain such information) of such information (other than information as to such party itself which such party is obligated to provide).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this CGCMT 2013-GC17 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	Depositor
Item 9B: Other Information	Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 15: Exhibits, Financial Statement Schedules	Certificate Administrator Depositor
Additional Item: Disclosure per Item 1117 of Regulation AB
(i) All parties to the Pooling and Servicing Agreement (as to themselves), (ii) any other Reporting Servicer (as to itself), (iii) the Trustee, the Certificate Administrator, the Master Servicer, the Depositor and the Special Servicer as to the Trust (in the case of the Master Servicer, the Depositor and the Special Servicer, to be reported by the party controlling such litigation), (iv) each Mortgage Loan Seller as to itself and as to

V-1

Item on Form 10-K	Party Responsible
each Regulation AB Item 1110(b) originator and Regulation AB Item 1100(d)(1) party relating to a Mortgage Loan sold by such Mortgage Loan Seller to the Depositor
Additional Item: Disclosure per Item 1119 of Regulation AB
(i) All parties to the Pooling and Servicing Agreement as to themselves (in the case of the Master Servicer, only as to 1119(a) affiliations with Significant Obligors identified in the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer or a sub-servicer described in 1108(a)(3)), (ii) each Mortgage Loan Seller as to itself and as to each Regulation AB Item 1110 originator and Regulation AB Item 1100(d)(1) party relating to a Mortgage Loan sold by such Mortgage Loan Seller to the Depositor, (iii) the Depositor as to the enhancement or support provider

Additional Item: Disclosure per Item 1112(b) of Regulation AB	Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) Special Servicer (as to REO Properties)
Additional Item: Disclosure per Items 1114(b)(2) and 1115(b) of Regulation AB	Depositor

V-2

EXHIBIT W

FORM OF ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO [           ] AND VIA EMAIL TO [                 ] AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Citibank, N.A.,
as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, New York 10013
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention:  Paul Vanderslice

RE:  **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [  ] of the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Pentalpha Surveillance LLC, as operating advisor, Citibank, N.A., as certificate administrator, and U.S. Bank National Association, as trustee, the undersigned, as [          ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                       ], phone number:  [         ]; email address:  [                   ].

W-1

[NAME OF PARTY],
as [role]

By:
Name:
Title:

W-2

EXHIBIT X

FORM OF CERTIFICATION TO BE PROVIDED WITH FORM 10-K

CERTIFICATIONS

I, [identifying the certifying individual], certify that:

1.
I have reviewed this annual report on Form 10-K, and all reports on Form 10-D required to be filed in respect of period covered by this annual report on Form 10-K, of Citigroup Commercial Mortgage Trust 2013-GC17 (the “Exchange Act Periodic Reports”);

2.
Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

4.
Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the master servicer and the special servicer have fulfilled their obligations under the servicing agreement(s) in all material respects; and

5.
All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:  [Master Servicer][Special Servicer][Certificate Administrator][Trustee]

Date:

[Signature] [Title]

X-1

EXHIBIT Y-1

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY THE CERTIFICATE ADMINISTRATOR

Re:
Citigroup Commercial Mortgage Trust 2013-GC17 (the “Trust”), Commercial Mortgage Pass-Through Certificates, Series 2013-GC17 (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Pentalpha Surveillance LLC, as operating advisor, Citibank, N.A., as certificate administrator (the “Certificate Administrator”), and U.S. Bank National Association, as trustee

I, [identifying the certifying individual], a [title] of [CERTIFICATE ADMINISTRATOR], certify to Citigroup Commercial Mortgage Securities Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.
I have reviewed the annual report on Form 10-K for the fiscal year 20__, and all reports on Form 10-D required to be filed in respect of periods covered by that annual report on Form 10-K, of the Trust (the “Exchange Act Periodic Reports”);

2.
Based on my knowledge, the distribution information in Exchange Act Periodic Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by that report on Form 10-K;

3.           Based on my knowledge, all of the distribution, servicing and other information required to be provided by the Certificate Administrator pursuant to the Pooling and Servicing Agreement for inclusion in the Exchange Act Periodic Reports is included in such reports; and

4.           The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered by the Certificate Administrator in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Y-1-1

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [list applicable transaction parties].

Date:

[                          ]

By:
[Name]

Y-1-2

EXHIBIT Y-2

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE MASTER SERVICER

Re:
Citigroup Commercial Mortgage Trust 2013-GC17 (the “Trust”), Commercial Mortgage Pass-Through Certificates, Series 2013-GC17 (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), LNR Partners, LLC, as special servicer (the “Special Servicer”), Pentalpha Surveillance LLC, as operating advisor, Citibank, N.A., as certificate administrator (the “Certificate Administrator”), and U.S. Bank National Association, as trustee

I, [identify the certifying individual], a [title] of [MASTER SERVICER], certify to Citigroup Commercial Mortgage Securities Inc. and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the certification required by the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

(1)	I have reviewed the servicing reports relating to the Trust delivered by the Master Servicer to the Certificate Administrator covering the fiscal year 20__;

(2)
Based on my knowledge, and assuming the accuracy of the statements required to be made in the corresponding certificate of the Special Servicer (to the extent such statements are relevant to the statements made in this certification by the Master Servicer), the servicing information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;

(3)
Based on my knowledge, and assuming the accuracy of the statements required to be made in the corresponding certificate of the Special Servicer (to the extent such statements are relevant to the statements made in this certification by the Master Servicer), the servicing information required to be provided in these servicing reports to the Certificate Administrator by the Master Servicer under the Pooling and Servicing Agreement is included in the servicing reports delivered by the Master Servicer to the Certificate Administrator;

(4)
I am responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the compliance review conducted in preparing the servicer compliance statement required under Section 10.08 of the Pooling and Servicing Agreement with respect to the Master Servicer, and

Y-2-1

except as disclosed in such compliance statement delivered by the Master Servicer under Section 10.08 of the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

(5)
The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Further, notwithstanding the foregoing certifications, the Master Servicer does not make any certification under the foregoing clauses 1 through 5 that is in turn dependent upon information required to be provided by any sub-servicer acting under a sub-servicing agreement that the Master Servicer entered into in connection with the issuance of the Certificates, or upon the performance by any such sub-servicer of its obligations pursuant to any such sub-servicing agreement, in each case beyond the respective backup certifications actually provided by such sub-servicer to the Master Servicer with respect to the information that is subject of such certification.

Date:

[                          ]

By:
[Name]

Y-2-2

EXHIBIT Y-3

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE SPECIAL SERVICER

Re:
Citigroup Commercial Mortgage Trust 2013-GC17 (the “Trust”), Commercial Mortgage Pass-Through Certificates, Series 2013-GC17 (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), LNR Partners, LLC, as special servicer (the “Special Servicer”), Pentalpha Surveillance LLC, as operating advisor, Citibank, N.A., as certificate administrator (the “Certificate Administrator”), and U.S. Bank National Association, as trustee

I, [identify the certifying individual], a [title] of [SPECIAL SERVICER], certify to Citigroup Commercial Mortgage Securities Inc. and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the certification required by the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.      Based on my knowledge, the servicing information in the servicing reports or information relating to the Trust delivered by the Special Servicer to the Master Servicer covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;

2.      Based on my knowledge, the servicing information required to be provided to the Master Servicer by the Special Servicer under the Pooling and Servicing Agreement for inclusion in the reports to be filed by the Certificate Administrator is included in the servicing reports delivered by the Special Servicer to the Master Servicer;

3.      I am, or an employee under my supervision is, responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the compliance review conducted in preparing the servicer compliance statement required under Section 10.08 of the Pooling and Servicing Agreement with respect to the Special Servicer, and except as disclosed in such compliance statement delivered by the Special Servicer under Section 10.08 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

4.      The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing

Y-3-1

criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Date:

[ ]

By:
[Name] [Title]

Y-3-2

EXHIBIT Y-4

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE OPERATING ADVISOR

Re:
Citigroup Commercial Mortgage Trust 2013-GC17 (the “Trust”), Commercial Mortgage Pass-Through Certificates, Series 2013-GC17 (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Pentalpha Surveillance LLC, as operating advisor (the “Operating Advisor”), Citibank, N.A., as certificate administrator, and U.S. Bank National Association, as trustee

I, [identify the certifying individual], a [title] of [OPERATING ADVISOR], certify to Citigroup Commercial Mortgage Securities Inc. and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by Section 10.06 of the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.      Based on my knowledge, the information required by the Pooling and Servicing Agreement to be provided to the Certificate Administrator by the Operating Advisor covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

2.      Based on my knowledge, the information required to be provided to the Certificate Administrator by the Operating Advisor under the Pooling and Servicing Agreement for inclusion in the Exchange Act reports to be filed by the Certificate Administrator is included in the reports delivered by the Operating Advisor to the Certificate Administrator;

3.      I am, or an officer under my supervision is, responsible for reviewing the activities performed by the Operating Advisor under the Pooling and Servicing Agreement and based upon my knowledge the Operating Advisor has, except as described in any information provided to the Certificate Administrator by the Operating Advisor covering the fiscal year 20[__], fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

4.      The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Y-4-1

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [list applicable transaction parties].

Date:

[ ]

By:
[Name] [Title]

Y-4-2

EXHIBIT Z

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.07 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge (after complying with its affirmative obligations, if any, under the Pooling and Servicing Agreement to obtain such information) of such information (other than information as to such party itself which such party is obligated to provide).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this CGCMT 2013-GC17 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 8-K	Party Responsible
Item 1.01- Entry into a Material Definitive Agreement
Master Servicer and the Trustee (in the case of the Master Servicer and the Trustee, only as to agreements it is a party to or entered into on behalf of the Trust)
Certificate Administrator (other than as to agreements to which the Depositor (and no other party to the Pooling and Servicing Agreement) is a party)
Depositor
Special Servicer

Item 1.02- Termination of a Material Definitive Agreement
Master Servicer and the Trustee (in the case of the Master Servicer and the Trustee, only as to agreements it is a party to or entered into on behalf of the Trust)
Certificate Administrator (other than as to agreements to which the Depositor (and no other party to the Pooling and Servicing Agreement) is a party)
Depositor
Special Servicer

Z-1

Item on Form 8-K	Party Responsible
Item 1.03- Bankruptcy or Receivership	Depositor Each Mortgage Loan Seller as to itself Each other party to the Pooling and Servicing Agreement (as to itself)
Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	Depositor Certificate Administrator
Item 3.03- Material Modification to Rights of Security Holders	Certificate Administrator
Item 5.03- Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	Depositor
Item 6.01- ABS Informational and Computational Material	Depositor
Item 6.02- Change of Master Servicer, Special Servicer or Trustee	Master Servicer (as to itself or a servicer retained by it) Special Servicer (as to itself or a servicer retained by it) Trustee Certificate Administrator Depositor
Item 6.03- Change in Credit Enhancement or External Support	Depositor Certificate Administrator
Item 6.04- Failure to Make a Required Distribution	Certificate Administrator
Item 6.05- Securities Act Updating Disclosure	Depositor
Item 7.01- Regulation FD Disclosure	Depositor
Item 8.01	Depositor
Item 9.01	Depositor

Z-2

EXHIBIT AA-1

FORM OF POWER OF ATTORNEY FOR MASTER SERVICER

LIMITED POWER OF ATTORNEY

U.S. Bank National Association, a national banking association organized and existing under the laws of the United States and having an office at 190 S. La Salle Street, MK-IL-SL7C, Chicago, IL   60603, not in its individual capacity but solely as Trustee (“Trustee”), hereby constitutes and appoints Wells Fargo Bank, National Association (“Master Servicer”), and in its name, aforesaid Attorney-In-Fact, by and through any officer appointed by the [Board of Directors] of (“Master Servicer”), to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate for the tasks described in the items (1) through (7) below; provided however, that the documents described below may only be executed and delivered by such Attorneys-In-Fact if such documents are required or permitted under the terms of the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Agreement”) by and among Citigroup Commercial Mortgage Securities Inc.  as Depositor, Wells Fargo Bank, National Association, as the Master Servicer, LNR Partners, LLC, as the Special Servicer (“Special Servicer”), Pentalpha Surveillance LLC, as the Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee, on behalf of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass Through Certificates, Series 2013-GC17, and no power is granted hereunder to take any action that would be adverse to the interests of U.S. Bank National Association.

This Limited Power of Attorney is being issued in connection with Master Servicer’s responsibilities to service certain mortgage loans (the “Loans”) held by the Trustee.  These Loans are secured by collateral comprised of Mortgages, Deeds of Trust, Deeds to Secure Debt and other forms of Security instruments (collectively the “Security Instruments”) encumbering any and all real and personal property delineated therein (the “Property”) and the Notes secured thereby.  Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

1.Demand, sue for, recover, collect and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or claimed by the Trustee, and to use or take any lawful means for recovery by legal process or otherwise, including but not limited to the substitution of trustee serving under a Deed of Trust, the preparation and issuance of statements of breach, notices of default, and/or notices of sale, accepting deeds in lieu of foreclosure, evicting (to the extent allowed by federal, state or local laws) and foreclosing on the properties under the Security Instruments by judicial or non-judicial foreclosure, actions for temporary restraining orders, injunctions, appointments of receiver, suits for waste, fraud and any and all other tort, contractual or other claims of whatever nature, including execution of any evidentiary affidavits or verifications in support thereof, as may be necessary or advisable in any bankruptcy action, state or federal suit or any other action.

2.Execute and/or file such documents and take such other action as is proper and necessary to defend the Trustee in litigation and to resolve any litigation where the Servicer has an

AA-1-1

obligation to defend the Trustee, including but not limited to dismissal, termination, cancellation, rescission and settlement.

3.Transact business of any kind regarding the Loans.

4.Obtain an interest therein and/or building thereon, as the Trustee’s act and deed, to contract for, purchase, receive and take possession and evidence of title in and to the property and/or to secure payment of a promissory note or performance of any obligation or agreement.

5.Execute, complete, indorse or file bonds, notes, mortgages, deeds of trust and other contracts, agreements and instruments regarding the Borrowers and/or the Property, including but not limited to the execution of estoppel certificates, financing statements, continuation statements, releases, satisfactions, assignments, loan modification agreements, payment plans, waivers, consents, amendments, forbearance agreements, loan assumption agreements, subordination agreements, property adjustment agreements, management agreements,  listing agreements, purchase and sale agreements and other instruments pertaining to mortgages or deeds of trust, and execution of deeds and associated instruments, if any, conveying the Property, in the interest of the Trustee.

6.Endorse on behalf of the undersigned all checks, drafts and/or other negotiable instruments made payable to the undersigned and draw upon, replace, substitute, release or amend letters of credit as Property securing the Loans.

7.Such other actions and file such other instruments and certifications as are reasonably necessary to complete or accomplish the Master Servicer’s duties and responsibilities under the Agreement.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do as of [date].

This appointment is to be construed and interpreted as a limited power of attorney.  The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

The Master Servicer hereby agrees to indemnify and hold U.S. Bank National Association, as Trustee, and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of the misuse of this Limited Power of Attorney by the Master Servicer.  The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of U.S. Bank National Association, as Trustee under the Agreement.

AA-1-2

Witness my hand and seal this      day of      , 2013.

NO CORPORATE SEAL	U.S. Bank National Association, as Trustee, for Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2013-GC17 Trust

By:
, Vice President
Witness:
By:
, Vice President
Witness:

Attest: , Trust Officer

CORPORATE ACKNOWLEDGMENT

State of Illinois

County of Cook

On this       day of      , 2013, before me, the undersigned, a Notary Public in and for said County and State, personally appeared      ,       and      , personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who executed the within instrument as Vice President, Vice President and Trust Officer, respectively of U.S. Bank National Association, a national banking association, and acknowledged to me that such national banking association executed the within instrument pursuant to its by-laws or a resolution of its Board of Directors.

WITNESS my hand and official seal.

Signature:

My commission expires:	Document drafted by
U.S. Bank National Association, as Trustee

AA-1-3

EXHIBIT AA-2

FORM OF POWER OF ATTORNEY FOR SPECIAL SERVICER

LIMITED POWER OF ATTORNEY

U.S. Bank National Association, a national banking association organized and existing under the laws of the United States and having an office at 190 S. La Salle Street, MK-IL-SL7C, Chicago, IL   60603, not in its individual capacity but solely as Trustee (“Trustee”), hereby constitutes and appoints LNR Partners, LLC (“Special Servicer”), and in its name, aforesaid Attorney-In-Fact, by and through any officer appointed by the [Board of Directors] of (“Special Servicer”), to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate for the tasks described in the items (1) through (11) below; provided however, that the documents described below may only be executed and delivered by such Attorneys-In-Fact if such documents are required or permitted under the terms of the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Agreement”) by and among Citigroup Commercial Mortgage Securities Inc.  as Depositor, Wells Fargo Bank, National Association, as the Master Servicer (“Master Servicer”), LNR Partners, LLC, as the Special Servicer (“Special Servicer”), Pentalpha Surveillance LLC, as the Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee, on behalf of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17, and no power is granted hereunder to take any action that would be adverse to the interests of U.S. Bank National Association.

This Limited Power of Attorney is being issued in connection with Special Servicer’s responsibilities to service certain mortgage loans (the “Loans”) held by the Trustee.  These Loans are secured by collateral comprised of Mortgages, Deeds of Trust, Deeds to Secure Debt and other forms of Security instruments (collectively the “Security Instruments”) encumbering any and all real and personal property delineated therein (the “Property”) and the Notes secured thereby.  Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

1.           Demand, sue for, recover, collect and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or claimed by the Trustee, and to use or take any lawful means for recovery by legal process or otherwise, including but not limited to the substitution of trustee serving under a Deed of Trust, the preparation and issuance of statements of breach, notices of default, and/or notices of sale, accepting deeds in lieu of foreclosure, evicting (to the extent allowed by federal, state or local laws) and foreclosing on the properties under the Security Instruments by judicial or non-judicial foreclosure, actions for temporary restraining orders, injunctions, appointments of receiver, suits for waste, fraud and any and all other tort, contractual or other claims of whatever nature, including execution of any evidentiary affidavits or verifications in support thereof, as may be necessary or advisable in any bankruptcy action, state or federal suit or any other action.

AA-2-1

2.           Execute and/or file such documents and take such other action as is proper and necessary to defend the Trustee in litigation and to resolve any litigation where the Servicer has an obligation to defend the Trustee, including but not limited to dismissal, termination, cancellation, rescission and settlement.

3.           Transact business of any kind regarding the Loans.

4.           Obtain an interest therein and/or building thereon, as the Trustee’s act and deed, to contract for, purchase, receive and take possession and evidence of title in and to the property and/or to secure payment of a promissory note or performance of any obligation or agreement.

5.           Execute, complete, indorse or file bonds, notes, mortgages, deeds of trust and other contracts, agreements and instruments regarding the Borrowers and/or the Property, including but not limited to the execution of estoppel certificates, financing statements, continuation statements, releases, satisfactions, assignments, loan modification agreements, payment plans, waivers, consents, amendments, forbearance agreements, loan assumption agreements, subordination agreements, property adjustment agreements, management agreements,  listing agreements, purchase and sale agreements and other instruments pertaining to mortgages or deeds of trust, and execution of deeds and associated instruments, if any, conveying the Property, in the interest of the Trustee.

6.           Endorse on behalf of the undersigned all checks, drafts and/or other negotiable instruments made payable to the undersigned and draw upon, replace, substitute, release or amend letters of credit as Property securing the Loans.

7.           Execute any document or perform any act described in items (3), (4), and (5) in connection with the termination of any Trust as necessary to transfer ownership of the affected Loans to the entity (or its designee or assignee) possessing the right to obtain ownership of the Loans.

8.           Such other actions and file such other instruments and certifications as are reasonably necessary to complete or accomplish the Special Servicer’s duties and responsibilities under the Agreement.

9.           Subordinate the lien of a mortgage, deed of trust, or deed to secure debt (i) for the purpose of refinancing Loans, where applicable, or (ii) to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain, including but not limited to the execution of partial satisfactions and releases and partial reconveyances reasonably required for such purpose, and the execution or requests to the trustees to accomplish the same.

10.         Convey the Property to the mortgage insurer, or close the title to the Property to be acquired as real estate owned, or convey title to real estate owned property (“REO Property”).

11.         Execute and deliver the following documentation with respect to the sale of REO Property acquired through a foreclosure or deed-in-lieu of foreclosure, including, without limitation: listing agreements; purchase and sale agreements; grant / limited or special warranty /

AA-2-2

quit claim deeds or any other deed, but not general warranty deeds, causing the transfer of title of the property to a party contracted to purchase same; escrow instructions; and any and all documents necessary to effect the transfer of REO Property.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do as of [date].

This appointment is to be construed and interpreted as a limited power of attorney.  The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

The Special Servicer hereby agrees to indemnify and hold U.S. Bank National Association, as Trustee, and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of the misuse of this Limited Power of Attorney by the Special Servicer.  The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of U.S. Bank National Association, as Trustee under the Agreement.

Witness my hand and seal this      day of      , 2013.

NO CORPORATE SEAL	U.S. Bank National Association, as Trustee, for Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-GC17

By:
Witness:
, Vice President

Witness:	By:
, Vice President

Attest: , Trust Officer

AA-2-3

CORPORATE ACKNOWLEDGMENT

State of Illinois

County of Cook

On this       day of      , 2013, before me, the undersigned, a Notary Public in and for said County and State, personally appeared      ,       and      , personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who executed the within instrument as Vice President, Vice President and Trust Officer, respectively of U.S. Bank National Association, a national banking association, and acknowledged to me that such national banking association executed the within instrument pursuant to its by-laws or a resolution of its Board of Directors.

WITNESS my hand and official seal.

Signature:

My commission expires:	Document drafted by
U.S. Bank National Association, as Trustee

AA-2-4

EXHIBIT BB

CLASS A-AB SCHEDULED PRINCIPAL BALANCE

Distribution Date	Balance	Distribution Date	Balance
1/10/2014	$55,534,000.00	12/10/2018	$54,646,046.11
2/10/2014	$55,534,000.00	1/10/2019	$53,820,772.33
3/10/2014	$55,534,000.00	2/10/2019	$52,991,825.97
4/10/2014	$55,534,000.00	3/10/2019	$51,960,892.54
5/10/2014	$55,534,000.00	4/10/2019	$51,123,660.89
6/10/2014	$55,534,000.00	5/10/2019	$50,216,838.92
7/10/2014	$55,534,000.00	6/10/2019	$49,371,842.73
8/10/2014	$55,534,000.00	7/10/2019	$48,457,439.44
9/10/2014	$55,534,000.00	8/10/2019	$47,604,610.17
10/10/2014	$55,534,000.00	9/10/2019	$46,747,985.22
11/10/2014	$55,534,000.00	10/10/2019	$45,822,226.97
12/10/2014	$55,534,000.00	11/10/2019	$44,957,666.29
1/10/2015	$55,534,000.00	12/10/2019	$44,024,159.62
2/10/2015	$55,534,000.00	1/10/2020	$43,151,593.16
3/10/2015	$55,534,000.00	2/10/2020	$42,275,142.85
4/10/2015	$55,534,000.00	3/10/2020	$41,265,261.84
5/10/2015	$55,534,000.00	4/10/2020	$40,380,409.89
6/10/2015	$55,534,000.00	5/10/2020	$39,427,091.59
7/10/2015	$55,534,000.00	6/10/2020	$38,534,054.72
8/10/2015	$55,534,000.00	7/10/2020	$37,572,744.77
9/10/2015	$55,534,000.00	8/10/2020	$36,671,450.73
10/10/2015	$55,534,000.00	9/10/2020	$35,766,144.48
11/10/2015	$55,534,000.00	10/10/2020	$34,792,854.28
12/10/2015	$55,534,000.00	11/10/2020	$33,879,182.54
1/10/2016	$55,534,000.00	12/10/2020	$32,897,724.43
2/10/2016	$55,534,000.00	1/10/2021	$31,975,613.34
3/10/2016	$55,534,000.00	2/10/2021	$31,049,397.04
4/10/2016	$55,534,000.00	3/10/2021	$29,928,955.87
5/10/2016	$55,534,000.00	4/10/2021	$28,993,620.29
6/10/2016	$55,534,000.00	5/10/2021	$27,991,011.93
7/10/2016	$55,534,000.00	6/10/2021	$27,047,045.69
8/10/2016	$55,534,000.00	7/10/2021	$26,036,010.62
9/10/2016	$55,534,000.00	8/10/2021	$25,083,337.53
10/10/2016	$55,534,000.00	9/10/2021	$24,126,422.65
11/10/2016	$55,534,000.00	10/10/2021	$23,102,744.34
12/10/2016	$55,534,000.00	11/10/2021	$22,137,008.27
1/10/2017	$55,534,000.00	12/10/2021	$21,104,717.26
2/10/2017	$55,534,000.00	1/10/2022	$20,130,082.10
3/10/2017	$55,534,000.00	2/10/2022	$19,151,107.01
4/10/2017	$55,534,000.00	3/10/2022	$17,982,122.85
5/10/2017	$55,534,000.00	4/10/2022	$16,993,576.03
6/10/2017	$55,534,000.00	5/10/2022	$15,939,015.30
7/10/2017	$55,534,000.00	6/10/2022	$14,941,367.94
8/10/2017	$55,534,000.00	7/10/2022	$13,877,921.86
9/10/2017	$55,534,000.00	8/10/2022	$12,871,093.59
10/10/2017	$55,534,000.00	9/10/2022	$11,859,781.49
11/10/2017	$55,534,000.00	10/10/2022	$10,782,993.26
12/10/2017	$55,534,000.00	11/10/2022	$9,762,379.57
1/10/2018	$55,534,000.00	12/10/2022	$8,676,509.76
2/10/2018	$55,534,000.00	1/10/2023	$7,646,512.33
3/10/2018	$55,534,000.00	2/10/2023	$6,611,927.53
4/10/2018	$55,534,000.00	3/10/2023	$5,391,779.88
5/10/2018	$55,534,000.00	4/10/2023	$4,347,146.39
6/10/2018	$55,534,000.00	5/10/2023	$3,237,826.73
7/10/2018	$55,534,000.00	6/10/2023	$2,183,597.33
8/10/2018	$55,534,000.00	7/10/2023	$1,064,908.84
9/10/2018	$55,534,000.00	8/10/2023	$998.77
10/10/2018	$55,534,000.00	9/10/2023	$0.00
11/10/2018	$55,533,781.35

BB-1

EXHIBIT CC-1

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street
New York, New York 10013
Attention:  Paul Vanderslice

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17

Ladies and Gentlemen:
This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right (as defined below)  established under the Pooling and Servicing Agreement, dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Depositor, that:

1.           The Transferor is the lawful owner of the right to receive the Excess Servicing Fees (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.           Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any Person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any Person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any Person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

CC-1 -1

Very truly yours,

By:
Name:
Title:

CC-1-2

EXHIBIT CC-2

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street
New York, New York 10013
Attention:  Paul Vanderslice

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086
550 South Tryon Street, 14th Floor
Charlotte, North Carolina  28202
Attention:  CGCMT 2013-GC17 Asset Manager

Re:	Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Master Servicer, that:

1.           The Transferee is acquiring the right to receive Excess Servicing Fees (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2.           The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor

CC-2-1

substantially in the form attached as Exhibit CC-1 to the Pooling and Servicing Agreement, and (B) each of Wells Fargo Bank, National Association and the Depositor has received a certificate from the prospective transferee substantially in the form attached as Exhibit CC-2 to the Pooling and Servicing Agreement.

3.           The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.12 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4.           Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any Person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any Person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any Person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any Person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.           The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters that it has requested.

6.           The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

7.           The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a

CC-2-2

violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives (collectively, “Representatives”) not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than the Transferee’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such Person or has become generally available to the public other than as a result of disclosure by such Person; provided, however, that the Transferee or any of its Representatives may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such other Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such other Person’s auditors, legal counsel and regulators.

8.           The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 3.12 of the Pooling and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

Very truly yours,

By:
Name:
Title:

CC-2-3

EXHIBIT DD

FORM OF NOTICE AND CERTIFICATION REGARDING DEFEASANCE OF
 MORTGAGE LOAN

To:	Fitch Ratings, Inc.
One State Street Plaza, 31st Floor
New York, New York 10004
Attention: Commercial Mortgage Surveillance Group
Facsimile No: (212) 635-0295

Kroll Bond Rating Agency, Inc.
845 Third Avenue, 4th Floor
New York, New York 10022
Attention: CMBS Surveillance
Facsimile No.: (646) 731-2395

Moody’s Investors Service, Inc.
7 World Trade Center
New York, New York 10007
Attention: Commercial Mortgage Surveillance Group
Facsimile No: (212) 553-0300

From:
Wells Fargo Bank, National Association, in its capacity as Master Servicer (the “Master Servicer”) under the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee.

Date:	____________, 20___

Re:
Citigroup Commercial Mortgage Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17 Mortgage Loan (the “Subject Mortgage Loan”) heretofore secured by real property known as ____________ [Include the following if there is pari passu or AB debt: as evidenced by that certain Promissory Note A-1 in the amount of $____________, which Promissory Note [A-1][A] is owned by the Trust, and Promissory Note [A-2][B] in the amount of $_____________, which Promissory Note [A-2][B] is owned by ________________.

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

THE STATEMENTS SET FORTH BELOW ARE MADE (A) TO THE BEST KNOWLEDGE OF THE UNDERSIGNED BASED UPON DUE DILIGENCE

CONSISTENT WITH THE SERVICING STANDARD SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (THE “SERVICING STANDARD”), AND (B) WITHOUT INTENDING TO WARRANT THE ACCURACY THEREOF OR UNDERTAKE ANY DUTY OR STANDARD OF CARE GREATER THAN THE DUTIES OF SERVICER UNDER THE POOLING AND SERVICING AGREEMENT AND THE SERVICING STANDARD.

We hereby notify you and confirm that each of the following is true, subject to those exceptions, if any, set forth on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standard, will have no material adverse effect on the Subject Mortgage Loan or the defeasance transaction:

1.           The Mortgagor has consummated a defeasance of the Subject Mortgage Loan of the type checked below:**

____ a full defeasance of the entire outstanding principal balance ($____________) of the Subject Mortgage Loan; or

____ a partial defeasance of a portion ($____________) of the Subject Mortgage Loan that represents ___% of the entire principal balance of the Subject Mortgage Loan ($____________).

2.           The defeasance was consummated on ____________, 20__.

3.           The defeasance was completed in all material respects in accordance with the conditions for defeasance specified in the Loan Documents and in accordance with the Servicing Standard.

[Include the following if there is pari passu or AB debt:

4.           In accordance with the Loan Documents, the defeasance occurred such that:

____ Promissory Notes [A-1][A] and [A-2][B] were defeased simultaneously in their entirety; or

____ Promissory Note B was paid off in full.]

5.           To the knowledge of the Master Servicer any other debt related to the Subject Mortgage Loan (including mezzanine debt, senior secured debt, pari passu debt or subordinate secured debt was either paid off in full or defeased.  Such debt consists of the following: [Describe debt and holder of the debt and if it was paid off or defeased].

6.           The defeasance collateral consists only of one or more of the following: (i) direct debt obligations of the U.S. Treasury, (ii) direct debt obligations of the Federal National Mortgage Association, (iii) direct debt obligations of the Federal Home Loan Mortgage Corporation, (iv) interest-only direct debt obligations of the Resolution Funding Corporation, (v) consolidated debt obligations of the Federal Home Loan Bank or (vi) securities covered by the

Federal Deposit Insurance Corporation’s (the “FDIC”) Temporary Liquidity Guarantee Program (“TLGP”).  Based upon a written report from an independent certified accountant, such defeasance collateral consists of securities that (i) if they include a principal obligation, the principal due at maturity cannot vary or change, (ii) provide for interest at a fixed rate and (iii) are not callable prior to their respective maturity dates.  In addition, if the defeasance collateral contains any TLGP securities, then:

●	Such securities are eligible under TLGP;

●
The master servicer (and the trustee, if it serves as the back-up advancing agent for the transaction) has waived its right to (i) collect interest on advances made on behalf of the borrower holding TLGP securities, and (ii) collect for expenses incurred in making demand on the FDIC;

●
If the TLGP debt is to be used to satisfy a balloon payment, a reserve conforming to the criteria for eligible accounts was funded with a minimum of 90 days interest on the defeasance collateral to cover potential delays in receipt of the balloon payment;

●	The TLGP securities mature before June 30, 2012; and

●	The master servicer’s error and omissions insurance policy covers losses to the CMBS trust caused by the servicer’s failure to make timely demand on the FDIC’s guarantee.

  7.          After the defeasance, the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) that: (i) is the original Mortgagor, (ii) is a Single-Purpose Entity (as described in S&P’s criteria), (iii) is subject to restrictions in its organizational documents substantially similar to those contained in the organizational documents of the original Mortgagor with respect to bankruptcy remoteness and single purpose, (iv) has been designated as the Defeasance Obligor by the originator of the Subject Mortgage Loan pursuant to the terms of the Loan Documents, or (v) has previously received confirmation from Standard & Poor’s that the organizational documents of such Defeasance Obligor conform with applicable Standard & Poor’s criteria. The Defeasance Obligor owns no assets other than defeasance collateral and (only in the case of the original Mortgagor) real property securing one or more Mortgage Loans included in the pool under the Pooling and Servicing Agreement (the “Pool”).

8.          If such Defeasance Obligor (together with its affiliates) holds more than one defeased loan, it does not (together with its affiliates) hold defeased loans aggregating more than $35 Million or more than five percent (5%) of the aggregate certificate balance of the Certificates, as of the date of the most recent Certificate Administrator’s Distribution Date Statement received by Master Servicer (the “Current Report”), except to the extent the Defeasance Obligor is of the type specified in paragraph 7(v) above or the original Loan Documents do not limit the amount of defeased loans that it may hold.

9.          The defeasance documents require that the defeasance collateral be credited to an eligible account (as defined in S&P’s criteria) that must be maintained as a securities account by a securities intermediary that is at all times an Eligible Institution (as defined in S&P’s criteria).  The securities intermediary may reinvest proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement or as defined in the documents evidencing defeasance).

10.        The securities intermediary is obligated to pay from the proceeds of the defeasance collateral, directly to the Master Servicer’s collection account, all scheduled payments on the Subject Mortgage Loan or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased including any defeasance premiums set forth in the loan documents (the “Scheduled Payments”).

11.        The Master Servicer received written confirmation from an independent certified public accountant stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Monthly Payments including the payment in full of the Subject Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) except as otherwise disclosed in the written report from an independent certified public accountant, [and disclosed below,] the revenues received in any month from the defeasance collateral will be applied to make Monthly Payments within four (4) months after the date of receipt, (iii) the defeasance collateral is not callable prior to their respective maturity dates, and (iv) interest income from the defeasance collateral to the Defeasance Obligor in any tax year will not exceed such Defeasance Obligor’s interest expense for the Subject Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year, other than in the year in which the Maturity Date or Anticipated Repayment Date will occur, when interest income will exceed interest expense.

12.        The Master Servicer received opinions of counsel that, subject to customary qualifications, (i) the defeasance will not cause either Trust REMIC to fail to qualify as a REMIC for purpose of the Code, (ii) the agreements executed by the Mortgagor and the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms, [and] (iii) the Trustee will have a perfected, first priority security interest in the defeasance collateral.

13.        The agreements executed in connection with the defeasance (i) prohibit subordinate liens against the defeasance collateral, (ii) provide for payment from sources other than the defeasance collateral of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor, (iii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor only after the Subject Mortgage Loan has been paid in full, (iv) include representations and/or covenants of the Mortgagor and/or securities intermediary substantially as set forth on Exhibit B hereto, (v) provide for survival of such representations; and (vi) do not permit waiver of such representations and covenants.

14.         At the time of the defeasance of the Subject Mortgage Loan, the Subject Mortgage Loan is (x) not one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance equal to or less than $35,000,000 and (z) a

Mortgage Loan that represents less than 5% of the Stated Principal Balance of all Mortgage Loans.

15.        Copies of all material agreements, instruments, organizational documents, opinions of counsel, accountant’s report and other items delivered in connection with the defeasance will be provided to you upon request.

16.        The individual executing this notice is an authorized officer or a servicing officer of the Master Servicer.

IN WITNESS WHEREOF, the Master Servicer has caused this notice to be executed as of the date captioned above.

[MASTER SERVICER]

By:
Name:
Title:

EXHIBIT A

Exceptions

EXHIBIT B

Sample Perfected Security Interest Representations

General:

1.           [The defeasance agreements] create a valid and continuing security interest (as defined in the applicable UCC) in the [Collateral, Securities Account and Deposit Account] in favor of the [Secured Party], which security interest is prior to all other [Liens], and is enforceable as such as against creditors of and purchasers from [Debtor].

Note that “Collateral” means securities, permitted investments and other assets credited to securities accounts.

1.           The [Deposit Account] constitutes a “deposit account” within the meaning of the applicable UCC.

2.           All of the [Collateral] has been and will have been credited to a [Securities Account]. The securities intermediary for the [Securities Account] has agreed to treat all assets credited to the [Securities Account] as “financial assets” within the meaning of the UCC.

Creation:

1.           The Defeasance Account Agreement provides that the Pledgee shall have “control” (as defined in the applicable UCC).

2.           [Debtor] has received all consents and approvals required by the terms of the [Collateral] to the transfer to the [Secured Party] of its interest and rights in the [Collateral] hereunder.

Perfection:

1.           [Debtor] has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted in the [Collateral, Securities Account and Deposit Account] to the [Secured Party] hereunder.

2.           [Debtor] has delivered to[Secured Party] a fully executed agreement pursuant to which the securities intermediary or the account bank has agreed to comply with all instructions originated by the [Secured Party] relating to the [Securities Account] or directing disposition of the funds in the [Deposit Account] without further consent by the [Debtor].

3.           [Debtor] has taken all steps necessary to cause the securities intermediary to identify in its records the [Secured Party] as the person having a security entitlement against the securities intermediary in the [Securities Account].

4.           To the extent a Deposit Account exists, [Debtor] has taken all steps necessary to cause [Secured Party] to become the account holder of the [Deposit Account].

Priority:

1.           Other than the security interest granted to the [Secured Party] pursuant to this Agreement, [Debtor] has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the [Collateral, Securities Account and Deposit Account]. [Debtor] has not authorized the filing of and is not aware of any financing statements against [Debtor] that include a description of collateral covering the [Collateral, Securities Account and Deposit Account] other than any financing statement relating to the security interest granted to the [Secured Party] hereunder or that has been terminated. Debtor is not aware of any judgment or tax lien filings against [Debtor].

2.           The [Securities Account and Deposit Account] are not in the name of any person other than the [Debtor] or the [Secured Party]. The [Debtor] has not consented to the securities intermediary of any [Securities Account] or the account bank of any [Deposit Account] to comply with entitlement orders or instructions of any person other than the [Secured Party].

EXHIBIT EE

FORM OF NOTICE OF EXCHANGE OF EXCHANGEABLE CERTIFICATES

[Date]

[Certificateholder Letterhead]

Citibank, N.A.,
as Certificate Registrar
388 Greenwich Street, 14th Floor,
New York, New York 10013
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, New Jersey 07310
Attention:  Citibank Agency & Trust, CGCMT 2013-GC17

Re:	Citigroup Commercial Mortgage Securities Trust 2013-GC17, Commercial Mortgage Pass-Through Certificates, Series 2013-GC17

Ladies and Gentlemen:

Pursuant to the terms of the Pooling and Servicing Agreement, dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and U.S. Bank National Association, as Trustee, and executed in connection with the above referenced transaction, we hereby (i) certify that as of the date above, the undersigned is the beneficial owner of the Exchangeable Certificates described on the attached Schedule I, is duly authorized to deliver this notice to the Certificate Administrator and that such power has not been granted or assigned to any other Person and the Certificate Administrator may conclusively rely upon this notice and (ii) give notice of our intent to present and surrender the Exchangeable Certificates specified on Schedule I attached hereto and all of our right, title and interest in and to such Exchangeable Certificates, including all payments of interest thereon received after [_____________], in exchange for the corresponding Exchangeable Certificates specified on Schedule I attached hereto.  We propose an Exchange Date of [______].

We agree that upon such exchange, our interests in the portions of the Exchangeable Certificates surrendered in exchange shall be reduced and our interest in the portion of the Exchangeable Certificate received in such exchange shall be increased.  We confirm that no such exchange will be effected until we pay a fee to the Certificate Administrator in an amount equal to $5,000 (together with any other expenses related to such exchange (including fees charged by the Depository, if applicable)).

[[If Applicable] Our Depository participant number is [________].]

Capitalized terms used in this notice but not defined herein have the meanings assigned to them in the Pooling and Servicing Agreement.

Sincerely,

[_____________]

By:
Name:
Title:

[Medallion Stamp Guarantee]

Schedule I

EXHIBIT FF

FORM OF NOTICE REGARDING OUTSIDE
SERVICED TRUST LOAN

[Date]

[Other Trustee] [Address Line 1] [Address Line 2] Attn: [Contact Person]	[Other Certificate Administrator] [Address Line 1] [Address Line 2] Attn: [Contact Person]

[Other Master Servicer] [Address Line 1] [Address Line 2] Attn: [Contact Person]	[Other Special Servicer] [Address Line 1] [Address Line 2] Attn: [Contact Person]

[Other Operating Advisor] [Address Line 1] [Address Line 2] Attn: [Contact Person]

Re:	COMM 2013-CCRE12, Commercial Mortgage Pass Through Certificates

Ladies and Gentlemen:

Reference is hereby made to the Pooling and Servicing Agreement, dated as of November 1, 2013 (the “CCRE12 PSA”), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, U.S. Bank National Association, as Trustee, Wells Fargo Bank, National Association, as Certificate Administrator, Paying Agent and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the CCRE12 PSA.

The undersigned is the certificate administrator under the Pooling and Servicing Agreement, dated as of December 1, 2013 (the “GC17 PSA”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the “GC17 Master Servicer”), LNR Partners, LLC, as special servicer (the “GC17 Special Servicer”), Pentalpha Surveillance LLC, as operating advisor, Citibank, N.A., as certificate administrator (the “GC17 Certificate Administrator”), and U.S. Bank National Association, as trustee (the “GC17 Trustee”), pursuant to which the Citigroup Commercial Mortgage Trust 2013-GC17 (the “GC17 Trust”) was established and the Miracle Mile Shops Companion Loan evidenced by the Miracle Mile Shops Pari Passu Note A-3-2 was transferred to the GC17 Trust as of December 9, 2013 (the “Closing Date”).

The undersigned hereby notifies you that, as of the Closing Date:

1.           U.S. Bank National Association, as trustee under the GC17 PSA, is the holder of the Miracle Mile Shops Companion Loan evidenced by the Miracle Mile Shops Pari Passu Note A-3-2.

2.           You are directed to remit to Wells Fargo Bank, National Association, as master servicer under the GC17 PSA, all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to Wells Fargo Bank, National Association, as master servicer under the GC17 PSA, all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of the Miracle Mile Shops Companion Loan evidenced by the Miracle Mile Shops Pari Passu Note A-3-2, under the CCRE12 PSA, and the Intercreditor Agreement with respect to the Miracle Mile Shops Loan Combination. The wire instructions for Wells Fargo Bank, National Association, as master servicer under the GC17 PSA is as follows:

[INSERT WIRE INSTRUCTIONS OF MASTER SERVICER:]

__________________________________

__________________________________

3.           The contact information for the GC17 Trustee, the GC17 Certificate Administrator, the GC17 Master Servicer and the GC17 Special Servicer with respect to the Miracle Mile Shops Companion Loan evidenced by the Miracle Mile Shops Pari Passu Note A-3-2 are as follows:
GC17 Trustee:	U.S. Bank National Association 190 South LaSalle Street, 7th Floor Mail Code MK-IL-SL7C Chicago, Illinois 60603 Attention: CMBS Management - CGCMT 2013-GC17 fax number: (866) 807-8670
GC17 Certificate Administrator:	Citibank, N.A. 388 Greenwich Street, 14th Floor New York, New York 10013 Attention: Citibank Agency & Trust - CGCMT 2013-GC17 fax number: (212) 816-5527
GC17 Master Servicer:	Wells Fargo Bank, National Association Commercial Mortgage Servicing MAC D1086 550 South Tryon Street, 14th Floor Charlotte, North Carolina 28202

Attention: CGCMT 2013-GC17 Asset Manager fax number: (704) 715-0036
GC17 Special Servicer:

LNR Partners, LLC
1601 Washington Avenue, Suite 700
Miami Beach, Florida 33139
Attention: Thomas F. Nealon III, Esq., Carlos R.
Piñeiro, Esq. and Job Warshaw
fax number: (305) 695-5601
e-mail: tnealon@lnrproperty.com;
cpineiro@lnrproperty.com and
jwarshaw@lnrproperty.com

4.           Enclosed herewith is a copy of an executed version of the GC17 PSA.

Very truly yours,

By:
Name:
Title: